Registration No. 333-121883
As filed with the Securities and Exchange Commission on February 8, 2006.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 4 to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Medical Properties Trust, Inc.
(Exact name of registrant as specified in its governing instruments)
1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242
(205) 969-3755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Edward K. Aldag, Jr.
Chairman, President, Chief Executive Officer and Secretary
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242
(205) 969-3755
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:

Thomas O. Kolb Matthew S. Heiter Irene Graves Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Suite 1600 420 20th Street North Birmingham, Alabama 35203 (205) 328-0480
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-121883
PROSPECTUS
25,411,039 Shares of Common Stock
     This prospectus relates to 25,411,039 shares of common stock of Medical Properties Trust, Inc. that the selling stockholders named in this prospectus may offer for resale from time to time. The registration of these shares does not necessarily mean the selling stockholders will offer or sell all or any of these shares of common stock. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders, but will incur expenses in connection with the offering.
     The selling stockholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.
     Our common stock is listed on the New York Stock Exchange under the symbol “MPW.” The last reported sales price on February 6, 2006 was $9.66.
     See “Risk Factors” beginning on page 17 of this prospectus for the most significant risks relevant to an investment in our common stock, including, among others:

•	We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT and a public company and may therefore have difficulty in successfully and profitably operating our business.

•	We may be unable to acquire or develop the facilities we have under letter of commitment or contract or facilities we have identified as potential candidates for acquisition or development as quickly as we expect or at all, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

•	Our real estate investments are concentrated in net-leased healthcare facilities, making us more vulnerable economically than if our investments were more diversified across several industries or property types.

•	Our facilities and properties under development are currently leased to eight tenants, five of which were recently organized and have limited or no operating histories, and the failure of any of these tenants to meet its obligations to us, including payment of rent, payment of commitment and other fees and repayment of loans we have made or intend to make to them, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

•	Development and construction risks, including delays in construction, exceeding original estimates and failure to obtain financing, could adversely affect our ability to make distributions to our stockholders.

•	Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent or loan payments to us.

•	The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease or loan payments to us.

•	Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.

•	Our loans to Vibra could be recharacterized as equity, in which case our rental income from Vibra would not be qualifying income under the REIT rules and we could lose our REIT status.

•	Common stock eligible for future sale, including up to 25,411,039 shares of common stock that may be resold by our existing stockholders upon effectiveness of the resale registration statement of which this prospectus is a part, may result in increased selling which may have an adverse effect on our stock price.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 8, 2006.

SUMMARY
      The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors” and our financial statements and pro forma financial information and related notes appearing elsewhere in this prospectus, before making a decision to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to “MPT,” “the company,” “we,” “us” and “our” mean Medical Properties Trust, Inc., including our operating partnership, MPT Operating Partnership, L.P., its general partner and our wholly-owned limited liability company, Medical Properties Trust, LLC, as well as our other direct and indirect subsidiaries.
Our Company
      We are a self-advised real estate company that acquires, develops and leases healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. From time to time, we also make loans to our tenants and other parties. We were formed in August 2003 and completed a private placement of our common stock in April 2004 in which we raised net proceeds of approximately $233.5 million. In July 2005 we completed the initial public offering of our common stock in which we raised net proceeds of approximately $125.7 million, after deducting the underwriting discount and offering expenses. Our current portfolio consists of 14 facilities that are in operation and three facilities that are under development.
      We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women’s and children’s hospitals, skilled nursing facilities and ambulatory surgery centers as well as other specialized single-discipline and ancillary facilities. We believe that these types of facilities will capture an increasing share of expenditures for healthcare services. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician’s order for patient admission, distinguishes us as a unique investment alternative among real estate investment trusts, or REITs.
      We believe that the U.S. healthcare delivery system is becoming decentralized and is evolving away from the traditional “one stop,” large-scale acute care hospital. We believe that this change is the result of a number of trends, including increasing specialization and technological innovation within the healthcare industry and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the U.S., including, in particular, an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities. Given these trends and the size, scope and growth of this dynamic industry, we believe that there are significant opportunities to acquire and develop net-leased healthcare facilities at attractive, risk-adjusted returns.
      Our management team has extensive experience in acquiring, owning, developing, managing and leasing healthcare facilities; managing investments in healthcare facilities; acquiring healthcare companies; and managing real estate companies. Our management team also has substantial experience in healthcare operations and administration, which includes many years of service in executive positions for hospitals and other healthcare providers, as well as in physician practice management and hospital/physician relations. We believe that our management’s ability to combine traditional real estate investment expertise with an understanding of healthcare operations enables us to successfully implement our strategy.
      We have made an election to be taxed as a REIT under the Internal Revenue Code, or the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004.

      Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information on our website does not constitute a part of this prospectus.
Our Portfolio

Our Current Portfolio of Facilities
      Our current portfolio of facilities consists of 17 healthcare facilities, 14 of which are in operation and three of which are under development. Four rehabilitation hospitals and two long-term acute care hospitals that are in operation were acquired in 2004 and are leased to subsidiaries of Vibra Healthcare, LLC, or Vibra, formerly known as Highmark Healthcare, LLC, a recently formed specialty healthcare provider with operations in six states. We refer to these facilities in this prospectus as the Vibra Facilities. A seventh facility in operation, a community hospital which has an integrated medical office building, is leased to Desert Valley Hospital, Inc., or DVH. We refer to this facility in this prospectus as the Desert Valley Facility. Another facility in operation, a long-term acute care hospital facility, is leased to Gulf States Long Term Acute Care of Covington, L.L.C., or Gulf States of Covington. We refer to this facility in this prospectus as the Covington Facility. Our ninth facility in operation, a rehabilitation hospital, is leased to Northern California Rehabilitation Hospital, LLC, a Vibra subsidiary. We refer to this facility in this prospectus as the Redding Facility. Our tenth facility in operation, a long-term acute care hospital, is leased to Gulf States Long Term Acute Care of Denham Springs, L.L.C., or Gulf States of Denham Springs. We refer to this facility in this prospectus as the Denham Springs Facility. Our eleventh facility in operation, a community hospital, is leased to an affiliate of DVH, Veritas Health Services, Inc., or Veritas. We refer to this facility in this prospectus as the Chino Facility. Our twelfth facility in operation, a community hospital, is leased to another affiliate of DVH, Prime Healthcare Services II, LLC, or Prime II. We refer to this facility in this prospectus as the Sherman Oaks Facility. All of the leases for the hospitals described above have initial terms of 15 years.
      Our current portfolio of facilities also includes a community hospital, which we refer to in this prospectus as the West Houston Hospital, and an adjacent medical office building, which we refer to in this prospectus as the West Houston MOB, each of which we developed. We refer to the West Houston Hospital and the West Houston MOB together in this prospectus as the West Houston Facilities. The West Houston Facilities are leased to Stealth, L.P., or Stealth, a recently organized healthcare facility operator. The initial lease term for the West Houston Hospital began when construction commenced in July 2004 and will end in November 2020. The initial lease term for the West Houston MOB began when construction commenced in July 2004 and will end in October 2015.
      One facility under development is a women’s hospital with an integrated medical office building, which we refer to in this prospectus as the Bucks County Facility, and is leased to Bucks County Oncoplastic Institute, LLC, or BCO, a recently organized healthcare facility operator. The initial lease term for the Bucks County Facility will begin when construction commences and will end 15 years after completion of construction. We target completion of construction for the Bucks County Facility for August 2006. Our second facility under development is a community hospital, which we refer to in this prospectus as the Monroe Facility, and is leased to Monroe Hospital, LLC, or Monroe Hospital, a recently organized healthcare facility operator. The initial lease term for the Monroe Facility began when construction commenced in October 2005 and will end 15 years after completion of construction. We target completion of construction for the Monroe Facility for October 2006. With respect to our third facility under development, we have entered into a ground sublease with, and an agreement to provide a construction loan to, North Cypress Medical Center Operating Company, Ltd., or North Cypress, a recently-organized healthcare facility operator, for the development of a community hospital. The facility will be developed on property in which we currently have a ground lease interest. We refer to this facility in this prospectus as the North Cypress Facility. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, subject to certain limited conditions, we will purchase the facility for an amount equal to the cost of construction and lease the facility to the operator for a 15 year lease term. In the event we do not purchase the facility, the ground sublease will continue and the construction loan will become due. In that event, we expect to seek to convert the construction loan to a 15 year term loan secured by the facility. We anticipate the North Cypress Facility will be completed in December 2006. The leases for all of the facilities in our current portfolio provide for contractual base rent and an annual rent escalator. The leases for the Vibra Facilities and the Bucks County Facility also provide for “percentage rent,” which means that, in addition to base rent, we will receive periodic rent payments based on an agreed percentage of the tenant’s gross revenue.
      The following tables set forth information, as of the date of this prospectus, regarding our current portfolio of facilities:

										Gross
Operating Facilities						2005		2006		Purchase
					2004	Contractual		Contractual		Price or
			Number of		Annualized	Base		Base		Development		Lease
Location	Type	Tenant	Beds(1)		Base Rent	Rent(2)		Rent(2)		Cost(3)		Expiration

Houston, Texas	Community hospital	Stealth, L.P.	105	(4)	$—	$—	(5)	$4,749,005	(5)	$43,099,310	(6)	November 2020(7)

Bowling Green, Kentucky	Rehabilitation hospital	Vibra Healthcare, LLC(8)	60		3,916,695	4,294,990		4,790,113		38,211,658		July 2019

Marlton, New Jersey(9)	Rehabilitation (10) hospital	Vibra Healthcare, LLC(8)	76		3,401,791	3,730,354		4,160,390		32,267,622		July 2019

Victorville, California (11)	Community hospital/medical office building	Desert Valley Hospital, Inc.	83		—	2,341,005		2,856,000		28,000,000		February 2020

New Bedford, Massachusetts	Long-term acute care hospital	Vibra Healthcare, LLC(8)	90		2,262,979	2,426,320		2,767,624		22,077,847		August 2019

Chino, California	Community hospital	Veritas Health Services, Inc.	126		—	180,753		2,103,682		21,000,000		November 2020

Houston, Texas	Medical office building	Stealth, L.P.	n/a		—	503,130	(5)	2,049,415	(5)	20,855,119	(6)	October 2015 (7)

Redding, California(12)	Rehabilitation hospital	Vibra Healthcare, LLC(8)	88		—	950,250	(13)	1,913,949	(13)	20,750,000		June 2020

Sherman Oaks, California	Community hospital	Prime Healthcare Services II, LLC	153		—	—		2,100,000		20,000,000		December 2020

Fresno, California	Rehabilitation hospital	Vibra Healthcare, LLC(8)	62		1,914,829	2,099,773		2,341,835		18,681,255		July 2019

Covington, Louisiana	Long-term acute care hospital	Gulf States Long-Term Acute Care of Covington, L.L.C.	58		—	674,188		1,207,500		11,500,000		June 2020

Thornton, Colorado	Rehabilitation hospital	Vibra Healthcare, LLC(8)	117		870,377	933,200		1,064,471		8,491,481		August 2019

Kentfield, California	Long-term acute care hospital	Vibra Healthcare, LLC(8)	60		783,339	858,998		958,024		7,642,332		July 2019

Denham Springs, Louisiana	Long-term acute care hospital	Gulf States Long Term Acute Care of Denham Springs, L.L.C.	59		—	105,000		645,750		6,000,000		October 2020

Total	—	—	1,137		$13,150,010	$19,097,961		$33,707,758		$298,576,624		—

(1)	Based on the number of licensed beds.

(2)	Based on leases in place as of the date of this prospectus.

(3)	Includes acquisition costs.

(4)	Seventy-one of the 105 beds will be acute care beds operated by Stealth, L.P. and the remaining 34 beds will be long-term acute care beds operated by Triumph Southwest, L.P.

(5)	Based on leases in place as of the date of this prospectus and estimated total development costs. Does not include rents that accrued during the construction period and are payable over the remaining lease term following the completion of construction.

(6)	Estimated total development costs.

(7)	At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the facility from us at a purchase price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.

(8)	The tenant in each case is a separate, wholly-owned subsidiary of Vibra Healthcare, LLC.

(9)	Our interest in this facility is held through a ground lease on the property. The purchase price shown for this facility does not include our payment obligations under the ground lease, the present value of which we have calculated to be $920,579. The calculation of the base rent to be received from Vibra for this facility takes into account the present value of the ground lease payments.

(10)	Thirty of the 76 beds are pediatric rehabilitation beds operated by HBA Management, Inc.

(11)	At any time after February 28, 2007, the tenant has the option to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us.

(12)	Our interest in this facility is held in part through a ground lease on the property. During the term of the ground lease, the tenant will pay the ground lease rent directly to the ground lessor or, at our request, directly to us.

(13)	Of the $20,750,000 million purchase price for this facility, payment of $2.0 million is being deferred pending completion, to our satisfaction, of a conversion of certain beds at the facility to long-term acute care beds and an additional $750,000 of the purchase price is being deferred and will be paid out of a special reserve account to cover the cost of renovations. The 2005 contractual base rent and the 2006 contractual base rent are calculated based on a purchase price of $18.0 million.
Facilities Under
Development

				2004		2005		2006		Projected
			Number of	Annualized		Contractual		Contractual		Development	Lease
Location	Type	Tenant	Beds(1)	Base Rent		Base Rent		Base Rent		Cost(2)	Expiration

Houston, Texas	Community hospital	North Cypress Medical Center Operating Company, Ltd.	64	$—		$—	(3)	$—	(3)	$64,028,000	—	(4)

Bensalem, Pennsylvania	Women’s hospital/medical office building (5)	Bucks County Oncoplastic Institute, LLC	30	—		—	(6)	1,627,820	(6)	38,000,000	August 2021(7)

Bloomington, Indiana	Community Hospital(8)	Monroe Hospital LLC	32	—	(9)	—	(9)	954,063		35,500,000	October 2021 (10)

Total	—	—	126	$—		$—		$2,581,883		$137,528,000	—

(1)	Based on the number of proposed beds.

(2)	Includes acquisition costs.

(3)	During construction of the North Cypress Facility, interest will accrue on the construction loan at a rate of 10.5%. The interest accruing during the construction period will be added to the principal balance of the construction loan. In addition, during the term of the ground sublease, North Cypress will pay us monthly ground sublease rent in an annual amount equal to our ground lease rent plus 10.5% of funds advanced by us under the construction loan.

(4)	Expected to be completed in December 2006. If we purchase the facility upon completion of construction, we will lease it back to North Cypress for an initial term of 15 years.

(5)	Expected to be completed in October 2006.

(6)	Based on the lease in place as of the date of this prospectus, estimated total development costs and estimated date of completion. Assumes completion of construction in October 2006.

(7)	Following completion, the lease term will extend for a period of 15 years.

(8)	Expected to be completed in October 2006.

(9)	Based on the lease in place as of the date of this prospectus, estimated total development costs and estimated date of completion. Assumes completion of construction in October 2006.

(10)	Following completion, the lease term will extend for a period of 15 years.

Our Current Loans and Fees Receivable
      On December 23, 2005, we made a $40.0 million mortgage loan to Alliance Hospital, Ltd., or Alliance, an unrelated third party. We refer to this mortgage loan in this prospectus as the Alliance Loan. The Alliance Loan is secured by a community hospital facility located in Odessa, Texas, which is approximately 20 miles from Midland, Texas. The facility is licensed for 78 beds, 28 of which are operated by HEALTHSOUTH Rehabilitation Hospital of Odessa, Inc. The Alliance Loan has a term of 15 years and is payable interest only during the term of the loan, with the full principal amount due at the end of the 15 year term. The aggregate annual base interest is set at an initial annual rate of ten percent. Beginning on January 1, 2007 and on each January 1 thereafter, Alliance will be required to pay additional interest equal to the greater of (i) 3.5% or (ii) the rate of the CPI increase for the prior year multiplied by the previous year’s annualized base interest. As security for Alliance’s obligations under the mortgage loan, all principal, base interest and additional interest on the first $30.0 million of the loan amount is guaranteed on a pro rata basis by the shareholders of SRI-SAI Enterprises, Inc., the general partner of Alliance, until such time as Alliance meets certain financial conditions. Additionally, we have received a first mortgage on the facility and a first or second priority security interest in all of Alliance’s personal property other than accounts receivable, along with other security. The Alliance Loan is cross-defaulted with all other agreements between us or our affiliates, on one hand, and Alliance or its affiliates on the other hand. The Alliance Loan also contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of loan. As consideration for entering into this arrangement, Alliance paid us a commitment fee equal to one half of one percent of the loan amount on the closing date.
      At the time we acquired the Vibra Facilities, we made a secured acquisition loan to Vibra, the parent entity of our current tenants in those facilities, to enable Vibra to acquire the healthcare operations at these locations. The principal balance of this loan is approximately $41.4 million and is to be repaid over 15 years. Payment of the acquisition loan is secured by pledges of membership interests in Vibra and its subsidiaries. In addition, we have obtained guaranty agreements from Brad E. Hollinger, the principal owner of Vibra, Vibra Management, LLC and Senior Real Estate Holdings, LLC, D/B/A The Hollinger Group, or The Hollinger Group, that obligate them to make loan payments in the event that Vibra fails to do so. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the loan obligations. Mr. Hollinger’s guaranty is limited to $5.0 million, and Vibra Management, LLC and The Hollinger Group do not have substantial assets. Vibra pays interest on this loan at an annual rate of 10.25% with interest only for the first three years and the principal balance amortizes over the remaining 12 year period. The acquisition loan may be prepaid at any time without penalty. In connection with the Vibra transactions, Vibra agreed to pay us commitment fees of approximately $1.5 million. We also made secured loans totaling approximately $6.2 million to Vibra and its subsidiaries for working capital purposes. The commitment fees were paid, and the working capital loans were repaid, on February 9, 2005.
      On June 9, 2005, in connection with our acquisition of the Denham Springs Facility, we made a loan of $6.0 million to Denham Springs Healthcare Properties, L.L.C., $500,000 of which was held in escrow pending the resolution of certain environmental issues related to the facility. The loan accrued interest at a rate of 10.5% per year, adjusted each January 1 by an amount equal to the greater of (i) 2.5% or (ii) the percentage by which the CPI increases from November to November, provided that the increase in CPI for 2005 was to be prorated. The loan was to be repaid over 15 years with interest only during the 15 years and a balloon payment due and payable at the expiration of the 15 years. On October 31, 2005, upon favorable resolution of the environmental issues related to the facility, we purchased the facility for a purchase price of $6.0 million, which was paid by delivering the note evidencing the loan and releasing to Denham Springs Healthcare Properties. L.L.C. the remaining balance of all funds escrowed under the loan.
      In connection with the development of the West Houston Facilities, Stealth has agreed to pay us a commitment fee of approximately $932,125, to be paid over 15 years beginning in November 2005. The commitment fee is based on a percentage of total development costs and may be adjusted upon determination of actual development costs. We have agreed to make a working capital loan to Stealth of up to $1.62 million, to be repaid over 15 years. Stealth has borrowed $1.3 million under this loan as of the date of this prospectus. The promissory notes evidencing the loan and commitment fee provide for interest at an annual rate of 10.75% and are unsecured, but the promissory notes are cross-defaulted with our related facility leases with Stealth. Stealth is obligated to pay us a project inspection fee for construction coordination services of $100,000 in the case of the West Houston Hospital and $50,000 in the case of the adjacent West Houston MOB. These fees are to be paid, with interest at the rate of 10.75% per year, over a 15 year period beginning in November 2005. The obligation to pay these fees is evidenced by promissory notes and is unsecured, but the promissory notes are cross-defaulted with our related facility leases with Stealth. Any of the fees or the working capital loan may be prepaid at any time without penalty, except that a minimum prepayment of $500,000 is required for the working capital loan.
      In connection with our development of the Bucks County Facility, BCO has agreed to pay us a commitment fee of $345,000. The commitment fee is to be paid interest only beginning with the first calendar month following the completion of construction, with a balloon payment 15 years later. BCO is also obligated to pay us a $75,000 construction inspection fee, which will be paid interest only beginning with the first calendar month following the completion of construction, with a balloon payment 15 years later. Interest on these fees is set at 10.75% per annum. We also loaned BCO approximately $4.0 million, the loan proceeds of which we hold in a separate account as security for repayment of the loan and BCO’s obligations under the lease. This loan is to be repaid no later than the date BCO receives a certificate of occupancy for the Bucks County Facility, and bears interest at the rate of 20% per annum, which interest is due monthly. The obligation to pay these fees is unsecured and the obligation to repay the loan is secured by the loan proceeds which we hold in a separate account. The promissory notes evidencing the fees and the loan are cross defaulted with our lease with BCO. These fees and loans may be prepaid at any time without penalty.
      In connection with our development of the Monroe Facility, Monroe Hospital has agreed to pay us a commitment fee of $177,500. The commitment fee is to be paid interest only beginning with the first calendar month following the completion of construction, with a balloon payment 15 years later. Monroe Hospital is also obligated to pay us a $55,000 inspection fee, which will be paid interest only beginning with the first calendar month following the completion of construction, with a balloon payment 15 years later. Interest on these fees is set at 10.50% per annum. The obligation to pay these fees is unsecured, but the promissory notes evidencing the fees are cross defaulted for our lease with Monroe Hospital.

Our Pending Acquisition
      We intend to expand our portfolio by acquiring an additional net-leased healthcare facility that we have under letter of commitment and consider to be a probable acquisition as of the date of this prospectus, which we refer to in this prospectus as our Pending Acquisition Facility. Under the terms of the letter of commitment relating to this facility, we expect the lease for this facility to provide for contractual base rent and an annual rent escalator. Letters of commitment constitute agreements of the parties to consummate the acquisition transactions and enter into leases on the terms set forth in the letters of commitment subject to the satisfaction of certain conditions, including the execution of mutually-acceptable definitive agreements. The following table contains information regarding our Pending Acquisition Facility:

Operating Facility

				Year One
			Number of	Contractual		Loan	Lease
Location	Type	Tenant	Beds(1)	Interest		Amount	Expiration

Hammond, Louisiana*(2)	Long-term acute care hospital	Hammond Rehabilitation Hospital, LLC	40	$840,000	(3)	$8,000,000	June 2021

*	Under letter of commitment.

(1)	Based on the number of licensed beds.

(2)	On April 1, 2005, we entered into a letter of commitment with Hammond Healthcare Properties, LLC, or Hammond Properties, and Hammond Rehabilitation Hospital, LLC, or Hammond Hospital, pursuant to which we have agreed to lend Hammond Properties $8.0 million and have agreed to a put-call option pursuant to which, during the 90 day period commencing on the first anniversary of the date of the loan closing, we expect to purchase from Hammond Properties a long-term acute care hospital located in Hammond, Louisiana for a purchase price between $10.3 million and $11.0 million. If we purchase the facility, we will lease it back to Hammond Hospital for an initial term of 15 years. The lease would be a net lease and would provide for contractual base rent and, beginning January 1, 2007, an annual rent escalator.

(3)	Based on one year contractual interest at the rate of 10.5% per year on the $8.0 million mortgage loan to Hammond Properties. We expect to exercise our option to purchase the Hammond Facility in 2006. For the one year period following our purchase of the facility, contractual base rent would equal $1,079,925, based on 10.5% of an estimated purchase price of $10,285,000.

Our Acquisition and Development Pipeline
      We have also identified a number of opportunities to acquire or develop additional healthcare facilities. In some cases, we are actively negotiating agreements or letters of intent with the owners or prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner or prospective tenant. We cannot assure you that we will complete any of these potential acquisitions or developments.

Our Debt
      We employ leverage in our capital structure in amounts we determine from time to time. At present, we intend to limit our debt to approximately 50-60% of the aggregate cost of our facilities, although we may exceed those levels from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.
      In October 2005, we entered into a credit agreement with Merrill Lynch Capital which replaced the loan agreement dated December 31, 2004 between us and Merrill Lynch Capital. The credit agreement provides for secured revolving loans of up to $100.0 million in aggregate principal amount. The principal amount may be increased to $175.0 million at our request. The amounts borrowed are secured by mortgages on real property owned by certain of our subsidiaries and are guaranteed by us. The facilities that we use to secure the amounts under the credit agreement make up the “borrowing base.” The borrowing base, and therefore borrowings, are limited based on (i) the appraised value of the borrowing base and (ii) rent income from and financial performance of the operator lessees of the borrowing base. Interest on borrowings under the credit agreement will accrue monthly at one month LIBOR (4.44% at January 9, 2006), plus a spread which increases as amounts borrowed increase as a percentage of the borrowing base. We must also pay certain fees based on the amount borrowed in any monthly period. The credit agreement expires in October 2009, and may be extended by us for one additional year upon payment of a fee. The credit agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.
      We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million to fund construction costs for the West Houston Facilities. Each construction loan has a term of up to 18 months and an option on our part to convert the loan to a 30-month term loan upon completion of construction of the West Houston Facility securing that loan. Construction of the West Houston MOB was completed in October 2005, and construction of the West Houston Hospital was completed in November 2005. We have not yet exercised the option to convert the construction loans to term loans. The loans are secured by mortgages on the West Houston Facilities, as well as assignments of rents and leases on those facilities, and require us to comply with certain financial covenants. The loans bear interest at one month LIBOR plus 225 basis points during the construction period and one month LIBOR plus 250 basis points thereafter. The Colonial Bank loans are cross-defaulted. As of the date of this prospectus, there is $35.5 million outstanding under the Colonial Bank loans.
Competitive Strengths
      We believe that the following competitive strengths will enable us to execute our business strategy successfully:

•	Experienced Management Team. Our management team’s experience enables us to offer innovative acquisition and net-lease structures that we believe will appeal to a variety of healthcare operators. We believe that our management’s depth of experience in both traditional real estate investment and healthcare operations positions us favorably to take advantage of the available opportunities in the healthcare real estate market.

•	Comprehensive Underwriting Process. Our underwriting process focuses on both real estate investment and healthcare operations. Our acquisition and development selection process includes a comprehensive analysis of a targeted healthcare facility’s profitability, cash flow, occupancy and patient and payor mix, financial trends in revenues and expenses, barriers to competition, the need in the market for the type of healthcare services provided by the facility, the strength of the location and the underlying value of the facility, as well as the financial strength and experience of the tenant and the tenant’s management team. Through our detailed underwriting of healthcare acquisitions, which includes an analysis of both the underlying real estate and ongoing or expected healthcare operations at the property, we expect to deliver attractive risk-adjusted returns to our stockholders.

•	Active Asset Management. We actively monitor the operating results of our tenants by reviewing periodic financial reporting and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis. Integral to our asset management philosophy is our desire to build long-term relationships with our tenants and, accordingly, we have developed a partnering approach which we believe results in the tenant viewing us as a member of its team.

•	Favorable Lease Terms. We lease our facilities to healthcare operators pursuant to long-term net-lease agreements. A net-lease requires the tenant to bear most of the costs associated with the property, including property taxes, utilities, insurance and maintenance. Our current net-leases are for terms of at least 10 years, provide for annual base rental increases and, in the case of the Vibra Facilities and the Bucks County Facility, percentage rent. Similarly, we anticipate that our future leases will generally provide for base rent with annual escalators, tenant payment of operating costs and, when feasible and in compliance with applicable healthcare laws and regulations, percentage rent.

•	Diversified Portfolio Strategy. We focus on a portfolio of several different types of healthcare facilities in a variety of geographic regions. We also intend to diversify our tenant base as we acquire and develop additional healthcare facilities.

•	Access to Investment Opportunities. We believe our network of relationships in both the real estate and healthcare industries provides us access to a large volume of potential acquisition and development opportunities. The net proceeds of our initial public offering will enhance our ability to capitalize on these and other investment opportunities.

•	Local Physician Investment. When feasible and in compliance with applicable healthcare laws and regulations, we expect to offer physicians an opportunity to invest in the facilities that we own, thereby strengthening our relationship with the local physician community.
Summary Risk Factors
      You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 17 prior to deciding whether to invest in our common stock. Some of these risks include:

•	We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT and a public company and may therefore have difficulty in successfully and profitably operating our business.

•	We may be unable to acquire the Pending Acquisition Facility or facilities we have identified as potential candidates for acquisition or development as quickly as we expect or at all, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

•	We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the net-leased facilities we have acquired and are developing or those that we expect to acquire and develop without unanticipated disruption or expense.

•	Our real estate investments will be concentrated in net-leased healthcare facilities, making us more vulnerable economically than if our investments were more diversified across several industries or property types.

•	Failure by our tenants or other parties to whom we make loans to repay loans currently outstanding or loans we are obligated to make, or to pay us commitment and other fees that they are obligated to pay, in an aggregate amount of approximately $152.7 million, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

•	Our facilities and properties under development are currently leased to only eight tenants, five of which were recently organized and have limited or no operating histories, and the failure of any of these tenants to meet its obligations to us, including payment of rent, payment of commitment and other fees and repayment of loans we have made or intend to make to them, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

•	Development and construction risks, including delays in construction, exceeding original estimates and failure to obtain financing, could adversely affect our ability to make distributions to our stockholders.

•	Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent or loan payments to us.

•	The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease or loan payments to us.

•	Our use of debt financing will subject us to significant risks, including foreclosure and refinancing risks and the risk that debt service obligations will reduce the amount of cash available for distribution to our stockholders. We have entered into loan agreements pursuant to which we may borrow up to $143.4 million, approximately $100.5 million of which was outstanding as of the date of this prospectus. Our charter and other organizational documents do not limit the amount of debt we may incur.

•	Provisions of Maryland law, our charter and our bylaws may prevent or deter changes in management and third-party acquisition proposals that you may believe to be in our best interest, depress our stock price or cause dilution.

•	We depend on key personnel, the loss of any one of whom could threaten our ability to operate our business successfully.

•	Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.

•	Our loans to Vibra could be recharacterized as equity, in which case our rental income from Vibra would not be qualifying income under the REIT rules and we could lose our REIT status.

•	Common stock eligible for future sale, including up to 25,411,039 shares that may be resold by our existing stockholders upon effectiveness of the resale registration statement of which this prospectus is a part, may result in increased selling which may have an adverse effect on our stock price.
Market Opportunity
      According to the United States Department of Commerce, Bureau of Economic Analysis, healthcare is one of the largest industries in the U.S., and was responsible for approximately 15.3% of U.S. gross domestic product in 2003. Healthcare spending has consistently grown at rates greater than overall spending growth and inflation. We expect this trend to continue. According to the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, or CMS, healthcare expenditures are projected to increase by more than 7% in 2004 and 2005 to $1.8 trillion and $1.9 trillion, respectively, and are expected to reach $3.1 trillion by 2012.
      To satisfy this growing demand for healthcare services, a significant amount of new construction of healthcare facilities has been undertaken, and we expect significant construction of additional healthcare facilities in the future. In 2003 alone, $24.5 billion was spent on the construction of healthcare facilities, according to CMS. This represented more than a 9% increase over the $22.4 billion in healthcare construction spending for 2002. We believe that a significant part of this healthcare construction spending was for the types of facilities that we target.
Our Target Facilities
      The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring, developing and net leasing to healthcare operators facilities that are designed to address what we view as the latest trends in healthcare delivery methods. These facilities include:

•	Rehabilitation Hospitals: Rehabilitation hospitals provide inpatient and outpatient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes, and complex neurological, orthopedic, and other conditions. In addition to Medicare certified rehabilitation beds, rehabilitation hospitals may also operate Medicare certified skilled nursing, psychiatric, long-term or acute care beds. These hospitals are often the best medical alternative to traditional acute care hospitals where under the Medicare prospective payment system there is pressure to discharge patients after relatively short stays.

•	Long-term Acute Care Hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for an acute care hospital.

•	Regional and Community Hospitals: We define regional and community hospitals as general medical/surgical hospitals whose practicing physicians generally serve a market specific area, whether urban, suburban or rural. We intend to limit our ownership of these facilities to those with market, ownership, competitive or technological characteristics that provide barriers to entry for potential competitors.

•	Women’s and Children’s Hospitals: These hospitals serve the specialized areas of obstetrics and gynecology, other women’s healthcare needs, neonatology and pediatrics. We anticipate substantial development of facilities designed to meet the needs of women and children and their physicians as a result of the decentralization and specialization trends described above.

•	Ambulatory Surgery Centers: Ambulatory surgery centers are freestanding facilities designed to allow patients to have outpatient surgery, spend a short time recovering at the center, then return home to complete their recoveries. Ambulatory surgery centers offer a lower cost alternative to general hospitals for many surgical procedures in an environment that is more convenient for both patients and physicians. Outpatient procedures commonly performed include those related to gastrointestinal, general surgery, plastic surgery, ear, nose and throat/audiology, as well as orthopedics and sports medicine.

•	Other Single-Discipline Facilities: The decentralization and specialization trends in the healthcare industry are also creating demands and opportunities for physicians to practice in hospital facilities in which the design, layout and medical equipment are specifically developed, and healthcare professional staff are educated, for medical specialties. These facilities include heart hospitals, ophthalmology centers, orthopedic hospitals and cancer centers.

•	Medical Office Buildings: Medical office buildings are office and clinic facilities occupied and used by physicians and other healthcare providers in the provision of healthcare services to their patients. The medical office buildings that we target generally are or will be master-leased and adjacent to or integrated with our other targeted healthcare facilities.

•	Skilled Nursing Facilities. Skilled nursing facilities are healthcare facilities that generally provide more comprehensive services than assisted living or residential care homes. They are primarily engaged in providing skilled nursing care for patients who require medical or nursing care or rehabilitation services. Typically these services involve managing complex and serious medical problems such as wound care, coma care or intravenous therapy. They offer both short and long-term care options for patients with serious illnesses and medical conditions. Skilled nursing facilities also provide rehabilitation services that are typically utilized on a short-term basis after hospitalization for injury or illness.
Our Formation Transactions
      The following is a summary of our formation transactions:

•	We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration and the membership interests of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed for nominal value and they now collectively hold 1,047,088 shares of our common stock.

•	Our operating partnership, MPT Operating Partnership, L.P., was formed in September 2003. Our wholly-owned subsidiary, Medical Properties Trust, LLC, is the sole general partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership.

•	MPT Development Services, Inc., a Delaware corporation that we formed in January 2004, operates as our wholly-owned taxable REIT subsidiary.

•	In April 2004 we completed a private placement of 25,300,000 shares of common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc., which served as a lead underwriter in our initial public offering, acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million.

•	On July 13, 2005, we completed an initial public offering of 12,066,823 shares of common stock, priced at $10.50 per share. Of these shares of common stock, 701,823 shares were sold by selling stockholders and 11,365,000 shares were sold by us. Friedman, Billings, Ramsey & Co., Inc. served as the sole book-running manager and J.P. Morgan Securities Inc. served as co-lead manager for the offering. Wachovia Capital Markets, LLC and Stifel, Nicolaus & Company, Incorporated served as co-managers for the offering. The underwriters exercised an option to purchase an additional 1,810,023 shares of common stock to cover over-allotments on August 5, 2005. We raised net proceeds of approximately $125.7 million pursuant to the offering, after deducting the underwriting discount and offering expenses.

•	The net proceeds of our private placement and initial public offering, together with borrowed funds, have been or will be used to acquire our current portfolio of 17 facilities. Thus far, we have spent approximately $234.6 million for the 12 existing facilities that we acquired, and funded approximately $56.0 million of a projected total of $63.1 million of development costs for the West Houston Facilities, approximately $9.6 million of a projected total of $38.0 million of development costs for the Bucks County Facility, approximately $11.1 million of a projected total of $35.5 million of development costs for the Monroe Facility and approximately $18.7 million pursuant to the North Cypress construction loan. In addition, we have loaned approximately $47.6 million to Vibra to acquire the operations at the Vibra Facilities and for working capital purposes, $6.2 million of which has been repaid.

Our Structure
      We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our facilities are owned by our operating partnership, MPT Operating Partnership, L.P., and limited partnerships, limited liability companies or other subsidiaries of our operating partnership. Through our wholly-owned limited liability company, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership and we presently own all of the limited partnership units of our operating partnership. In the future, we may issue limited partnership units to third parties from time to time in connection with facility acquisitions or developments. In addition, we may sell equity interests in subsidiaries of our operating partnership in connection with facility acquisitions or developments.
      MPT Development Services, Inc., our taxable REIT subsidiary, is authorized to engage in development, management, lending, including but not limited to acquisition and working capital loans to our tenants, and other activities that we are unable to engage in directly under applicable REIT tax rules. The following chart illustrates our structure upon completion of our initial public offering:

(1)	We own and in the future expect to own interests in our facilities through wholly owned or majority owned subsidiaries of our operating partnership, MPT Operating Partnership, L.P. Our operating partnership is a limited partner of MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., which own, respectively, the West Houston MOB and the West Houston Hospital. MPT West Houston MOB, LLC and MPT West Houston Hospital, LLC, both of which are wholly-owned by our operating partnership, are, respectively, the general partners of these entities. Physicians and others associated with our tenant or subtenants of the West Houston MOB own approximately 24% of the aggregate equity interests in MPT West Houston MOB, L.P. Stealth, the tenant of the West Houston Hospital, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P.

Registration Rights Agreement and Resale Blackout Periods
      In connection with a registration rights agreement we entered into in April 2004 with the purchasers of common stock in our April 2004 private placement, we agreed to file the registration statement of which this prospectus is a part. We will be permitted to suspend the use, from time to time, of this prospectus (and therefore suspend sales of common stock under this prospectus), for periods referred to as “blackout periods,” if a majority of the independent members of our board of directors determines in good faith that it is in our best interests to suspend the use and we provide selling stockholders written notice of the suspension. The cumulative blackout periods in any rolling 12-month period may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any rolling 90-day period.
Restrictions on Ownership of Our Common Stock
      The Code imposes limitations on the concentration of ownership of REIT shares. Our charter generally prohibits any stockholder from actually or constructively owning more than 9.8% of our outstanding shares of common stock. The ownership limitation in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code. Our board may, in its sole discretion, waive this ownership limitation with respect to particular stockholders if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT.
Distribution Policy
      We intend to distribute to our stockholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our REIT income and to qualify for the tax benefits afforded to REITs under the Code. The actual amount and timing of distributions, if any, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors discussed in the section “Distribution Policy.”
      The table below is a summary of our distributions.

			Distribution per Share
Declaration Date	Record Date	Date of Distribution	of Common Stock

November 18, 2005	December 15, 2005	January 19, 2006	$0.18
August 18, 2005	September 15, 2005	September 29, 2005	$0.17
May 19, 2005	June 20, 2005	July 14, 2005	$0.16
March 4, 2005	March 16, 2005	April 15, 2005	$0.11
November 11, 2004	December 16, 2004	January 11, 2005	$0.11
September 2, 2004	September 16, 2004	October 11, 2004	$0.10
      The two distributions declared in 2004, aggregating $0.21 per share, were comprised of approximately $0.13 per share in ordinary income and $0.08 per share in return of capital. For federal income tax purposes, our distributions were limited in 2004 to our tax basis earnings and profits of $0.13 per share. Accordingly, for tax purposes, $0.08 per share of the distributions we paid in January 2005 will be treated as a 2005 distribution; the tax character of this amount, along with that of the April 15, 2005, July 14, 2005 and September 29, 2005 distributions, will be determined subsequent to determination of our 2005 taxable income.
Tax Status
      As long as we maintain our REIT status, we will generally not incur federal income tax on our income to the extent that we distribute this income to our stockholders. However, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to stockholders. Moreover, our taxable REIT subsidiary will be subject to federal and state income taxation on its taxable income.

Summary Financial Information
      You should read the following pro forma and historical information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma consolidated financial statements and related notes thereto included elsewhere in this prospectus.
      The following table sets forth our summary financial and operating data on an historical and pro forma basis. Our summary historical balance sheet information as of December 31, 2004, and the historical statement of operations and other data for the year ended December 31, 2004, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical balance sheet information as of September 30, 2005 and the historical statement of operations and other data for the nine months ended September 30, 2005 have been derived from our unaudited historical balance sheet as of September 30, 2005 and from our unaudited statement of operations for the nine months ended September 30, 2005 included elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the U.S.
      The unaudited pro forma consolidated balance sheet data as of September 30, 2005 are presented as if completion of our probable acquisition had occurred on September 30, 2005.
      The unaudited pro forma consolidated statement of operations and other data for the nine months ended September 30, 2005 are presented as if acquisition of the Desert Valley Facility, the Covington Facility, the Chino Facility, the Denham Springs Facility and the Redding Facility along with the completion of our probable acquisitions had occurred on January 1, 2005, and our December 31, 2004 unaudited pro forma consolidated statement of operations are presented as if our acquisition of the current portfolio of facilities (the six Vibra Facilities, the Desert Valley Facility, the Covington Facility, the Chino Facility, the Denham Springs Facility and the Redding Facility), our making of the Vibra loans and completion of our probable acquisitions had occurred on January 1, 2004. The pro forma information does not give effect to any of our facilities under development or probable development transactions. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	For the Nine Months Ended		For the Year Ended
	September 30, 2005		December 31, 2004

	Pro Forma	Historical	Pro Forma	Historical

Operating information:
Revenues
Rent income	$26,273,517	$18,364,389	$32,808,106	$8,611,344
Interest income from loans	6,368,607	3,562,857	9,037,049	2,282,115

Total revenues	32,642,124	21,927,246	41,845,155	10,893,459
Operating expenses
Depreciation and amortization	4,645,242	2,986,790	6,193,653	1,478,470
General and administrative	5,595,416	5,595,416	5,057,284	5,057,284
Total operating expenses	10,357,499	8,699,047	12,023,286	7,214,601
Operating income	22,284,625	13,228,199	29,821,869	3,678,858
Net other income (expense)	(2,132,363)	(32,363)	(1,902,509)	897,491
Net income	20,152,262	13,195,836	27,919,360	4,576,349
Net income per share, basic	0.67	0.44	1.45	0.24
Net income per share, diluted	0.67	0.44	1.45	0.24
Weighted average shares outstanding — basic	29,975,971	29,975,971	19,310,833	19,310,833
Weighted average shares outstanding — diluted	29,999,381	29,999,381	19,312,634	19,312,634

			As of
	As of September 30, 2005		December 31, 2004

	Pro Forma	Historical	Historical

Balance Sheet information:
Gross investment in real estate assets	$328,342,475	$266,106,299	$151,690,293
Net investment in real estate	323,877,215	261,641,039	150,211,823
Construction in progress	78,435,280	78,484,104	24,318,098
Cash and cash equivalents	36,896,094	100,826,702	97,543,677
Loans receivable	86,895,611	52,895,611	50,224,069	(1)
Total assets	463,898,155	431,592,587	306,506,063
Total debt	80,366,667	40,366,667	56,000,000
Total liabilities	111,633,245	72,133,245	73,777,619
Total stockholders’ equity	350,127,410	357,321,842	231,728,444
Total liabilities and stockholders’ equity	463,898,155	431,592,587	306,506,063

	For the Nine Months Ended		For the Year Ended
	September 30, 2005		December 31, 2004

	Pro Forma	Historical	Pro Forma	Historical

Other information:
Funds from operations(2)	$24,797,504	$16,182,626	$34,113,013	$6,054,819
Cash Flows:
Provided by operating activities		16,094,005		9,918,898
Used for investing activities		(107,692,381)		(195,600,642)
Provided by financing activities		94,881,401		283,125,421

(1)	Includes $1.5 million in commitment fees payable to us by Vibra.

(2)	Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

The following table presents a reconciliation of FFO to net income for the nine months ended September 30, 2005 and for the year ended December 31, 2004 on an actual and pro forma basis.

	For the Nine Months		For the Year Ended
	Ended September 30, 2005		December 31, 2004

	2005	2004	2005	2004

Funds from operations:
Net income	$20,152,262	$13,195,836	$27,919,360	$4,576,349
Depreciation and amortization	4,645,242	2,986,790	6,193,653	1,478,470

Funds from operations — FFO	$24,797,504	$16,182,626	$34,113,013	$6,054,819

RISK FACTORS
      An investment in our common stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described below and the other information contained in this prospectus. If any of the risks discussed in this prospectus actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our common stock could decline and you may lose all or part of your investment.
Risks Relating to Our Business and Growth Strategy
We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT and a public company and may therefore have difficulty in successfully and profitably operating our business.
      We have only recently been organized and have a limited operating history. We are subject to the risks generally associated with the formation of any new business, including unproven business models, untested plans, uncertain market acceptance and competition with established businesses. Our management has limited experience in operating a REIT and a public company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.
We may not be successful in deploying the net proceeds of our initial public offering for their intended uses as quickly as we intend or at all, which could harm our cash flow and ability to make distributions to our stockholders.
      Upon completion of our initial public offering, we experienced a capital infusion from the net offering proceeds, which we have used or intend to use to develop additional net-leased facilities and to make a loan to an affiliate of one of our prospective tenants. If we are unable to use the net proceeds in this manner, we will have no specific designated use for a substantial portion of the net proceeds from our initial public offering. In that case, or in the event we allocate a portion of the net proceeds to other uses during the pendency of the developments, you would be unable to evaluate the manner in which we invest the net proceeds or the economic merits of the assets acquired with the proceeds. We may not be able to invest this capital on acceptable terms or timeframes, or at all, which may harm our cash flow and ability to make distributions to our stockholders.
We may be unable to acquire or develop the Pending Acquisition Facility, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.
      Our future success depends in large part on our ability to continue to grow our business through the acquisition or development of additional facilities. We cannot assure you that we will acquire or develop the Pending Acquisition Facility on the terms described, or at all, because the transaction is subject to a variety of conditions, including execution of mutually-acceptable definitive agreements, our satisfactory completion of due diligence, receipt of appraisals and other third-party reports, receipt of government and third-party approvals and consents, approval by our board of directors and other customary closing conditions. We have incurred losses of approximately $600,000 in connection with acquisitions that we were unable to complete, consisting primarily of legal fees, costs of third-party reports and travel expenses. If we are unsuccessful in completing the acquisition or development of additional facilities in the future, we will incur similar costs without achieving corresponding revenues, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.
We may not consummate the transactions contemplated by our other arrangements, which could adversely affect our ability to make distributions to our stockholders.
      We have entered into letter agreements with DVH to fund a $20.0 million expansion of the Desert Valley Facility and with DSI to fund $50.0 million of acquisitions and development facilities. Our funding of the expansion of the Desert Valley Facility is subject to receipt of a development agreement from DVH which we may not receive until February 28, 2006. DVH is not obligated to present us with a development agreement, and, if it does not, we have no obligation to provide funding to DVH for the expansion. If we enter into a development agreement, we may not begin construction on the expansion for several months after that time and the expansion could take up to approximately one year to complete. Any acquisition or development of facilities pursuant to the DSI commitment is subject to DSI’s identification, and our approval, of acquisition or development facilities. DSI is not required to identify facilities for acquisition or development and, if it does not, we have no obligation to provide funding to DSI. We have also entered into an arrangement to develop a hospital facility in Oklahoma for an estimated total development cost of $32.5 million, subject to adjustment, and entered into an arrangement to acquire and leaseback a facility in Pennsylvania and to make related loans for certain improvements to the real estate and for working capital purposes for an estimated total cost of $9.2 million, subject to adjustment. Each of these transactions is subject to our completion of due diligence and a number of additional conditions. Thus we may not engage in any of these transactions in the near future, or at all, and may not in the near future, or ever, generate any revenues from these arrangements.
We may be unable to acquire or develop any of the facilities we have identified as potential candidates for acquisition or development, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.
      We have identified numerous other facilities that we believe would be suitable candidates for acquisition or development; however, we cannot assure you that we will be successful in completing the acquisition or development of any of these facilities. Consummation of any of these acquisitions or developments is subject to, among other things, the willingness of the parties to proceed with a contemplated transaction, negotiation of mutually acceptable definitive agreements, satisfactory completion of due diligence and satisfaction of customary closing conditions. If we are unsuccessful in completing the acquisition or development of additional facilities in the future, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.
We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the net-leased facilities we have acquired and are developing or those that we may acquire or develop in the future without unanticipated disruption or expense.
      We are currently experiencing a period of rapid growth. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to integrate and manage the facilities we have acquired and are developing and those that we may acquire or develop. Our failure to successfully integrate and manage our current portfolio of facilities or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.
We may be unable to access capital, which would slow our growth.
      Our business plan contemplates growth through acquisitions and developments of facilities. As a REIT, we are required to make cash distributions which reduces our ability to fund acquisitions and developments with retained earnings. We are dependent on acquisition financings and access to the capital markets for cash to make investments in new facilities. Due to market or other conditions, there will be times when we will have limited access to capital from the equity and debt markets. During such periods, virtually all of our available capital will be required to meet existing commitments and to reduce existing debt. We may not be able to obtain additional equity or debt capital or dispose of assets, on favorable terms, if at all, at the time we need additional capital to acquire healthcare properties on a competitive basis or to meet our obligations. Our ability to grow through acquisitions and developments will be limited if we are unable to obtain debt or equity financing, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Dependence on our tenants for rent may adversely impact our ability to make distributions to our stockholders.
      We expect to qualify as a REIT and, accordingly, as a REIT operating in the healthcare industry, we are not permitted by current tax law to operate or manage the businesses conducted in our facilities. Accordingly, we rely almost exclusively on rent payments from our tenants for cash with which to make distributions to our stockholders. We have no control over the success or failure of these tenants’ businesses. Significant adverse changes in the operations of any facility, or the financial condition of any tenant, could have a material adverse effect on our ability to collect rent payments and, accordingly, on our ability to make distributions to our stockholders. Facility management by our tenants and their compliance with state and federal healthcare laws could have a material impact on our tenants’ operating and financial condition and, in turn, their ability to pay rent to us. Failure on the part of a tenant to comply materially with the terms of a lease could give us the right to terminate our lease with that tenant, repossess the applicable facility, cross default certain other leases with that tenant and enforce the payment obligations under the lease. However, we then would be required to find another tenant-operator.
      On March 31, 2005, the leases for the Vibra Facilities were amended to provide (i) that the testing of certain financial covenants will be deferred until the quarter beginning July 1, 2006 and ending September 30, 2006, (ii) that these same financial covenants will be tested on a consolidated basis for all of the Vibra Facilities, (iii) that the reduction, based on loan principal reductions, in the rate of percentage rent will be made on a monthly rather than annual basis and (iv) that Vibra will escrow insurance premiums and taxes at our request. Prior to execution of this amendment, Vibra was not in compliance with certain of the financial covenants in all of its leases with us.
      The transfer of most types of healthcare facilities is highly regulated, which may result in delays and increased costs in locating a suitable replacement tenant. The sale or lease of these properties to entities other than healthcare operators may be difficult due to the added cost and time of refitting the properties. If we are unable to re-let the properties to healthcare operators, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by non-healthcare purchasers. Alternatively, we may be required to spend substantial amounts to adapt the facility to other uses. There can be no assurance that we would be able to find another tenant in a timely fashion, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. Defaults by our tenants under our leases may adversely affect the timing of and our ability to make distributions to our stockholders.
Failure by our tenants or other parties to whom we make loans to repay loans currently outstanding or loans we are obligated to make, or to pay us commitment or other fees that they are obligated to pay, in an aggregate amount of approximately $152.7 million, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.
      In connection with the acquisition of the Vibra Facilities, our taxable REIT subsidiary made a secured loan to Vibra of approximately $41.4 million to acquire the operations at the Vibra Facilities. Payment of this loan is secured by pledges of equity interests in Vibra and its subsidiaries that are tenants of ours. All leases and other agreements between us, or our affiliates, on the one hand, and the tenant and Mr. Hollinger, or their affiliates, on the other hand, including leases for the Vibra Facilities, the lease for the Redding Facility and the Vibra loan, are cross-defaulted. If Vibra defaulted on this loan, our primary recourse would be to foreclose on the equity interests in Vibra and its affiliates. This recourse may be impractical because of limitations imposed by the REIT tax rules on our ability to own these interests. Failure to adhere to these limitations could cause us to lose our REIT status. We have obtained guaranty agreements for the Vibra loan from Mr. Hollinger, Vibra Management, LLC and The Hollinger Group that obligate them to make loan payments in the event that Vibra fails to do so. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the loan obligations. Mr. Hollinger’s guaranty is limited to $5.0 million and Vibra Management, LLC and The Hollinger Group do not have substantial assets. Vibra has entered into a $20.0 million credit facility with Merrill Lynch, and that loan is secured by an interest in Vibra’s receivables. There was approximately

$12.9 million outstanding under the facility on September 30, 2005. At March 31, 2005, Vibra was not in compliance with a facility rent coverage covenant under its Merrill Lynch credit facility. The Merrill Lynch credit facility documents were subsequently amended to retroactively change the rent coverage covenant from a by-facility rent coverage to a consolidated rent coverage calculation, so that Vibra was in compliance with the amended covenant at March 31, 2005. Our loan is subordinate to Merrill Lynch with respect to Vibra’s receivables.
      We have also agreed to make a working capital loan to Stealth of up to $1.62 million. Stealth has borrowed $1.3 million under this loan as of the date of this prospectus. Stealth also owes us commitment and other fees of approximately $1.1 million. Payment of these fees and loan amounts is unsecured. We have also agreed to make a construction loan to North Cypress for approximately $64.0 million to fund the construction of a community hospital in Houston, Texas, secured by the hospital improvements, $18.7 million of which has been loaned to North Cypress as of the date of this prospectus. BCO owes us commitment and other fees of $420,000. BCO also owes us approximately $4.0 million in connection with a loan we made to BCO, the loan proceeds of which we have retained in a separate bank account as security for BCO’s loan repayment obligations and its obligations under the lease for the Bucks County Facility. Monroe Hospital owes us commitment and other fees of approximately $232,500.
      On December 23, 2005, we made a $40.0 million mortgage loan to Alliance. As security for Alliance’s obligations under the mortgage loan, all principal, base interest and additional interest on the first $30.0 million of the loan amount is guaranteed on a pro rata basis by the shareholders of SRI-SAI Enterprises, Inc., the general partner of Alliance, until such time as Alliance meets certain financial conditions. Additionally, we have received a first mortgage on the facility and a first or second priority security interest in all of Alliance’s personal property other than accounts receivable, along with other security. We are dependent upon the ability of Vibra, Stealth, North Cypress, BCO, Monroe Hospital and Alliance to repay these loans and fees, and their failure to meet these obligations would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.
Accounting rules may require consolidation of entities in which we invest and other adjustments to our financial statements.
      The Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51),” in January 2003, and a further interpretation of FIN 46 in December 2003 (FIN 46-R, and collectively FIN 46). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, referred to as variable interest entities. FIN 46 generally requires consolidation by the party that has a majority of the risk and/or rewards, referred to as the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003. Under certain circumstances, generally accepted accounting principles may require us to account for loans to thinly capitalized companies such as Vibra as equity investments. The resulting accounting treatment of certain income and expense items may adversely affect our results of operations, and consolidation of balance sheet amounts may adversely affect any loan covenants.
The bankruptcy or insolvency of our tenants under our leases could seriously harm our operating results and financial condition.
      Five of our tenants, North Cypress, Stealth, BCO, Monroe Hospital and Vibra are, and some of our prospective tenants may be, newly organized, have limited or no operating history and may be dependent on loans from us to acquire the facility’s operations and for initial working capital. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under our leases and loans, and could ultimately preclude collection of these sums. If a lease is assumed by a tenant in bankruptcy, we expect that all pre-bankruptcy balances due under the lease would be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any secured claims we have against our tenants may only be paid to the extent of the value of the collateral, which may not cover any or all of our losses. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover none or substantially less than the full value of any unsecured claims, which would harm our financial condition.
Our facilities and properties under development are currently leased to only eight tenants, five of which were recently organized and have limited or no operating histories, and failure of any of these tenants and the guarantors of their leases to meet their obligations to us would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.
      Our existing facilities and the properties we have under development are currently leased to Vibra, Prime Healthcare Services, Inc., or Prime, Gulf States, North Cypress, BCO, Monroe Hospital and Stealth or their subsidiaries or affiliates. If any of our tenants were to experience financial difficulties, the tenant may not be able to pay its rent. Vibra, North Cypress, BCO, Monroe Hospital and Stealth were recently organized, have limited or no operating histories and Vibra was dependent on us for an aggregate amount of $47.6 million in loans to acquire operations at the Vibra Facilities, for the funds to purchase the Redding Facility which it sold to us at the same time that it purchased that facility and for its initial working capital needs. As of September 30, 2005, Vibra had total assets of approximately $84.4 million (of which approximately $29.7 million was goodwill and other intangible assets), total liabilities of approximately $92.6 million, a deficit in owner’s capital of approximately $8.2 million, and for the nine months ended September 30, 2005 had a loss from operations of approximately $6.0 million and a net loss of approximately $4.4 million. Each lease for the Vibra Facilities is guaranteed by Brad E. Hollinger, chief executive officer of The Hollinger Group, Vibra, Vibra Management, LLC and The Hollinger Group. The lease for the Redding Facility is guaranteed by Vibra, Vibra Management, LLC and The Hollinger Group. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the total lease obligations. Mr. Hollinger has not guaranteed the Redding Facility lease and Mr. Hollinger’s guaranty of the leases for the Vibra Facilities is limited to $5.0 million, Vibra Management, LLC and The Hollinger Group do not have substantial assets, and Vibra’s assets are substantially comprised of the operations at the Vibra Facilities and at the Redding Facility.
      Stealth has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $7.7 million, including cash of approximately $4.7 million, liabilities of approximately $1.7 million and owners’ equity of approximately $6.0 million. Stealth incurred substantial pre-opening and start-up costs upon completion of construction of its facilities. We cannot assure you that, should Stealth’s equity be insufficient to cover its costs, it could access additional debt or equity financing.
      The lease for the Desert Valley Facility is guaranteed by Prime, Desert Valley Medical Group, Inc., or DVMG, and Prime A Investments, LLC, or Prime A. The Chino Facility lease is guaranteed by Prime, Prime Healthcare Services, LLC, DVH and DVMG. The Sherman Oaks Facility lease is fully guaranteed by Prime, DVH, DVMG and Prime A until two years after the commencement of the lease term, at which time the guarantee will be limited to $5.0 million. This guaranty will be terminated if Prime II achieves certain financial targets for two consecutive fiscal years. DVH has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $20.1 million, liabilities of approximately $19.4 million and stockholders’ equity of approximately $0.7 million, and for the nine months ended September 30, 2005, had net income of approximately $14.1 million. Prime has provided to us unaudited financial statements showing that, as of September 30, 2005, it had consolidated tangible assets of approximately $53.8 million, consolidated liabilities of approximately $23.2 million, and consolidated tangible net worth of approximately $30.6 million and for the nine months ended September 30, 2005, had consolidated net income of approximately $15.1 million.

      The leases for the Covington Facility and the Denham Springs Facility are guaranteed by Gulf States and Team Rehab, L.L.C., or Team Rehab. Gulf States has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $19.1 million, liabilities of approximately $9.9 million and stockholders’ equity of approximately $9.2 million, and for the nine months ended September 30, 2005 had net income of approximately $0.8 million. Team Rehab has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $13.5 million, liabilities of approximately $3.1 million and owner’s equity of approximately $10.4 million, and for the nine months ended September 30, 2005 had net income of approximately $7.3 million. Guarantors of our leases with DVH and Gulf States may not have sufficient assets for us to recover amounts due to us under those leases. The failure of our tenants and their guarantors to meet their obligations to us would have a material adverse effect on our revenues and our ability to make distributions to our stockholders. North Cypress is newly formed and has had no significant operations to date. The ground sublease and the facility leases related to the North Cypress Facility require that, as of the commencement date of each lease, the tenant shall have received from its equity owners at least $15.0 million in cash equity. Until the necessary letter of credit in an amount equal to one year’s base rent is posted, our lease for the Buck’s County Facility is guaranteed to the extent of $5.0 million by 14 guarantors. The guarantors have delivered financial statements which we believe reflect the necessary financial wherewithal to satisfy their guaranty obligations. Monroe Hospital has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of $12.2 million, including cash of approximately $3.2 million, liabilities of approximately $3.4 million and owners’ equity of approximately $8.9 million. The treasurer of Monroe Hospital also certified at closing that the equity owners of Monroe Hospital contributed to Monroe Hospital cash or cash equivalents in a total amount of $9.75 million.
Our business is highly competitive and we may be unable to compete successfully.
      We compete for development opportunities and opportunities to purchase healthcare facilities with, among others:

•	private investors;

•	healthcare providers, including physicians;

•	other REITs;

•	real estate partnerships;

•	financial institutions; and

•	local developers.
      Many of these competitors have substantially greater financial and other resources than we have and may have better relationships with lenders and sellers. Competition for healthcare facilities from competitors, including other REITs, may adversely affect our ability to acquire or develop healthcare facilities and the prices we pay for those facilities. If we are unable to acquire or develop facilities or if we pay too much for facilities, our revenue and earnings growth and financial return could be materially adversely affected. Certain of our facilities and additional facilities we may acquire or develop will face competition from other nearby facilities that provide services comparable to those offered at our facilities and additional facilities we may acquire or develop. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by tax-exempt corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our facilities and additional facilities we may acquire or develop. In addition, competing healthcare facilities located in the areas served by our facilities and additional facilities we may acquire or develop may provide healthcare services that are not available at our facilities and additional facilities we may acquire or develop. From time to time, referral sources, including physicians and managed care organizations, may change the healthcare facilities to which they refer patients, which could adversely affect our rental revenues.

Our use of debt financing will subject us to significant risks, including refinancing risk and the risk of insufficient cash available for distribution to our stockholders.
      Our charter and other organizational documents do not limit the amount of debt we may incur. We have targeted our debt level at up to approximately 50-60% of our aggregate facility acquisition and development costs. However, we may modify our target debt level at any time without stockholder or board of director approval. We cannot assure you that our use of financial leverage will prove to be beneficial. In October 2005 we entered into a $100.0 million credit agreement with Merrill Lynch Capital, the principal amount of which may be increased to $175.0 million at our request. We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million. As of the date of this prospectus, we had $100.5 million of long-term debt outstanding.
      We may borrow from other lenders in the future, or we may issue corporate debt securities in public or private offerings. The loans from Merrill Lynch Capital and Colonial Bank are secured by the Vibra Facilities and the West Houston Facilities, respectively. Some of our other borrowings in the future may be secured by additional facilities we may acquire or develop. In addition, in connection with debt financing from Merrill Lynch Capital and Colonial Bank we are, and in connection with other debt financing in the future we may be, subject to covenants that may restrict our operations. We cannot assure you that we will be able to meet our debt payment obligations or restrictive covenants and, to the extent that we cannot, we risk the loss of some or all of our facilities to foreclosure. In addition, debt service obligations will reduce the amount of cash available for distribution to our stockholders.
      We anticipate that much of our debt will be non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance then-existing debt or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.
Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.
      As of the date of this prospectus, we had approximately $100.5 million in variable interest rate debt. We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect results of operations and our ability to make distributions to our stockholders.
Most of our current tenants have, and prospective tenants may have, an option to purchase the facilities we lease to them which could disrupt our operations.
      Most of our current tenants have, and some prospective tenants will have, the option to purchase the facilities we lease to them. At the expiration of each lease for the Vibra Facilities, each tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, determined assuming the lease is still in place, or (ii) the purchase price we paid for the facility, including acquisition costs, increased by 2.5% per year from the date of purchase. At any time after February 28, 2007, so long as DVH, and its affiliates are not in default under any lease with us or any of the leases with its subtenants, DVH will have the option, upon 90 days’ prior written notice, to purchase the Desert Valley Facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us. These same purchase rights also apply if we provide DVH with notice of the exercise of our right to change management as a result of a default, provided DVH gives us notice within five days following receipt of such notice. If during the term of the lease we receive from the previous owner or any of its affiliates, a written offer to purchase the Desert Valley Facility and we are willing to accept the offer, so long as DVH and its affiliates are not in default under any lease with us or any of the subleases with its subtenants, we must first present the offer to DVH and allow DVH the right to purchase the facility upon the same price, terms and conditions as set forth in the offer; however, if the offer is made after February 28, 2007, in lieu of exercising its right of first refusal, DVH may exercise its option to purchase as provided above. So long as Gulf States is not in default under any lease with us or in default under any sublease, Gulf States will have the option to purchase the Covington Facility or the Denham Springs Facility (i) at the expiration of the initial term and each extension term of the respective lease, to be exercised by 60 days’ written notice prior to the expiration of the initial term and each extension term, and (ii) within five days of written notification from us exercising our right to terminate the engagement of the tenant’s or its affiliate’s management company as the management company for the facility as a result of an event of default under the respective lease. The purchase price for either of the Covington Facility or the Denham Springs Facility purchase options will be equal to the greater of (i) the appraised value of the facility based on a 15 year lease in place, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. If we elect to purchase the North Cypress Facility upon completion of construction, at the expiration of the facility lease the tenant will have the option, so long as no event of default has occurred, to purchase our interest in the property leased pursuant to the facility lease at a purchase price equal to the greater of (i) the appraised value of the leased property or (ii) the purchase price paid by us to tenant pursuant to the purchase and sale agreement relating to the hospital improvements plus our interest in any capital additions funded by us, as increased by the amount equal to the greater of (A) 2.5% from the date of the facility lease execution or (B) the rate of increase in the CPI as of each January 1 which has passed during the lease term; provided that in no event shall the purchase price be less than the fair market value of the property leased. After the first full 12 month period after construction of the West Houston MOB and the West Houston Hospital, respectively, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, it has the right to purchase the West Houston MOB or the West Houston Hospital at a price equal to the greater of (i) that amount determined under a formula that would provide us an internal rate of return of at least 18% and (ii) the appraised value based on a 15 year lease in place. Upon written notice to us within 90 days of the expiration of the applicable lease, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, Stealth will have the option to purchase the West Houston MOB or the West Houston Hospital at a price equal to the greater of (i) the total development costs (including any capital additions funded by us, but excluding any capital additions funded by Stealth) increased by 2.5% per year, and (ii) the appraised value based on a 15 year lease in place. The Stealth leases also provide that under certain limited circumstances, Stealth will have the right to present us with a choice of one out of three proposed exchange facilities to be substituted for the leased facility. At the expiration of the lease for the Bucks County Facility, BCO will have the option, upon 60 days prior written notice, to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, which assumes the lease remains in effect for 15 years, or (ii) the total development costs, including any capital additions funded by us, as increased by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. If we do not approve a change of control transaction involving BCO, BCO will also have the option, exercisable for 30 days after our failure to approve the change of control, to purchase the facility at the greater of (i) the above formula for the end-of-lease-term purchase option or (ii) an amount that would provide us an internal rate of return of 13%. At the expiration of the lease for the Monroe Facility, Monroe Hospital will have the option, upon 60 days prior written notice, to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, which assumes the lease remains in effect for 15 years, or (ii) the total development costs, including any capital additions funded by us, as increased by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. At any time after November 30, 2008, so long as Veritas and its affiliates are not in default under any lease with us or any of the leases with its subtenants, Veritas or Prime Healthcare Services, LLC will have the option, upon 90 days’ prior written notice, to purchase the Chino Facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 11% per year, taking into account all payments of base rent received by us. In addition, if we receive notice that the lease for the parking lot adjacent to the Chino Facility will not be renewed beyond December 2013, that our rights under the parking lot lease are or will be terminated, or that the parking lot may not be used for parking for the facility, we have the right, upon 90 days’ prior written notice, or the put notice, to cause Veritas to purchase the Chino Facility and our interest in the parking lot lease at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 11% per year, taking into account all payments of base rent received by us. Upon receipt of the put notice, however, Veritas has the right, within 30 days following the put notice, to substitute one or more properties to be used for parking for the facility. We are not obligated to accept any substitute property which does not satisfy applicable zoning and use laws, ordinances, rules or regulations or which, in our sole discretion, would create an undue burden or inconvenience for parking at the facility. At any time after the tenth anniversary of the commencement of the lease term for the Sherman Oaks Facility, so long as Prime II and its affiliates are not in default under any lease with us or any of the leases with its subtenants, Prime A will have the option, upon 90 days’ prior written notice, to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility (including any additional financing by us) and (ii) that amount determined under a formula that would provide us an internal rate of return of 11% per year, taking into account all payments of base rent received by us, but in no event would this amount be less than the purchase price. Prime A also has the right at any time while the guaranty is outstanding to petition to purchase the facility for the same purchase price, and we would then have the option to release the guaranty or sell the property. Finally, if there is a non-monetary default, other than an intentional default, that occurs before the tenth anniversary of the lease date, and we desire to terminate the lease, Prime A would also have the option to purchase the facility, but at an internal rate of return to us of 12.5%.
      All of our arrangements which provide or will provide tenants the option to purchase the facilities we lease to them are subject to regulatory requirements that such purchases be at fair market value. We cannot assure you that the formulas we have developed for setting the purchase price will yield a fair market value purchase price. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities.
      In the event our tenants and prospective tenants determine to purchase the facilities they lease either during the lease term or after their expiration, the timing of those purchases will be outside of our control and we may not be able to re-invest the capital on as favorable terms, or at all. Any of these purchases would disrupt our cash flow by eliminating lease payments from these tenants. Our inability to effectively manage the turn-over of our facilities could materially adversely affect our ability to execute our business plan and our results of operations.
Property owned in limited liability companies and partnerships in which we are not the sole equity holder may limit our ability to act exclusively in our interests.
      We own, and in the future expect to own, interests in our facilities through wholly or majority owned subsidiaries of our operating partnership. Stealth, L.P., the tenant of our West Houston Hospital, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P., which owns the West Houston Hospital. Physicians and others associated with our tenant or subtenants of the West Houston MOB own approximately 24% of the aggregate equity interests in MPT West Houston MOB, L.P., the entity that owns our West Houston MOB. We may offer limited liability company and limited partnership interests to tenants, subtenants and physicians in the future. Investments in partnerships, limited liability companies or other entities with co-owners may, under certain circumstances, involve risks not present were a co-owner not involved, including the possibility that partners or other co-owners might become bankrupt or fail to fund their share of required capital contributions. Partners or other co-owners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have potential risks pertaining to healthcare regulatory compliance, particularly when partners or other co-owners are physicians, and of impasses on major decisions, such as sales or mergers, because neither we nor our partners or other co-owners would have full control over the partnership, limited liability company or other entity. Disputes between us and our partners or other co-owners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with our partners or other co-owners might result in subjecting facilities owned by the partnership, limited liability company or other entity to additional risk. In addition, we may in certain circumstances be liable for the actions of our partners or other co-owners. The occurrence of any of the foregoing events could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.
Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, U.S. military action and the public’s reaction to the threat of terrorism or military action could adversely affect our results of operations and the market on which our common stock will trade.
      There may be future terrorist threats or attacks against the United States or U.S. businesses. These attacks may directly impact the value of our facilities through damage, destruction, loss or increased security costs. Losses due to wars or terrorist attacks may be uninsurable, or insurance may not be available at a reasonable price. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies.
Risks Relating to Real Estate Investments
Our real estate investments are and will continue to be concentrated in net-leased healthcare facilities, making us more vulnerable economically than if our investments were more diversified.
      We have acquired and are developing and expect to continue acquiring and developing net-leased healthcare facilities. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest in net-leased healthcare facilities. A downturn in the real estate industry could materially adversely affect the value of our facilities. A downturn in the healthcare industry could negatively affect our tenants’ ability to make lease or loan payments to us and, consequently, our ability to meet debt service obligations or make distributions to our stockholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of healthcare facilities.
Our net-leased facilities and targeted net-leased facilities may not have efficient alternative uses, which could impede our ability to find replacement tenants in the event of termination or default under our leases.
      All of the facilities in our current portfolio are and all of the facilities we acquire or develop in the future will be net-leased healthcare facilities. If we or our tenants terminate the leases for these facilities or if these tenants lose their regulatory authority to operate these facilities, we may not be able to locate suitable replacement tenants to lease the facilities for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the facilities to other uses. Any loss of revenues or additional capital expenditures occurring as a result could have a material adverse effect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our stockholders.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our facilities and harm our financial condition.
      Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our facilities in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any facility that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.
Development and construction risks could adversely affect our ability to make distributions to our stockholders.
      We are developing a women’s hospital and integrated medical office building in Bensalem, Pennsylvania which we expect to be completed in August 2006, developing a community hospital in Bloomington, Indiana which we expect to be completed in October 2006 and financing the development of a community hospital in Houston, Texas which we expect to be completed in December 2006. We expect to develop additional facilities in the future. Our development and related construction activities may subject us to the following risks:

•	we may have to compete for suitable development sites;

•	our ability to complete construction is dependent on there being no title, environmental or other legal proceedings arising during construction;

•	we may be subject to delays due to weather conditions, strikes and other contingencies beyond our control;

•	we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy healthcare regulatory and other required governmental permits and authorizations, which could result in increased costs, delays in construction, or our abandonment of these projects;

•	we may incur construction costs for a facility which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate; and

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.
      We expect to fund our development projects over time. Additionally, the time frame required for development and construction of these facilities means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancings is not sufficient, we may be forced to borrow additional money to fund distributions. We cannot assure you that we will complete our current construction projects on time or within budget or that future development projects will not be subject to delays and cost overruns. Risks associated with our development projects may reduce anticipated rental revenue which could affect the timing of, and our ability to make, distributions to our stockholders.
Our facilities may not achieve expected results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results and our ability to make the distributions to our stockholders required to maintain our REIT status.
      Acquisitions and developments entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire and develop facilities will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that future acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, excluding net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to stockholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.
      Newly-developed or newly-renovated facilities do not have the operating history that would allow our management to make objective pricing decisions in acquiring these facilities (including facilities that may be acquired from certain of our executive officers, directors and their affiliates). The purchase prices of these facilities will be based in part upon projections by management as to the expected operating results of the facilities, subjecting us to risks that these facilities may not achieve anticipated operating results or may not achieve these results within anticipated time frames.
If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.
      We have purchased general liability insurance (lessor’s risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases generally require our tenants to carry general liability, professional liability, loss of earnings, all risk, and extended coverage insurance in amounts sufficient to permit the replacement of the facility in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not insurable at a price we or our tenants can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected facility. If any of these or similar events occur, it may reduce our return from the facility and the value of our investment.
Capital expenditures for facility renovation may be greater than anticipated and may adversely impact rent payments by our tenants and our ability to make distributions to stockholders.
      Facilities, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Although our leases require our tenants to be primarily responsible for the cost of such expenditures, renovation of facilities involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other facilities. All of these factors could adversely impact rent and loan payments by our tenants, could have a material adverse effect on our financial condition and results of operations and could adversely effect our ability to make distributions to our stockholders.
All of our healthcare facilities are subject to property taxes that may increase in the future and adversely affect our business.
      Our facilities are subject to real and personal property taxes that may increase as property tax rates change and as the facilities are assessed or reassessed by taxing authorities. Our leases generally provide that the property taxes are charged to our tenants as an expense related to the facilities that they occupy. As the owner of the facilities, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. If we incur these tax liabilities, our ability to make expected distributions to our stockholders could be adversely affected.

Our performance and the price of our common stock will be affected by risks associated with the real estate industry.
      Factors that may adversely affect the economic performance and price of our common stock include:

•	changes in the national, regional and local economic climate, including but not limited to changes in interest rates;

•	local conditions such as an oversupply of, or a reduction in demand for, rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, medical office buildings, specialty hospitals, skilled nursing facilities, regional and community hospitals, women’s and children’s hospitals and other single-discipline facilities.

•	attractiveness of our facilities to healthcare providers and other types of tenants; and

•	competition from other rehabilitation hospitals, long-term acute care facilities, medical office buildings, outpatient treatment facilities, ambulatory surgery centers and specialty hospitals, skilled nursing facilities, regional and community hospitals, women’s and children’s hospitals and other single-discipline facilities.
As the owner and lessor of real estate, we are subject to risks under environmental laws, the cost of compliance with which and any violation of which could materially adversely affect us.
      Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our stockholders and could exceed the value of all of our facilities. In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We have obtained on all facilities we have acquired and are developing and intend to obtain on all future facilities we acquire Phase I environmental assessments. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is possible that material environmental liabilities may exist of which we are unaware.
      Although the leases for our facilities generally require our tenants to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our tenants would be able to fulfill their indemnification obligations and, therefore, any violation of environmental laws could have a material adverse affect on us. In addition, environmental and occupational health and safety laws constantly are evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.
Costs associated with complying with the Americans with Disabilities Act of 1993 may adversely affect our financial condition and operating results.
      Under the Americans with Disabilities Act of 1993, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While our facilities are generally in compliance with these requirements, a determination that we are not in compliance with the Americans with Disabilities Act of 1993 could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If we are required to make substantial modifications at our facilities to comply with the Americans with Disabilities Act of 1993 or other changes in governmental rules and regulations, this may have a material adverse effect on our financial condition and results of operations and could adversely affect our ability to make distributions to our stockholders.
Our facilities may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem.
      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our facilities could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected facilities or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.
Our interests in facilities through ground leases expose us to the loss of the facility upon breach or termination of the ground lease and may limit our use of the facility.
      We have acquired interests in two of our facilities, at least in part, and one facility under development, by acquiring leasehold interests in the land on which the facility is or the facility under development will be located rather than an ownership interest in the property, and we may acquire additional facilities in the future through ground leases. As lessee under ground leases, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease. Ground leases may also restrict our use of facilities. Our current ground lease in Marlton, New Jersey limits use of the property to operation of a 76 bed rehabilitation hospital. Our current ground lease for the Redding Facility limits use of the property to operation of a hospital offering the following services: skilled nursing; physical rehabilitation; occupational therapy; speech pathology; social services; assisted living; day health programs; long-term acute care services; psychiatric services; geriatric clinic services; outpatient services related to the foregoing service categories; and other post-acute services. These restrictions and any similar future restrictions in ground leases will limit our flexibility in renting the facility and may impede our ability to sell the property.
Risks Relating to the Healthcare Industry
Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.
      Sources of revenue for our tenants and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.
      The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients reliant on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of some or all of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.
The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease payments to us.
      The healthcare industry is highly regulated by federal, state and local laws, and is directly affected by federal conditions of participation, state licensing requirements, facility inspections, state and federal reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other such laws, regulations and rules. In addition, establishment of healthcare facilities and transfers of operations of healthcare facilities are subject to regulatory approvals not required for establishment of or transfers of other types of commercial operations and real estate. Sanctions for failure to comply with these regulations and laws include, but are not limited to, loss of or inability to obtain licensure, fines and loss of or inability to obtain certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any tenant to comply with such laws, requirements and regulations could affect its ability to establish or continue its operation of the facility or facilities and could adversely affect the tenant’s ability to make lease payments to us which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders. In addition, restrictions and delays in transferring the operations of healthcare facilities, in obtaining new third-party payor contracts including Medicare and Medicaid provider agreements, and in receiving licensure and certification approval from appropriate state and federal agencies by new tenants may affect our ability to terminate lease agreements, remove tenants that violate lease terms, and replace existing tenants with new tenants. Furthermore, these matters may affect new tenants ability to obtain reimbursement for services rendered, which could adversely affect their ability to pay rent to us and to pay principal and interest on their loans from us.
Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our stockholders.
      We believe that the healthcare industry is currently experiencing:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third-party reimbursement policies;

•	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

•	continuing pressure by private and governmental payors to reduce payments to providers of services; and

•	increased scrutiny by federal and state authorities of billing, referral and other practices.
      These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our revenues. Accordingly, these factors could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

Our tenants are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make lease and loan payments to us.
      The federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or the ordering of specific ancillary services. In addition, the Balanced Budget Act of 1997 strengthened the federal anti-fraud and abuse laws to provide for stiffer penalties for violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon any of our tenants could jeopardize any tenant’s ability to operate a facility or to make lease and loan payments, thereby potentially adversely affecting us.
      In the past several years, federal and state governments have significantly increased investigation and enforcement activity to detect and eliminate fraud and abuse in the Medicare and Medicaid programs. In addition, legislation has been adopted at both state and federal levels which severely restricts the ability of physicians to refer patients to entities in which they have a financial interest. It is anticipated that the trend toward increased investigation and enforcement activity in the area of fraud and abuse, as well as self-referrals, will continue in future years and could adversely affect our prospective tenants and their operations, and in turn their ability to make lease and loan payments to us.
      We cannot assure you that we will meet all the conditions for the safe harbor for space rental in structuring lease arrangements involving facilities in which local physicians are investors and tenants, and it is unlikely that we will meet all conditions for the safe harbor in those instances in which percentage rent is contemplated and we have physician investors. In addition, federal regulations require that our tenants with purchase options pay fair market value purchase prices for facilities in which we have physician investment. We cannot assure you that all of our purchase options will be at fair market value. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities.
      Vibra has accepted, and prospective tenants may accept, an assignment of the previous operator’s Medicare provider agreement. Vibra and other new-operator tenants that take assignment of Medicare provider agreements might be subject to federal or state regulatory, civil and criminal investigations of the previous owner’s operations and claims submissions. While we conduct due diligence in connection with the acquisition of such facilities, these types of issues may not be discovered prior to purchase. Adverse decisions, fines or recoupments might negatively impact our tenants’ financial condition.
Certain of our lease arrangements may be subject to fraud and abuse or physician self-referral laws.
      Local physician investment in our operating partnership or our subsidiaries that own our facilities could subject our lease arrangements to scrutiny under fraud and abuse and physician self-referral laws. Under the federal Ethics in Patient Referrals Act of 1989, or Stark Law, and regulations adopted thereunder, if our lease arrangements do not satisfy the requirements of an applicable exception, that noncompliance could adversely affect the ability of our tenants to bill for services provided to Medicare beneficiaries pursuant to referrals from physician investors and subject us and our tenants to fines, which could impact their ability to make lease and loan payments to us. On March 26, 2004, CMS issued Phase II final rules under the Stark Law, which, together with the 2001 Phase I final rules, set forth CMS’ current interpretation and application of the Stark Law prohibition on referrals of designated health services, or DHS. These rules provide us additional guidance on application of the Stark Law through the implementation of “bright-line” tests, including additional regulations regarding the indirect compensation exception, but do not eliminate the risk that our lease arrangements and business strategy of physician investment may violate the Stark Law. Finally, the Phase II rules implemented an 18-month moratorium on physician ownership or investment in specialty hospitals imposed by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. Although the moratorium imposed by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 expired on June 8, 2005, a bill introduced in the Senate essentially would make the moratorium on physician ownership or investment in specialty hospitals permanent with limited exceptions. If enacted, the law would have a retroactive effective date of June 8, 2005. We intend to use our good faith efforts to structure our lease arrangements to comply with these laws; however, if we are unable to do so, this failure may restrict our ability to permit physician investment or, where such physicians do participate, may restrict the types of lease arrangements into which we may enter, including our ability to enter into percentage rent arrangements.
State certificate of need laws may adversely affect our development of facilities and the operations of our tenants.
      Certain healthcare facilities in which we invest may also be subject to state laws which require regulatory approval in the form of a certificate of need prior to initiation of certain projects, including, but not limited to, the establishment of new or replacement facilities, the addition of beds, the addition or expansion of services and certain capital expenditures. State certificate of need laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state certificate of need laws on our development of facilities or the operations of our tenants.
      In addition, certificate of need laws often materially impact the ability of competitors to enter into the marketplace of our facilities. Finally, in limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require re-licensure or new certificate of need authorization to re-institute operations. As a result, a portion of the value of the facility may be related to the limitation on new competitors. In the event of a change in the certificate of need laws, this value may markedly decrease.
Risks Relating to Our Organization and Structure
Maryland law, our charter and our bylaws contain provisions which may prevent or deter changes in management and third-party acquisition proposals that you may believe to be in your best interest, depress our stock price or cause dilution.
      Our charter contains ownership limitations that may restrict business combination opportunities, inhibit change of control transactions and reduce the value of our stock. To qualify as a REIT under the Code, no more than 50% in value of our outstanding stock, after taking into account options to acquire stock, may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year, other than our first REIT taxable year. Our charter generally prohibits direct or indirect ownership by any person of more than 9.8% in value or in number, whichever is more restrictive, of outstanding shares of any class or series of our securities, including our common stock. Generally, common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common stock that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such stock. Instead, such common stock will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such stock. The beneficiary of that trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests. The ownership limitation provisions also may make our common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of either the value or number of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may waive or modify, subject to limitations, the ownership limit with respect to one or more stockholders if it is satisfied that ownership in excess of their limit will not jeopardize our status as a REIT. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”
      Certain provisions of Maryland law may limit the ability of a third party to acquire control of our company. Certain provisions of the Maryland General Corporation Law, or the MGCL, could have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as a person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.
      We have opted out of these provisions of the MGCL pursuant to provisions in our charter. However, we may, by amendment to our charter with approval of our stockholders, opt in to the business combination and control share provisions of the MGCL in the future.
      Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter and our amended and restated bylaws, or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not presently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price of our common stock.
      Maryland law does not impose heightened standards or greater scrutiny on directors in takeover situations. The MGCL provides that an act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. Therefore, directors of a Maryland corporation are not required to act in the same manner as directors of a Delaware corporation in takeover situations.
      Our charter and bylaws contain provisions that may impede third-party acquisition proposals that may be in your best interests. Our charter and bylaws also provide that our directors may only be removed by the affirmative vote of the holders of two-thirds of our stock, that stockholders are required to give us advance notice of director nominations and new business to be conducted at our annual meetings of stockholders and that special meetings of stockholders can only be called by our president, our board of directors or the holders of at least 25% of stock entitled to vote at the meetings. These and other charter and bylaw provisions may delay or prevent a change of control or other transaction in which holders of our common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests.
      Our board of directors may issue additional shares that may cause dilution and could deter change of control transactions that you may believe to be in your best interest. Our charter authorizes our board, without stockholder approval, to:

•	issue up to 10,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms or conditions of redemption as determined by the board;

•	amend the charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of stock of any class or series that we have the authority to issue;

•	cause us to issue additional authorized but unissued shares of common stock or preferred stock; and

•	classify or reclassify any unissued shares of common or preferred stock by setting or changing in any one or more respects, from time to time before the issuance of such shares, the preferences, conversion or other rights and other terms of such classified or reclassified shares, including the issuance of additional shares of common stock or preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters.
We depend on key personnel, the loss of any one of whom may threaten our ability to operate our business successfully.
      We depend on the services of Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean, R. Steven Hamner and Michael G. Stewart to carry out our business and investment strategy. If we were to lose any of these executive officers, it may be more difficult for us to locate attractive acquisition targets, complete our acquisitions and manage the facilities that we have acquired or are developing. Additionally, as we expand, we will continue to need to attract and retain additional qualified officers and employees. The loss of the services of any of our executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.
We may experience conflicts of interest with our officers and directors, which could result in our officers and directors acting other than in our best interest.
      As described below, our officers and directors may have conflicts of interest in connection with their duties to us and the limited partners of our operating partnership and with allocation of their time between our business and affairs and their other business interests. In addition, from time to time, we may acquire or develop facilities in transactions involving prospective tenants in which our directors or officers have an interest. In transactions of this nature, there will be conflicts between our interests and the interests of the director or officer involved, and that director or officer may be in a position to influence the terms of those transactions.
      In the event we purchase properties from executive officers or directors in exchange for units of limited partnership in our operating partnership, the interests of those persons with the interests of the company may conflict. Where a unitholder has unrealized gains associated with his limited partnership interests in our operating partnership, these holders may incur adverse tax consequences in the event of a sale or refinancing of those properties. Therefore the interest of these executive officers or directors of our company could be different from the interests of the company in connection with the disposition or refinancing of a property. Conflicts of interest with our officers and directors could result in our officers and directors acting other than in our best interest.
      The MGCL provides that a transaction between a corporation and any of its directors is not void solely because of a conflict of interest so long as (i) the material facts are made known to the other directors and the transaction is approved by a majority of disinterested directors, even if less than a quorum; (ii) the material facts are made known to stockholders and the transaction is approved by a majority of votes cast by disinterested stockholders; or (iii) the transaction is fair and reasonable to the corporation.
Our executive officers have agreements that provide them with benefits in the event their employment is terminated by us without cause, by the executive for good reason, or under certain circumstances following a change of control transaction that you may believe to be in your best interest.
      We have entered into agreements with certain of our executive officers that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason (which includes, among other reasons, failure to be elected to the board for Mr. Aldag and failure to have their agreements automatically renewed for Messrs. Aldag, McLean, Hamner, McKenzie and Stewart), or under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

The vice chairman of our board of directors, William G. McKenzie, has other business interests that may hinder his ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.
      Our employment agreement with the vice chairman of our board of directors, Mr. McKenzie, permits him to continue to own, operate and control facilities that he owned as of the date of his employment agreement and requires that he only provide a limited amount of his time per month to our company. In addition, the terms of Mr. McKenzie’s employment agreement permit him to compete against us with respect to these previously owned healthcare facilities.
All management rights are vested in our board of directors and our stockholders have limited rights.
      Our board of directors is responsible for our management and strategic business direction, and management is responsible for our day-to-day operations. Our major policies, including our policies with respect to REIT qualification, acquisitions and developments, leasing, financing, growth, operations, debt limitation and distributions, are determined by our board of directors. Our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.
The ability of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders.
      Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on total return to our stockholders.
Our rights and the rights of our stockholders to take action against our directors and officers are limited.
      Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws and indemnification agreements require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.” Directors may be removed with or without cause by the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors.
Our UPREIT structure may result in conflicts of interest between our stockholders and the holders of our operating partnership units.
      We are organized as an UPREIT, which means that we hold our assets and conduct substantially all of our operations through an operating limited partnership, and may in the future issue limited partnership units to third parties. Persons holding operating partnership units would have the right to vote on certain amendments to the partnership agreement of our operating partnership, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future, such as the sale or refinancing of one of our facilities, when the interests of limited partners in our operating partnership conflict with the interests of our stockholders. As the general partner of our operating partnership, we have fiduciary duties to the limited partners of our operating partnership that may conflict with fiduciary duties our officers and directors owe to our stockholders. These conflicts may result in decisions that are not in your best interest.
Through a wholly-owned subsidiary, we are the general partner of our operating partnership and our operating partnership, through wholly-owned subsidiaries, is the general partner of other subsidiaries which own our facilities and, should any of these wholly-owned general partners be disregarded, then we or our operating partnership could become liable for the debts and other obligations of our subsidiaries beyond the amount of our investment.
      Through our wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership, and also currently own 100% of the limited partnership interests in the operating partnership. In addition, our operating partnership, through other wholly-owned subsidiaries, is the general partner of other subsidiaries which own our facilities. If any of our wholly-owned subsidiaries which act as general partner were disregarded, we would be liable for the debts and other obligations of the subsidiaries that own our facilities. In such event, if any of these subsidiaries were unable to pay their debts and other obligations, we would be liable for such debts and other obligations beyond the amount of our investment in these subsidiaries. These obligations could include unforeseen contingent liabilities.
Tax Risks Associated With Our Status as a REIT
Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.
      We believe that we qualify as a REIT for federal income tax purposes and have elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. Our qualification as a REIT depends on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke the REIT election, which it may do without stockholder approval.
      If we lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income; therefore we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.
      As a result of all these factors, a failure to achieve or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common stock.

Failure to make required distributions would subject us to tax.
      In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.
      We intend to pay out our income to our stockholders in a manner that satisfies the distribution requirement and avoids corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow to pay distributions to our stockholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.
We will pay some taxes and therefore may have less cash available for distribution to our stockholders.
      We will be required to pay some U.S. federal, state and local taxes on the income from the operations of our taxable REIT subsidiary, MPT Development Services, Inc. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties. To the extent that we are or our taxable REIT subsidiary is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities.
      To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of securities that are not qualifying assets under the test requiring that 75% of a REIT’s assets consist of real estate and other related assets. Further, a taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider that is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to the facility. Thus, compliance with the REIT requirements may limit our flexibility in executing our business plan.
Our loan to Vibra could be recharacterized as equity, in which case our rental income from Vibra would not be qualifying income under the REIT rules and we could lose our REIT status.
      In connection with the acquisition of the Vibra Facilities, our taxable REIT subsidiary made a loan to Vibra in an aggregate amount of approximately $41.4 million to acquire the operations at the Vibra Facilities. Our taxable REIT subsidiary also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes, which has been paid in full. The acquisition loan bears interest at an annual rate of 10.25%. Our operating partnership loaned the funds to our taxable REIT subsidiary to make these loans. The loan from our operating partnership to our taxable REIT subsidiary bears interest at an annual rate of 9.25%.
      The Internal Revenue Service, or IRS, may take the position that the loans to Vibra should be treated as equity interests in Vibra rather than debt, and that our rental income from Vibra should not be treated as qualifying income for purposes of the REIT gross income tests. If the IRS were to successfully treat the loans to Vibra as equity interests in Vibra, Vibra would be a “related party tenant” with respect to our company and the rent that we receive from Vibra would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat the loans to Vibra as interests held by our operating partnership rather than by our taxable REIT subsidiary and to treat the loans as other than straight debt, we would fail the 10% asset test with respect to such interests and, as a result, could lose our REIT status, which would subject us to corporate level income tax and adversely affect our ability to make distributions to our stockholders.
Risks Relating to an Investment in Our Common Stock
The market price and trading volume of our common stock may be volatile.
      On July 13, 2005, we completed an initial public offering of our common stock, which is listed on the New York Stock Exchange. While there has been significant trading in our common stock since the initial public offering, we cannot assure you that an active trading market in our common stock will be sustained. Even if active trading of our common stock continues, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price.
      We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.
Broad market fluctuations could negatively impact the market price of our common stock.
      In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.
Future sales of common stock may have adverse effects on our stock price.
      We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. We may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of facilities and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.
An increase in market interest rates may have an adverse effect on the market price of our securities.
      One of the factors that investors may consider in deciding whether to buy or sell our securities is our distribution rate as a percentage of our price per share of common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our securities or seek securities paying higher distributions or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our facilities and our related distributions to stockholders, and not from the underlying appraised value of the facilities themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. In addition, rising interest rates would result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.

A WARNING ABOUT FORWARD LOOKING STATEMENTS
      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases;

•	our ability to use effectively the proceeds of our initial public offering;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.
      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” “Our Business” and “Our Portfolio;”

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business strategy;

•	changes in healthcare laws and regulations;

•	availability, terms and development of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.
      When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
      We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

CAPITALIZATION
      The following table sets forth:

•	our actual capitalization as of September 30, 2005; and

•	our pro forma capitalization, as adjusted to give effect to (i) a distribution of $0.18 per share declared on November 18, 2005 and payable on January 19, 2006 to stockholders of record on December 15, 2005; and (ii) a loan funded through the Company’s revolving credit facility which was entered into in October 2005.

	As of
	September 30, 2005

		Pro Forma,
	Historical	As Adjusted

Long term debt	$40,366,667	$80,366,667
Minority interests	2,137,500	2,137,500
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 39,292,885 shares issued and outstanding at September 30, 2005	39,293	39,293	(1)
Additional paid in capital	359,866,949	359,866,949
Accumulated deficit	(2,584,400)	(9,778,832)

Total stockholders’ equity	357,321,842	350,127,410

Total capitalization	$399,826,009	$432,631,577

(1)	Excludes (i) 79,500 shares of restricted common stock awarded to one of our executive officers and employees in April 2005, 106,000 shares of restricted common stock awarded to our founders in July 2005 and 490,680 shares of restricted common stock awarded to our executive officers and directors in August 2005, all such awards under our equity incentive plan; (ii) 100,000 shares of common stock issuable upon the exercise of stock options granted to our independent directors under our equity incentive plan, options for 46,664 shares of which are vested; (iii) 5,000 shares of common stock issuable in October 2007, 7,500 shares of common stock issuable in March 2008 and 10,000 shares of common stock issuable in October 2008 pursuant to deferred stock units awarded under our equity incentive plan to our independent directors; and (iv) 3,891,831 shares of common stock available for future awards under our equity incentive plan.

DISTRIBUTION POLICY
      We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income, if any, so as to avoid paying corporate level income tax and excise tax on our REIT income and to qualify for the tax benefits accorded to REITs under the Code. In order to maintain our status as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income, excluding net capital gain. See “United States Federal Income Tax Considerations.” The distributions will be authorized by our board of directors and declared by us based upon a number of factors, including:

•	our actual results of operations;

•	the rent received from our tenants;

•	the ability of our tenants to meet their other obligations under their leases and their obligations under their loans from us;

•	debt service requirements;

•	capital expenditure requirements for our facilities;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code; and

•	other factors that our board of directors may deem relevant.
      To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries. Our ability to make distributions to our stockholders will depend on our receipt of distributions from our operating partnership.
      The table below is a summary of our distributions. We cannot assure you that we will have cash available for future quarterly distributions at these levels, or at all. See “Risk Factors.”

			Distribution per Share
Declaration Date	Record Date	Date of Distribution	of Common Stock

November 18, 2005	December 15, 2005	January 29, 2006	$0.18
August 18, 2005	September 15, 2005	September 29, 2005	$0.17
May 19, 2005	June 20, 2005	July 14, 2005	$0.16
March 4, 2005	March 16, 2005	April 15, 2005	$0.11
November 11, 2004	December 16, 2004	January 11, 2005	$0.11
September 2, 2004	September 16, 2004	October 11, 2004	$0.10
      The two distributions declared in 2004, aggregating $0.21 per share, were comprised of approximately $0.13 per share in ordinary income and $0.08 per share in return of capital. For federal income tax purposes, our distributions were limited in 2004 to our tax basis earnings and profits of $0.13 per share. Accordingly, for tax purposes, $0.08 per share of the distributions we paid in January 2005 will be treated as a 2005 distribution; the tax character of this amount, along with that of the April 15, 2005, July 14, 2005 and September 29, 2005 distributions, will be determined subsequent to determination of our 2005 taxable income.

SELECTED FINANCIAL INFORMATION
      You should read the following pro forma and historical information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma consolidated financial statements and related notes thereto included elsewhere in this prospectus.
      The following table sets forth our selected financial and operating data on an historical and pro forma basis. Our selected historical balance sheet information as of December 31, 2004, and the historical statement of operations and other data for the year ended December 31, 2004, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical balance sheet information as of September 30, 2005 and the historical statement of operations and other data for the nine months ended September 30, 2005 have been derived from our unaudited historical balance sheet as of September 30, 2005 and from our unaudited statement of operations for the nine months ended September 30, 2005 included elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the U.S.
      The unaudited pro forma consolidated balance sheet data as of September 30, 2005, are presented as if completion of our probable acquisition had occurred on September 30, 2005.
      The unaudited pro forma consolidated statement of operations and other data for the nine months ended September 30, 2005 are presented as if our acquisition of the Desert Valley Facility, the Covington Facility, the Chino Facility, the Denham Springs Facility and the Redding Facility along with the completion of our probable acquisitions had occurred on January 1, 2005, and our December 31, 2004 unaudited pro forma consolidated statement of operations are presented as if our acquisition of the current portfolio of facilities (the six Vibra Facilities, the Desert Valley Facility, the Covington Facility, the Chino Facility, the Denham Springs Facility and the Redding Facility), our making of the Vibra loans and completion of our probable acquisitions had occurred on January 1, 2004. The pro forma information does not give effect to any of our facilities under development or probable development transactions. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	For the Nine Months Ended		For the Year Ended
	September 30, 2005		December 31, 2004

	Pro Forma	Historical	Pro Forma	Historical

Operating information:
Revenues
Rent income	$26,273,517	$18,364,389	$32,808,106	$8,611,344
Interest income from loans	6,368,607	3,562,857	9,037,049	2,282,115

Total revenues	32,642,124	21,927,246	41,845,155	10,893,459
Operating expenses
Depreciation and amortization	4,645,242	2,986,790	6,193,653	1,478,470
General and administrative	5,595,416	5,595,416	5,057,284	5,057,284
Total operating expenses	10,357,499	8,699,047	12,023,286	7,214,601
Operating income	22,284,625	13,228,199	29,821,869	3,678,858
Net other income (expense)	(2,132,363)	(32,363)	(1,902,509)	897,491
Net income	20,152,262	13,195,836	27,919,360	4,576,349
Net income per share, basic	0.67	0.44	1.45	0.24
Net income per share, diluted	0.67	0.44	1.45	0.24
Weighted average shares outstanding — basic	29,975,971	29,975,971	19,310,833	19,310,833
Weighted average shares outstanding — diluted	29,999,381	29,999,381	19,312,634	19,312,634

			As of
	As of September 30, 2005		December 31, 2004

	Pro Forma	Historical	Historical

Balance Sheet information:
Gross investment in real estate assets	$328,342,475	$266,106,299	$151,690,293
Net investment in real estate	323,877,215	261,641,039	150,211,823
Construction in progress	78,435,280	78,484,104	24,318,098
Cash and cash equivalents	36,896,094	100,826,702	97,543,677
Loans receivable	86,895,611	52,895,611	50,224,069	(1)
Total assets	463,898,155	431,592,587	306,506,063
Total debt	80,366,667	40,366,667	56,000,000
Total liabilities	111,633,245	72,133,245	73,777,619
Total stockholders’ equity	350,127,410	357,321,842	231,728,444
Total liabilities and stockholders’ equity	463,898,155	431,592,587	306,506,063

	For the Nine Months Ended		For the Year Ended
	September 30, 2005		December 31, 2004

	Pro Forma	Historical	Pro Forma	Historical

Other information:
Funds from operations(2)	$24,797,504	$16,182,626	$34,113,013	$6,054,819
Cash Flows:
Provided by operating activities		16,094,005		9,918,898
Used for investing activities		(107,692,381)		(195,600,642)
Provided by financing activities		94,881,401		283,125,421

(1)	Includes $1.5 million in commitment fees payable to us by Vibra.

(2)	Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

The following table presents a reconciliation of FFO to net income for the nine months ended September 30, 2005 and for the year ended December 31, 2004 on an actual and pro forma basis.

	For the Nine Months		For the Year Ended
	Ended September 30, 2005		December 31, 2004

	Pro Forma	Historical	Pro Forma	Historical

Funds from operations:
Net income	$20,152,262	$13,195,836	$27,919,360	$4,576,349
Depreciation and amortization	4,645,242	2,986,790	6,193,653	1,478,470

Funds from operations — FFO	$24,797,504	$16,182,626	$34,113,013	$6,054,819

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      We were recently formed and did not commence revenue generating operations until June 2004. Please see “Risk Factors — Risks Relating to Our Business and Growth Strategy” for a discussion of risks relating to our limited operating history. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus.
Overview
      We were incorporated under Maryland law on August 27, 2003 primarily for the purpose of investing in and owning net-leased healthcare facilities across the United States. We also make real estate mortgage loans and other loans to our tenants. We have operated as a real estate investment trust (“REIT”) since April 6, 2004, and accordingly, elected REIT status upon the filing in September 2005 of our calendar year 2004 Federal income tax return. Our existing tenants are, and our prospective tenants will generally be, healthcare operating companies and other healthcare providers that use substantial real estate assets in their operations. We offer financing for these operators’ real estate through 100% lease and mortgage financing and generally seek lease and loan terms of at least 10 years with a series of shorter renewal terms at the option of our tenants and borrowers. We also have included and intend to include annual contractual rate increases that in the current market range from 1.5% to 3.0%. Our existing portfolio escalators range from 2.0% to 2.5%. In addition to the base rent, our leases require our tenants to pay all operating costs and expenses associated with the facility.
      We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases. We also make mortgage loans to healthcare operators secured by their real estate assets. We selectively make loans to certain of our operators through our taxable REIT subsidiary, the proceeds of which are used for acquisitions and working capital. We consider our lending business an important element of our overall business strategy for two primary reasons: (1) it provides opportunities to make income-earning investments that yield attractive risk-adjusted returns in an industry in which our management has expertise, and (2) by making debt capital available to certain qualified operators, we believe we create for our company a competitive advantage over other buyers of, and financing sources for, healthcare facilities. For purpose of Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, we conduct business operations in one segment.
      At September 30, 2005, we owned nine operating healthcare facilities and held a mortgage loan secured by another. In addition, we were in the process of developing four additional healthcare facilities that were not yet in operation. We had one acquisition loan outstanding, the proceeds of which our tenant used for the acquisition of six hospital operating companies. The 13 facilities we owned and the one facility on which we had made a mortgage loan were in nine states, had a carrying cost of approximately $267.6 million and comprised approximately 62.0% of our total assets. Our acquisition and other loans of approximately $46.9 million represented approximately 10.9% of our total assets. We do not expect such loan assets at any time to exceed 20% of our total assets. We also had cash and temporary investments of approximately $100.8 million that represented approximately 23.4% of our assets. Subsequent to September 30, 2005, we used $25.7 million of cash to pay down debt and approximately $13.8 million for development expenditures. We expect to use a significant amount of additional cash to acquire properties in the fourth quarter of 2005 and the first quarter of 2006, after which we intend to utilize borrowings under our existing revolving credit facility and construction loan for additional acquisitions and development expenditures.
      Our revenues are derived from rents we earn pursuant to the lease agreements with our tenants and from interest income from loans to our tenants and other facility owners. Our tenants operate in the healthcare industry, generally providing medical, surgical and rehabilitative care to patients. The capacity of our tenants to pay our rents and interest is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our tenants operate is generally positive for efficient operators. However, our tenants’ operations are subject to economic, regulatory and market conditions that may affect their profitability. Accordingly, we monitor certain key factors, changes to which we believe may provide early indications of conditions that may affect the level of risk in our lease and loan portfolio.
      Key factors that we consider in underwriting prospective tenants and in monitoring the performance of existing tenants include the following:

•	the historical and prospective operating margins (measured by a tenant’s earnings before interest, taxes, depreciation, amortization and facility rent) of each tenant and at each facility;

•	the ratio of our tenants’ operating earnings both to facility rent and to facility rent plus other fixed costs, including debt costs;

•	trends in the source of our tenants’ revenue, including the relative mix of Medicare, Medicaid/ MediCal, managed care, commercial insurance, and private pay patients; and

•	the effect of evolving healthcare regulations on our tenants’ profitability.
      Certain business factors, in addition to those described above that directly affect our tenants, will likely materially influence our future results of operations. These factors include:

•	trends in the cost and availability of capital, including market interest rates, that our prospective tenants may use for their real estate assets instead of financing their real estate assets through lease structures;

•	unforeseen changes in healthcare regulations that may limit the opportunities for physicians to participate in the ownership of healthcare providers and healthcare real estate;

•	reductions in reimbursements from Medicare, state healthcare programs, and commercial insurance providers that may reduce our tenants’ profitability and our lease rates, and;

•	competition from other financing sources.
      At December 31, 2005, we had 18 employees. Over the next 12 months, we expect to add five to 10 additional employees as we acquire new properties and manage our existing properties and loans.
Critical Accounting Policies
      In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates about certain types of transactions and account balances. We believe that our estimates of the amount and timing of lease revenues, credit losses, fair values and periodic depreciation of our real estate assets, stock compensation expense, and the effects of any derivative and hedging activities will have significant effects on our financial statements. Each of these items involves estimates that require us to make subjective judgments. We intend to rely on our experience, collect historical data and current market data, and develop relevant assumptions to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgment on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Our accounting estimates will include the following:
      Revenue Recognition. Our revenues, which are comprised largely of rental income, include rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the initial term of the lease. Since some of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record as an asset, and include in revenues, straight-line rent that we will only receive if the tenant makes all rent payments required through the expiration of the term of the lease.
      Accordingly, our management must determine, in its judgment, to what extent the straight-line rent receivable applicable to each specific tenant is collectible. We review each tenant’s straight-line rent receivable on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates, and economic conditions in the area in which the facility is located. In the event that the collectibility of straight-line rent with respect to any given tenant is in doubt, we are required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and stockholders’ equity. At that time, we stop accruing additional straight-line rent income.
      Our development projects normally allow for us to earn what we term “construction period rent”. Construction period rent accrues to us during the construction period based on the funds which we invest in the facility. During the construction period, the unfinished facility does not generate any earnings for the lessee/operator which can be used to pay us for our funds used to build the facility. In such cases, the lessee/operator pays the accumulated construction period rent over the term of the lease beginning when the lessee/operator takes physical possession of the facility. We record the accrued construction period rent as deferred revenue during the construction period, and recognize earned revenue as the construction period rent is paid to us by the lessee/operator.
      We make loans to our tenants and from time to time may make construction or mortgage loans to facility owners or other parties. We recognize interest income on loans as earned based upon the principal amount outstanding. These loans are generally secured by interests in real estate, receivables, the equity interests of a tenant, or corporate and individual guarantees. As with straight-line rent receivables, our management must also periodically evaluate loans to determine what amounts may not be collectible. Accordingly, a provision for losses on loans receivable is recorded when it becomes probable that the loan will not be collected in full. The provision is an amount which reduces the loan to its estimated net receivable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any. At that time, we discontinue recording interest income on the loan to the tenant.
      Investments in Real Estate. We record investments in real estate at cost, and we capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. While our tenants are generally responsible for all operating costs at a facility, to the extent that we incur costs of repairs and maintenance, we expense those costs as incurred. We compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures, and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.
      We are required to make subjective assessments as to the useful lives of our facilities for purposes of determining the amount of depreciation expense to record on an annual basis with respect to our investments in real estate improvements. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate improvements, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.
      We have adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 requires that the operations related to facilities that have been sold, or that we intend to sell, be presented as discontinued operations in the statement of operations for all periods presented, and facilities we intend to sell be designated as “held for sale” on our balance sheet.
      When circumstances such as adverse market conditions indicate a possible impairment of the value of a facility, we review the recoverability of the facility’s carrying value. The review of recoverability is based on our estimate of the future undiscounted cash flows, excluding interest charges, from the facility’s use and eventual disposition. Our forecast of these cash flows considers factors such as expected future operating income, market and other applicable trends, and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a facility, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the facility. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate.
      Purchase Price Allocation. We record above-market and below-market in-place lease values, if any, for the facilities we own which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any resulting capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Because our strategy to a large degree involves the origination of long term lease arrangements at market rates, we do not expect the above-market and below-market in-place lease values to be significant for many of our anticipated transactions.
      We measure the aggregate value of other intangible assets to be acquired based on the difference between (i) the property valued with existing leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each targeted facility as a result of our pre-acquisition due diligence, marketing, and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which we expect to range primarily from three to 18 months, depending on specific local market conditions. Management also estimates costs to execute similar leases including leasing commissions, legal costs, and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.
      The total amount of other intangible assets to be acquired, if any, is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each prospective tenant’s lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, and expectations of lease renewals, including those existing under the terms of the lease agreement, among other factors.
      We amortize the value of in-place leases to expense over the initial term of the respective leases, which range primarily from 10 to 15 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.
      Accounting for Derivative Financial Investments and Hedging Activities. We expect to account for our derivative and hedging activities, if any, using SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 149, which requires all derivative instruments to be carried at fair value on the balance sheet.
      Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We expect to formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. We plan to review periodically the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges, if any, will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within stockholders’ equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, which we expect to affect the Company primarily in the form of interest rate risk or variability of interest rates, are considered fair value hedges under SFAS No. 133. We are not currently a party to any derivatives contracts.
      Variable Interest Entities. In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revision to FIN 46, which is termed FIN 46(R). FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and provides guidance on the identification of entities for which control is achieved through means other than voting rights, guidance on how to determine which business enterprise should consolidate such an entity, and guidance on when it should do so. This model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. An entity meeting either of these two criteria is a variable interest entity, or VIE. A VIE must be consolidated by any entity which is the primary beneficiary of the VIE. If an entity is not the primary beneficiary of the VIE, the VIE is not consolidated. We periodically evaluate the terms of our relationships with our tenants and borrowers to determine whether we are the primary beneficiary and would therefore be required to consolidate any tenants or borrowers that are VIEs. Our evaluations of our transactions indicate that we have loans receivable from two entities which we classify as VIEs. However, because we are not the primary beneficiary of these VIEs, we do not consolidate these entities in our financial statements.
      Stock-Based Compensation. We currently apply the intrinsic value method to account for the issuance of stock options under our equity incentive plan in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. In this regard, we anticipate that a substantial portion of our options will be granted to individuals who are our officers or directors. Accordingly, because the grants are expected to be at exercise prices that represent fair value of the stock at the date of grant, we do not currently record any expense related to the issuance of these options under the intrinsic value method. If the actual terms vary from the expected, the impact to our compensation expense could differ.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock Based Compensation. SFAS No. 123(R) establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. The impact of SFAS No. 123(R) will also be affected by the types of stock-based awards that our board of directors chooses to grant. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required, which primarily applies to stock options granted at the then current market price per share of stock. Our existing equity incentive plan allows for stock-based awards to be in the form of options, restricted stock, restricted stock units and deferred stock units. Currently, we expect that our board of directors will make awards in the form of restricted stock, restricted stock units and deferred stock units. The SEC has ruled that both SFAS No. 123 and SFAS 123(R) are acceptable GAAP until SFAS No. 123(R) becomes effective for our annual and interim periods beginning January 1, 2006. However, we have elected to continue following the guidelines of SFAS No. 123 to account for our awards of restricted stock. During the three and nine month periods ended September 30, 2005, we recorded $555,409 and $602,403 of expense for restricted shares issued to employees, officers and directors.

Liquidity and Capital Resources
      As of November 30, 2005, after the loan transactions described below, we have approximately $38.2 million in cash and temporary liquid investments. In October 2005, we entered into a four-year $100.0 million secured revolving credit facility, using proceeds to replace our existing $75.0 million term loan, which had a balance of approximately $40.0 million. We have borrowed approximately $65.0 million under the revolving credit facility. The loan is secured by a collateral pool comprised of several of our properties. The six properties currently in the collateral pool provide available borrowing capacity of approximately $68.5 million. We believe we have sufficient value in our other properties to increase the availability under the credit facility to its present maximum of $100.0 million. Under the terms of the credit agreement, we may increase the maximum commitment to $175.0 million subject to adequate collateral valuation and payment of customary commitment fees. In addition to availability under the revolving credit facility, we have approximately $43.0 million available under a construction/term facility with a bank.
      At September 30, 2005, we had remaining commitments to complete the funding of four development projects aggregating approximately $123.5 million as described below (in millions):

	Original	Cost	Remaining
	Commitment	Incurred	Commitment

North Cypress community hospital	$64.0	$12.2	$51.8
West Houston community hospital and medical office building	64.0	54.2	9.8
Bucks County women’s hospital and medical office building	38.0	11.4	26.6
Monroe County community hospital	35.5	0.2	35.3

Total	$201.5	$78.0	$123.5

      We also have commitments of approximately $52.0 million to purchase an existing healthcare facility, to purchase another existing healthcare facility and make related loans and to develop a healthcare facility. Although these commitments are not binding on us and closing of the transactions is subject to certain conditions, we expect to complete these transactions during the first and second quarters of 2006. These possible transactions are subject to various contingencies that must be satisfied before definitive agreements are executed. Accordingly, there is no assurance that these transactions will be consummated.
      We believe that our existing cash and temporary investments, funds available under our existing loan agreements and cash flow from operations will be sufficient for us to complete the acquisitions and developments described above, provide for working capital, and make distributions to our stockholders. We also believe that additional capital resources will be available to us to continue to execute our business plan of increasing our healthcare real estate assets. We expect these resources will include various types of additional debt, including long-term, fixed-rate mortgage loans, variable-rate term loans, and construction financing facilities. Generally, we believe we will be able to finance up to approximately 50-60% of the cost of our healthcare facilities; however, there is no assurance that we will be able to obtain or maintain those levels of debt on our portfolio of real estate assets on favorable terms in the future.

Financing Activities
      In the first nine months of 2005, we raised $126.2 million, net of offering costs and expenses, from our IPO. We also borrowed an additional $19.0 million on our term loan, for a total of $75.0 million of loan proceeds on the term loan, and subsequently repaid the term loan with proceeds from our recently executed $100.0 million secured revolving credit facility. The facility, and our expectations concerning future financing activities are further described above under Liquidity and Capital Resources. We also sold $1.1 million in limited partnership units in our West Houston medical office building partnership (a subsidiary of our Operating Partnership). Our sale of such interests in certain of our healthcare facilities is based on a strategy of encouraging physicians and other parties to locate their practices in or near our healthcare facilities; however, we do not consider this strategy integral to our capital raising process.

Investing Activities
      In the first nine months of 2005, we made investments in four existing healthcare facilities with an aggregate investment value of $66.3 million, and net cash outlays of $61.4 million, after subtracting contingent payments and facility improvement reserves, and including a $6.0 million first mortgage loan that was converted to a sale-leaseback arrangement subsequent to September 30, 2005. We also invested $53.8 million in our development projects. In February 2005, Vibra reduced the principal amount of its loans by $7.7 million. Our expectations about future investing activities are described above under Liquidity and Capital Resources.
Results of Operations
      Our historical operations are generated substantially by investments we have made since we completed our private offering and raised approximately $233.5 million in common equity in the second quarter of 2004 and since we completed our IPO and raised approximately $125.6 million in common equity in the third quarter of 2005. We also are in the process of developing additional healthcare facilities that have not yet begun generating revenue, and we expect to acquire additional existing healthcare facilities in the foreseeable future. Accordingly, we expect that future results of operations will vary materially from our historical results.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004
      Net income for the three months ended September 30, 2005, was $5,256,091 compared to net income of $2,628,938 for the three months ended September 30, 2004, a 99.9% increase. We completed our private offering of common equity early in the second quarter of 2004, prior to which we had no revenues and limited operations. At September 30, 2004, we had six operating properties, one development property in the early stages of construction and 10 employees. At September 30, 2005, we had nine operating properties, three development properties (the Monroe County development project commenced in October, 2005), and 17 employees.
      A comparison of revenues for the three month periods ended September 30, 2005 and 2004, is as follows:

	2005		2004		Change

Base rents	$5,320,454	64.8%	$2,874,033	57.0%	$2,446,421
Straight-line rents	1,007,062	12.3%	1,142,186	22.7%	(135,124)
Percentage rents	643,757	7.9%	—	—	643,757
Interest from loans	1,218,785	14.8%	1,022,853	20.3%	195,932
Fee income	14,883	0.2%	—	—	14,883

Total revenue	$8,204,941	100.0%	$5,039,072	100.0%	$3,165,869

      Revenue of $8,204,941 in the three months ended September 30, 2005, was comprised of rents (85.0%) and interest and fee income from loans (15.0%). All of this revenue was derived from properties that we have acquired since July 1, 2004. During the three month period ended September 30, 2005, we received percentage rents of approximately $644,000 from Vibra pursuant to provisions in our leases that did not become effective until January 2005. Also, the Desert Valley — Victorville, Vibra — Redding and Gulf States — Covington facilities, which we acquired in the first six months of 2005, provided three months of base rent revenue as compared to no revenue in 2004. Straight-line rents decreased by approximately $135,000 in the three months ended September 30, 2005 compared to the same period of 2005 as a result of scheduled base rent increases related to six Vibra properties. Interest income from loans in the three months ended September 30, 2005 compared to the same period in 2004 increased due to the Denham Springs mortgage loan, which originated in the second quarter of 2005. Vibra accounted for 83.8% and 100.0% of our gross revenues during the three months ended September 30, 2005 and 2004, respectively. The relative size of our Vibra revenue decreased as a result of our diversification of tenants and will continue to decrease as we acquire additional properties and lease them to other tenants.
      We expect our revenue to continue to increase in future quarters as a result of expected acquisitions, completion of projects currently under development, and lease rate escalations that will become effective on January 1, 2006. We also expect that the relative portion of our revenue that is paid by Vibra will continue to decline as a result of continued tenant diversification. Of the expected rental and other revenue increases, none other than a 2.5% increase in Vibra’s rental rate is expected from Vibra.
      Depreciation and amortization during the three months ended September 30, 2005, was $1,170,387, compared to $928,356, during the three months ended September 30, 2004, a 26.1% increase. All of the increased depreciation and amortization is related to property acquisitions. We expect our depreciation and amortization expense to continue to increase commensurate with our acquisition and development activity.
      General and administrative expenses in the three months ended September 30, 2005 and 2004 totaled $1,990,971, and $1,631,600, respectively, an increase of 22.0%. The increase is due primarily to an increase in general office expenses as the number of employees increased from ten to 17 since September 30, 2004. We do not expect our general and administrative expense to increase commensurate with our asset growth. All of our leases are structured as net leases, such that we are not responsible for property management or maintenance. Accordingly, we believe that subsequent to our adding five to ten employees over the next 12 months, we will have sufficient human resources to sustain substantial additional asset growth. During the three months ended September 30, 2005, we also recorded $555,409 of share based compensation expense related to restricted shares granted to employees, officers and directors during the second and third quarters of 2005.
      Interest income (other than from loans) for the three months ended September 30, 2005 and 2004, totaled $767,917 and $188,568, respectively. Interest income increased primarily due to higher cash balances in the three months ended September 30, 2005, as a result of temporary investment of proceeds from our IPO which closed in July, 2005, and the underwriters’ exercise of their over-allotment option in August, 2005. We expect earnings on our temporary investments to decline substantially as we invest these proceeds in real estate and other assets.
      We recorded no interest expense in the three months ended September 30, 2005, because the capitalized cost of our developments exceeded our outstanding loan balances during the period. Capitalized interest was approximately $915,000 during the three months ended September 30, 2005.

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004
      Net income for the nine months ended September 30, 2005, was $13,195,836 compared to net income of $1,065,322 for the nine months ended September 30, 2004.
      A comparison of revenues for the nine month periods ended September 30, 2005 and 2004, is as follows:

	2005		2004		Change

Base rents	$12,936,876	59.0%	$2,874,033	57.0%	$10,062,843
Straight-line rents	3,784,801	17.3%	1,142,186	22.7%	2,642,615
Percentage rents	1,642,712	7.5%	—	—	1,642,712
Interest from loans	3,463,894	15.8%	1,022,853	20.3%	2,441,041
Fee income	98,963	0.4%	—	—	98,963

Total revenue	$21,927,246	100.0%	$5,039,072	100.0%	$16,888,174

      Revenue of $21,927,246 in the nine months ended September 30, 2005, was comprised of rents (83.8%) and interest and fee income from loans (16.2%). All of this revenue was derived from properties that we have acquired since July 1, 2004. Our base and straight-line rents increased in 2005 due to owning the initial six Vibra properties for a full nine months of 2005, plus the addition of the three new facilities in 2005. During the nine month period ended September 30, 2005, we received percentage rents of approximately $1.6 million. Pursuant to our lease terms with Vibra, we were not eligible to receive percentage rent in 2004. Interest income from loans in the nine month period ended September 30, 2005, increased based on the timing and amount of Vibra loan advances and repayments in 2004 and 2005, and on the origination of the Denham Springs loan in 2005. Vibra accounted for 88.4% and 100.0% of our gross revenues during the nine months ended September 30, 2005 and 2004, respectively. See the discussion of future expected results under the three month comparison above.
      Depreciation and amortization during the nine months ended September 30, 2005, was $2,986,790, compared to $928,356, during the nine months ended September 30, 2004. All of the increased depreciation and amortization is related to property acquisitions. We expect our depreciation and amortization expense to continue to increase commensurate with our acquisition and development activity.
      General and administrative expenses in the nine months ended September 30, 2005, and 2004 totaled $5,109,854, and $3,329,559, respectively, an increase of 53.5%. The increase is due primarily to an increase in general office and compensation expenses as the number of employees has increased from ten to 17 since September 30, 2004. See the discussion of future expected results under the three month comparison above. During the nine months ended September 30, 2005, we also recorded $602,403 of share based compensation expense as a result of restricted shares granted to employees, officers and directors during the second and third quarters of 2005.
      Interest income (other than from loans) for the nine months ended September 30, 2005, and 2004, totaled $1,509,903 and $667,857, respectively. Interest income increased due to the amount of offering proceeds temporarily invested in short term, cash equivalent instruments and to higher interest rates in 2005.
Reconciliation of Non-GAAP Financial Measures
      Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. While we believe net income available to common stockholders, as defined by generally accepted accounting principles (GAAP), is the most appropriate measure, our management considers FFO an appropriate supplemental measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.
      As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO in accordance with the NAREIT definition. FFO should not be viewed as a substitute measure of the Company’s operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.
      The following table presents a reconciliation of FFO to net income for the three and nine months ended September 30, 2005 and 2004.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2005	2004	2005	2004

Net income	$5,256,091	$2,628,938	$13,195,836	$1,065,322
Depreciation and amortization	1,170,387	928,356	2,986,790	928,356

Funds from operations — FFO	$6,426,478	$3,557,294	$16,182,626	$1,993,678

Per diluted share amounts:

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Net income	$.14	$.10	$.44	$.06
Depreciation and amortization	.03	.04	.10	.06

Funds from operations — FFO	$.17	$.14	$.54	$.12

Distribution Policy
      We have elected to be taxed as a REIT commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gain, to our stockholders. It is our current intention to comply with these requirements and maintain such status going forward.
      The table below is a summary of our distributions paid or declared in the nine months ended September 30, 2005:

Declaration Date	Record Date	Date of Distribution	Distribution per Share

August 18, 2005	September 15, 2005	September 29, 2005	$.17
May 19, 2005	June 20, 2005	July 14, 2005	$.16
March 4, 2005	March 16, 2005	April 15, 2005	$.11
November 11, 2004	December 16, 2004	January 11, 2005	$.11
      We intend to pay to our stockholders, within the time periods prescribed by the Code, all or substantially all of our annual taxable income, including taxable gains from the sale of real estate and recognized gains on the sale of securities. It is our policy to make sufficient cash distributions to stockholders in order for us to maintain our status as a REIT under the Code and to avoid corporate income and excise tax on undistributed income.
Quantitative and Qualitative Disclosures about Market Risk
      Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.
      In addition to changes in interest rates, the value of our facilities will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary. The changes in the value of our facilities would be reflected also by changes in “cap” rates, which is measured by the current base rent divided by the current market value of a facility.
      If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease future earnings and cash flows by approximately $1,005,000 per year. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $1,005,000 per year. This assumes that the amount outstanding under our variable rate debt remains approximately $100.5 million, the balance as of the date of this prospectus.
      We currently have no assets denominated in a foreign currency, nor do we have any assets located outside of the United States. We also have no exposure to derivative financial instruments.

OUR BUSINESS
Our Company
      We are a self-advised real estate company that acquires, develops and leases healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. From time to time, we also make loans to our tenants. We believe that the United States healthcare delivery system is becoming decentralized and is evolving away from the traditional “one stop,” large-scale acute care hospital. We believe that this change is the result of a number of trends, including increasing specialization and technological innovation and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities. Given these trends and the size, scope and growth of this dynamic industry, we believe there are significant opportunities to acquire and develop net-leased healthcare facilities that are integral components of local healthcare delivery systems.
      Our strategy is to lease the facilities that we acquire or develop to experienced healthcare operators pursuant to long-term net-leases. We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, cancer hospitals, women’s and children’s hospitals, skilled nursing facilities and regional and community hospitals, as well as other specialized single-discipline facilities and ancillary facilities. We believe that these types of facilities will capture an increasing share of expenditures for healthcare services. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician’s order for patient admission, distinguish us as a unique investment alternative among REITs.
      Our management team has extensive experience in acquiring, owning, developing, managing and leasing healthcare facilities; managing investments in healthcare facilities; acquiring healthcare companies; and managing real estate companies. Our management team also has substantial experience in healthcare operations and administration, which includes many years of service in executive positions for hospitals and other healthcare providers, as well as in physician practice management and hospital/physician relations. Therefore, in addition to understanding investment characteristics and risk levels typically important to real estate investors, our management understands the changing healthcare delivery environment, including changes in healthcare regulations, reimbursement methods and patient demographics, as well as the technological innovations and other advances in healthcare delivery generally. We believe that this experience gives us the specialized knowledge necessary to select attractively-located net-leased facilities, underwrite our tenants, analyze facility-level operations and understand the issues and potential problems that may affect the healthcare industry generally and the tenant service area and facility in particular. We believe that our management’s experience in healthcare operations and real estate management and finance will enable us to take advantage of numerous attractive opportunities to acquire, develop and lease healthcare facilities.
      We completed a private placement of our common stock in April 2004 in which we raised net proceeds of approximately $233.5 million. Shortly after completion of our private placement, we began to acquire our current portfolio of 17 facilities, consisting of 14 facilities that are in operation and three facilities that are under development. Five of the facilities that are in operation are rehabilitation hospitals, four are long-term acute care hospitals, one is a community hospital with an integrated medical office building, one is a community hospital with an adjacent medical office building and two are community hospitals. One facility under development is a women’s hospital with an integrated medical office building. Our second facility under development is a community hospital. With respect to our third facility under development, we have entered into a ground sublease with, and an agreement to provide a construction loan to, North Cypress for the development of a community hospital. The facility will be developed on property in which we currently have a ground lease interest. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, subject to certain limited conditions, we will purchase the facility for an amount equal to the cost of construction and lease the facility to the operator for a 15 year lease term. In the event we do not purchase the facility, the ground sublease will continue and the construction loan will become due. In that event, we expect to seek to convert the construction loan to a 15 year term loan secured by the facility.
      We completed an initial public offering of our common stock in July 2005 in which, with the overallotment option that was exercised in August 2005, we raised net proceeds of approximately $125.7 million. With the net proceeds of our initial public offering, along with our available cash and cash equivalents, we intend to expand our portfolio of facilities by acquiring or developing additional net-leased healthcare facilities.
      We employ leverage in our capital structure in amounts determined from time to time by our board of directors. At present, we intend to limit our debt to approximately 50-60% of the aggregate costs of our facilities, although we may temporarily exceed those levels from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.
      In October 2005, we entered into a credit agreement with Merrill Lynch Capital which replaced the loan agreement dated December 31, 2004 between us and Merrill Lynch Capital. The credit agreement provides for secured revolving loans of up to $100.0 million in aggregate principal amount. The principal amount may be increased to $175.0 million at our request. The amounts borrowed are secured by mortgages on real property owned by certain of our subsidiaries and are guaranteed by us. The facilities that we use to secure the amounts under the credit agreement make up the “borrowing base.” The borrowing base, and therefore borrowings, are limited based on (i) the appraised value of the borrowing base and (ii) rent income from and financial performance of the operator lessees of the borrowing base. Interest on borrowings under the credit agreement will accrue monthly at one month LIBOR (4.44% at January 9, 2006), plus a spread which increases as amounts borrowed increase as a percentage of the borrowing base. We must also pay certain fees based on the amount borrowed in any monthly period. The credit agreement expires in October 2009, and may be extended by us for one additional year upon payment of a fee. The credit agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.
      We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million to fund construction costs for our West Houston Facilities. Each construction loan has a term of 18 months and an option on our part to convert the loan to a 30-month term loan upon completion of construction of the West Houston Facility securing that loan. Construction of the West Houston MOB was completed in October 2005, and construction of the West Houston Hospital was completed in November 2005. We have not yet exercised the option to convert the construction loans to term loans. The construction loans are secured by mortgages on the West Houston Facilities, as well as assignments of rents and leases on those facilities. The terms of the construction loan agreements prevent us from allowing the net operating income of the facility used as collateral for any calendar quarter to be less than 1.25 times the principal and interest payments then due and payable under the promissory note for the designated period until the loan is paid in full. In the event that our net operating income falls below the minimum debt service requirement, we must prepay a portion of the principal balance of the promissory note so that the debt service requirement is satisfied and maintained within 10 days of our non-compliance. The construction loans bear interest at the one month LIBOR plus 225 basis points during the construction period and one month LIBOR plus 250 basis points thereafter. The Colonial Bank loans are cross-defaulted. As of the date of this prospectus, there is $35.5 million outstanding under the Colonial Bank loans.
      We believe that we qualify as a REIT for federal income tax purposes and have elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004.

Market Opportunity
      According to the United States Department of Commerce, Bureau of Economic Analysis, healthcare is one of the largest industries in the United States, and was responsible for approximately 15.3% of United States gross domestic product in 2003. Healthcare spending has consistently grown at rates greater than overall spending growth and inflation. As the chart below reflects, healthcare expenditures are projected to increase by more than 7% in 2004 and 2005 to $1.8 trillion and $1.9 trillion, respectively, and are expected to reach $3.1 trillion by 2012.
      We believe that the fundamental reasons for this growth in the demand for healthcare services include the aging and growth of the United States population, the advances in medical technology and treatments, and the increase in life expectancy. As illustrated by the chart below, the projected compound annual growth rate (or CAGR), from 2000 to 2030 of the population of senior citizens is three times the rate projected for the total United States population. This demographic trend is projected to result in an increase in the percentage of United States citizens who are age 65 or older from 12.4% in 2000 to 19.6% in 2030.
Source: United States Bureau of the Census

     To satisfy this growing demand for healthcare services, there is a significant amount of new construction of healthcare facilities. In 2003 alone, $24.5 billion was spent on the construction of healthcare facilities, according to CMS. This represented more than a 9% increase over the $22.4 billion in healthcare construction spending for 2002. The following chart reflects the growth and expected growth in healthcare construction expenditures over the period that began in 1990 and ends in 2012:
      We believe that the United States healthcare delivery system is evolving away from reliance on the traditional “one-stop,” large-scale acute care hospital to one that relies on specialty hospitals and healthcare facilities that focus on single disciplines. We believe that there will be an increasing demand for more accessible, specialized and technologically-advanced healthcare delivery services as the population grows and ages. We own and have targeted for acquisition and development net-leased healthcare facilities providing state-of-the-art healthcare services because we believe these types of facilities represent the future of healthcare delivery.
      We believe that United States healthcare operators are in the early stages of a long-term evolution from a model that favors ownership of healthcare facilities to one that favors long-term net leasing of these facilities. We see two primary reasons for this:

•	First, in our experience, financial arrangements such as bond financing gave non-profit healthcare providers access to inexpensive capital, usually at 100% of the building cost. However, budget constraints on local governments and tighter underwriting standards have greatly reduced the availability of this very inexpensive capital.

•	Second, in our experience, healthcare providers were reimbursed on cost-based reimbursement plans (calculated in part by reference to a provider’s total cost in plant and equipment) which provided no incentive for healthcare providers to make efficient use of their capital. With the evolution of the prospective payment reimbursement system, which reimburses healthcare providers for specific procedures or diagnoses and thus rewards the most efficient providers, healthcare providers are no longer assured of returns on investments in non-revenue producing assets such as the real estate where they operate. Accordingly, in recent years, healthcare providers have begun to convert their owned facilities to long-term lease arrangements thereby accessing substantial amounts of previously unproductive capital to invest in high margin operations and assets.
      In summary, the following market trends have shaped our investment strategy:

•	Decentralization: We believe that healthcare services are increasingly delivered through smaller, more accessible facilities that are designed for specific treatments and medical conditions and that are located near physicians and their patients. Based upon our experience, more healthcare services are delivered in specialized facilities than in acute care hospitals.

•	Specialization: In our experience, the percentage of physicians and other healthcare professionals who practice in a recognized specialty or subspecialty has been increasing for many years. We believe that this creates opportunities for development of additional specialized healthcare facilities as advances in technologies and recognition of new practice specialties result in new treatments for difficult medical conditions.

•	Convenient Patient Care: We believe that healthcare service providers are increasingly seeking to provide specific services in a single location for the convenience of both patients and physicians. These single-discipline centers are primarily located in suburban areas, near patients and physicians, as opposed to the traditional urban hospital setting.

•	Aging Population: We believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities.

•	Use of Capital: We believe that healthcare operators increasingly prefer to conserve their capital for investment in their operations and for new technologies rather than investing it in real estate.
Our Target Facilities
      The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring and developing those net-leased facilities that are specifically designed to reflect the latest trends in healthcare delivery methods. These facilities include:

•	Rehabilitation Hospitals: Rehabilitation hospitals provide inpatient and outpatient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes, and complex neurological, orthopedic, and other conditions. In addition to Medicare certified rehabilitation beds, rehabilitation hospitals may also operate Medicare certified skilled nursing, psychiatric, long-term, or acute care beds. These hospitals are often the best medical alternative to traditional acute care hospitals where under the Medicare prospective payment system there is pressure to discharge patients after relatively short stays.

•	Long-term Acute Care Hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for an acute care hospital.

•	Regional and Community Hospitals: We define regional and community hospitals as general medical/surgical hospitals whose practicing physicians generally serve a market specific area, whether urban, suburban or rural. We intend to limit our ownership of these facilities to those with market, ownership, competitive and technological characteristics that provide barriers to entry for potential competitors.

•	Women’s and Children’s Hospitals: These hospitals serve the specialized areas of obstetrics and gynecology, other women’s healthcare needs, neonatology and pediatrics. We anticipate substantial development of facilities designed to meet the needs of women and children and their physicians as a result of the decentralization and specialization trends described above.

•	Ambulatory Surgery Centers: Ambulatory surgery centers are freestanding facilities designed to allow patients to have outpatient surgery, spend a short time recovering at the center, then return home to complete their recoveries. Ambulatory surgery centers offer a lower cost alternative to general hospitals for many surgical procedures in an environment that is more convenient for both patients and physicians. Outpatient procedures commonly performed include those related to gastrointestinal, general surgery, plastic surgery, ear, nose and throat/audiology, as well as orthopedics and sports medicine.

•	Other Single-Discipline Facilities: The decentralization and specialization trends in the healthcare industry are also creating demands and opportunities for physicians to practice in hospital facilities in which the design, layout and medical equipment are specifically developed, and healthcare professional staff are educated, for medical specialties. These facilities include heart hospitals, ophthalmology centers, orthopedic hospitals and cancer centers.

•	Medical Office Buildings: Medical office buildings are office and clinic facilities occupied and used by physicians and other healthcare providers in the provision of outpatient healthcare services to their patients. The medical office buildings that we target generally are or will be master-leased and adjacent to or integrated with our other targeted healthcare facilities.

•	Skilled Nursing Facilities: Skilled nursing facilities are healthcare facilities that generally provide more comprehensive services than assisted living or residential care homes. They are primarily engaged in providing skilled nursing care for patients who require medical or nursing care or rehabilitation services. Typically these services involve managing complex and serious medical problems such as wound care, coma care or intravenous therapy. They offer both short and long-term care options for patients with serious illness and medical conditions. Skilled nursing facilities also provide rehabilitation services that are typically utilized on a short-term basis after hospitalization for injury or illness.

Underwriting Process
      Our real estate and loan underwriting process focuses on healthcare operations and real estate investment. This process is described in a written policy that requires, among other things, completion of specific elements of due diligence at the appropriate stages, including appraisals, engineering evaluations and environmental assessments, all provided by qualified and independent third parties. All of our executive officers are involved in the acquisition and due diligence process.
      Our acquisition and development selection process includes a comprehensive analysis of the targeted healthcare facility’s profitability, financial trends in revenues and expenses, barriers to competition, the need in the market for the type of healthcare services provided by the facility, the strength of the location and the underlying value of the facility, as well as the financial strength and experience of the prospective tenant and the tenant’s management team. We also analyze the operating history of the specific facility, including the facility’s earnings, cash flow, occupancy and patient and payor mix, in order to evaluate its financial and operating strength.
      When we identify an attractive acquisition or development opportunity based on historical operations and market conditions, we determine the financial value of a potential long-term net-lease arrangement based on our target long-term net-lease capitalization rates, which currently range from 9.5% to 11%, and fixed charge coverage ratios. We compare that financial value to the replacement costs that we estimate by consulting with major healthcare construction contractors, engaging construction engineers or facility assessment consultants as appropriate, and reviewing recent cost studies. In addition, our due diligence process includes obtaining and evaluating title, environmental and other customary third-party reports. In certain instances we have acquired or may acquire a facility from a tenant or proposed tenant at a purchase price in excess of what our tenant or proposed tenant recently paid or expects to pay for that same facility. The investment committee of our board of directors has the authority to approve acquisitions or developments of facilities that exceed $10.0 million.
      We seek to build tenant relationships with healthcare operators that we believe are positioned to prosper in the changing healthcare environment. We seek tenant relationships with operators who, based on our financial and operating analyses, have demonstrated the ability to manage in good and bad economic conditions. In certain cases, we lend funds to prospective tenants to assist them with their acquisition of the operations at the facilities that we intend to acquire and lease to them and for initial working capital needs. See “Our Portfolio — Our Current Portfolio of Facilities.” In these instances, where feasible and in compliance with applicable healthcare laws and regulations, we seek to obtain percentage rents based on the prospective tenant’s revenues in addition to our base rent. Through our detailed underwriting of healthcare operations and real estate, we expect to deliver attractive risk-adjusted returns to our stockholders.
Asset Management
      We actively monitor our facilities, including reviewing periodic financial reporting and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis. Integral to our asset management philosophy is our desire to build long-term relationships with the tenants and, accordingly, we have developed a partnering approach which we believe results in the tenant viewing us as a member of its team. We understand that in order to maximize the value of our investments, our tenants must prosper. Therefore, we expect to work closely with our tenants throughout the terms of our leases in order to foster a long-term working relationship and to maximize the possibility of new business opportunities. For example, we and our prospective tenants typically conduct due diligence in a coordinated manner and share with each other the results of our respective due diligence investigations. During the lease term, we conduct joint evaluations of local facility operations and participate in discussions about strategic plans that may ultimately require our approval pursuant to the terms of our lease agreements. Our chief executive officer, chief financial officer and chief operating officer also communicate frequently with their counterparts at our tenants in order to maintain knowledge about changing regulatory and business conditions. We believe this knowledge equips us to anticipate changes in our tenants’ operations in sufficient time to strategically and financially plan for, rather than react to, changing conditions.
      In addition to our ongoing analyses of our tenants’ operations, our management team actively monitors and researches each healthcare segment in which we own and lease facilities in order to help us recognize changing economic, market and regulatory conditions. Our senior management is not only involved in the underwriting of each asset upon acquisition or development, but is also involved in the asset management process during the entire period in which we own the facility.
Our Formation Transactions
      The following is a summary of our formation transactions:

•	We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration, the membership interests of Medical Properties Trust, LLC were transferred to us and Medical Properties Trust, LLC became our wholly-owned subsidiary. Upon its formation in September 2003, our operating partnership assumed certain obligations of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed and they now collectively hold 1,047,088 shares of our common stock. Our founders agreed to the redemption of a portion of their shares of our common stock for nominal consideration primarily in order to facilitate the completion of our April 2004 private placement.

•	Our operating partnership, MPT Operating Partnership, L.P., was formed in September 2003. Through our wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership.

•	MPT Development Services, Inc., a Delaware corporation that we formed in January 2004, operates as our wholly-owned taxable REIT subsidiary.

•	In April 2004 we completed a private placement of 25,300,000 shares of common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million.

•	On July 13, 2005, we completed an initial public offering of 12,066,823 shares of common stock, priced at $10.50 per share. Of these shares of common stock, 701,823 shares were sold by selling stockholders and 11,365,000 shares were sold by us. Friedman, Billings, Ramsey & Co., Inc. served as the sole book-running manager and J.P. Morgan Securities Inc. served as co-lead manager for the offering. Wachovia Capital Markets, LLC and Stifel, Nicolaus & Company, Incorporated served as co-managers for the offering. The underwriters exercised an option to purchase an additional 1,810,023 shares of common stock to cover over-allotments on August 5, 2005. We raised net proceeds of approximately $125.7 million pursuant to the offering after deducting the underwriting discount and offering expenses.

•	The net proceeds of our private placement and initial public offering, together with borrowed funds, have been or will be used to acquire our current portfolio of 17 facilities. Thus far, we have spent approximately $234.6 million for the 12 existing facilities that we acquired, and funded approximately $56.0 million of a projected total of $63.1 million of development costs for the West Houston Facilities, approximately $9.6 million of a projected total of $38.0 million of development costs for the Bucks County Facility, approximately $11.1 million of a projected total of $35.5 million of development costs for the Monroe Facility and approximately $18.7 million pursuant to the North Cypress construction loan. In addition, we have loaned approximately $47.6 million to Vibra to acquire the operations at the Vibra Facilities and for working capital purposes, $6.2 million of which has been repaid.

      Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean, R. Steven Hamner and James P. Bennett may be considered our founders. Mr. Aldag is serving as chairman of our board of directors and as our president and chief executive officer. Mr. McKenzie is serving as our vice chairman of the board. Mr. McLean is serving as our executive vice president, chief operating officer, treasurer and assistant secretary. Mr. Hamner is serving as our executive vice president and chief financial officer. Mr. Bennett formerly was an owner, officer, director of and consultant to the company’s predecessor, Medical Properties Trust, LLC, but has not been affiliated with us since August 2003.
Our Operating Partnership
      We own our facilities and conduct substantially all of our business through our operating partnership, MPT Operating Partnership, L.P., and its subsidiaries. MPT Operating Partnership, L.P. is a Delaware limited partnership organized by us in September 2003. Our wholly-owned limited liability company, Medical Properties Trust, LLC, serves as the sole general partner of, and holds a 1% interest in, our operating partnership. We also currently own all of the limited partnership interests in our operating partnership, constituting a 99% partnership interest, but may issue limited partnership units from time to time in connection with facility acquisitions and developments. Where permitted by applicable law, we intend to sell equity interests in subsidiaries of our operating partnership in connection with, or subsequent to, the acquisition and development of facilities.
      Holders of limited partnership units of our operating partnership, other than us, would be entitled to redeem their partnership units for shares of our common stock on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing shares of common stock upon redemption of limited partnership units, we may redeem the partnership units tendered for cash in an amount equal to the then-current value of the shares of common stock. Holders of limited partnership units would be entitled to receive distributions equivalent to the dividends we pay to holders of our shares of common stock. As the sole owner of the general partner of our operating partnership, we have the power to manage and conduct our operating partnership’s business, subject to the limitations described in the first amended and restated agreement of limited partnership of our operating partnership. See “Partnership Agreement.”

      MPT Operating Partnership, L.P. is a limited partner of MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., which respectively own the West Houston MOB and the West Houston Hospital. MPT West Houston MOB, LLC and MPT West Houston Hospital, LLC, our wholly-owned subsidiaries, are the respective general partners of these entities. Physicians and others associated with our tenant or subtenants of the West Houston MOB own approximately 24% of the aggregate equity interests in MPT West Houston MOB, L.P. Stealth, L.P., the tenant of the West Houston Hospital and an entity majority-owned by physicians, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P.
      In general, the management and control of the limited partnerships or limited liability companies that own our properties, such as MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., rests with our operating partnership or its subsidiaries. The limited partners or other minority owners in these entities will not participate in the management or control of the business of the partnership or other entity. Although the partnership agreements or limited liability company agreements for future limited partnerships or limited liability companies may vary, our current limited partnership agreements require approval of the limited partners holding a majority of the units in the partnership other than the general partner and its affiliates to:

•	amend the partnership agreement in a manner that would:

•	adversely affect the financial or other rights of the limited partners who are not affiliates of the general partner or positively affect the financial rights or other rights of the general partner or reduce the general partner’s obligations and responsibilities under the limited partnership agreement;

•	impose on the limited partners who are not affiliates of the general partner any obligation to make additional capital contributions to the partnership;

•	adversely affect the rights of certain limited partners without similarly affecting the rights of other limited partners;

•	merge, consolidate or combine with another entity; or

•	determine the terms and the amount of consideration payable for any issuances of additional partnership units to our operating partnership, the general partner or any of their respective affiliates.
      In general, each partner or other equity owner will share in the partnership’s profits, losses and available cash flow pro rata based upon his percentage interest in the partnership. We may hold properties we develop or acquire in the future through structures similar to the structure through which we hold the West Houston Facilities.
MPT Development Services, Inc.
      MPT Development Services, Inc., our taxable REIT subsidiary, was incorporated in January 2004 as a Delaware corporation. MPT Development Services, Inc. is authorized to provide third-party facility planning, project management, medical equipment planning and implementation services, medical office building management services, lending services, including but not limited to acquisition and working capital loans to our tenants, and other services that neither we nor our operating partnership can undertake directly under applicable REIT tax rules. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of securities that are not qualifying assets under the test requiring that 75% of a REIT’s assets consist of real estate and other related assets. Further, a taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider that is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to the facility.

      MPT Development Services, Inc. will pay federal, state and local income taxes at regular corporate rates on its taxable income. MPT Development Services, Inc. has made, and from time to time may make, loans to tenants or prospective tenants to assist them with the acquisition of the operations at facilities leased or to be leased to them and for initial working capital needs. There are currently approximately $46.7 million in such loans outstanding. See “Our Portfolio — Our Current Portfolio of Facilities.”
Depreciation
      Generally, the federal tax basis for our facilities used to determine depreciation for federal income tax purposes will be our acquisition costs for such facilities. To the extent facilities are acquired with units of our operating partnership or its subsidiaries, we will acquire a carryover basis in the facilities. For federal income tax purposes, depreciation with respect to the real property components of our facilities, other than land, generally will be computed using the straight-line method over a useful life of 40 years, for a depreciation rate of 2.50% per year.
Our Leases
      The leases for our facilities are “net” leases with terms requiring the tenant to pay all ongoing operating and maintenance expenses of the facility, including property, casualty, general liability and other insurance coverages, utilities and other charges incurred in the operation of the facilities, as well as real estate taxes, ground lease rent and the costs of capital expenditures, repairs and maintenance. Our leases also provide that our tenants will indemnify us for environmental liabilities. Our current leases range from 11 to 16 years and provide for annual rent escalation and, in the case of the Vibra Facilities and the Bucks County Facility, percentage rent. Our leases require periodic reports and financial statements from our tenants. In addition, our leases contain customary default, termination, and subletting and assignment provisions. See “Our Portfolio — Our Current Portfolio of Facilities.” We anticipate that our future leases will have similar terms, including percentage rent where feasible and in compliance with applicable healthcare laws and regulations.
Environmental Matters
      Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination, including substances currently unknown, that may have been released on the real estate. These laws may impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable might be able to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. Investigation, clean-up and monitoring costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact our investment in that property. In addition, if hazardous substances are located on or released from our properties, we could incur substantial liabilities through a private party personal injury claim, a property damage claim by an adjacent property owner, or claims by a governmental entity or others for other damages, such as natural resource damages. This liability may be imposed under environmental laws or common-law principles.
      Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Government entities can assess significant fines for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws and regulations may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real property for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.
      Prior to closing any facility acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the facilities. These assessments will be carried out in accordance with an appropriate level of due diligence and will generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.
      While we may purchase many of our facilities on an “as is” basis, we intend for all of our purchase contracts to contain an environmental contingency clause, which permits us to reject a facility because of any environmental hazard at the facility.
Competition
      We compete in acquiring and developing facilities with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors. Among the factors adversely affecting our ability to compete are the following:

•	we may have less knowledge than our competitors of certain markets in which we seek to purchase or develop facilities;

•	many of our competitors have greater financial and operational resources than we have; and

•	our competitors or other entities may determine to pursue a strategy similar to ours.
      To the extent that we experience vacancies in our facilities, we will also face competition in leasing those facilities to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market. Virtually all of our facilities operate in a competitive environment, and patients and referral sources, including physicians, may change their preferences for a healthcare facilities from time to time.
Healthcare Regulatory Matters
      The following discussion describes certain material federal healthcare laws and regulations that may affect our operations and those of our tenants. However, the discussion does not address state healthcare laws and regulations, except as otherwise indicated. These state laws and regulations, like the federal healthcare laws and regulations, could affect our operations and those of our tenants. Moreover, the discussion relating to reimbursement for healthcare services addresses matters that are subject to frequent review and revision by Congress and the agencies responsible for administering federal payment programs. Consequently, predicting future reimbursement trends or changes is inherently difficult.

      Ownership and operation of hospitals and other healthcare facilities are subject, directly and indirectly, to substantial federal, state and local government healthcare laws and regulations. Our tenants’ failure to comply with these laws and regulations could adversely affect their ability to meet their lease obligations. Physician investment in us or in our facilities also will be subject to such laws and regulations. We intend for all of our business activities and operations to conform in all material respects with all applicable laws and regulations.
      Anti-Kickback Statute. 42 U.S.C. §1320a-7b(b), or the Anti-Kickback Statute, prohibits, among other things, the offer, payment, solicitation or acceptance of remuneration directly or indirectly in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Violation of the Anti-Kickback Statute is a crime and is punishable by criminal fines of up to $25,000 per violation, five years imprisonment or both. Violations may also result in civil sanctions, including civil penalties of up to $50,000 per violation, exclusion from participation in federal healthcare programs, including Medicare and Medicaid, and additional monetary penalties in amounts treble to the underlying remuneration.
      The Anti-Kickback Statute defines the term “remuneration” very broadly and, accordingly, local physician investment in our facilities could trigger scrutiny of our lease arrangements under the Anti-Kickback Statute. In addition to certain statutory exceptions, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued “Safe Harbor Regulations” that describe practices that will not be considered violations of the Anti-Kickback Statute. These include a safe harbor for space rental arrangements which protects payments made by a tenant to a landlord under a lease arrangement meeting certain conditions. We intend to use our commercially reasonable efforts to structure lease arrangements involving facilities in which local physicians are investors and tenants so as to satisfy, or meet as closely as possible, the conditions for the safe harbor for space rental. We cannot assure you, however, that we will meet all the conditions for the safe harbor, and it is unlikely that we will meet all conditions for the safe harbor in those instances in which percentage rent is contemplated and we have physician investors. In addition, federal regulations require that our tenants with purchase options pay fair market value purchase prices for facilities in which we have physician investment. We intend our lease agreement purchase option prices to be fair market value; however, we cannot assure you that all of our purchase options will be at fair market value. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities. The fact that a particular arrangement does not fall within a statutory exception or safe harbor does not mean that the arrangement violates the Anti-Kickback Statute. The statutory exception and Safe Harbor Regulations simply provide a guaranty that qualifying arrangements will not be prosecuted under the Anti-Kickback Statute. The implication of the Anti-Kickback Statute could limit our ability to include local physicians as investors or tenants or restrict the types of leases into which we may enter if we wish to include such physicians as investors having direct or indirect ownership interests in our facilities.
      Federal Physician Self-Referral Statute. Any physicians investing in our company or its subsidiary entities could also be subject to the Ethics in Patient Referrals Act of 1989, or the Stark Law (codified at 42 U.S.C. § 1395nn). Unless subject to an exception, the Stark Law prohibits a physician from making a referral to an “entity” furnishing “designated health services” paid by Medicare or Medicaid if the physician or a member of his immediate family has a “financial relationship” with that entity. A reciprocal prohibition bars the entity from billing Medicare or Medicaid for any services furnished pursuant to a prohibited referral. Financial relationships are defined very broadly to include relationships between a physician and an entity in which the physician or the physician’s family member has (i) a direct or indirect ownership or investment interest that exists in the entity through equity, debt or other means and includes an interest in an entity that holds a direct or indirect ownership or investment interest in any entity providing designated health services; or (ii) a direct or indirect compensation arrangement with the entity.
      The Stark Law as originally enacted in 1989 only applied to referrals for clinical laboratory tests reimbursable by Medicare. However, the law was amended in 1993 and 1994 and, effective January 1,

1995, became applicable to referrals for an expanded list of designated health services reimbursable under Medicare or Medicaid.
      The Stark Law specifies a number of substantial sanctions that may be imposed upon violators. Payment is to be denied for Medicare claims related to designated health services referred in violation of the Stark Law. Further, any amounts collected from individual patients or third-party payors for such designated health services must be refunded on a timely basis. A person who presents or causes to be presented a claim to the Medicare program in violation of the Stark Law is also subject to civil monetary penalties of up to $15,000 per claim, civil money penalties of up to $100,000 per arrangement and possibly even exclusion from participation in the Medicare and Medicaid programs.
      Final regulations applicable only to physician referrals for clinical laboratory services were published in August 1995. A proposed rule applicable to physician referrals for all designated health services was published in January 1998. In January 2001, CMS published the “Phase I” final rule, which finalized a significant portion of the 1998 proposed rule. On March 26, 2004, CMS issued the second phase of its final regulations addressing physician referrals to entities with which they have a financial relationship (the “Phase II” rule). The Phase II rule addresses and interprets a number of exceptions for ownership and compensation arrangements involving physicians, including the exceptions for space and equipment rentals and the exception for indirect compensation arrangements. The Phase II rule also includes exceptions for physician ownership and investment, including physician ownership of rural providers and hospitals. The new regulation revised the hospital ownership exception to reflect the 18-month moratorium that began December 8, 2003 on physician ownership or investment in specialty hospitals, which was enacted in Section 507 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The Phase II rule became effective on July 26, 2004. Although the 18-month moratorium imposed by Section 507 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 expired on June 8, 2005, a bill introduced in the Senate essentially would make the moratorium permanent with limited exceptions. If enacted, the law would have a retroactive effective date of June 8, 2005.
      In those cases where physicians invest in our subsidiaries or our facilities, we intend to fashion our lease arrangements with healthcare providers to meet the applicable indirect compensation exceptions under the Stark Law, however, no assurance can be given that our leases will satisfy these Stark Law exception requirements. Unlike the Anti-kickback Statute Safe Harbor Regulations, a financial arrangement which implicates the Stark Law must meet the requirements of an applicable exception to avoid a violation of the Stark Law. This may lead to obstacles in permitting local physicians to invest in our facilities or restrict the types of lease arrangements we may enter into if we wish to include such physicians as investors.
      State Self-Referral Laws. In addition to the Anti-Kickback Statute and the Stark Law, state anti-kickback and self-referral laws could limit physician ownership or investment in us, restrict the types of leases we may enter into if such physician investment is permitted or require physician disclosure of our ownership or financial interest to patients prior to referrals.
      Recent Regulatory and Legislative Developments. Medicare Part A pays for hospital inpatient operating and capital related costs associated with acute care hospital inpatient stays on a prospective basis. Pursuant to this inpatient prospective payment system, or IPPS, CMS categorizes each patient case according to a list of diagnosis-related groups, or DRGs. Each DRG has an assigned payment that is based upon the expected amount of hospital resources necessary to treat a patient in that DRG. On August 12, 2005, CMS published a Final Rule for IPPS for fiscal year 2006. The Final Rule includes a 3.7% increase in payment rates, a number of changes to the DRGs and enhancements to the voluntary quality reporting program. Hospitals are required to submit certain clinical data on ten quality measures in order to receive full payment for fiscal year 2006. CMS expects aggregate payments to IPPS hospitals to increase by $3.3 billion over the previous year.
      On August 1, 2003, CMS published the fiscal year 2004 Final Rule for inpatient rehabilitation facilities, or IRFs. Under the Final Rule, all IRFs have received an increase in their prospective payment system rate for fiscal year 2004 due to an across the board 3.2% IRF market basket increase. On

August 15, 2005, CMS published the fiscal year 2006 Final Rule for inpatient rehabilitation facilities, or IRFs. The Final Rule adopts a number of refinements to the IRF prospective payment system, including an across-the-board 1.9% decrease in the standard payment amount based on evidence that coding increases instead of increases in patient acuity have led to increased payments to IRFs. The Final Rule also includes a 3.6% market basket increase and increases from 19.1% to 21.3% the payment rate adjustment for IRFs located in rural areas. Further, the Final Rule reduces the outlier threshold for cases with unusually high costs from $11,211 to $5,132. In addition, the Final Rule contains policy changes including the adoption of new labor market area definitions which are based on the new Core Based Statistical Areas announced by the Office of Management and Budget, or OMB, late in 2000. These increases are expected to benefit those tenants of ours who operate IRFs. These increases benefit those tenants of ours who operate IRFs.
      On May 7, 2004, CMS issued a Final Rule to revise the classification criterion, commonly known as the “75 percent rule,” used to classify a hospital or hospital unit as an IRF. The compliance threshold is used to distinguish an IRF from an acute care hospital for purposes of payment under the Medicare IRF prospective payment system. The Final Rule implements a three-year period to analyze claims and patient assessment data to determine whether CMS will continue to use a compliance threshold that is lower than 75% or not. For cost reporting periods beginning on or after July 1, 2004, and before July 1, 2005, the compliance threshold will be 50% of the IRF’s total patient population. The compliance threshold will increase to 60% of the IRF’s total patient population for cost reporting periods beginning on or after July 1, 2005 and before July 1, 2006, to 65% for cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007, and to 75% for cost reporting periods after July 1, 2007. On July 14, 2005, Senators Rick Santorum and Ben Nelson introduced legislation in response to the Final Rule entitled “Preserving Patient Access to Inpatient Rehabilitation Hospitals Act of 2005.” The legislation seeks to limit the scope of the Final Rule so that additional research may be conducted on the clinical criteria for reimbursement of IRFs. The bill would implement the compliance and enforcement threshold at 50 percent for two years and apply retroactively to facilities that lost their IRF status and payments on or after July 1, 2005, if such facilities are in compliance with the 50 percent threshold. The bill was referred to the Senate Committee on Finance on July 14, 2005. The Budget Reconciliation Conference Agreement, which was approved by the Senate on December 22, 2005 and which will be considered for final passage by the House following its return from recess on or about January 31, 2006, contains a provision that would extend the phase-in period of the “75 percent rule” for one additional year. The bill would require facilities to meet a 60% threshold starting in fiscal year 2006, 65% in fiscal year 2007 and 75% in fiscal year 2008. We do not know whether the legislation will be passed.
      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Act, which contains sweeping changes to the federal health insurance program for the elderly and disabled. The Act includes provisions affecting program payment for inpatient and outpatient hospital services. In total, the Congressional Budget Office estimates that hospitals will receive $24.8 billion over ten years in additional funding due to the Act.
      Rural hospitals, which may include regional or community hospitals, one of our targeted types of facilities, will benefit most from the reimbursement changes in the Act. Some examples of these reimbursement changes include (i) providing that payment for all hospitals, regardless of geographic location, will be based on the same, higher standardized amount which was previously available only for hospitals located in large urban areas, (ii) reducing the labor share of the standardized amount from 71% to 62% for hospitals with an applicable wage index of less than 1.0, (iii) giving hospitals the ability to seek a higher wage index based on the number of hospital employees who take employment out of the county in which the hospital is located with an employer in a neighboring county with a higher wage index, and (iv) improving critical access hospital program conditions of participation requirements and reimbursement. Medicare disproportionate share hospital, or DSH, payment adjustments for hospitals that are not large urban or large rural hospitals will be calculated using the DSH formula for large urban hospitals, up to a 12% cap in 2004 for all hospitals other than rural referral centers, which are not subject to the cap. The Act provides that sole community hospitals, as defined in 42 U.S.C. § 1395 ww(d)(5)(D)(iii), located in rural areas, rural hospitals with 100 or fewer beds, and certain cancer and children’s hospitals shall receive Transitional Outpatient Payments, or TOPs, such that these facilities will be paid as much under the Medicare outpatient prospective payment system, or OPPS, as they were paid prior to implementation of OPPS. As of January 1, 2004 all TOPs for community mental health centers and all other hospitals were otherwise discontinued. The “hold harmless” TOPs provided for under the Act will continue for qualifying rural hospitals for services furnished through December 31, 2005 and for sole community hospitals for cost reporting periods beginning on or after January 1, 2004 and ending on December 31, 2005. Hold harmless TOPs payments continue permanently for cancer and children’s hospitals.
      The Act also requires CMS to provide supplemental payments to acute care hospitals that are located more than 25 road miles from another acute care hospital and have low inpatient volumes, defined to include fewer than 800 discharges per fiscal year, effective on or after October 1, 2004. Total supplemental payments may not exceed 25% of the otherwise applicable prospective payment rate.
      Finally, the Act assures inpatient hospitals that submit certain quality measure data a full inflation update equal to the hospital market basket percentage increase for fiscal years 2005 through 2007. The market basket percentage increase refers to the anticipated rate of inflation for goods and services used by hospitals in providing services to Medicare patients. For fiscal year 2005, the market basket percentage increase for hospitals paid under the inpatient prospective payment system is 3.3%. For those inpatient hospitals that do not submit such quality data, the Act provides for an update of market basket minus 0.4 percentage points.
      The Act also imposed an 18 month moratorium limiting the availability of the “whole hospital exception,” or Whole Hospital Exception, under the Stark Law for specialty hospitals and prohibited physicians investing in rural specialty hospitals from invoking an alternative Stark Law exception for physician ownership or investment in rural providers. The moratorium began upon enactment of the Act and expired June 8, 2005. Under the Whole Hospital Exception, the Stark Law permits a physician to refer a Medicare or Medicaid patient to a hospital in which the physician has an ownership or investment interest so long as the physician maintains staff privileges at the hospital and the physician’s ownership or investment interest is in the hospital as a whole, rather than a subdivision of the facility. Following expiration of the moratorium, CMS issued a statement that it will not issue provider agreements for new specialty hospitals or authorize initial state surveys of new specialty hospitals while it undertakes a review of its procedures for enrolling such facilities in the Medicare program. CMS anticipates completing this review by January 2006. The suspension on enrollment does not apply to specialty hospitals that submitted enrollment applications prior to June 9, 2005 or requested an advisory opinion about the applicability of the moratorium.
      The Budget Reconciliation Conference Agreement requires the Secretary of Health and Human Services to develop and implement a plan within eight months of passage to address issues regarding physician investment in specialty hospitals including concerns with proportionality of investment return, bona fide investment, annual disclosure of investment information, and the appropriate care of Medicare and charity care patients. In addition, the agreement continues the CMS suspension of enrollment of new specialty hospitals until the issuance of the mandated report. We cannot predict whether the bill will be passed.
      Any acquisition or development of specialty hospitals must comply with the current application and interpretation of the Stark Law and, if enacted, the provisions of the Budget Reconciliation Conference Agreement. CMS may clarify or modify its definition of specialty hospital, which may result in physicians who own interests in our tenants being forced to divest their ownership or the enrollment of the hospital for participation in the Medicare Program may be delayed. Although the specialty hospital moratorium under the Act limited, and the proposed Budget Reconciliation Conference Agreement would limit physician ownership or investment in “specialty hospitals” as defined by CMS, they do not limit a physician’s ability to hold an ownership or investment interest in facilities which may be leased to hospital operators or other healthcare providers, assuming the lease arrangement conforms to the requirements of an applicable exception under the Stark Law. We intend to structure all of our leases, including leases containing percentage rent arrangements, to comply with applicable exceptions under the Stark Law and to comply with the Anti-Kickback Statute. We believe that strong arguments can be made that percentage rent arrangements, when structured properly, should be permissible under the Stark Law and the Anti-Kickback Statute; however, these laws are subject to continued regulatory interpretation and there can be no assurance that such arrangements will continue to be permissible. Accordingly, although we do not currently have any percentage rent arrangements where physicians own an interest in our facilities, we may be prohibited from entering into percentage rent arrangements in the future where physicians own an interest in our facilities. In the event we enter into such arrangements at some point in the future and later find the arrangements no longer comply with the Stark Law or Anti-Kickback Statute, we or our tenants may be subject to penalties under the statutes.
      The California Department of Health Services recently adopted regulations, codified as Sections 70217, 70225 and 70455 of Title 22 of the California Code of Regulations, or CCR, which establish minimum, specific, numerical licensed nurse-to-patient ratios for specified units of general acute care hospitals. These regulations are effective January 1, 2004. The minimum staffing ratios set forth in 22 CCR 70217(a) co-exist with existing regulations requiring that hospitals have a patient classification system in place. 22 CCR, 70053.2 and 70217. The licensed nurse-to-patient ratios constitute the minimum number of registered nurses, licensed vocational nurses, and, in the case of psychiatric units, licensed psychiatric technicians, who shall be assigned to direct patient care and represent the maximum number of patients that can be assigned to one licensed nurse at any one time. Over the past several years many hospitals have, in response to managed care reimbursement contracts, cut costs by reducing their licensed nursing staff. The California Legislature responded to this trend by requiring a minimum number of licensed nurses at the bedside. Due to this new regulatory requirement, any acute care facilities we target for acquisition or development in California may be required to increase their licensed nursing staff or decrease their admittance rates as a result. Governor Schwarzenegger issued two emergency regulations in an attempt to suspend the ratios in emergency rooms and delay for three years staffing requirements in general medical units. However, this action was appealed and on June 7, 2005, the Superior Court overturned the two emergency regulations. The Schwarzenegger administration appealed that ruling; however, the Governor withdrew the appeal in November 2005.
      On May 7, 2004, CMS issued a Final Rule to update the annual payment rates for the Medicare prospective payment system for services provided by long term care hospitals. The rule increased the Medicare payment rate for long-term care hospitals by 3.1% starting July 1, 2004. On May 6, 2005, CMS issued a Final Rule to update the annual payment rates for 2006. Beginning July 1, 2005, the Medicare payment rate for long-term care hospitals will increase by 3.4% for patient discharges through June 30, 2006. Medicare expects aggregate payment to these hospitals to increase by $169 million during the 2006 long-term care hospital rate year compared with the 2005 rate year. Long-term care hospitals, one of the types of facilities we are targeting, are defined generally as hospitals that have an average Medicare inpatient length of stay greater than 25 days. In addition, the final rule contains policy changes including the adoption of new labor market area definitions for long-term care hospitals which are based on the new Core Based Statistical Areas announced by the Office of Management and Budget, or OMB, late in 2000.
      The Balanced Budget Act of 1997, or BBA, mandated implementation of a prospective payment system for skilled nursing facilities. Under this prospective payment system, and for cost reporting periods beginning on or after July 1, 1998, skilled nursing facilities are paid a prospective payment rate adjusted for case mix and geographic variation in wages formulated to cover all costs, including routine, ancillary and capital costs. In 1999 and 2000 the BBA was refined to provide for, among other revisions, a 20% add-on for 12 high acuity non-therapy Resource Utilization Grouping categories, or RUG categories, and a 6.7% add-on for all 14 rehabilitation RUG categories. These categories may expire when CMS releases its refinements to the current RUG payment system. On August 4, 2005, CMS published a Final Rule updating skilled nursing facility payment rates for fiscal year 2006. The Final Rule eliminates the temporary add-on payments that Congress directed in the Balanced Budget Refinement Act of 1999 and introduces nine (9) new payment categories. The Final Rule also permanently increases rates for all

RUGs to reflect variations in non-therapy ancillary costs. Further, fiscal year 2006 payment rates include a market basket update increase of 3.1%, a slight increase over what had been anticipated in the Proposed Rule. In addition, the Final Rule contains policy changes including the adoption of new labor market area definitions which are based on the new Core Based Statistical Areas announced by the Office of Management and Budget, or OMB, late in 2000.
      In addition to the legislation and regulations discussed above, on January 12, 2005, the Medicare Payment Advisory Committee, or MedPAC, made extensive recommendations to Congress and the Secretary of HHS including proposing revisions to DRG payments to more fully capture differences in severity of illnesses in an attempt to more equally pay for care provided at general acute care hospitals as compared to specialty hospitals. Furthermore, MedPAC made significant recommendations regarding paying healthcare providers relative to their performance and to the outcomes of the care they provided. MedPAC recommendations have historically provided strong indications regarding future directions of both the regulatory and legislative process.
Insurance
      We have purchased general liability insurance (lessor’s risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases with tenants also require the tenants to carry general liability, professional liability, all risks, loss of earnings and other insurance coverages and to name us as an additional insured under these policies. We expect that the policy specifications and insured limits will be appropriate given the relative risk of loss, the cost of the coverage and industry practice.
Employees
      We employ 17 full-time employees and one part-time employee as of the date of this prospectus. We anticipate hiring approximately five to 10 additional full-time employees during the next 12 months, commensurate with our growth. We believe that our relations with our employees are good. None of our employees is a member of any union.
Legal Proceedings
      We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.
OUR PORTFOLIO
Our Current Portfolio
      Our current portfolio of facilities consists of 17 healthcare facilities, 14 of which are in operation and three of which are under development. The Vibra Facilities consist of four rehabilitation hospitals and two long-term acute care hospitals. The Desert Valley Facility is a community hospital with an integrated medical office building. The Covington Facility is a long-term acute care hospital facility. The Redding Facility is a rehabilitation hospital. The Denham Springs Facility is a long-term acute care hospital. The Chino Facility is a community hospital. The Sherman Oaks Facility is a community hospital. All of the leases for the hospitals described above have initial terms of 15 years. Our current portfolio of facilities also includes the West Houston Hospital and the adjacent West Houston MOB, each of which we developed. The initial lease term for the West Houston Hospital began when construction commenced in July 2004 and will end in November 2020. The initial lease term for the West Houston MOB began when construction commenced in July 2004 and will end in October 2015. One facility under development is the Bucks County Facility. The initial lease term for the Bucks County Facility will begin when construction commences and will end 15 years after completion of construction. We target completion of construction for the Bucks County Facility for August 2006. Our second facility under development is the Monroe Facility. The initial lease term for the Monroe Facility began when construction commenced in October 2005 and will end 15 years after completion of construction. We target completion of construction for the Monroe Facility for

October 2006. With respect to the third facility under development, we have entered into a ground sublease with, and an agreement to provide a construction loan to, North Cypress for the development of a community hospital. The facility will be developed on property in which we currently have a ground lease interest. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, subject to certain limited conditions, we will purchase the facility for an amount equal to the cost of construction and lease the facility to the operator for a 15 year lease term. In the event we do not purchase the facility, the ground sublease will continue and the construction loan will become due. In that event, we expect to seek to convert the construction loan to a 15 year term loan secured by the facility. We anticipate the North Cypress Facility will be completed in December 2006. The leases for all of the facilities in our current portfolio provide for contractual base rent and an annual rent escalator. The leases for the Vibra Facilities and the Bucks County Facility also provide for percentage rent based on an agreed percentage of the tenants’ gross revenue. The following tables set forth information as of the date of this prospectus regarding our current portfolio of facilities:

										Gross
Operating Facilities						2005		2006		Purchase
					2004	Contractual		Contractual		Price or
			Number of		Annualized	Base		Base		Development		Lease
Location	Type	Tenant	Beds(1)		Base Rent	Rent(2)		Rent(2)		Cost(3)		Expiration

Houston, Texas	Community hospital	Stealth, L.P.	105	(4)	$—	$—	(5)	$4,749,005	(5)	$43,099,310	(6)	November 2020(7)
Bowling Green, Kentucky	Rehabilitation hospital	Vibra Healthcare, LLC(8)	60		3,916,695	4,294,990		4,790,113		38,211,658		July 2019
Marlton, New Jersey(9)	Rehabilitation (10) hospital	Vibra Healthcare, LLC(8)	76		3,401,791	3,730,354		4,160,390		32,267,622		July 2019
Victorville, California(11)	Community hospital/medical office building	Desert Valley Hospital, Inc.	83		—	2,341,005		2,856,000		28,000,000		February 2020
New Bedford, Massachusetts	Long-term acute care hospital	Vibra Healthcare, LLC(8)	90		2,262,979	2,426,320		2,767,624		22,077,847		August 2019
Chino, California	Community hospital	Veritas Health Services, Inc.	126		—	180,753		2,103,682		21,000,000		November 2020
Houston, Texas	Medical office building	Stealth, L.P.	n/a		—	503,130	(5)	2,049,415	(5)	20,855,119	(6)	October 2015 (7)
Redding, California(12)	Rehabilitation hospital	Vibra Healthcare, LLC(8)	88		—	950,250	(13)	1,913,949	(13)	20,750,000		June 2020
Sherman Oaks, California	Community hospital	Prime Healthcare Services II, LLC	153		—	—		2,100,000		20,000,000		December 2020
Fresno, California	Rehabilitation hospital	Vibra Healthcare, LLC(8)	62		1,914,829	2,099,773		2,341,835		18,681,255		July 2019
Covington, Louisiana	Long-term acute care hospital	Gulf States Long-Term Acute Care of Covington, L.L.C.	58		—	674,188		1,207,500		11,500,000		June 2020
Thornton, Colorado	Rehabilitation hospital	Vibra Healthcare, LLC(8)	117		870,377	933,200		1,064,471		8,491,481		August 2019
Kentfield, California	Long-term acute care hospital	Vibra Healthcare, LLC(8)	60		783,339	858,998		958,024		7,642,332		July 2019
Denham Springs, Louisiana	Long-term acute care hospital	Gulf States Long Term Acute Care of Denham Springs, L.L.C.	59		—	150,000		645,750		6,000,000		October 2020

Total	—	—	1,137		$13,150,010	$19,097,961		$33,707,758		$298,576,624		—

(1)	Based on the number of licensed beds.

(2)	Based on leases in place as of the date of this prospectus.

(3)	Includes acquisition costs.

(4)	Seventy-one of the 105 beds will be acute care beds operated by Stealth, L.P. and the remaining 34 beds will be long-term acute care beds operated by Triumph Southwest, L.P.

(5)	Based on leases in place as of the date of this prospectus and estimated total development costs. Does not include rents that accrued during the construction period and are payable over the remaining lease term following the completion of construction.

(6)	Estimated total development costs.

(7)	At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the facility from us at a purchase price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.

(8)	The tenant in each case is a separate, wholly-owned subsidiary of Vibra Healthcare, LLC.

(9)	Our interest in this facility is held through a ground lease on the property. The purchase price shown for this facility does not include our payment obligations under the ground lease, the present value of which we have calculated to be $920,579. The calculation of the base rent to be received from Vibra for this facility takes into account the present value of the ground lease payments.

(10)	Thirty of the 76 beds are pediatric rehabilitation beds operated by HBA Management, Inc.

(11)	At any time after February 28, 2007, the tenant has the option to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us.

(12)	Our interest in this facility is held in part through a ground lease on the property. During the term of the ground lease, the tenant will pay the ground lease rent directly to the ground lessor or, at our request, directly to us.

(13)	Of the $20,750,000 million purchase price for this facility, payment of $2.0 million is being deferred pending completion, to our satisfaction, of a conversion of certain beds at the facility to long-term acute care beds and an additional $750,000 of the purchase price is being deferred and will be paid out of a special reserve account to cover the cost of renovations. The 2005 contractual base rent and the 2006 contractual base rent are calculated based on a purchase price of $18.0 million.

				2004
			Number of	Annualized
Location	Type	Tenant	Beds(1)	Base Rent

Houston, Texas	Community hospital	North Cypress Medical Center Operating Company, Ltd.	64	$—
Bensalem, Pennsylvania	Women’s hospital/medical office building (5)	Bucks County Oncoplastic Institute, LLC	30	—
Bloomington, Indiana	Community hospital(8)	Monroe Hospital, LLC	32	—	(9)

Total	—	—	126	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2005		2006		Projected
	Contractual		Contractual		Development	Lease
Location	Base Rent		Base Rent		Cost(2)	Expiration

Houston, Texas	$—	(3)	$—	(3)	$64,028,000	—	(4)
Bensalem, Pennsylvania	—	(6)	1,627,820	(6)	38,000,000	August 2021(7)
Bloomington, Indiana	—	(9)	954,063		35,500,000	October 2021(10)

Total	$—		$2,581,883		$137,528,000	—

(1)	Based on the number of proposed beds.

(2)	Includes acquisition costs.

(3)	During construction of the North Cypress Facility, interest will accrue on the construction loan at a rate of 10.5%. The interest accruing during the construction period will be added to the principal balance of the construction loan. In addition, during the term of the ground sublease, North Cypress will pay us monthly ground sublease rent in an annual amount equal to our ground lease rent plus 10.5% of funds advanced by us under the construction loan.

(4)	Expected to be completed in December 2006. If we purchase this facility upon completion of construction, we will lease it back to North Cypress for an initial term of 15 years.

(5)	Expected to be completed in October 2006.

(6)	Based on the lease in place as of the date of this prospectus, estimated total development costs and estimated date of completion. Assumes completion of construction in October 2006.

(7)	Following completion, the lease term will extend for a period of 15 years.

(8)	Expected to be completed in October 2006.

(9)	Based on the lease in place as of the date of this prospectus, estimated total development costs and estimated date of completion. Assumes completion of construction in October 2006.

(10)	Following completion, the lease term will extend for a period of 15 years.

Vibra Facilities and Loans
      General. We own or ground lease the six Vibra Facilities located in Bowling Green, Kentucky; Marlton, New Jersey; Fresno, California; Kentfield, California; Thornton, Colorado; and New Bedford, Massachusetts. We acquired these facilities from Care Ventures, Inc., an unaffiliated third party, in July and August 2004 for an aggregate purchase price of approximately $127.4 million, including acquisition costs. The purchase price was arrived at through arms-length negotiations with Care Ventures, Inc., based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capabilities of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment. The Vibra Facilities are leased to subsidiaries of Vibra. Our leases of the Vibra Facilities require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.
      Vibra is an affiliate of The Hollinger Group. Vibra has been recently formed and had engaged in no meaningful operations prior to entering into the leases for the Vibra Facilities in July and August 2004. The principals of The Hollinger Group have extensive experience in developing, acquiring, managing and operating specialty healthcare facilities and senior care facilities. Mr. Hollinger, the principal owner of Vibra and the founder and chief executive officer of The Hollinger Group, has 18 years experience in all phases of senior care and healthcare activities. For financial information respecting Vibra and its subsidiaries, see the audited financial statements included elsewhere in this prospectus.
      Vibra Loans and Fees Receivable. At the time we acquired the Vibra Facilities, MPT Development Services, Inc., our taxable REIT subsidiary, made a loan of approximately $41.4 million to Vibra to acquire the operations at these locations. We refer to this loan as the acquisition loan. The acquisition loan accrues interest at the rate of 10.25% per year and is to be repaid over 15 years with interest only for the first three years and the principal balance amortizing over the remaining 12 year period. The acquisition loan may be prepaid at any time without penalty. In connection with the Vibra transactions, Vibra agreed to pay us commitment fees of approximately $1.5 million. MPT Development Services, Inc. also made secured loans totaling approximately $6.2 million to Vibra and its subsidiaries for working capital purposes. The commitment fees were paid, and the working capital loans were repaid, on February 9, 2005.
      As security for the acquisition loan, Vibra has pledged to us all of its interests in each of the tenants of the Vibra Facilities, and Mr. Hollinger has pledged to us his entire interest in Vibra. In addition, Mr. Hollinger, The Hollinger Group and Vibra Management, LLC, another affiliate of Mr. Hollinger, have guaranteed the repayment of the acquisition loan; however, The Hollinger Group and Vibra Management, LLC do not have substantial assets and the liability of Mr. Hollinger under his guaranty is limited to $5.0 million. See “— Lease Guaranties and Security.”
      Vibra has entered into a $20.0 million credit facility with Merrill Lynch, and that loan is secured by an interest in Vibra’s receivables related to the Vibra Facilities. There was approximately $12.9 million outstanding under the facility on September 30, 2005. Our loan to Vibra is subordinate to Merrill Lynch with respect to Vibra’s receivables. At March 31, 2005, Vibra was not in compliance with a facility rent coverage covenant under its Merrill Lynch credit facility. The Merrill Lynch credit facility documents were subsequently amended to retroactively change the rent coverage covenant from a by facility rent coverage to a consolidated rent coverage calculation, such that Vibra was in compliance with the amended covenant at March 31, 2005.
      Leases. Each lease for the Vibra Facilities provides that, so long as the acquisition loan is outstanding, after January 1, 2005, and beginning with the calendar month after the month in which aggregate gross revenues for the Vibra Facilities exceed a revenue threshold, the tenant will pay, in addition to base rent, percentage rent in an amount equal to 2% of revenues for the preceding month. The percentage rent will be paid on a quarterly basis. Each calendar month thereafter during the term of each lease, the percentage rent will be decreased pro rata based on the amount of the principal reduction of the acquisition loan during the previous calendar month; however, the percentage rent will not be decreased below 1% of revenues.
      On March 31, 2005, the leases for the Vibra Facilities were amended to provide (i) that the testing of certain financial covenants will be deferred until the quarter beginning July 1, 2006 and ending September 30, 2006, (ii) that these same financial covenants will be tested on a consolidated basis for all of the Vibra Facilities, (iii) that the reduction in the rate of percentage rent will be made on a monthly rather than annual basis and (iv) that Vibra will escrow insurance premiums and taxes related to the Vibra Facilities at our request. Prior to execution of this amendment, Vibra did not meet the fixed charge coverage ratios required by the lease agreements for the Vibra Facilities. One covenant required that each Vibra Facility maintain a ratio of earnings before interest expense, income tax expense, depreciation expense, amortization expense and base rent (EBITDAR) to total debt payments plus base rent, measured at the end of each quarter, in excess of 125%. The second covenant required that each Vibra Facility maintain a ratio of EBITDAR to base rent, measured at the end of each quarter, in excess of 150%. In the event that either ratio for any Vibra Facility was below the required level for two consecutive fiscal quarters, an event of default would have occurred.
      Capital Improvements. The tenant under each lease for the Vibra Facilities is responsible for all capital expenditures required to keep the facility in compliance with applicable laws and regulations. Beginning on July 1, 2005, each tenant was required to begin making quarterly deposits into a capital improvement reserve account for the particular facility in the amount of $1,500 per bed per year, except that the first deposit will be pro-rated based on one-half of a year. On each January 1 thereafter, the payment of $1,500 per bed per year into the capital improvement reserve will be increased by 2.5%. All capital expenditures made in each year during the term of the lease will be funded first from the capital improvement reserve, and the tenant is required to pay into its respective capital improvement reserve such funds as necessary for all replacements and repairs.
      Lease and Loan Guaranties and Security. We have obtained guaranty agreements from Mr. Hollinger, Vibra, Vibra Management, LLC and The Hollinger Group that obligate them to make loan and lease payments in the event that Vibra or the tenants for the Vibra Facilities fail to do so. We believe that these agreements are important elements of our underwriting of newly-formed healthcare operating companies because they create incentives for their owners and managements to successfully operate our tenants. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the total lease or loan obligations. Mr. Hollinger’s guaranty is limited to $5.0 million, Vibra Management, LLC and The Hollinger Group do not have substantial assets and Vibra’s assets are substantially comprised of operations at the Vibra Facilities. The guaranties of Vibra, Vibra Management and The Hollinger Group relating to the leases for the Vibra Facilities and the Vibra loan are of equal priority with the guaranties relating to the lease for the Redding Facility.
      Each lease for the Vibra Facilities is cross-defaulted with all other leases and other agreements between us, or our affiliates, on the one hand, and the tenant and Mr. Hollinger, or their affiliates, on the other hand, including the lease for the Redding Facility and the Vibra loan. In addition, Vibra has pledged to us all of its interests in each of the tenants, and Mr. Hollinger has pledged to us his interest in Vibra. As security for the leases for the Vibra Facilities, each of the tenants for the Vibra Facilities has granted us a security interest in all personal property, other than receivables, located at the Vibra Facilities. The management fees that the tenants for the Vibra Facilities pay to Vibra Management, LLC are subordinated to the rents payable to us under the leases for the Vibra Facilities.
      We have included the audited and unaudited consolidated financial statements for Vibra as of and for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005. We believe that the financial statements of Vibra are the most meaningful financial information respecting the ability of Vibra to make the lease and loan payments which it is obligated to make to us. We do not believe that historical financial information on the Vibra Facilities prior to our acquisition of those facilities would be meaningful because the facilities had three different owners in the year prior to our acquisition. Also during that time, the owners did not lease those facilities to lessees but operated the facilities themselves, and the facilities were not operated in the same manner as they are currently being operated. We also believe that the financial statements of the guarantors provide limited financial information due to the limited resources which those guarantors possess. We do not believe the financial statements of the Vibra guarantors other than Vibra would be helpful to prospective investors. Therefore, we have provided the financial statements of Vibra Healthcare, LLC, which includes consolidated financial information on the actual lessees of the Vibra Facilities and the parent entity, which is one of the guarantors of the leases and the borrower under the Vibra loan.
      Purchase Option. At the expiration of each lease for the Vibra Facilities, each tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, determined assuming the lease is still in place, or (ii) the purchase price we paid for the facility, including acquisition costs, increased by 2.5% per annum from the date of purchase.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the depreciation and real estate taxes for the Vibra Facilities:

			Depreciation
	Federal Tax Basis					2004 Real Estate
			Annual
	Land	Buildings	Rate	Method	Life in Years	Taxes	Rate

Bowling Green, KY	$3,070,000	$35,141,658	2.5%	Straight-line	40	$24,750	0.07%
Thornton, CO	2,130,000	6,361,481	2.5%	Straight-line	40	186,188	2.18%
Fresno, CA	1,550,000	17,131,255	2.5%	Straight-line	40	102,359	0.61%
Kentfield, CA	2,520,000	5,122,332	2.5%	Straight-line	40	91,201	1.28%
Marlton, NJ	—	32,267,622	2.5%	Straight-line	40	321,903	1.00%
New Bedford, NJ	1,400,000	20,677,847	2.5%	Straight-line	40	251,476	1.14%

Bowling Green, Kentucky
      General. This facility, licensed for 60 beds, is an approximately 62,500 gross square foot rehabilitation hospital located in Bowling Green, Kentucky, which is approximately 60 miles from Nashville, Tennessee. Construction of the facility was completed in 1992. We acquired a fee simple interest in this facility on July 1, 2004 for a purchase price of approximately $38.2 million including acquisition costs.
      Lease. This facility is 100% leased to 1300 Campbell Lane Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15-year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent is equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

Marlton, New Jersey
      General. This facility, licensed for 76 beds, is an approximately 89,139 gross square foot rehabilitation hospital located in Marlton, New Jersey, which is approximately 15 miles from Philadelphia, Pennsylvania. Construction of the facility was completed in 1994. We acquired a ground lease interest in this facility on July 1, 2004 for a purchase price of approximately $32.3 million including acquisition costs. We ground lease the property on which the facility is located from Virtua West Jersey Health System, a New Jersey non-profit corporation, pursuant to a ground lease dated July 15, 1993. The initial term of the ground lease expires in 2030. We have the right to renew the ground lease for an additional term of 35 years upon the satisfaction of certain conditions as set forth in the ground lease.

      Lease. This facility is 100% leased to 92 Brick Road Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent is equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.
      HBA Management, Inc., or HBA, has subleased the entire third floor of the hospital facility, approximately 26,896 square feet, for the operation of a 30-bed pediatric comprehensive rehabilitation unit and related office use, together with certain fixtures, furnishings and equipment located in the subleased premises. The current term of the sublease expires on August 31, 2013. HBA has the option to extend the sublease term for two additional terms of five years each. Base annual rent due under the sublease through September 30, 2005 is approximately $1,112,980 per annum, with adjustments annually thereafter. In addition to base annual rent, HBA is required to pay its proportionate share of all reimbursable expenses.

Fresno, California
      General. This facility, licensed for 62 beds, is an approximately 78,258 gross square foot rehabilitation hospital located in Fresno, California. Construction of the facility was completed in 1990. We acquired a fee simple interest in this facility on July 1, 2004 for approximately $18.7 million including acquisition costs.
      Lease. This facility is 100% leased to 7173 North Sharon Avenue Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent is equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

Thornton, Colorado
      General. This facility is an approximately 141,388 gross square foot rehabilitation hospital located in Thornton, Colorado, which is approximately 10 miles from Denver, Colorado. The facility is licensed for 70 rehabilitation beds, 24 long-term care beds and 23 psychiatric beds. Construction of the original facility was completed in 1962 with additions completed as recently as 1975. We acquired a fee simple interest in this facility on August 17, 2004 for a purchase price of approximately $8.5 million including acquisition costs.
      Lease. This facility is 100% leased to 8451 Pearl Street Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on August 17, 2005, the per annum base rent is equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

New Bedford, Massachusetts
      General. This facility, licensed for 90 beds, is an approximately 70,657 gross square foot long-term acute care hospital located in New Bedford, Massachusetts, which is approximately 45 miles from Boston, Massachusetts. Construction of the original facility was completed in 1942 with additions completed as recently as 1995. We acquired a fee simple interest in this facility on August 17, 2004 for a purchase price of approximately $22.0 million including acquisition costs.
      Lease. This facility is 100% leased to 4499 Acushnet Avenue Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on August 17, 2005, the per annum base rent is equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

Kentfield, California
      General. This facility, licensed for 60 beds, is an approximately 43,500 gross square foot long-term acute care hospital located in Kentfield, California, which is approximately 15 miles from San Francisco, California. Construction of the facility was completed in 1963 with the last renovations in 1988. We acquired a fee simple interest in this facility on July 1, 2004 for a purchase price of approximately $7.6 million including acquisition costs.
      Lease. This facility is 100% leased to 1125 Sir Francis Drake Boulevard Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent is equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.
West Houston Facilities
      General. In June 2004, we entered into agreements with Stealth and GPMV to develop the West Houston Hospital and the adjacent West Houston MOB in Houston, Texas. GPMV completed development of the 105 bed, 121,884 gross square foot West Houston Hospital in November 2005. Seventy-one beds are acute care beds operated by Stealth and 34 are long-term acute care beds operated by Triumph Southwest, L.P., or Triumph, a tenant of Stealth. A third-party developer completed development of the adjacent 120,000 gross square foot West Houston MOB on the property in October 2005. Pursuant to the agreements with Stealth and GPMV, we have formed two Delaware limited partnerships, MPT West Houston Hospital, or the hospital limited partnership, which owns the West Houston Hospital, and MPT West Houston MOB, L.P., or the MOB limited partnership, which owns the adjoining West Houston MOB. Stealth will be required to maintain insurance that is adequate to satisfy our underwriting standards.
      West Houston GP, L.P., an affiliate of GPMV, holds a 25% general partnership interest in Stealth. The limited partners of Stealth, which currently hold a 75% interest, consist of 85 physicians. The sole business of Stealth is the operation of the West Houston Hospital offering multi-specialty services and the West Houston MOB. Because those facilities are still in the construction phase, Stealth has had no meaningful operations to date. Our operating partnership owns an approximate 94% limited partnership interest in the hospital limited partnership and Stealth owns an approximate 6% limited partnership interest. MPT West Houston Hospital, LLC. a wholly-owned limited liability company of our operating partnership, owns the 0.1% general partnership interest in the hospital limited partnership. Currently, our operating partnership owns approximately 76% of the limited partnership interests in the MOB limited partnership and MPT West Houston MOB, LLC, a wholly-owned subsidiary of our operating partnership, owns the 0.1% general partnership interest. Physicians and others associated with our tenant or subtenants of the West Houston MOB own approximately 24% of the aggregate equity interests in the MOB limited partnership.
      The hospital limited partnership and MOB limited partnership each own a fee simple interest in the land on which the facilities were constructed, as well as adjacent undeveloped land. In addition, Stealth has an option, exercisable until November 2010, to reacquire approximately 14.5 acres of land owned by the hospital limited partnership, which land is located adjacent to the land on which the facilities are being constructed. The option price for this parcel is equal to the original cost, plus any amounts subsequently paid by us with respect to this parcel. Stealth also has a right of first offer, exercisable until November 2010, to purchase this parcel should we determine to sell it to a third party. In consideration for Stealth’s agreement to limit the term of the foregoing option and right of first offer, we have agreed to pay Stealth up to $3.5 million, upon its request and in $500,000 increments, which amount will be payable over such period as may be requested by Stealth. Any additional amounts paid will be included in total development costs, will increase the rental payable to us and will be added to the purchase price if Stealth elects to purchase the parcel. We have no further obligation to honor any payment requests after August 31, 2006.
      In connection with the development of the West Houston Facilities, we are entitled to a commitment fee of approximately $932,125. This fee is to be paid 15 years from the date of completion of the hospital facility, with interest thereon at the rate of 10.75% per year, and is unsecured but is cross-defaulted with the leases we have with Stealth at the West Houston Facilities. Stealth is to commence making monthly interest payments beginning in December 2005.
      In addition, MPT Development Services, Inc., our taxable REIT subsidiary, has agreed to make a working capital loan to Stealth in an amount up to $1.62 million. Stealth has borrowed $1.3 million under this loan as of the date of this prospectus. This loan is to be repaid 15 years from the date of completion of the West Houston Hospital, with interest at the rate of 10.75% per year, and is unsecured but cross-defaulted with the leases we have with Stealth at the West Houston Facilities. The loans are not guaranteed. The leases contain certain debt coverage ratio and other financial covenants, the default of which would constitute a default under the loans. Stealth is obligated to commence making monthly interest payments beginning the first month after completion of the West Houston Hospital. Either the fee or the working capital loan may be prepaid at any time without penalty, except that a minimum prepayment of $500,000 is required for the working capital loan.
      If either we or Stealth determine in good faith, after consultation with healthcare counsel, that healthcare law prohibitions or restrictions require the physician-limited partners to divest their ownership interests in Stealth, we have agreed to issue up to $6.0 million of limited partnership interests in the hospital limited partnership to Stealth to be used as part of the consideration to completely redeem the physician-limited partners’ ownership interests in Stealth. We have agreed to lend Stealth the $6.0 million to purchase the limited partnership interests in the hospital limited partnership, which loan would accrue interest at the rate of not less than 10.75% per year, and would be paid over 10 years. We do not expect this transaction to be necessary.
      Development Agreements. The hospital limited partnership has paid GPMV $542,480 of a development fee of approximately $700,000 and $175,223 of a construction management fee of approximately $200,000. The hospital limited partnership has also agreed to pay GPMV a contingent funds fee of approximately $450,000. The MOB limited partnership has paid the developer $440,000 of a development fee of approximately $550,000 and $240,000 of a construction management fee of approximately $300,000. The MOB limited partnership has also agreed to pay the developer a contingent funds fee of approximately $350,000.
      Stealth is obligated to pay MPT Development Services, Inc., our taxable REIT subsidiary, a project inspection fee for construction coordination services of $100,000 in the case of the West Houston Hospital and $50,000 in the case of the adjacent West Houston MOB. These fees are being paid, with interest at the rate of 10.75% per year, over a 15 year period beginning in November 2005. The total development costs for the facilities, including acquisition cost, development services fee, commitment fee, project management fee, and construction costs, are estimated to be $42.6 million for the hospital facility and $20.5 million for the medical office building. During the construction period, we advanced funds pursuant to requests made in accordance with the terms of the development agreements between us and the developers. We have agreed to fund 100% of the total development costs for the West Houston Hospital and the adjacent West Houston MOB. Our agreement with Stealth provides that $17,006,803 of this funding will be in the form of an equity contribution for the West Houston Hospital, with the remaining funding being in the form of debt, and for the adjoining West Houston MOB, our agreement with Stealth provides that $5.0 million of the funding will be in the form of an equity contribution or subordinated debt, with the remaining funding being in the form of debt. If we obtain third-party construction financing, the debt portion of the development costs will be provided by the third-party lender.

      Leases. The facilities were leased to Stealth during the construction phase with rent accruing until the completion dates and the accrued rent to be paid over the remaining lease term. Following the completion dates, the lease term will extend for a period of 15 years for the West Houston Hospital and 10 years for the West Houston MOB. Stealth will have three options to renew each lease for a period of five years each. On January 1, 2006 and on each January 1 thereafter, the base rent for the West Houston Hospital will increase 2.5% and the base rent for the West Houston MOB will increase 2.0%. The leases are net-leases with Stealth responsible for all costs and expenses associated with the operation, maintenance and repair of the facilities. Triumph has subleased an entire floor of the West Houston Hospital in order to operate 34 long-term acute care beds. The sublease is for a term of 180 months following the completion of the construction of the West Houston Hospital. The sublease grants to Triumph options to extend the term of the sublease for three additional periods of five years each. The sublease requires Triumph to pay rent in an amount equal to 12% of all rent and other charges payable by Stealth to us under our lease with Stealth, with certain exclusions. The sublease provides that Stealth’s obligations under the sublease are conditioned upon the execution of a guaranty by Triumph HealthCare of Texas, L.L.C. and Triumph HealthCare, L.L.P. The sublease grants Stealth the right to relocate Triumph to a new facility to be constructed adjacent to and attached to the West Houston Hospital. In order to exercise the relocation right, Stealth must give Triumph at least 270 days’ notice prior to the date of such relocation. Triumph must vacate the subleased premises on or before the relocation date specified in the notice from Stealth, which cannot be earlier than 270 days after the date of the relocation notice.
      Triumph has subleased 9,726 square feet of net rentable area in the West Houston MOB for use as a medical office exclusively for the practice of medicine, the operation of a medical office and the provision of related administrative services, or medical related use. The sublease is for a term of 120 months following the earlier of the date of final completion of the leasehold improvements, or the date on which Triumph commences business in the subleased premises. The sublease grants to Triumph options to extend the term of the sublease for four additional periods of five years each. The sublease requires Triumph to pay annual base rent for years one through ten calculated at $20 per net rentable square foot. Beginning on the first anniversary of the lease and on each anniversary date thereafter, base rent is increased to an amount equal to 1.02 times or 102% of the base rent payable in the previous year. The lease also requires Triumph to pay its pro rata share of annual operating expenses, taxes and insurance relating to the West Houston MOB. The sublease provides that Stealth’s obligations under the sublease are conditioned upon the execution of a guaranty by Triumph HealthCare of Texas, L.L.C. and Triumph HealthCare, L.L.P. The West Houston MOB sublease with Triumph also runs concurrently with Stealth’s lease with us. In the event our lease with Stealth is terminated, the sublease on the hospital with Triumph is also terminated.
      Purchase Option. After the first full 12 month period after construction of each of the West Houston Facilities is completed, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, Stealth has the right to purchase the West Houston MOB and the West Houston Hospital at a purchase price equal to the greater of (i) that amount determined under a formula that would provide us an internal rate of return of at least 18% or (ii) the appraised value based on a 15 year lease in place. To arrive at the appraised value, each of the parties chooses an appraiser. If the appraisals obtained are not materially different, (meaning a 10% or more variance), 50% of the sum of each appraised value is used as the option price, if the two appraisals are materially different, then the two appraisers appoint a third appraiser and the appraiser’s valuation which differs greatest from the other two appraisers is excluded and 50% of the sum of the two remaining determinations is used as the option price. The costs of the appraisal process are borne equally by the parties. Upon written notice to us within 90 days of the expiration of the applicable lease, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, Stealth will have the option to purchase the West Houston MOB or the West Houston Hospital at a price equal to the greater of (i) the total development costs (including any capital additions funded by us, but excluding any capital additions funded by Stealth) increased by 2.5% per year, or (ii) the appraised value based on a 15 year lease in place. To arrive at the appraised value, each of the parties chooses an appraiser. if the appraisals obtained are not materially different, (meaning a 10% or more variance), 50% of the sum of each appraised value is used as the option price. If the two appraisals are materially different, then the two appraisers appoint a third appraiser and the appraiser’s valuation which differs greatest from the other two appraisers is excluded and 50% of the sum of the two remaining determinations is used as the option price. The costs of the appraisal process are borne equally by the parties.
      The leases also provide that under certain limited circumstances, the tenant will have the right to present us with a choice of one out of three proposed exchange facilities to be substituted for the leased facility. The tenant will have the right to propose substitute facilities, if not in default, at any time prior to the expiration of the term, if (i) in the good faith judgment of the tenant the facility becomes uneconomic or unsuitable for its primary intended use, (ii) there is an eviction or interference caused by any claim of paramount title, or (iii) if for other prudent business reasons, the tenant desires to terminate the lease. The tenant will have the obligation to substitute facilities if it has discontinued use of the facility for a period in excess of one year, and we have not exercised our right to terminate the lease. Each proposed substitution facility must: (i) provide us with an annual return on our equity in such facility, or yield, substantially equivalent to our yield from the original facility (ii) provide us with rent with a substantially equivalent yield taking into account any cash adjustment paid or received by us and any other relevant factors, and (iii) have a fair market value in an amount equal to the fair market value of the original facility, taking into account any cash adjustment paid or received by us. If we elect to consummate the exchange, the existing lease would terminate and the parties would enter into a new lease for the substituted facility. If we elect not to proceed with the exchange. the tenant would have the right to terminate the lease and purchase the leased facility for appraised value, determined assuming the lease is still in place.
      Right of First Offer to Purchase. At any time during the term of the applicable lease for either of the West Houston Facilities, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, we are required to notify Stealth if we intend to sell either facility to a third party. If Stealth wishes to offer to purchase the facility, it must notify us in writing within 15 days, setting forth the terms and conditions of the proposed purchase. if we accept Stealth’s offer, Stealth must close the purchase within 45 days of the date of our acceptance.
      Security. The leases for the West Houston Facilities are cross-defaulted and are guaranteed by West Houston G.P., L.P. and West Houston Joint Ventures, Inc., affiliates of Stealth. To secure its performance of its lease obligations under the West Houston Hospital lease, Stealth obtained a certificate of deposit in the amount of $1,905,234; however, Stealth did not execute or deliver the documents required by us to perfect our security interest in the certificate of deposit. The certificate of deposit matured in July 2005 and has not been renewed. The sublease between Stealth and Triumph requires Triumph to obtain a certificate of deposit in the amount of $400,000 to secure the performance of its obligations under its sublease with Stealth. However, subject to execution of definitive agreements, we, Stealth and Triumph have agreed that Triumph shall obtain and deliver to us a $400,000 letter of credit, in lieu of the certificate of deposit, to be held by us. The sublease has been assigned to us as collateral security for Stealth’s performance under its lease. Under the lease and the sublease, each of Stealth and Triumph are required to give us a security interest in these certificates of deposit and to enter into control agreements with us and the issuing banks which provide that the banks will follow our instructions regarding the certificates of deposit. Once the West Houston Hospital commences operations, Stealth is required to substitute a letter of credit in the amount of $1,905,234 in place of the $1,905,234 certificate of deposit; and on May 1, 2005, the sublease required that Triumph substitute a letter of credit in the amount of $1.0 million in place of the $400,000 certificate of deposit. Triumph has not yet made this substitution. The lease further provides that the Stealth letter of credit may be released in two increments of 50% of the total amount of the letter of credit over a two year period following the date on which Stealth generates a total rent, excluding additional charges, coverage from EBITDAR of at least 200% for 12 consecutive months.
      Stealth has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $7.7 million, including cash of approximately $4.7 million, liabilities of approximately $1.7 million and owners’ equity of approximately $6.0 million. Neither of the guarantors has any substantial assets, other than its interest in Stealth.

      Capital Improvements. Stealth is responsible for all capital expenditures required to keep the West Houston Facilities in compliance with applicable laws and regulations. Beginning on January 1, 2005, Stealth is required to make monthly deposits into a capital improvement reserve in the amount of $3,000 per year in the case of the West Houston MOB and $2,500 per bed per annum in the case of the West Houston Hospital. On each January 1 thereafter, the payment into the capital improvement reserve will be increased by 2.0% in the case of the West Houston MOB and by 2.25% in the case of the West Houston Hospital. All capital expenditures made in each year during the term of the lease will be funded first from the capital improvement reserve, and the tenant will pay into its respective capital improvement reserve such funds as necessary for all replacements and repairs.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the estimated depreciation and real estate taxes for the Houston Facilities:

	Estimated					Estimated
	Federal Tax Basis		Depreciation			2005 Real Estate

	Land	Buildings	Annual Rate	Method	Life in Years	Taxes	Rate

West Houston Hospital	$8,400,000	$34,200,000	2.5%	Straight-line	40	$1,324,860	3.11%
West Houston MOB	1,800,000	18,700,000	2.5	Straight-line	40	637,550	3.11
Chino Facility
      General. On November 30, 2005, Prime Healthcare Services, LLC exercised a purchase option assigned to it by Veritas, and purchased a fee simple interest in the Chino Facility from Kasirer Family Holdings #4, LLC, or KFH. On the same date, Prime Healthcare Services, LLC sold the Chino Facility to us for a purchase price of approximately $21.0 million. The purchase price for the facility was determined through arms-length negotiations with Prime based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment. Also on November 30, 2005, Prime Healthcare Services, LLC assigned to us all of its right, title and interest in a lease for a parking lot adjacent to the facility, or the parking lot lease. The parking lot lease expires in December 2013.
      The Chino Facility, located in Chino, California, which is approximately 35 miles from Los Angeles, California, is an approximately 113,388 square foot community hospital facility, built in 1972. The facility is currently licensed for 126 beds.
      Lease. This facility is 100% leased to Veritas, an affiliate of Prime, and the prior operator of the facility. The principals of Prime have experience in developing, acquiring, managing and operating hospital facilities. The lease is a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. Veritas has three options to renew for five years each. Currently, the annual base rent is equal to 10% of the purchase price, or the annual rate of $2.1 million. On January 1, 2007, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (i) 2% per year of the prior year’s base rent or (ii) the percentage by which the CPI as published by the United States Department of Labor, Bureau of Labor Statistics on January 1 shall have increased over the CPI figure in effect on the immediately preceding January 1, annualized based on the highest annual rate effective during the preceding year if the previous year’s base rent is for a partial year. The lease requires Veritas to carry customary insurance which is adequate to satisfy our underwriting standards.
      Lease Guaranties and Security. The Chino Facility lease is guaranteed by Prime, Prime Healthcare Services, LLC, DVH and DVMG. The guaranty is an absolute and irrevocable guaranty. The lease is cross-defaulted with any other leases or other agreements between us or any of our affiliates and Veritas, any guarantor and any of their affiliates, excluding any lease related to the Sherman Oaks facility. In addition, as security for the lease, Veritas has granted us a security interest in all personal property, other than receivables, located at the Chino Facility, subject to purchase money liens on equipment. Prime

Healthcare Services, LLC has also granted us a security interest in certain of its personal property leased or subleased to Veritas and located at the Chino facility. Prime, an affiliate of Veritas and a guarantor of the lease, has provided to us unaudited financial statements showing that, as of September 30, 2005, it had consolidated tangible assets of approximately $53.8 million, consolidated liabilities of approximately $23.2 million, and consolidated tangible net worth of approximately $30.6 million and for the nine months ended September 30, 2005, had consolidated net income of approximately $15.1 million.
      Reserve for Extraordinary Repairs. Veritas is responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. Veritas is required to make quarterly deposits into a reserve account in the amount of $2,500 per bed per year. Beginning on January 1, 2007 and on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2%. Amounts drawn from the reserve are to be replenished at the rate of 1/12th of the total drawn per month until completely replenished.
      Purchase Options. At any time after November 30, 2008, so long as Veritas and its affiliates are not in default under any lease with us or any of the leases with its subtenants, Veritas or Prime Healthcare Services, LLC will have the option, upon 90 days’ prior written notice, to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 11% per year, taking into account all payments of base rent received by us.
      If we receive notice that the parking lot lease will not be renewed beyond December 2013, that our rights under the parking lot lease are or will be terminated, or that the parking lot may not be used for parking for the facility, we have the right, upon 90 days’ prior written notice, or the put notice, to cause Veritas to purchase the Chino Facility and our interest in the parking lot lease at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 11% per year, taking into account all payments of base rent received by us. Upon receipt of the put notice, however, Veritas has the right, within 30 days following the put notice, to substitute one or more properties to be used for parking for the facility. We are not obligated to accept any substitute property which does not satisfy applicable zoning and use laws, ordinances, rules or regulations or which, in our sole discretion, would create an undue burden or inconvenience for parking at the facility.
      Commitment Fee. We were paid a commitment fee of $105,000 in connection with this transaction.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the depreciation and real estate taxes for the Chino Facility:

	Federal Tax Basis		Depreciation			2004 Real Estate
					Life
	Land	Buildings	Annual Rate	Method	in Years	Taxes	Rate

Chino, California	$2,220,000	$18,780,000	2.5%	Straight-line	40	$103,927	1.05%
Redding Facility
      General. On June 30, 2005, Ocadian Care Centers, LLC, or Ocadian, assigned a long-term ground lease for land located in Redding, California to Northern California Rehabilitation Hospital, LLC, a subsidiary of Vibra. On the same date, Ocadian sold the facility located on the land, which we refer to in this prospectus as the Redding Facility, to the Vibra subsidiary, subject to the ground lease. Also on June 30, 2005, the Vibra subsidiary assigned this ground lease interest to us and we purchased the Redding Facility. On the same date, we subleased the land and leased the Redding Facility back to the Vibra subsidiary. The term of the ground lease expires on November 16, 2075. See “Lease” below for more detail. The Vibra subsidiary has subleased the operations and the right to occupy the Redding Facility back to Ocadian during a transition term until the Vibra subsidiary obtains certain healthcare licenses necessary to operate the Redding Facility. The Vibra subsidiary will manage the facility on behalf of Ocadian during this transition term. Upon receipt of the healthcare licenses, the sublease and management agreement between the Vibra subsidiary and Ocadian will terminate. The Vibra subsidiary expects this sublease and management arrangement to continue for about 30 to 60 days from the date of this prospectus.
      The Redding Facility contains approximately 70,000 square feet of space and is currently licensed for a total of 88 beds including 14 acute care beds, 24 rehabilitation beds and 50 skilled nursing beds. The Vibra subsidiary intends to convert a portion of the Redding Facility’s licensed skilled nursing, general acute care and rehabilitation beds to long-term acute care beds.
      Our purchase price for assignment of the ground lease interest and for the Redding Facility was $20,750,000 million; however, payment of $2.0 million of the purchase price is being deferred pending completion, to our satisfaction, of the conversion of certain beds to long-term acute care beds, and an additional $750,000 of the purchase price is being deferred and will be paid out of a special reserve account to pay for renovations. The Vibra subsidiary used and will use the proceeds from the concurrent sale and assignment to us to acquire the Redding Facility and the operations at the facility, upgrade equipment, make certain renovations, convert certain beds to long-term acute care beds and for working capital. The purchase price for the Redding Facility was arrived at through arms-length negotiations based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.
      The Redding Facility is owned by MPT of Redding, LLC. Currently, our operating partnership owns all of the membership interests in this limited liability company; however, we have agreed, subject to applicable healthcare regulations, to offer up to 20% of the interests in the limited liability company to local physicians and other persons.
      Lease. The Redding Facility is 100% leased to Northern California Rehabilitation Hospital, LLC, a Vibra subsidiary, for a 15-year term, with three options to renew for five years each. The lease is a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. Currently, the annual base rent is equal to 10.5% per year of the purchase price actually paid. On each January 1, beginning on January 1, 2006, the base rent will be increased by an amount equal to the greater of (A) 2.5% per year of the prior year’s base rent, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI in effect on the then just previous January 1. The lease requires the tenant to pay an annual inspection fee of $5,000. The annual inspection fee will increase by 2.5% each January 1 during the lease term. The lease also requires the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.
      Reserve for Extraordinary Repairs. Beginning on January 1, 2006, the tenant will be required to make deposits into a reserve account equal to $1,500 per bed, increasing on each subsequent January 1 by the greater of 2.5% or the increase in CPI for the previous year. Any amounts drawn from the reserve would be replenished 1/12th of the amount drawn per month, until completely replenished.
      Lease Guaranty and Security. The lease is guaranteed by Vibra, Vibra Management, LLC and The Hollinger Group, and is cross-defaulted with all other leases and other agreements between us, or our affiliates, on the one hand, and the tenant and Mr. Hollinger, or their affiliates, on the other hand, including the leases for the Vibra Facilities and the Vibra loan. The guaranties of Vibra, Vibra Management and The Hollinger Group of the lease for the Redding Facility are of equal priority with the guaranties relating to the leases for the Vibra Facilities and the Vibra loan. We believe that these agreements are important elements of our underwriting of newly-formed healthcare operating companies because they create incentives for their owners and managements to successfully operate our tenants. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the total lease obligations. We have included the audited and unaudited consolidated financial statements for Vibra Healthcare, LLC as of and for the year ended December 31, 2004 and as of and for the six months ended June 30, 2005, respectively.

      In addition, as security for the lease, the tenant has granted us a security interest in all personal property other than receivables, and subject to the prior lien of any purchase money lender, with respect to tangible personal property, located at and to be located at the facility, and an assignment of rents and leases. The tenant has also made a cash deposit with us in an amount equal to three months’ base rent under the lease.
      Commitment Fee. We received a commitment fee equal to 0.5% of the purchase price.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of June 30, 2005, regarding the depreciation and real estate taxes for the Redding Facility:

	Federal Tax Basis		Depreciation			2004 Real Estate
					Life
	Land	Buildings	Annual Rate	Method	in Years	Taxes	Rate

Redding, California	$—	$20,750,000	2.5%	Straight-line	40	$49,681	1.1%

Sherman Oaks Facility
      General. On December 30, 2005, we acquired a fee simple interest in the Sherman Oaks Facility from Prime II and Prime A for a purchase price of approximately $20.0 million. The purchase price for the facility was determined through arms-length negotiations with Prime and its affiliates based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment. The Sherman Oaks Facility is located in Sherman Oaks, California, which is approximately 14 miles from Los Angeles, California. The facility is an approximately 135,000 square foot community hospital facility, currently licensed for 153 beds. Construction of the original facility was completed in 1956 with additions completed as recently as 1980. Also on December 30, 2005, Prime A assigned to us all of its right, title and interest in an air rights agreement which gave G&L Realty Partnership, L.P., an unrelated third party, air rights, support rights, access rights and other rights for the construction, use and maintenance of a parking structure building adjacent to the Sherman Oaks Facility. The air rights agreement gives us the right to use a portion of the parking areas on the parking structure.
      Lease. The facility is 100% leased to Prime II, an affiliate of Prime. The principals of Prime have experience in developing, acquiring, managing and operating hospital facilities. The lease is a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. Prime II has three options to renew for five years each. The initial annual base rent is equal to 10.5% of the purchase price, or the annual rate of $2.1 million. On January 1, 2007, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (i) 2% per year of the prior year’s base rent or (ii) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the immediately preceding January 1, annualized based on the highest annual rate effective during the preceding year if the previous year’s base rent is for a partial year. The lease requires Prime II to carry customary insurance which is adequate to satisfy our underwriting standards.
      Lease Guaranties and Security. The Sherman Oaks Facility lease is unconditionally and irrevocably guaranteed by Prime, DVH, DVMG and Prime A until two years after the commencement of the lease term, and that after that date, Prime, DVH, DVMG and Prime A will guaranty the obligations under the Sherman Oaks lease for up to $5.0 million. When Prime II satisfies certain financial conditions under the lease, the lease guaranty will terminate. As security for the lease, Prime II has granted us a security interest in all personal property, other than receivables and inventory located at the Sherman Oaks Facility, subject to purchase money liens on equipment. Prime has provided to us unaudited financial statements showing that, as of September 30, 2005, it had consolidated tangible assets of approximately $53.8 million, consolidated liabilities of approximately $23.2 million, and consolidated tangible net worth of approximately $30.6 million and for the nine months ended September 30, 2005, had consolidated net income of approximately $15.1 million.

      Reserve for Extraordinary Repairs. Prime II is responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. Prime II is required to make quarterly deposits into a reserve account in the amount of $2,500 per bed per year. Beginning on January 1, 2007 and on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2%, and that amounts drawn from the reserve are to be replenished at the rate of 1/12th of the total drawn per month until completely replenished.
      Purchase Options. The letter of commitment provides that at any time after the tenth anniversary of the commencement of the lease term, so long as Prime II and its affiliates are not in default under any lease with us or any of the leases with its subtenants, Prime A will have the option, upon 90 days’ prior written notice, to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility (including any additional financing by us), and (ii) that amount determined under a formula that would provide us an internal rate of return of 11% per year, taking into account all payments of base rent received by us, but in no event would this amount be less than the purchase price (including any additional financing by us). Prime A also has the right at any time while the guaranty is outstanding, and providing there is no existing default, to petition to purchase the facility for the same purchase price, and we would then have the option to release the guaranty or sell the property. Finally, if there is a non-monetary default, other than an intentional default, that occurs before the tenth anniversary of the lease date, and we desire to terminate the lease, Prime A would also have the option to purchase the facility, but at an internal rate of return to us of 12.5%.
      Commitment Fee. We have been paid a commitment fee of $100,000 in connection with this transaction.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of June 30, 2005, regarding the depreciation and real estate taxes for the Sherman Oaks Facility:

	Federal Tax Basis		Depreciation			2005 Real Estate
					Life
	Land	Buildings	Annual Rate	Method	in Years	Taxes	Rate

Sherman Oaks, California	$1,785,714	$18,214,286	2.5%	Straight-line	40	$210,200	1.05%
      Facility Expansion. We have agreed to fund up to $5.0 million for the purpose of expanding our Sherman Oaks Facility. The lease provides that the parties will use their commercially reasonable efforts to enter into an agreement respecting the timing and terms of this funding. Upon execution of a definitive development agreement,, Prime II will be obligated to pay us a fee in cash equal to 0.5% of the maximum amount that can be funded. The expansion amount will be treated as a capital addition under the lease and, accordingly as such expansion costs are funded, the annual rent payable under the lease will increase by an amount equal to the then-current lease rate multiplied by the amount of expansion cost incurred. Such additional rent will continue to be payable for the remaining term of the lease. For purposes of the repurchase options contained in the lease, the purchase price will be increased by the total cost of the addition. We will not generate any revenues from this transaction until Prime II begins drawing the committed funds.

Desert Valley Facility
      General. On February 28, 2005, we acquired a fee simple interest in the Desert Valley Facility located in Victorville, California, which is approximately 75 miles from Los Angeles, California. The approximately 122,140 square foot community hospital facility, built in 1994, is licensed for 83 beds and has an integrated medical office building comprising approximately 50,000 square feet. We acquired the facility from Prime A, an unaffiliated third party but an affiliate of Prime, for a purchase price of approximately $28.0 million. The purchase price was determined through arms-length negotiations with Prime based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.

      Lease. This facility is 100% leased to DVH, an affiliate of Prime. The principals of DVH have experience in developing, acquiring, managing and operating acute care hospital facilities. The lease is a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. DVH has three options to renew for five years each. Currently, the annual base rent is equal to 10% of the purchase price, or the annual rate of $2.8 million. On January 1, 2006, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (i) 2% per year of the prior year’s base rent or (ii) the percentage by which the CPI as published by the United States Department of Labor, Bureau of Labor Statistics on January 1 shall have increased over the CPI figure in effect on the immediately preceding January 1, annualized based on the highest annual rate effective during the preceding year if the previous year’s base rent is for a partial year. The lease requires DVH to carry customary insurance which is adequate to satisfy our underwriting standards.
      DVH has subleased approximately 40,110 square feet of space in the medical office portion of the facility to its affiliate, Desert Valley Medical Group, Inc., or DVMG, for office use. The DVMG lease requires DVMG to pay rent of $50,138 per month, to be adjusted commencing on January 1, 2006 by changes in the CPI. The DVMG sublease expires on December 31, 2011. DVH has also subleased approximately 500 square feet of space in the facility to Network Pharmaceuticals, Inc. for the operation of a pharmacy. The pharmacy sublease requires the tenant to pay rent of $2,000 per month. The pharmacy sublease currently expires on May 15, 2007, subject to the pharmacy’s option to renew for a term of 10 years.
      Lease Guaranties and Security. The Desert Valley lease is guaranteed by Prime A, Prime and DVMG. The guaranty is an absolute and irrevocable guaranty. The lease is cross-defaulted with any other leases between us or any of our affiliates and DVH, any guarantor and any of their affiliates. In addition, as security for the lease, DVH has granted us a security interest in all personal property, other than receivables, located at the Desert Valley Facility, subject to purchase money liens on equipment. Desert Valley Hospital, Inc. has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $20.1 million, liabilities of approximately $19.4 million and stockholders’ equity of approximately $0.7 million, and for the three months ended September 30, 2005, had net income of approximately $14.1 million.
      Prime, the parent of DVH and a guarantor of the lease, has provided to us unaudited financial statements showing that, as of September 30, 2005, it had consolidated tangible assets of approximately $53.8 million, consolidated liabilities of approximately $23.2 million, and consolidated tangible net worth of approximately $30.6 million and for the nine month period ended September 30, 2005, had consolidated net income of approximately $15.1 million.
      Reserve for Extraordinary Repairs. DVH is responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. DVH is required to make quarterly deposits into a reserve account in the amount of $2,500 per bed per year. Beginning on January 1, 2006 and on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2%. All extraordinary repair expenditures made in each year during the term of the lease are to be funded first from the reserve, and DVH is to pay into the reserve such funds as necessary for all extraordinary repairs.
      Purchase Options. At any time after February 28, 2007, so long as DVH and its affiliates are not in default under any lease with us or any of the leases with its subtenants, DVH will have the option, upon 90 days’ prior written notice, to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us. These same purchase rights also apply if we provide DVH with notice of the exercise of our right to change management as a result of a default, provided DVH gives us notice within five days following receipt of such notice. If during the term of the lease we receive from the previous owner or any of its affiliates a written offer to purchase the Desert Valley Facility and we are willing to accept the offer, so long as DVH and its affiliates are not in default under any lease with us or any of the subleases with its subtenants, we must first present the offer to DVH and allow DVH the right to purchase the facility upon the same price, terms and conditions as set forth in the offer; however, if the offer is made after February 28, 2007, in lieu of exercising its right of first refusal, DVH may exercise its option to purchase as provided above.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the depreciation and real estate taxes for the Desert Valley Facility:

	Federal Tax Basis		Depreciation			2004 Real Estate
					Life
	Land	Buildings	Annual Rate	Method	in Years	Taxes	Rate

Victorville, California	$2,000,000	$26,000,000	2.5%	Straight-line	40	$289,905	1.07%
      Facility Expansion. We have also entered into a letter agreement with DVH pursuant to which, subject to certain conditions, we have agreed to fund up to $20.0 million for the purpose of expanding our Desert Valley Facility. Subject to DVH providing us a development agreement, which it is not obligated to do, we have agreed to begin funding and DVH has agreed to begin drawing funds before February 28, 2006, in accordance with a disbursement schedule to be provided in the development agreement at the time of the first draw. Upon receipt and approval of the development agreement, DVH is obligated to pay us a fee in cash equal to 0.5% of the maximum amount that can be funded. This fee will be adjusted following the full and final funding of the expansion to a sum equal to 0.5% of the actual amount funded. Except for any adjustments to the fee that may result from funding less than the maximum amount, the fee is non-refundable. If DVH fails to provide a development agreement to us by February 28, 2006, we will have no further liability or obligation to provide the funding. The $20.0 million expansion amount will be treated as a capital addition under the lease and, accordingly, as such expansion costs are funded, the annual rent payable under the lease will increase by an amount equal to the then-current lease rate multiplied by the amount of expansion cost incurred. Such additional rent will continue to be payable for the remaining term of the lease. For purposes of the repurchase options contained in the lease, the purchase price will be increased by the total cost of the addition. DVH is not obligated to present us with a development agreement, and, if it does not, we have no obligation to provide funding to DVH for the expansion. We will not generate any revenues from this transaction unless and until we and DVH execute a definitive development agreement and DVH begins drawing the committed funds.
Covington, Louisiana
      General. On June 9, 2005, we acquired a fee simple interest in a long-term acute care facility located in Covington, Louisiana, which is approximately 35 miles from New Orleans, Louisiana. The purchase agreement also provided for us to make a $6.0 million loan to Denham Springs Healthcare Properties, L.L.C., as well as our prospective purchase of a long-term acute facility in Denham Springs, Louisiana. We acquired the facility in Covington, Louisiana, which we refer to as the Covington Facility, from Covington Healthcare Properties, L.L.C., an unaffiliated third party. The Covington Facility contains approximately 43,250 square feet of space and is licensed for 58 beds.
      The purchase price for the Covington Facility was $11.5 million. This purchase price was arrived at through arms-length negotiations based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.
      The Covington Facility is owned by MPT of Covington, L.L.C. Currently, our operating partnership owns all of the membership interests in this limited liability company; however, we have agreed that, subject to applicable healthcare regulations, we will offer up to 30% of the equity interests in this limited liability company to local physicians.

      Lease. The Covington Facility is 100% leased to Gulf States Long Term Acute Care of Covington, L.L.C. for a 15-year term, with three options to renew for five years each. The lease is a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. Currently, the annual base rent is equal to 10.5% of the purchase price plus any costs and charges that may be capitalized. On each January 1, the base rent will increase by an amount equal to the greater of (A) 2.5% per year of the prior year’s base rent, or (B) the percentage by which the CPI for November shall have increased over the CPI in effect for the then just previous November; provided, however, on January 1, 2006, the adjustment shall be prorated. The lease requires the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.
      Lease Guaranty and Security. The lease is guaranteed by Gulf States and Team Rehab. The lease is cross-defaulted with our loan agreement with Denham Springs Healthcare Properties, L.L.C. and will be cross-defaulted with our lease of the Denham Springs Facility if we purchase that facility. In addition, as security for the lease, the tenant has granted us a security interest in all personal property, other than receivables and operating licenses, located and to be located at the facility. Pursuant to the lease, the tenant has obtained and delivered to us an unconditional and irrevocable letter of credit, naming us beneficiary, in an amount equal to $598,500. At such time as the operations in the facility have generated EBITDAR coverage of at least two times the base rent for eight consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three months of the base rent then in effect. If, however, after satisfying the conditions necessary to reduce the letter of credit to three months’ base rent, EBITDAR coverage subsequently drops below two times base rent for two consecutive fiscal quarters, the amount of the letter of credit is to be increased to six months’ base rent.
      Gulf States has provided to us unaudited financial statements reflecting that, as of September 30 2005, it had tangible assets of approximately $19.1 million, liabilities of approximately $9.9 million and stockholders’ equity of approximately $9.2 million, and for the year ended September 30, 2005 had net income of approximately $0.8 million. Team Rehab has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of approximately $13.5 million, liabilities of approximately $3.1 million and owner’s equity of approximately $10.4 million, and for the year ended September 30, 2005 had net income of approximately $7.3 million.
      The lease requires that, as of the commencement date of the lease and at all times during the lease term, the tenant and its affiliates, Team Rehab, Gulf States and Gulf States of Denham Springs, L.L.C., will maintain an aggregate net worth of $9.0 million.
      Repair and Replacement Reserve. The tenant is responsible for all maintenance, repairs and capital improvements at the facility. To secure this obligation, the tenant has deposited with us $34,000 in a regular reserve account. In addition, the tenant has deposited with us $150,247 in a special reserve account for immediate repairs, which repairs are to be undertaken as soon as practicable. In the event amounts in the regular reserve are utilized, the tenant must replenish the reserve to the $34,000 level.
      Purchase Options. The lease provides that so long as the tenant is not in default under the lease, our lease for the Denham Springs Facility, if we purchase that facility, or any sublease, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default, the tenant will have the option to purchase the facility (i) at the expiration of the initial term and each extension term of the lease, to be exercised by 60 days’ written notice prior to the expiration of the initial term and each extension term, and (ii) within five days of written notification from us exercising our right to terminate the engagement of the tenant’s or its affiliate’s management company as the management company for the facility as a result of an event of default under the lease. The purchase price for those options shall be equal to the greater of (i) the appraised value of the facility, assuming the lease remains in effect for 15 years and not taking into account any purchase options contained therein, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of (A) 2.5% per year from the date of the lease, or (B) the rate of increase in the CPI on each January 1.
      Commitment Fee. We received a commitment fee at the closing of the purchase of the Covington Facility of $90,000.

      Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the depreciation and real estate taxes for the Covington Facility:

	Federal Tax Basis		Depreciation			2004 Real Estate
					Life
	Land	Buildings	Annual Rate	Method	in Years	Taxes	Rate

Covington, Louisiana	$821,429	$10,678,571	2.5%	Straight-line	40	$36,625	0.32%
Denham Springs, Louisiana
      General. On June 9, 2005, we entered into a definitive purchase, sale and loan agreement, or purchase agreement, relating to the acquisition of the Covington Facility and the making of a $6.0 million loan to Denham Springs Healthcare Properties, L.L.C., an unrelated third party. The purchase agreement also provided for the purchase and leaseback of the Denham Springs Facility, for a purchase price of $6.0 million and on substantially the same terms as applied to our purchase of the Covington Facility. The Denham Springs Facility is located in Denham Springs, Louisiana, which is approximately 10 miles from Baton Rouge, Louisiana, The Denham Springs Facility contains approximately 36,000 square feet of space and is licensed for 59 beds.
      On June 9, 2005 we made a loan of $6.0 million to Denham Springs Healthcare Properties, L.L.C., $500,000 of which was held in escrow pending the resolution of certain environmental issues related to the facility. The loan accrued interest at a rate of 10.5% per year, adjusted each January 1 by an amount equal to the greater of (i) 2.5% or (ii) the percentage by which the CPI increases from November to November, provided that the increase in CPI for 2005 was to be prorated. The loan was to be repaid over 15 years with interest only during the 15 years and a balloon payment due and payable at the expiration of the 15 years. The loan could be prepaid at any time without penalty.
      On October 31, 2005, upon favorable resolution of the environmental issues related to the facility, we purchased the facility for a purchase price of $6.0 million, which was paid by delivering the note evidencing the loan and releasing to Denham Springs Healthcare Properties. L.L.C. the remaining balance of all funds escrowed under the loan. The purchase price for the Denham Springs Facility was arrived at through arms-length negotiations based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.
      We have formed a Delaware limited liability company, MPT of Denham Springs, L.L.C., which made the $6.0 million loan and owns the Denham Springs Facility. Our operating partnership currently owns all of the membership interests in this limited liability company; however, we have agreed, subject to applicable healthcare regulations, to offer up to 30% of the interests in this limited liability company to local physicians.
      Lease. At the time we purchased the Denham Springs Facility, we leased 100% of the facility to Gulf States Long Term Acute Care of Denham Springs, L.L.C. for a 15-year term, with three options to renew for five years each. The lease is a net-lease with the tenant responsible for all costs of the facility, including but not limited to taxes, utilities, insurance, maintenance and capital improvements. The lease requires the tenant to pay base rent in an amount equal to 10.5% per annum of the purchase price plus any costs and charges that may be capitalized. On each January 1, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year’s base rent, or (B) the percentage by which the CPI on November 1 shall have increased over the CPI in effect on the immediately preceding November 1; provided, however, on January 1, 2006, the adjustment shall be prorated. The lease will also require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.
      Guaranty, Security. The lease is guaranteed by Gulf States and Team Rehab. As security for the lease, the tenant has granted us a security interest in all personal property, other than receivables and operating licenses, located and to be located at the facility. The lease is cross-defaulted with the lease for the Covington Facility. The lease also required the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to $315,000, and provides that at such time as the operations in the facility have generated EBITDAR coverage of at least two times the base rent for eight consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three months of the base rent then in effect. If, however, after satisfying the conditions necessary to reduce the letter of credit to three months’ base rent, EBITDAR coverage subsequently drops below two times base rent for two consecutive fiscal quarters, the letter of credit will be increased to six months’ base rent.
      Gulf States has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $11.1 million, liabilities of approximately $9.3 million and stockholders’ equity of approximately $1.8 million, and for the year ended December 31, 2004 had net income of approximately $2.0 million. Team Rehab has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $21.3 million, liabilities of approximately $9.2 million and owner’s equity of approximately $12.1 million, and for the year ended December 31, 2004 had net income of approximately $1.7 million.
      The lease for the Denham Springs Facility will require that, as of the commencement date of the lease and at all times during the lease, the tenant and its affiliates, Team Rehab, Gulf States and Gulf States Long Term Acute Care of Covington, L.L.C., will maintain an aggregate net worth of $9.0 million.
      Repair and Replacement Reserve. The lease required the tenant, on the commencement date of the lease, to deposit $56,000 into a reserve account as security for the tenant’s obligation to make certain repairs under the lease. In the event amounts in the regular reserve are utilized, the tenant will be required to replenish the reserve to restore it to the $56,000 level. The tenant was also required under the lease to make a deposit of $398,590 into a special reserve account for use in making certain immediate repairs to the facility, which are to be made as soon as practicable.
      Purchase Options. The lease provides that so long as the tenant is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under the lease, the lease for the Covington Facility, or any sublease, the tenant will have the option to purchase the facility (i) at the expiration of the initial term and each extension term of the lease, to be exercised by 60 days’ written notice prior to the expiration of the initial term and each extension term, and (ii) within five days of written notification from us exercising our right to terminate the engagement of the tenant’s or its affiliate’s management company as the management company for the facility as a result of an event of default under the lease. The option purchase price shall be equal to the greater of (i) the appraised value of the facility, assuming the lease remains in effect for 15 years and not taking into account any purchase options contained therein, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1.
      Commitment Fee. We received a commitment fee at closing in the amount of $60,000.
      Depreciation and Real Estate Taxes. The following table sets forth information, as of November 30, 2004, regarding the depreciation and real estate taxes for the Denham Springs Facility:

	Federal Tax Basis		Depreciation			2004 Real Estate
					Life
	Land	Buildings	Annual Rate	Method	in Years	Taxes	Rate

Denham Springs, Louisiana	$428,571	$5,571,429	2.5%	Straight-line	40	$24,720	0.41%
North Cypress Facility
      General. On June 13, 2005, we closed a series of transactions, effective as of June 1, 2005, with North Cypress, an unaffiliated third party, pursuant to which North Cypress is to develop a community hospital in Houston, Texas. We ground lease two parcels of land, the hospital tract and the parking area tract, from the owners of those tracts pursuant to two separate ground leases. Also, we and the owner of the hospital tract entered into a purchase and sale agreement pursuant to which we can acquire the hospital tract for approximately $4.7 million. We then subleased the hospital tract and the parking area tract to North Cypress, which sublease requires North Cypress to construct the hospital improvements. We refer to this sublease as the ground sublease. The ground sublease has a term of 99 years. We agreed to make a construction loan, secured by the hospital improvements, to North Cypress for approximately $64.0 million, the amount necessary for construction of the improvements, with interest at 10.5% per annum, which interest is deferred and added to the principal balance of the loan during the construction period, and for a term ending upon completion of construction. Subject to certain limited conditions, we will purchase from and lease to North Cypress the hospital improvements upon completion pursuant to a second purchase and sale agreement and a post-construction lease. In the event we do not purchase the improvements upon completion of construction, the ground sublease will continue and the construction loan will become due. In that event, we expect to seek to convert the construction loan to a 15 year term loan with interest at 10.5% per annum, secured by a mortgage on the hospital improvements. If we purchase the improvements, the ground sublease will terminate and be replaced with the post-construction lease, which is a lease of the hospital tract, the land, the hospital improvements and a sublease of the parking area tract. We refer to this lease as the facility lease.
      Commitment Fee. In connection with the transaction, North Cypress paid us a commitment fee in the amount of $640,280, $100,000 of which was paid in cash and $540,280 of which was added to the principal balance of the construction loan.
      Leases. We entered into two ground leases, one for the hospital tract and one for a parking area tract, with the current owners of that land. We then ground subleased the two tracts to North Cypress. If we purchase the hospital tract, the ground lease for the hospital tract will terminate. If we purchase the hospital improvements at the end of the construction term, the ground sublease will terminate and be replaced by the facility lease which will have a term of 15 years with three options to renew for five years each. The ground sublease and the facility lease are each a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, all rent and other costs and expenses due and payable under the ground lease, taxes, utilities, insurance, maintenance and capital improvements. Rent pursuant to the ground sublease during the construction period is a monthly amount equal to the sum of (A) the product of (i) 10.5% multiplied by (ii) the total amount of funds disbursed under the construction loan as of the date this payment is due divided by 12 plus (B) the sum of all rents paid under the ground leases. Subsequent to the completion of construction of the hospital improvements, base rent under the ground sublease will be an amount equal to 10.5% multiplied by the total amount of funds disbursed under the construction loan plus the sum of all rents paid pursuant to the ground leases. The facility lease requires the tenant to pay monthly rent in an annual amount equal to 10.5% multiplied by the total amount of the funds disbursed under the construction loan plus the sum of all rents paid pursuant to the ground leases. On January 1, 2006, and on each January 1 thereafter, the base rent will increase by an amount equal to the greater of (A) 2.5% per year of the prior year’s base rent, excluding the ground lease rent component, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1. The leases require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards. The facility lease requires the tenant to pay us, commencing on the commencement date of the facility lease and on each January 1 during the term thereof, an amount equal to $7,500 to cover the cost of the physical inspections of the facility, which fee will, on each January 1, be increased by 2.5% per annum. In addition to this ongoing inspection fee, the MPT lender is entitled to receive an inspection fee of $75,000 to cover the lender’s inspection costs during the construction period.
      Capital Improvement Reserve. The ground sublease and the facility lease require the tenant, beginning on the date that construction of the facility has been completed, to make annual deposits into a reserve account in the amount of $2,500 per bed per year. These leases also provide that on each January 1 thereafter, the payment of $2,500 per bed per year into the capital improvement reserve will be increased by 2.5%.

      Capital Contributions and Net Worth Covenant. The ground sublease and the facility lease require that, as of the commencement date of each lease, the tenant shall have received from its equity owners at least $15.0 million in cash equity. So long as tenant maintains the consolidated net worth required under each lease, such cash equity may be used for acquisition, pre-opening and operating expenses of the facility and shall not be distributed to tenant’s equity owners. The ground sublease and the facility sublease contain net worth covenants which tenant must satisfy.
      Security. The tenant must deliver to us upon execution of the ground sublease a security deposit in the approximate amount of $6.7 million. The security deposit can be cash or a letter of credit. At the execution of the facility lease the security deposit amount shall be equal to 10.5% times the total development costs of the hospital improvements. At the time that the operations from the facility have sustained EBITDAR coverage of at least two times the then current base rent for two consecutive fiscal years, the amount of the security deposit can be reduced by one half.
      Management. North Cypress is newly formed and has had no significant operations to date. North Cypress has executed a contract with Surgical Development Partners, LLC, a hospital management company, to manage the day-to-day operations of the hospital, including staffing, scheduling, billing and collections, governmental compliance and relations, and other functions. Surgical Development Partners, LLC has made a substantial equity investment in North Cypress. We have the right to require North Cypress to replace the management company under certain conditions.
      Purchase Options. Pursuant to the terms of the facility lease, so long as no event of default has occurred, at the expiration of the facility lease the tenant will have the option to purchase our interest in the property leased pursuant to the facility lease at a purchase price equal to the greater of (i) the fair market value of the leased property or (ii) the purchase price paid by us to tenant pursuant to the purchase and sale agreement relating to the hospital improvements plus our interest in any capital additions funded by us, as increased by the amount equal to the greater of (A) 2.5% from the date of the facility lease execution or (B) the rate of increase in the CPI as of each January 1 which has passed during the lease term; provided no event shall the purchase price be less than the fair market value of the property leased.
      Sale Proceeds Distributions or Syndication. The facility lease also provides that if during the term of the facility lease we sell our interest in the property, then the net sales proceeds from the sales shall be distributed as follows: (A) to us in the amount equal to the purchase price paid by us to the tenant pursuant to the purchase and sale agreement relating to the hospital improvements plus an amount which will provide us with an internal rate of return of 15% and (B) the balance of the net proceeds shall be divided equally between us and the tenant. In addition, subject to applicable healthcare regulations, we will offer to tenant and any physician which owns an interest in tenant the opportunity to purchase up to an aggregate 49% of the limited partnership interest in MPT of North Cypress, L.P., our subsidiary that owns the property. The right to purchase is applicable during the period which is not less than six months or more than nine months subsequent to the commencement date of the facility lease. The price for the limited partnership interest shall be determined on the basis of the historical cost of our assets.

Bensalem, Pennsylvania
      General. On September 16, 2005, we acquired a fee simple interest in 15 acres of land located in Bucks County, Pennsylvania, which is approximately 15 miles from Philadelphia, Pennsylvania, for a purchase price of approximately $5.4 million pursuant to an agreement with Glenview Corporate Center Limited Partnership. On the same date, we entered into an agreement with Bucks County Oncoplastic Institute, LLC, or BCO, and DSI Facility Development, LLC, or the developer, each an unaffiliated third party, to develop a women’s hospital facility with an integrated medical office building on the land. The total development costs to develop the facility, including the cost of the land, are estimated at approximately $38.0 million. To date, including the acquisition costs of the land, we have incurred approximately $8.8 million of the total development costs.

      Lease. We have formed a Delaware limited partnership, MPT of Bucks County, L.P., to own the facility. We have entered into a lease with BCO for both the land and the improvements. The lease will extend for the construction term and 15 years thereafter with BCO having two five-year renewal options and a third option to renew the lease until August 15, 2035. The lease is a net-lease with BCO responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The lease will require BCO to pay monthly rent in a per annum amount equal to 10.75% multiplied by the total amount of the funds disbursed under the development agreement. The lease provides that on January 1, 2007, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year’s base rent, or (B) the percentage by which the CPI has increased over the CPI figure in effect on the previous January 1. The lease further provides that, upon completion of construction, and beginning with the calendar month after the completion date, BCO will pay, in addition to base rent, percentage rent in an amount equal to 1.75% of revenues for the preceding month. The lease also requires BCO to carry customary insurance which is adequate to satisfy our underwriting standards. The lease requires BCO to pay us on January 1, 2006 an amount equal to $7,500 to cover the cost of the physical inspections of the facility, which fee will, beginning on January 1, 2007, and continuing on each January 1 thereafter, be increased by 2.5% per annum. In addition to the inspection fee, the total development costs also include a fee equal to $75,000 to cover our inspection of the facility during the construction period. We loaned BCO the funds for this fee, which loan bears interest at a rate of 10.75%.
      Capital Improvement Reserve. The lease requires BCO to be responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. The lease will also require BCO, beginning on the completion of construction of the facility, to make annual deposits into a reserve account in the amount of $2,500 per bed per year. The lease provides that beginning on the first January 1 after the completion of construction, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2.5%. The lease provides that all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and that BCO will pay into the reserve such funds as necessary for all extraordinary repairs.
      Development Agreements. We have agreed to pay DSI Facility Development, LLC, an affiliate of BCO, a developer fee of $515,000, a construction management fee of $687,500 and a developer bonus based upon the cost savings if the facility is completed for less than the estimated total development costs.
      Security. As security for the lease, BCO has granted us a security interest in all personal property, other than receivables, located and to be located at the facility, which security interest is subject to any lien of any purchase money equipment lender. The lease requires BCO to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to one year’s base rent under the lease. BCO substituted a cash deposit for the letter of credit, which we will continue to hold until a certificate of occupancy is issued, and we loaned BCO the funds for this cash deposit, which loan bears interest at the rate of 20% per annum. At the time the letter of credit is delivered, we will retain the cash deposit and it shall be applied toward the promissory note. As a condition to closing and as a continuing covenant under the lease, BCO is required to achieve a tangible net worth of $5.0 million, which may be satisfied by an equity injection, operating earnings or approved line of credit. Until BCO satisfies such covenant, our lease for the Buck’s County Facility is guaranteed to the extent of $5.0 million by 14 guarantors. The guarantors have delivered financial statements which we believe reflect the necessary financial resources to satisfy their guaranty obligations. The lease will be cross-defaulted to any other lease or agreement between the parties. BCO is newly formed and has had no significant operations to date.
      Purchase Options. The lease provides that so long as BCO is not in default under any lease with us or any of the leases with its subtenants, at the expiration of the lease BCO will have the option, upon 60 days prior written notice, to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, which assumes the lease remains in effect for 15 years, or (ii) the total development costs, including any capital additions funded by us, as increased by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. If we do not approve a change of control transaction involving BCO, BCO shall also have the option, exercisable for 30 days after our failure to approve the change of control, to purchase the facility at the greater of (i) the above formula for the end-of-lease-term purchase option or (ii) an amount that would provide us an internal rate of return of 13%.
      Commitment Fee. At closing, BCO executed a promissory note in favor of us for the $345,000 commitment fee, which note bears interest at a rate of 10.75% and is payable interest only with a balloon payment approximately 15 years following completion of construction.
Bloomington, Indiana
      General. On October 7, 2005, we purchased 12 acres of land in Bloomington, Indiana, which is approximately 50 miles from Indianapolis, Indiana, from SIMP II. As an accommodation to SIMP II, we also agreed to hold title to an additional 34 acres to be retransferred to SIMP II for nominal consideration upon the approval of the subdivision of the land. That land has now been retransferred. We also entered into funding and development agreements with Monroe Hospital, LLC, or Monroe Hospital, and Monroe Hospital Development, LLC, or Monroe Development, an affiliate of Surgical Development Partners, LLC, to develop a community hospital on the 12 acre parcel. The total development costs to develop the facility, including the cost of the land, will be approximately $35.5 million. To date, including the acquisition costs of the land, we have incurred approximately $11.1 million of the total development costs.
      Lease. We have formed a Delaware limited liability company, MPT of Bloomington, LLC, to own the facility. We are leasing 100% of the land and all improvements to be constructed thereon to Monroe Hospital for the construction period. Following construction, the lease will continue for a term of 15 years with three options to renew for five years each. The lease is a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. The lease requires the tenant to pay monthly rent in a per annum amount equal to 10.50% multiplied by the purchase price of the land and the total amount of the funds disbursed under the funding and development agreements. During the construction period, the rent will be deferred and will be paid after the construction period over the 15 year lease term. On January 1, 2007, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year’s base rent, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1. The lease also requires the tenant to carry customary insurance which is adequate to satisfy our underwriting standards. The lease requires the tenant to pay, on the commencement date and on each January 1 thereafter, an amount equal to $5,000 to cover the cost of the physical inspections of the facility, which fee will, beginning on January 1, 2006, and continuing on each January 1 thereafter, be increased by 2.5% per annum. In addition, to the inspection fee, we are entitled to a fee equal to $50,000 to cover our inspection of the facility during the construction period. We loaned Monroe Hospital the $55,000 for these inspection fees, which loan bears interest at a rate of 10.5% per annum, is payable interest only following the completion date and matures 15 years thereafter.
      Repair and Replacement Reserve. The lease requires Monroe Hospital to be responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. The lease also requires that the tenant, beginning on the completion of construction of the facility, to make annual deposits into a reserve account in the amount of $2,500 per bed per year. The lease also provides that beginning on the first January 1 after the completion of construction, and on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2.5%.
      Development Agreements. We have agreed to pay Monroe Development a developer fee of $750,000 and an additional fee of $250,000 for post-construction services.
      Security. As security for the lease, Monroe Hospital has granted us a security interest in all personal property, other than receivables, located and to be located at the facility. As further security for the Lease, Monroe Hospital has caused its wholly owned subsidiary, Monroe Hospital Outpatient ASC, LLC to grant us a security interest in all its personal property, other than receivables, located or to be located at the facility. The tenant also obtained and delivered to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder in an amount equal to one year’s base rent under the lease. Monroe Hospital is newly formed and has had no significant operations to date. As a condition to closing, Monroe Hospital was required to achieve, and as a continuing covenant under the lease Monroe Hospital is required to maintain, a tangible net worth of $6.0 million. Monroe Hospital has provided to us unaudited financial statements reflecting that, as of September 30, 2005, it had tangible assets of $12.2 million, including cash of approximately $3.2 million, liabilities of approximately $3.4 million and owners’ equity of approximately $8.9 million. The treasurer of Monroe Hospital also certified at closing that the equity owners of Monroe Hospital contributed to Monroe Hospital cash or cash equivalents in a total amount of $9.75 million.
      Management Agreement. Monroe Hospital has executed a contract with Surgical Development Partners, LLC, a hospital management company, to manage the day-to-day operations of the hospital, including staffing, scheduling, billing and collections, governmental compliance and relations, and other functions. Surgical Development Partners, LLC made a $3.0 million cash equity investment in Monroe Hospital. We have the right to require Monroe Hospital to replace the management company under certain conditions.
      Purchase Options. The lease provides that so long as Monroe Hospital is not in default under any lease with us or any of the leases with its subtenants, at the expiration of the lease Monroe Hospital will have the option, upon 60 days prior written notice, to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, which assumes the lease remains in effect for 15 years, or (ii) the total development costs, including any capital additions funded by us, as increased by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1.
      Commitment Fee. At closing, Monroe Hospital executed a promissory note in favor of us for $177,500 commitment fee, which note bears interest at a rate of 10.5% and is payable interest only with a balloon payment approximately 15 years following completion of construction.
Our Current Loan
      On December 23, 2005, we made a $40.0 million mortgage loan to Alliance, an unrelated third party. We refer to this mortgage loan in this prospectus as the Alliance Loan. The Alliance Loan is secured by a community hospital facility located in Odessa, Texas, which is approximately 20 miles from Midland, Texas. The facility is licensed for 78 beds, 28 of which are operated by HEALTHSOUTH Rehabilitation Hospital of Odessa, Inc. The Alliance Loan has a term of 15 years and is payable interest only during the term of the loan, with the full principal amount due at the end of the 15 year term. The aggregate annual base interest is set at an initial annual rate of ten percent. Beginning on January 1, 2007 and on each January 1 thereafter, Alliance will be required to pay additional interest equal to the greater of (i) 3.5% or (ii) the rate of the CPI increase for the prior year multiplied by the previous year’s annualized base interest. Absent a third party’s bona fide offer to acquire a majority of Alliance’s equity interest or substantially all of Alliance’s assets, Alliance may not prepay the Alliance Loan prior to the eighth loan year. In the event that Alliance prepays the Alliance Loan following such a bona fide offer or during the eight, ninth, or tenth loan years, Alliance must pay us a yield maintenance premium. Following the tenth loan year, Alliance may prepay the Alliance Loan without penalty or premium. As security for Alliance’s obligations under the mortgage loan, all principal, base interest and additional interest on the first $30.0 million of the loan amount is guaranteed on a pro rata basis by the shareholders of SRI-SAI Enterprises, Inc., the general partner of Alliance, until such time as Alliance meets certain financial conditions. SRI-SAI Enterprises, Inc. also pledged all of its general partnership interest in Alliance to us as security for Alliance’s obligations. Additionally, we have received a first mortgage on the facility and a first or second priority security interest in all of Alliance’s personal property other than accounts receivable, along with other security. The Alliance Loan is cross-defaulted with all other agreements between us or our affiliates, on one hand, and Alliance or its affiliates on the other hand. The Alliance Loan also contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of loan. As consideration for entering into this arrangement, Alliance paid us a commitment fee equal to one half of one percent of the loan amount on the closing date.

Our Pending Acquisition
      We intend to expand our portfolio by acquiring our Pending Acquisition Facility, which we consider to be a probable acquisition as of the date of this prospectus, under the terms of the letter of commitment relating to this facility. The lease for this facility will provide for contractual base rent and an annual rent escalator. Letters of commitment constitute agreements of the parties to consummate the acquisition transactions and enter into leases on the terms set forth in the letters of commitment subject to the satisfaction of certain conditions, including the execution of mutually-acceptable definitive agreements. The following table contains information regarding our Pending Acquisition Facility as of the date of this prospectus:

Operating Facility

				Year One
			Number of	Contractual		Loan	Lease
Location	Type	Tenant	Beds(1)	Interest		Amount	Expiration

Hammond, Louisiana*(2)	Long-term acute care hospital	Hammond Rehabilitation Hospital, LLC	40	$840,000	(3)	$8,000,000	June 2021

*	Under letter of commitment.
(1)	Based on the number of licensed beds.
(2)	On April 1, 2005, we entered into a letter of commitment with Hammond Healthcare Properties, LLC, or Hammond Properties, and Hammond Rehabilitation Hospital, LLC, or Hammond Hospital, pursuant to which we have agreed to lend Hammond Properties $8.0 million and have agreed to a put-call option pursuant to which, during the 90 day period commencing on the first anniversary of the date of the loan closing, we expect to purchase from Hammond Properties a long-term acute care hospital located in Hammond, Louisiana for a purchase price between $10.3 million and $11.0 million. If we purchase the facility, we will lease it back to Hammond Hospital for an initial term of 15 years. The lease would be a net lease and would provide for contractual base rent and, beginning January 1, 2007, an annual rent escalator.
(3)	Based on one year contractual interest at the rate of 10.5% per year on the $8.0 million mortgage loan to Hammond Properties. We expect to exercise our option to purchase the Hammond Facility in 2006. For the one year period following our purchase of the facility, contractual base rent would equal $1,079,925, based on 10.5% of an estimated purchase price of $10,285,000.

Hammond, Louisiana
      General. On April 1, 2005, we entered into a letter of commitment with Hammond Healthcare Properties, LLC, the current owner of the property, or Hammond Properties, and Hammond Rehabilitation Hospital, LLC, the current tenant of the property, or Hammond Hospital, both unaffiliated third parties, to provide a mortgage loan to Hammond Properties and enter into a put-call option arrangement relating to our purchase of the facility from Hammond Properties and our leaseback of the facility to Hammond Hospital or its affiliates.
      The facility is a long-term acute care hospital located in Hammond, Louisiana, which is approximately 45 miles from New Orleans, Louisiana. The facility contains approximately 23,835 square feet of space and is licensed for 40 beds.
      The letter of commitment provides that, under the mortgage loan transaction, we will lend to Hammond Properties the sum of $8.0 million, which will bear interest at the rate of 10.5% per year and be payable interest only on a monthly basis with a balloon payment due and payable at the expiration of the put-call option period described below or, if the put-call option is exercised, at closing of our purchase of the facility. The letter of commitment provides that the loan will be secured by a first mortgage on the facility and by the other collateral and guaranteed as described below.
      The letter of commitment provides that, at the time of the mortgage loan closing, we will enter into a put-call option agreement with Hammond Properties providing that either party will have the option, exercisable within 90 days following the one year anniversary of the loan closing, to cause the purchase and sale of the facility, subject to applicable conditions, for a purchase price of the greater of (i) $10,285,714 or (ii) the quotient determined by dividing the annual rental payments by .105 (but not to exceed $11.0 million). The purchase price was arrived at through arm’s-length negotiations based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the facility, and the financial and economic returns which we require for making an investment.

      If the put-call option is exercised, we will form a Delaware limited liability company, MPT of Hammond, LLC, which will own the facility. Initially, our operating partnership will own all of the membership interests in this limited liability company; however, the letter of commitment provides that, at some point following closing, we have agreed, subject to applicable healthcare regulations, to offer up to 30% of the interests in this limited liability company to local physicians.
      Lease. The letter of commitment provides that, if the put-call option is exercised, we will lease 100% of the facility to Hammond Hospital or its affiliate for a 15-year term, with three options to renew for five years each. The letter of commitment provides that the lease will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. The letter of commitment provides that the lease will require the tenant to pay base rent in an amount equal to 10.50% per annum of the purchase price plus any costs and charges that may be capitalized, which base rent will be payable in monthly installments. The letter of commitment provides that, on each January 1 beginning January 1, 2007, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year’s base rent, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1. The letter of commitment provides that the lease will require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.
      Repair and Replacement Reserve. The letter of commitment provides that the tenant, commencing on the date we purchase the facility, will make annual deposits into a reserve account. We expect that the lease will provide that on each January 1 following the date we purchase the facility, the payment into the reserve account will be increased, and that all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and the tenant will pay into the reserve such funds as necessary for all extraordinary repairs.
      Security. The letter of commitment provides that, as security for the mortgage loan and the lease, Hammond Properties or the tenant, as the case may be, will grant us a security interest in all personal property, other than receivables, located and to be located at the facility. The letter of commitment requires Hammond Properties and the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to six months’ debt service or base rent under the lease, as the case may be, and that at such time as the operations in the facility have generated EBITDAR coverage of at least two times the base rent for eight consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three months of the base rent then in effect. If, however, after satisfying the conditions necessary to reduce the letter of credit to three months’ base rent, EBITDAR coverage subsequently drops below two times base rent for two consecutive fiscal quarters, the letter of credit will be increased to six months’ base rent. The letter of commitment provides that the lease will be cross-defaulted with any other lease or agreement between the parties. The letter of commitment provides that the loan and lease will be jointly and severally guaranteed by Hammond Properties, certain affiliates of Hammond Properties and Gulf States Health Services, Inc. For information about the financial condition of Gulf States Health Services, Inc., see the description of the Covington and Denham Springs facilities above.
      Purchase Options. The letter of commitment provides that the lease will provide that so long as the tenant is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under its (and its affiliates) leases with us or any of our affiliates or any of the leases with its subtenants, the tenant will have the option to purchase the facility at the expiration of the initial term and each extension term of the lease. The letter of commitment provides that the purchase price shall be equal to the greater of (i) the appraised value of the facility, assuming the lease remains in effect for 15 years and not taking into account any purchase options contained therein, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. The parties will agree upon the notice and closing periods applicable to these purchase options.
      Net Worth Covenant. The letter of commitment provides that the loan and lease documents will require that, as of the loan closing and throughout the loan and lease terms, Hammond Properties,

Hammond Hospital and Gulf States Health Services, Inc. must maintain an aggregate tangible net worth in an amount to be mutually agreed upon with us.
      Commitment Fee. The letter of commitment provides that we will be entitled to a commitment fee at the closing of the loan equal to $80,000, $25,000 of which has already been paid. The letter of commitment further provides that we will be entitled to a commitment fee at the closing of the sale transaction equal to 1% of the purchase price, less the amount of all commitment fees previously paid.
      We cannot assure you that we will acquire or develop the Pending Acquisition Facility on the terms described in this prospectus or at all, because the transaction is subject to a variety of conditions, including negotiation and execution of mutually-acceptable definitive agreements, our satisfactory completion of due diligence, receipt of appraisals that support the purchase price set forth in the commitment letter and other third party reports, obtaining of government and third party approvals and consents and approval by our board of directors, as well as satisfaction of customary closing conditions.
Our Acquisition and Development Pipeline
      We have also entered into the following arrangements which, because of the various contingencies that must be satisfied before these transactions can be completed, we do not consider to be probable acquisitions or developments as of the date of this prospectus.

Diversified Specialty Institutes, Inc. Acquisition and Development Funding
      General. On March 3, 2005, we entered into a letter agreement with Diversified Specialty Institutes, Inc., or DSI. An affiliate of DSI is the proposed tenant of the women’s hospital and medical office building in Bensalem, Pennsylvania that we have contracted with to develop and leaseback. The letter agreement provides that, subject to DSI identifying facilities for acquisition or development, which it is not required to do, and subject to certain other conditions set forth in the letter agreement, we have agreed to make available to DSI or its affiliates acquisition and development funding in the total amount of $50.0 million to be used to finance the potential future acquisition or development of healthcare facilities, in each case subject to our due diligence and approval. The arrangement will remain outstanding until March 2, 2006, and be available to finance any acquisition facility or development facility that is subject to definitive agreements as of March 2, 2006, notwithstanding that the closing or completion of the acquisition facility or development facility may not have occurred as of March 2, 2006. We have agreed that the definitive documents relating to the arrangement must close by February 28, 2006.
      DSI is not required to identify facilities for acquisition or development and, if it does not, we have no obligation to provide funding to DSI. If funds are drawn from the arrangement to fund an acquisition or development facility, as applicable, we expect to enter into definitive documents with DSI. With respect to any development facility, we expect to enter into a development agreement with a developer, which may be an affiliate of DSI, to develop the development facility.
      Commitment Fee. The letter agreement provides that we are entitled to a fee equal to 1% of the aggregate purchase price or development costs of any facilities we acquire pursuant to this arrangement, $100,000 of which was paid when the letter agreement was signed. The remainder of the fee will be due and payable at the closing of future projects, with the fee on each project being equal to 1% of that project’s purchase price. We have agreed to give DSI a credit on future payments of fees for the $100,000 paid at the execution of the letter agreement.
      Lease. We expect to form a Delaware limited liability company or a limited partnership to own each facility acquired or developed pursuant to the commitment. The letter of commitment provides that, at the time of our purchase of any acquisition or development facility, we intend to lease back to the applicable tenant 100% of the land and all improvements, including improvements to be constructed in the case of a development facility, for a 15-year term, with three options to renew for five years each, so long as the options are exercised at least six months prior to the expiration of the lease or the applicable extended term. The letter of commitment provides that each lease will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance.

      For each development facility, the letter agreement provides that the tenant will pay monthly rent during the construction period in a per year amount equal to 10.75% multiplied by the total amount of the funds disbursed under the development agreement. The letter agreement also provides that the lease relating to a development facility to require the tenant to pay, following the completion of construction of the facility, base rent in an amount equal to 10.75% per year of the total development costs, payable in monthly installments. For an acquisition facility, we expect the lease to require the tenant to pay us base rent equal to 10.75% of the purchase price of the facility. The letter agreement provides that each lease will provide that commencing on the first January 1 following the commencement of the lease with respect to an acquisition facility, and on the first January 1 following the construction completion date with respect to a development facility, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (A) 2.5% per year of the prior year’s base rent, or (B) the percentage by which the CPI on January 1 has increased over the CPI figure in effect on the then just previous January 1. The letter of commitment also provides that each lease for an acquisition facility and a development facility will require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.
      The letter agreement provides that each lease will require the tenant to pay us on the commencement date of the lease an amount equal to $7,500 to cover the cost of the physical inspections of the facility. The letter agreement also provides that this inspection fee will increase at the rate of 2.5% per year starting on the first January 1 following the commencement date of the lease, in the case of an acquisition facility, or the completion date, in the case of a development facility. In addition to the inspection fee, we also expect the tenant to pay us a fee equal to $75,000 per development facility to cover our inspection of the development facility during the construction period.
      Capital Improvement Reserve. The letter agreement provides that each lease will require, commencing on the date that construction has been completed with respect to a development facility, or on the date of commencement of the lease with respect to an acquisition facility, the tenant to make annual deposits into a reserve account in the amount of $2,500 per bed per year. The letter agreement also provides that each lease is expected to provide that on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2.5%. We expect that the lease will require all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and the tenant will pay into the reserve such funds as necessary for all extraordinary repairs.
      Security. The letter agreement provides that, as security for each lease, the tenant will grant us a security interest in all personal property, other than receivables, located and to be located at the facility. The letter agreement provides that each lease will be cross-defaulted with any other leases between the tenant, or its affiliates, and us, or our affiliates. The letter agreement provides that each lease will require the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to one year’s base rent under the lease.
      The letter agreement provides that each lease will require that, as of the commencement date of the lease, the tenant to have a tangible net worth of no less than $5.0 million in cash equity or shall have access to a working capital line of no less than $5.0 million that is personally guaranteed by Dr. Tannenbaum and such other persons as may be approved by us.
      Purchase Options. The letter agreement provides that each lease will provide that so long as tenant is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under its, and its affiliates, leases with us or any of our affiliates or any of the leases with its subtenants, at the expiration of the initial term of the lease, and at the expiration of each extended term thereafter, upon at least 60 days’ prior written notice, tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, or, in the case of a development facility (ii) the total development costs (including any capital additions funded by us), as increased by an amount equal to the greater of (A) 2.5% per year from the date of the lease, or (B) the rate of increase in the CPI on each January 1, or, in the case of an acquisition facility,

(ii) the amount of (A) the purchase price paid for the facility, including costs of third party reports, legal fees and all other acquisition costs.

Additional Arrangements
      On November 17, 2005, we entered into a letter of commitment to develop a hospital facility in Oklahoma for an estimated total development cost of $32.5 million, subject to adjustment. On December 27, 2005, we entered into a letter of commitment to acquire and leaseback a facility in Pennsylvania and to make related loans for certain improvements to the real estate and for working capital purposes for an estimated total cost of $9.2 million, subject to adjustment. These transactions are subject to our completion of due diligence.
      We cannot assure you that we will acquire or develop any of the facilities in our acquisition and development pipeline on the terms described in this prospectus or at all, because each of these transactions is subject to a variety of conditions, including negotiation and execution of mutually-acceptable definitive agreements, our satisfactory completion of due diligence, receipt of appraisals that support the purchase price set forth in the letter agreements and other third party reports, obtaining of government and third party approvals and consents, approval by our board of directors, and in certain cases our proposed tenants’ acquisition of the facility from the current owner, as well as satisfaction of customary closing conditions.
      We have also identified a number of opportunities to acquire or develop additional healthcare facilities. In some cases, we are actively negotiating agreements or letters of intent with the owners or prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner or prospective tenant. We cannot assure you that we will complete any of these potential acquisitions or developments.

MANAGEMENT
Our Directors and Executive Officers
      Our business and affairs are managed under the direction of our board of directors, which consists of eight members, three of whom are members of our senior management team and five of whom our board of directors has determined to be independent in accordance with the listing standards established by the New York Stock Exchange, or NYSE. Each director is elected to serve until the next annual meeting of stockholders and until his successor is elected and qualified. The current terms of our present directors will expire at our 2006 annual meeting of stockholders. The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Position

Edward K. Aldag, Jr.	41	Chairman of the Board, President and Chief Executive Officer
R. Steven Hamner	48	Director, Executive Vice President and Chief Financial Officer
William G. McKenzie	47	Vice Chairman of the Board
Emmett E. McLean	50	Executive Vice President, Chief Operating Officer, Treasurer and Assistant Secretary
Michael G. Stewart	50	Executive Vice President, General Counsel and Secretary
Virginia A. Clarke	46	Director
G. Steven Dawson	47	Director
Bryan L. Goolsby	54	Director
Robert E. Holmes, Ph.D.	63	Director*
L. Glenn Orr, Jr.	65	Director

*	Mr. Holmes has been designated as our lead independent director.
     The following is a summary of certain biographical information concerning our directors and executive officers:
      Edward K. Aldag, Jr. is one of our founders and has served as our president and chief executive officer since August 2003, and as chairman of the board since March 2004. Mr. Aldag served as our vice chairman of the board from August 2003 until March 2004 and as our secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc., that had aggregate assets valued at more than $500 million. Mr. Aldag played an integral role in the formation of investor groups, structuring the financing, and closing the transactions. Guilford Medical Properties, Inc. owned numerous rehabilitation hospitals across the country and net-leased them to four different national healthcare providers. Mr. Aldag served as president and a member of the board of directors of Guilford Medical Properties, Inc. from its inception until selling his interest in the company in 2001. Mr. Aldag was the president and a member of the board of directors of Guilford Capital Corporation from 1998 to 2001 and from 1990 to 1998 served as executive vice president, chief operating officer and a member of the board of directors. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance.
      R. Steven Hamner is one of our founders and has served as our executive vice president and chief financial officer since September 2003 and as a director since February 2005. In August and September 2003, Mr. Hamner served as our executive vice president and chief accounting officer. From October 2001 through March 2004, he was the managing director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was vice president and chief financial officer of United Investors Realty Trust, a publicly-traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University. Mr. Hamner is a certified public accountant.
      William G. McKenzie is one of our founders and has served as the vice chairman of our board of directors since September 2003. Mr. McKenzie has served as a director since our formation and served as the executive chairman of our board of directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as president, chief executive officer and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was executive vice president and chief operating officer of the Mississippi Hospital Association/ Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was senior vice president of Managed Care and executive vice president of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was hospital administrator and chief financial officer and held other management positions with several private acute care organizations. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy State University. He has served in numerous capacities with the Alabama Hospital Association.
      Emmett E. McLean is one of our founders and has served as our executive vice president, chief operating officer and treasurer since September 2003. Mr. McLean has served as assistant secretary since April 2004. In August and September 2003, Mr. McLean also served as our chief financial officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September, 2003, Mr. McLean served as executive vice president, chief financial officer, and treasurer and board member of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1995 to 2000, Mr. McLean served as senior vice president — development, secretary, treasurer and a board member of PsychPartners, L.L.C., a healthcare services and practice management company. From 1992 to 1994, he was senior vice president, chief financial officer and secretary of Diagnostic Health Corporation, a healthcare services company. From 1984 to 1992, he worked for Dean Witter Reynolds, Inc., now Morgan Stanley, and Smith Barney, now Citigroup, in the corporate finance departments of their respective investment banking businesses. From 1977 to 1982, Mr. McLean worked as a commercial banker for SunTrust Banks, Inc. Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina.
      Michael G. Stewart has served as our general counsel since October 2004 and as our executive vice president and secretary since March 2005. Prior to October 2004, Mr. Stewart worked as a private investor, healthcare consultant and novelist. He advised physician and surgery groups on emerging healthcare issues for four years before publishing three novels. From 1993 until 1995, he served as vice president and general counsel of Complete Health Services, Inc., a managed care company, and its successor corporation, United Healthcare of the South, a division of United Healthcare, Inc. (NYSE: UNH). Mr. Stewart was engaged in the private practice of law between 1988 and 1993. Mr. Stewart holds a J.D. degree from Cumberland School of Law of Samford University and a B.S. in Business Administration from Auburn University.
      Virginia A. Clarke has served as a member of our board of directors since February 2005. Ms. Clarke has been a search consultant in the global executive search firm of Spencer Stuart & Associates since 1997. Ms. Clarke was with DHR International, an executive search firm, during 1996. Prior to that, Ms. Clarke spent 10 years in the real estate investment management business with La Salle Partners and Prudential Real Estate Investors, where her activities included asset management, portfolio management, capital raising and client service, and two years with First National Bank of Chicago. Ms. Clarke is a member of the Pension Real Estate Association. Ms. Clarke graduated from the University of California at

Davis and received a master’s degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University.
      G. Steven Dawson has served as a member of our board of directors since April 2004. He is currently a private investor and serves on the boards of five other real estate investment trusts in addition to his service for us, as follows: American Campus Communities (NYSE: ACC), AmREIT, Inc. (AMEX: AMY), Desert Capital REIT (a non-listed public mortgage company), Sunset Financial Resource, Inc. (NYSE: SFO), and Trustreet Properties, Inc. (NYSE: TSY). Mr. Dawson is chairman of the audit committees for each of these companies except Sunset Financial Resource, Inc. and Trustreet Properties, Inc. From July 1990 to September 2003, he was chief financial officer and senior vice president-finance of Camden Property Trust (NYSE: CPT) and its predecessors, a REIT engaged in the development, ownership, management, financing and sale of multi-family properties throughout the southern United States. Mr. Dawson is involved in various charitable, non-profit and educational organizations, including serving on the board of His Grace Foundation, a charity providing services to the families of children in the Bone Marrow Transplant Unit of Texas Children’s Hospital, and as a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University. Mr. Dawson received a degree in business from Texas A&M University.
      Bryan L. Goolsby has served as a member of our board of directors since February 2005. Mr. Goolsby is the managing partner of the law firm Locke Liddell & Sapp LLP. Mr. Goolsby is an associate board member of the Board of Governors of the National Association of Real Estate Investment Trusts. He is also a member of the National Multi-Family Housing Association and the Pension Real Estate Association, and an associate board member of the Edwin L. Cox School of Business at Southern Methodist University. He serves as a director of Desert Capital REIT, Inc. and AmREIT, Inc. Mr. Goolsby received a J.D. degree from the University of Texas, and is a Certified Public Accountant.
      Robert E. Holmes, Ph.D., has served as a member of our board of directors since April 2004. Mr. Holmes, our lead independent director, is the Dean and Professor of Management of the School of Business at the University of Alabama at Birmingham, positions he has held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the author of more than 20 scholarly publications, is past president of the Southern Business Administration Association, and is actively involved in the International Association for Management Education. Mr. Holmes received a bachelor’s degree from the University of Texas at Austin, an MBA from University of North Texas, and received his Ph.D. from the University of Arkansas with an emphasis on management strategy.
      L. Glenn Orr, Jr. has served as a member of our board of directors since February 2005. Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle-market companies, since 1995. Prior to that, he was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is member of the board of directors, chairman of the governance/compensation committee and a member of the executive committee of Highwoods Properties, Inc. (NYSE: HIW). He is also a member of the boards of directors of General Parts, Inc., Village Tavern, Inc. and Broyhill Management Fund, Inc. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, South Carolina and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.
Corporate Governance — Board of Directors and Committees
      Our board of directors has adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, and has also adopted corporate governance guidelines to assist the board of directors in the administration of its duties. Our corporate governance guidelines and the listing standards of the NYSE require that a majority of the members of our board of directors be independent. Board members are recommended for nomination by our ethics, nominating and corporate governance committee. Nominations must satisfy the standards established by that committee for membership on our board of directors.
      Our directors generally meet quarterly or more frequently if necessary. The directors are regularly kept informed about our business at meetings of the board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of any corporate officers. Mr. Holmes has been selected by the board of directors to serve as lead independent director and in that capacity presides at meetings of the non-management directors, coordinates the preparation for meetings of the board of directors with our chief executive officer, and serves as the liaison between the board of directors and our chief executive officer.
      Our board of directors has established audit, compensation, ethics, nominating and corporate governance and investment committees, the principal functions and membership of which are briefly described below. The charters of the audit, compensation and ethics, nominating and corporate governance committees, along with our code of ethics and business conduct and our corporate governance guidelines, are available on our website at www.medicalpropertiestrust.com. Information on our website should not be considered a part of this prospectus.
      In February 2005, we expanded the size of our board of directors from seven to 11 directors and elected four new directors, Messrs. Goolsby, Hamner and Orr and Ms. Clarke. In connection with the election of these new directors, our board reconstituted our audit, compensation and ethics, nominating and corporate governance committees and established the investment committee of our board. On April 6, 2005, three of our independent directors who had become members of our board in April 2004 resigned as directors.
     Audit Committee
      Our board of directors has established an audit committee, which is comprised of three independent directors, Messrs. Dawson and Orr and Ms. Clarke. Mr. Dawson serves as the chairperson of the audit committee and also serves on the audit committees of three other public companies. Our board of directors has determined that Mr. Dawson’s service on the audit committees of other public companies does not impair his ability to serve on our audit committee. The audit committee oversees (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit services by our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.
      The specific functions and responsibilities of the audit committee are set forth in the audit committee’s charter. Our board of directors has determined that each of the members of the audit committee is financially literate, as such term is interpreted by our board of directors. In addition, our board of directors has determined that Mr. Dawson qualifies as an “audit committee financial expert” under the current SEC regulations. Our management has primary responsibility for the financial statements and internal control over financial reporting. The audit committee engages an independent registered public accounting firm to conduct an annual audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

     Compensation Committee
      Our board of directors has established a compensation committee, which is comprised of three independent directors, Messrs. Dawson, Goolsby and Orr. Mr. Orr serves as the chairperson of the compensation committee. The principal functions of the compensation committee are to:

•	evaluate the performance of our executive officers;

•	review and approve the compensation for our executive officers;

•	review and make recommendation to the board with respect to our incentive compensation plans and equity-based plans; and

•	administer our equity incentive plan.
      The compensation committee also reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and establishes the chief executive officer’s compensation levels based on its evaluation. The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the chief executive officer or any other executive officer or director. The specific functions and responsibilities of the compensation committee are set forth in more detail in the compensation committee’s charter.
     Ethics, Nominating and Corporate Governance Committee
      Our board of directors has established an ethics, nominating and corporate governance committee. Membership of the committee is comprised of three independent directors, Messrs. Dawson, Goolsby and Holmes. Mr. Holmes serves as the chairperson of this committee. The ethics, nominating and corporate governance committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors, recommending the composition of committees of our board, periodically reviewing the board’s performance and effectiveness as a body, recommending proposed changes to the board of directors, and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the ethics, nominating and corporate governance committee are set forth in the committee’s charter.
     Investment Committee
      Our board of directors has established an investment committee. Membership of the committee is comprised of all of our current directors. Mr. Aldag serves as the chairperson of this committee. The investment committee is authorized to, among other things, consider and take action with respect to all acquisitions, developments and leasing of healthcare facilities in which our aggregate investment will exceed $10.0 million.
     Vacancies on Our Board of Directors
      Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of the holders of at least two-thirds of all of our common stock outstanding and entitled to vote generally for the election of directors. Unless filled by a vote of the stockholders in the event a director is removed as permitted by Maryland law, a vacancy created by death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled by a vote of a majority of the remaining directors although less than a quorum. Vacancies created by an increase in the number of directors must be filled by a vote of majority of the entire board.
Limited Liability and Indemnification
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for money damages to the fullest extent permitted under Maryland law.
      The MGCL requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”
      We maintain a directors and officers liability insurance policy. We have also entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee’s written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.
      The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance and payment of indemnifiable expenses and losses.
      The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. As a result, indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws.
Director Compensation
      As compensation for serving on our board of directors, each of our independent directors receives an annual fee of $20,000 and an additional $1,000 for each board of directors meeting attended. In addition, each independent director is paid $1,000 for attendance at each meeting of a committee on which he serves. Committee chairmen receive an additional $5,000 per year except that the audit committee chairman receives an additional $10,000 per year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Directors who are also officers or employees of our company receive no additional compensation for their service as directors. At the time of each annual meeting of our stockholders following his or her election to the board of directors, each independent director will receive 2,000 shares of our common stock, restricted as to transfer for three years, or a comparable number of deferred stock units. Our compensation committee may change the compensation of our independent directors in its discretion.
      Upon joining our board of directors, each independent director received a non-qualified option to purchase 20,000 shares of our common stock with an exercise price of $10.00 per share. One-third of these options vested upon grant. One-half of the remaining options will vest on each of the first and second anniversaries of the date of grant. In addition to this option to purchase stock, each of our independent directors has been awarded 2,500 deferred stock units, which represent the right to receive 2,500 shares of common stock at no cost in October 2007 for Messrs. Dawson and Holmes and 2,500 shares of common stock at no cost in March 2008 for Ms. Clarke and Messrs. Goolsby and Orr.

Executive Compensation
      The following table sets forth the compensation paid or earned by our chief executive officer and our other executive officers for 2003 and 2004:

					Other Annual		All Other
Name and Position	Year	Salary		Bonus	Compensation		Compensation

Edward K. Aldag, Jr.	2004	$350,000		$350,000	$50,462	(1)	$30,769	(2)
Chairman, Chief Executive	2003	145,833	(3)	145,833	10,492	(4)	9,249	(5)
Officer and President
Emmett E. McLean	2004	$250,000		$250,000	$24,385	(6)	$15,385	(2)
Executive Vice President,	2003	104,167	(3)	104,167	—		10,896	(7)
Chief Operating Officer, Treasurer and Assistant Secretary
R. Steven Hamner	2004	$250,000		$250,000	$24,385	(6)	$15,385	(2)
Executive Vice President	2003	104,167	(3)	104,167	—		5,918	(8)
and Chief Financial Officer
William G. McKenzie	2004	$175,000		$175,000	$—		$—
Vice Chairman of the Board	2003	72,917	(3)	72,917	—		—
Michael G. Stewart	2004	$43,527	(9)	$42,188	$1,700	(10)
Executive Vice President,	2003	—		—	—		—
Secretary and General Counsel

(1)	Represents a $12,000 automobile allowance and $25,000 payable to Mr. Aldag to reimburse him for the cost of tax preparation and financial planning services and $13,462 to reimburse Mr. Aldag for his tax liabilities associated with such payment.

(2)	Represents reimbursement for life insurance premiums of $20,000 for Mr. Aldag and $10,000 for each of Messrs. McLean and Hamner and reimbursement of $10,769 for Mr. Aldag and $5,385 for each of Messrs. McLean and Hamner for tax liabilities associated with such premium reimbursements, but does not include any matching contributions under the 401(k) plan that we adopted in 2005.

(3)	For the partial year period from our inception in August 2003 until December 31, 2003.

(4)	Represents a $7,000 automobile allowance and $3,492 payable to Mr. Aldag to reimburse him for the cost of tax preparation and financial planning services.

(5)	Represents reimbursement for life insurance premiums of $9,249.

(6)	Represents a $9,000 automobile allowance and $10,000 for the named executive officers to reimburse them for the cost of tax preparation services and $5,385 for the named executive officers to reimburse them for their tax liabilities associated with such tax preparation cost reimbursement.

(7)	Represents reimbursement for life insurance premiums of $10,896.

(8)	Represents reimbursement for life insurance premiums of $5,918.

(9)	For the partial year period from October 25, 2004, Mr. Stewart’s date of hire, to December 31, 2004. Had Mr. Stewart been employed for the full year 2004, he would have been entitled to a base salary of $225,000 during 2004. Mr. Stewart’s employment agreement was amended effective April 28, 2005. The amended employment agreement provides for an annual base salary of $250,000.

(10)	Represents automobile allowance.
Employment Agreements
      We have employment agreements with each of the named executive officers. These employment agreements provide the following annual base salaries: Edward K. Aldag, Jr., $350,000; Emmett E. McLean, $250,000; R. Steven Hamner, $250,000; Michael G. Stewart, $250,000; and William G. McKenzie, $175,000. The base salaries for Messrs. Aldag, McLean and Hamner were increased by 5% effective January 1, 2005. On each January 1 hereafter, each of the executive officers is to receive a minimum increase in his base salary equal to the increase in the Consumer Price Index. These agreements provide that the executive officers, other than Mr. McKenzie, agree to devote substantially all of their business time to our operation. The employment agreement for each of the named executive officers is for a three year term which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement. These employment agreements permit us to terminate each executive’s employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction or plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of directors);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, the business code of ethics adopted by the board of directors, or the failure to follow the lawful directives of the board of directors provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

      Each of the named executive officers has the right under his employment agreement to resign for “good reason.” The following constitute good reason under the employment agreements: (i) the employment agreement is not automatically renewed by the company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs or material fringe benefits (other than for Mr. McKenzie); (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the board of directors without cause or his failure to be nominated or elected to the board of directors; or (ii) any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us.
      The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. McLean, Hamner and Stewart. Messrs. Aldag, McLean, Hamner and Stewart are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. McLean, Hamner and Stewart. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and three weeks for Messrs. McLean, Hamner and Stewart and various other customary benefits. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the CPI for such year, and that Messrs. McLean, Hamner and Stewart will receive up to $10,000 per year in reimbursement for life insurance premiums which amount is to increase annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on the receipt of these premium reimbursements.
      We have the right to obtain a key man life insurance policy for the benefit of the company on the life of each of our executives with a death benefit equal to the death benefit of such executive’s whole life policy.
      The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.
      If the named executive officer’s employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the named executive officer’s employment without cause or if any of them terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus

(or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred, (ii) other than for Mr. McKenzie, the cost of the executive’s continued participation in the company’s benefit and welfare plans (other than the 401(k) plan) for a three year period (or for a five year period in the case of Mr. Aldag), and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the options and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the options in which to exercise all vested options.
      In the event of a termination of the employment of our executives as a result of death, then in addition to the accrued salary, bonus and incentive payments due to them, they shall become fully vested in their options and restricted stock, and their respective beneficiaries will have whatever period remains under the options to exercise such options. In addition, the executives would be entitled to their prorated incentive bonuses.
      In the event the employment of our executives ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested options and restricted stock would be forfeited.
      Upon a change of control, the named executive officers will become fully vested in their options and restricted stock and will have whatever period remains under the option in which to exercise their options. In addition, if any executive’s employment is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then-outstanding voting securities;

•	if we merge into or complete a share exchange, consolidation or other business combination transaction with another entity unless the holders of our voting stock immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent; or

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting stock immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent.
      If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.
      For an 18 month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us.
      The employment agreements provide that these named executive officers are eligible to participate in our equity incentive plan, as described in the section below titled “Equity Incentive Plan.” The employment agreements also provide that the named executive officers are eligible to receive annual bonuses under our bonus policy. See “Annual Incentive Bonus Policy.”

Benefit Plans

Annual Incentive Bonus Policy
      Our compensation committee has adopted an incentive bonus policy for 2005. This policy provides that our executive officers will receive cash bonuses of not less than 40% nor more than 100% of their base salaries for 2005 if certain targets or objectives are met. At the election of the executive officer, any portion of the bonus for 2005 may be taken in our common stock. Our compensation committee will reevaluate the incentive bonus policy for our executive officers on an annual basis, subject to those provisions in our executive officers’ employment agreements that provide that the executives will receive not less than 40% nor more than 100% of their base salaries under the policy. In addition, the compensation committee may approve any additional bonus awards to any executive officer.

401(k) Plan
      Our board of directors has approved the adoption of a Section 401(k) plan covering our eligible employees. The plan will be a safe harbor plan providing that each participant must complete one year of service before becoming eligible for profit sharing contributions, we will match each dollar, dollar for dollar for the first 3%, then 50% for each dollar of the next 2%, of each participant’s salary, participants’ elective contributions and safe harbor contributions will be fully vested when made, and profit sharing contributions will vest over six years.

Equity Incentive Plan
      We have adopted the Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan, or equity incentive plan, for the purpose of attracting and retaining directors, executive officers and other key employees and consultants, including officers and employees of our operating partnership. The equity incentive plan provides that the aggregate number of shares of common stock as to which awards can be made pursuant to the equity incentive plan is 4,691,180. On April 25, 2005, our compensation committee awarded 82,000 shares of restricted stock to Mr. Stewart and certain non-management employees. The shares awarded to the non-management employees will vest 20% per year over five years beginning on July 7, 2006, provided they remain our employees. On October 6, 2004, our compensation committee awarded 106,000 shares of restricted stock to Messrs. Aldag, Hamner, McKenzie and McLean effective July 14, 2005. The shares granted to Messrs. Aldag, Hamner, McKenzie, McLean and Stewart vest at a rate of 8.33% per quarter beginning on September 30, 2005, so long as each executive officer remains an employee of ours. In addition, upon a change in control or if any of these executive officers is terminated for certain reasons, the shares will vest 100%. On August 18, 2005, our compensation committee awarded 490,680 shares of restricted stock to our executive officers and members of our board of directors. These shares vest at a rate of 8.33% per quarter beginning in the third quarter of 2005, so long as each executive officer remains an employee of ours and each director remains a member of our board of directors. In addition, upon a change in control or if any of the executive officers is terminated for certain reasons, or a director dies or becomes permanently disabled, the shares will vest 100%. On October 12, 2005, our compensation committee awarded 10,000 deferred stock units to our independent directors. As of the date of this prospectus, there remain 3,891,831 shares available for awards under the equity incentive plan.
      Awards. The equity incentive plan authorizes the issuance of options to purchase shares of common stock, restricted stock awards, restricted stock units, deferred stock units, stock appreciation rights and performance units. The equity incentive plan contains an award limit on the maximum number of shares of common stock that may be awarded to an individual in any fiscal year of 300,000 shares.
      Vesting. Our compensation committee will determine the vesting of options and restricted stock and restricted stock units granted under the equity incentive plan, subject to any different vesting provisions agreed upon in a participant’s employment agreement. In addition, our compensation committee will establish a standard vesting schedule for options, restricted stock and restricted stock units subject to any different vesting schedule which is agreed upon in a participant’s employment or award agreement.

      Options. Each option granted pursuant to the equity incentive plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option. The equity incentive plan authorizes our compensation committee to grant incentive stock options for common stock in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common stock on the date on which the option is granted. If an incentive stock option is granted to a 10% stockholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common stock on the date the option is granted unless otherwise determined by our compensation committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of our common stock having a value equal to the exercise price. The equity incentive plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the equity incentive plan permits optionholders to exercise their options prior to the date on which the options will vest, subject to Committee action. In such case, the optionholder will, upon payment for the shares, receive restricted stock having vesting terms on transferability that are identical to the vesting terms under the original option and subject to repurchase by us while the restrictions on vesting are in effect.
      In connection with certain extraordinary events, the compensation committee may make adjustments in the aggregate number and kind of shares of capital stock reserved for issuance, the number and kind of shares of capital stock covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.
      Restricted Stock. The equity incentive plan also provides for the grant of restricted stock awards. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and other restrictions, if any, as our compensation committee may impose at the date of grant. Shares of restricted common stock are subject to vesting as our compensation committee may approve or as may otherwise be agreed upon in a participant’s employment or other award agreement. The restrictions may lapse separately or in combination at the times and under the circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement, a participant granted shares of restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.
      Restricted Stock Units and Deferred Stock Units. Under the equity incentive plan, the compensation committee may award restricted stock units and deferred stock units, each for the duration that it determines in its discretion. Each restricted stock unit and each deferred stock unit is equivalent in value to one share of common stock and entitles the participant receiving the award to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit and for each deferred stock unit at the end of the deferral period. Participants are not required to pay any additional consideration in connection with the settlement of restricted stock units or deferred stock units. A holder of restricted stock units or deferred stock units has no voting rights, right to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units. However, participants holding restricted stock units or deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional stock units.
      Performance Units. The equity incentive plan also provides for the grant of performance shares and performance units. Holders of performance units will be entitled to receive payment in cash or shares of our common stock (or in some combination of cash and shares) if the performance goals established by the compensation committee are achieved or the awards otherwise vest. Each performance unit will have an initial value established by the compensation committee. The compensation committee will set performance objectives, and such performance objectives may be based upon the achievement of company-wide, divisional or individual goals.
      Stock Appreciation Rights. The equity incentive plan also authorizes our compensation committee to grant stock appreciation rights. Stock appreciation rights are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which our stock price exceeds the exercise price. Payment may be in cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The compensation committee will determine the exercise price, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.
      Administration of the Plan. The equity incentive plan is administered by our compensation committee. Mr. Aldag is to make recommendations to the compensation committee as to which consultants, employees, and executive officers, other than himself, will be eligible to participate, subject to compensation committee review and approval. The compensation committee, in its absolute discretion, will determine the effect of all matters and questions relating to an employee’s termination of employment, subject to the participant’s employment agreement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      There are no compensation committee interlocks and none of our employees participates on the compensation committee.
MARKET PRICE OF OUR COMMON STOCK
      Our common stock is listed on the NYSE under the symbol “MPW.” The following table shows the high and low sales prices for our common stock since our common stock became eligible for trading on the NYSE:

	High Sales	Low Sales
	Price	Price

July 8, 2005 to September 30, 2005	$11.20	$9.62
October 1, 2005 to December 30, 2005	$10.09	$7.60
January 3, 2006 to February 6, 2006	$10.80	$9.40
      Before our common stock was listed on the New York Stock Exchange, shares of our common stock were eligible for trading in the Private Offering, Resales and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., or the PORTAL Market. Individuals and institutions that sold shares of our common stock before our common stock was listed on the New York Stock Exchange were not obligated to report their sales to the PORTAL Market. Therefore, the last sales price that was reported on the PORTAL Market may not have been reflective of sales of our common stock that occurred and were not reported. The table below reflects the high and low prices for trades of our shares on the PORTAL Market known to us for each of the periods indicated.

	High Sales	Low Sales
	Price	Price

April 6, 2004 to June 30, 2004	$10.50	$10.00
July 1, 2004 to September 30, 2004	10.00	10.00
October 1, 2004 to December 31, 2004	10.25	10.00
January 1, 2005 to March 31, 2005	10.25	10.00
April 1, 2005 to May 25, 2005	10.25	10.00

PRINCIPAL STOCKHOLDERS
      The following table sets forth the beneficial ownership of our common stock as of December 31, 2005, unless otherwise indicated, by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person known to us who is the beneficial owner of more than 5% of our common stock. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner named in the table has the sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named beneficial owner is Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama, 35242.

			Percentage of
	Number of Shares		All Shares of
Name of Beneficial Owner	Beneficially Owned		Common Stock(1)

Edward K. Aldag, Jr	499,022	(2)	1.25%
R. Steven Hamner	199,022	(3)	*
William G. McKenzie	150,022	(4)	*
Emmett E. McLean	199,022	(5)	*
Michael G. Stewart	50,000	(6)	*
Virginia A. Clarke	24,166	(7)	*
G. Steven Dawson	50,833	(8)	*
Bryan L. Goolsby	24,166	(7)	*
Robert E. Holmes, Ph.D.	31,833	(8)	*
L. Glenn Orr, Jr.	24,166	(7)	*
All executive officers and directors as a group (10 persons)	1,300,752	(9)	3.25%
Jeffrey L. Feinberg	2,399,300	(10)	6.00%
c/o JLF Asset Management, L.L.C.
2775 Via de la Valle, Suite 204
Del Mar, CA 92014

*	Represents less than 1% of the number of shares of common stock outstanding.

(1)	Based on 39,969,065 shares of common stock outstanding as of December 31, 2005. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after December 31, 2005 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.

(2)	Includes 217,805 shares of restricted common stock.

(3)	Includes 125,218 shares of restricted common stock.

(4)	Includes 52,342 shares of restricted common stock.

(5)	Includes 93,815 shares of restricted common stock.

(6)	Includes 50,000 shares of restricted common stock.

(7)	Includes 6,666 shares of common stock issuable upon exercise of a vested stock option and 17,500 shares of restricted common stock.

(8)	Includes 13,333 shares of common stock issuable upon exercise of a vested stock option and 17,500 shares of restricted common stock.

(9)	See notes (1)-(8) above.

(10)	Based on a Schedule 13G filed on July 25, 2005. Includes shares of common stock held by Jeffrey L. Feinberg, individually, JLF Partners I., L.P., JLF Partners II, L.P. and JLF Offshore Fund, Ltd. to which JLF Asset Management, L.L.C. serves as the management company and/or investment manager. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. Jeffrey L. Feinberg and JLF Asset Management, L.L.C. share investment and voting power over these shares of common stock.
     The 521,908 shares of our common stock held by our founders that were issued in connection with our formation, which excludes the 36,000 shares in the aggregate that they purchased in our April 2004 private placement, vested on July 7, 2005.

SELLING STOCKHOLDERS
      The following table sets forth the beneficial ownership of our common stock by the selling stockholders as of June 30, 2005 and the number of shares that may be offered for resale by this prospectus. The percentages of all shares of common stock beneficially owned before and after resale of the shares of common stock by the selling stockholders is based on 39,969,065 shares of common stock outstanding as of December 31, 2005. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.
      The selling stockholders may offer all, a portion or none of the shares owned by them and covered by this prospectus. In preparing the table below, we have assumed that the selling stockholders will sell all of the common stock covered by this prospectus. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling stockholders. Except as described below, to our knowledge, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.
      Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Unaffiliated(3)
3M(4)	265,225	265,225	*	0	*
Aetna Services, Inc. Small Cap Equity (5)	25,800	25,800	*	0	*
AG Arb Partners, L.P.(6)(7)	88,000	88,000	*	0	*
AG CNG Fund, L.P.(6)(7)	45,000	45,000	*	0	*
AG Funds, L.P.(6)(7)	50,000	50,000	*	0	*
AG MM, L.P.(6)(7)	28,000	28,000	*	0	*
AG Princess, L.P.(6)(7)	22,000	22,000	*	0	*
AG Super Fund, L.P.(6)(7)	275,000	275,000	*	0	*
Allan Rothstein	5,000	5,000	*	0	*
Atlas Capital(8)	150,000	150,000	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Anita U. Schorsch(6)	1,000	1,000	*	0	*
Alpha US Sub Fund I, LLC(10)	8,254	8,254	*	0	*
Anthony Bruno and Kathleen Bruno JTWROS	1,000	1,000	*	0	*
Anthony V. Bruno and Christina S. Bruno JTWROS	1,000	1,000	*	0	*
Arkansas Teachers Retirement System (5)	45,000	45,000	*	0	*
Augustus V.L. Brokaw III TTEE Augustus V.L. Brokaw III Revocable Trust Dated 10/14/1993(13)	1,300	1,300	*	0	*
Australian Retirement Fund — Global Small Companies Portfolio(9)	42,300	42,300	*	0	*
Axia Offshore Partners, Ltd.(10)	31,874	31,874	*	0	*
Axia Partners, L.P.(10)	16,460	16,460	*	0	*
Axia Partners Qualified, L.P.(10)	66,412	66,412	*	0	*
Bel Air Opportunistic Fund, L.P.(11)	40,000	40,000	*	0	*
Bert Fingerhut Roth IRA(12)	5,000	5,000	*	0	*
Bill Ham(13)	20,000	20,000	*	0	*
Bill Ham — IRA Rollover(13)	8,000	8,000	*	0	*
Black Foundation(13)	1,800	1,800	*	0	*
Bonnie Paley Minzer Revocable Trust (14)	1,000	1,000	*	0	*
Brian C. Porter(15)	334	334	*	0	*
Brunswick Master Trust(4)	33,150	33,150	*	0	*
Burke F. Hayes(15)	334	334	*	0	*
Caroline Hicks Roth IRA(16)	2,500	2,500	*	0	*
Carrhae & Co.(19)	36,250	36,250	*	0	*
Case Western Reserve University(9)	16,200	16,200	*	0	*
Central States Southeast & Southwest Areas Pension Fund(19)	57,250	57,250	*	0	*
Charles Affron and Mirella Affron JTWROS	1,000	1,000	*	0	*
Charles F. Wedel	2,000	2,000	*	0	*
Clearpond & Co.(18)	525,500	525,500	1.3%	0	*
Condor Partners L.P.(20)	61,300	61,300	*	0	*
Connection Machine Services, Inc.(11)	4,000	4,000	*	0	*
Continental Casualty Company(6)(21)	100,000	100,000	*	0	*
Cotran Investments, Ltd.(22)	50,000	50,000	*	0	*
Cynthia Rothstein	5,000	5,000	*	0	*
Daniel W. Huthwaite & Constance R. Huthwaite	2,250	2,250	*	0	*
David M. Golush	4,600	4,600	*	0	*
David A. Todd(13)	5,200	5,200	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Delaware Dividend Income Fund, a Series of Delaware Group Equity Funds(6)(17)	19,700	19,700	*	0	*
Delaware Investments Dividend and Income Fund, Inc.(6)(17)	35,000	35,000	*	0	*
Delaware Investments Global Dividend and Income Fund, Inc.(6)(17)	9,400	9,400	*	0	*
Dennis M. Langley	50,000	50,000	*	0	*
DNB NOR Globalspar (I)(23)	172,105	172,105	*	0	*
DNB NOR Globalspar (II)(23)	481,895	481,895	1.2%	0	*
Donald P. and Jean M. McDougall	2,250	2,250	*	0	*
Dorothy S. Rasplicka	2,450	2,450	*	0	*
Douglas Woloshin	2,000	2,000	*	0	*
Emergency Services Superannuation Board — Global Smaller Companies Portfolio(9)	29,300	29,300	*	0	*
Emerson Electric(4)	45,500	45,500	*	0	*
Emily L. Todd(13)	6,500	6,500	*	0	*
Endeavor Capital Offshore Fund, Ltd. (18)	180,700	180,700	*	0	*
Endeavor Capital Partners, L.P.(18)	60,700	60,700	*	0	*
Endeavor Capital Partners II, L.P. (18)	12,300	12,300	*	0	*
Eric J. Gaaserud(15)	334	334	*	0	*
Evan L. Julber	14,900	14,900	*	0	*
Evelyn Berry Spousal Rollover IRA(19)	1,525	1,525	*	0	*
First Financial Fund, Inc.(9)	419,500	419,500	1.0%	0	*
Francesca V. Ozdoba Pension & Profit Sharing Plan(24)	1,000	1,000	*	0	*
Francis and Cynthia O’Connor(15)	7,214	7,214	*	0	*
Fred G. Neuwirth	2,500	2,500	*	0	*
Friedman, Billings, Ramsey & Co., Inc.(25)	52,388	52,388	*	0	*
FBR Ashton Income Fund, LLC(26)	50,000	50,000	*	0	*
FBR Ashton Limited Partnership(26)	500,000	500,000	1.25%	0	*
FBR Ashton Special Situations Fund, L.P.(26)	445,000	445,000	1.11%	0	*
Friedman Billings Ramsey Group, Inc. (26)	1,795,571	1,795,571	4.5%	0	*
Frorer Partners, L.P.(27)	25,000	25,000	*	0	*
GLG North American Opportunity Fund (28)	300,000	300,000	*	0	*
GLG Partners (Financials Fund)(29)	290,000	220,000	*	70,000	*
GMI Investment Trust(4)	47,075	47,075	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Goldman Sachs Asset Management Foundation(19)	3,175	3,175	*	0	*
Goldman Sachs Asset Management, L.P. (9)	112,000	112,000	*	0	*
Goldman Sachs JB Were Investment Management Pty., Ltd.(9)	3,000	3,000	*	0	*
Greenlight Capital, L.P.(30)	165,600	165,600	*	0	*
Greenlight Capital Offshore, Ltd.(30)	598,000	598,000	1.5%	0	*
Greenlight Capital Qualified, L.P. (30)	469,600	469,600	1.2%	0	*
Greenlight Reinsurance, Ltd.(30)	185,000	185,000	*	0	*
Guggenheim Portfolio Company III, LLC (6)(18)	33,100	33,100	*	0	*
Henry Ripp IRA(31)	2,000	2,000	*	0	*
Hillel & Elaine Weinberger	10,000	10,000	*	0	*
Indiana State Teachers Retirement Fund (5)	41,900	41,900	*	0	*
Iprofile — US Equity Pool(5)	1,500	1,500	*	0	*
Institutional Benchmarks Master Fund, Ltd.(32)	3,562	3,562	*	0	*
Invesco Perpetual Asset Management (33)	220,000	220,000	*	0	*
Investors of America, L.P.(34)	301,400	301,400	*	0	*
J&S Black F.L.P.(13)	5,900	5,900	*	0	*
J. Rock Tonkel, Jr.(15)	1,666	1,666	*	0	*
JB Were Global Small Companies Fund (9)	203,500	203,500	*	0	*
Jack Sear Revocable Trust(35)	1,000	1,000	*	0	*
Jack Barish	5,000	5,000	*	0	*
James V. Kimsey	10,000	10,000	*	0	*
James Locke and Susan Locke Tenants by their Entirety	8,000	8,000	*	0	*
James C. Neuhauser(15)	1,666	1,666		0	*
Jay Rasplicka	5,450	5,450	*	0	*
Jean C. Brokaw Revocable Trust Dated 10/14/1993(13)	1,300	1,300	*	0	*
Jed Hart	2,500	2,500	*	0	*
Jeffrey & Stacey Feinberg(36)	354,000	354,000	*	0	*
Jeffrey C. Kahn	500	500	*	0	*
Jeffry L. Lacy(13)	1,800	1,800	*	0	*
Jody Irwin, Separate Property(13)	2,600	2,600	*	0	*
JLF Partners I, L.P.(36)	697,901	697,901	1.7%	0	*
JLF Partners II, L.P.(36)	45,279	45,279	*	0	*
JLF Offshore Deferred Account(36)	300,000	300,000	*	0	*
JLF Offshore Fund, Ltd.(36)	1,002,120	1,002,120	2.5%	0

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

John A. Hartford Foundation Inc.(19)	11,250	11,250	*	0	*
John A. Johnston & Robin L. Johnston	1,000	1,000	*	0	*
AG Sav & Inv Plan FBO Jed A. Hart(7)	2,500	2,500	*	0	*
John Black, IRA Rollover(13)	3,800	3,800	*	0	*
John William Edgemond	3,000	3,000	*	0	*
John F. Syburg	1,000	1,000	*	0	*
Judith S. Roth	5,000	5,000	*	0	*
John M. Weaver	3,000	3,000	*	0	*
Julian E. Gillespie and Heather A. Gillespie(15)	4,000	4,000	*	0	*
Kayne Anderson REIT Fund, L.P.(6)(37)	125,000	125,000	*	0	*
Kensington Strategic Realty Fund(20)	1,336,600	1,096,100	3.34%	240,500	*
Kensington Real Estate Securities Fund (20)	142,900	142,900	*	0	*
Kensington Realty Income Fund, L.P. (20)	86,100	76,600	*	9,500	*
Kristin Junkin IRA(38)	1,500	1,500	*	0	*
Lawrence Chimerine	400	400	*	0	*
LG&E Energy Corp.(5)	12,300	12,300	*	0	*
Liebro Partners LLC(39)	3,000	3,000	*	0	*
Louis Scowcroft Peery Charitable Foundation(13)	1,800	1,800	*	0	*
Loyola University Endowment(4)	11,870	11,870	*	0	*
Loyola University Retirement(4)	11,750	11,750	*	0	*
Lucie Wray Todd(13)	10,000	10,000	*	0	*
Lupa Family Partners, L.P.(40)	38,910	38,910	*	0	*
Lyxor/ Third Point Fund Limited(41)	109,128	109,128	*	0	*
M&M Arbitrage LLC(32)	19,973	19,973	*	0	*
M&M Arbitrage Fund II, LLC(32)	21,520	21,520	*	0	*
M&M Arbitrage Offshore Ltd.(32)	53,122	53,122	*	0	*
Magnolia Charitable Trust, Emily L. Todd and David A. Todd, TTEEs(13)	4,300	4,300	*	0	*
Marcy A. Newberger Revocable Trust (42)	2,250	2,250	*	0	*
Mary L.G. Theroux, Trustee Mary L.G. Theroux Charitable Remainder Unitrust 5-14-96(13)	6,200	6,200	*	0	*
Mary L.G. Theroux, TTEE of the Mary L.G. Theroux Revocable Living Trust U/A 9/30/68(13)	4,800	4,800	*	0	*
Maritime Life Discovery Fund(9)	40,600	40,600	*	0	*
Mark Bruno and Martha Bruno JTWROS	1,000	1,000	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Mark J. Roach	1,000	1,000	*	0	*
Martin Hirschhorn	10,000	10,000	*	0	*
Massachusetts Pension Reserves Investment Management Board REIT Portfolio(9)	103,900	103,900	*	0	*
Mavian, LLC(19)	575	575	*	0	*
Mercury Real Estate Advisors LLC(43)	34,000	34,000	*	0	*
Miami University Endowment(19)	1,675	1,675	*	0	*
Miami University Foundation(19)	2,000	2,000	*	0	*
Michael A. Claggett, IRA Rollover(13)	1,000	1,000	*	0	*
Michael C. Bruno	5,000	5,000	*	0	*
Millennium Partners, L.P.(6)(44)	2,200,000	1,500,000	5.5%	700,000	1.8%
Murray Gorin	5,000	5,000	*	0	*
Munder Micro-Cap Equity Fund(6)(45)	190,600	190,600	*	0	*
Munder Real Estate Equity Investment Fund(6)(45)	104,400	104,400	*	0	*
Mutual of America Institutional Funds, Inc. All American Fund(6)(46)	3,940	3,940	*	0	*
Mutual of America Institutional Funds, Inc. Aggressive Equity Fund(6)(46)	5,740	5,740	*	0	*
Mutual of America Investment Corporation All American Fund(6)(46)	34,720	34,720	*	0	*
Mutual of America Investment Corporation Aggressive Equity Fund (6)(46)	130,600	130,600	*	0	*
NCR Pension Trust-REIT Concentrated Sector Portfolio(9)	45,400	45,400	*	0	*
Neese Family Equity Investments Ltd. (19)	2,250	2,250	*	0	*
Nutmeg Partners, L.P.(6)(7)	60,000	60,000	*	0	*
Optimix Investment Management Limited (9)	17,000	17,000	*	0	*
Pacific Credit Corp.(11)	8,000	8,000	*	0	*
Pennant Offshore Partners Ltd.(47)	374,850	374,850	*	0	*
Pennant Onshore Partners, L.P.(47)	80,080	80,080	*	0	*
Pennant Onshore Qualified, L.P.(47)	245,070	245,070	*	0	*
Peter A. Gallagher	2,250	2,250	*	0	*
Peter A. Kirsch	300	300	*	0	*
Phillip Caplan(15)	3,667	3,667	*	0	*
PHS Bay Colony Fund, L.P.(6)(7)	22,000	22,000	*	0	*
PHS Patriot Fund, L.P.(6)(7)	10,000	10,000	*	0	*
Pinnacle Oil Company(48)	10,000	10,000	*	0	*
Pitney Bowes Pension Plan(5)	16,700	16,700	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Producer-Writers Guild(4)	16,350	16,350	*	0	*
Prudential Real Estate Securities Fund (9)	36,100	36,100	*	0	*
Public Employees’ Retirement System of Mississippi-REIT Portfolio(9)	33,500	33,500	*	0	*
PWB Value Partners, L.P.(49)	387,666	387,666	*	0	*
Quota Rabbico N.V.(40)	48,424	48,424	*	0	*
Ralph Pasture Pension Plan(50)	2,000	2,000	*	0	*
Raytheon Master Pension Trust—Real Estate Hedged Portfolio(9)	60,500	60,500	*	0	*
The Real Estate Investment Trust Series(6)(17)	849,735	425,935	2.1%	423,800	1%
The Real Estate Investment Trust Portfolio(6)(17)	587,165	293,865	1.5%	293,300	*
The Real Estate Investment Trust II Portfolio(6)(17)	66,800	33,900	*	32,900	*
Realty Enterprise Fund LLC(6)(51)	30,000	30,000	*	0	*
Retail Employees Superannuation Trust (9)	55,100	55,100	*	0	*
Retirement Plan for Hospital Employees (5)	10,000	10,000	*	0	*
Richard Feinberg	7,500	7,500	*	0	*
RNR II, LP	118,000	118,000	*	0	*
Robeco Boston Partners All Cap Value Fund(4)	2,225	2,225	*	0	*
Robeco Boston Partners Small Cap II Value Fund(4)	195,900	87,500	*	108,400	*
Robert Feinberg	5,000	5,000	*	0	*
Richard A. Kraemer & Gail G. Kraemer — TIC	10,000	10,000	*	0	*
Richard J. Hendrix(15)	5,333	5,333	*	0	*
Ron Clarke, IRA Rollover(13)	500	500	*	0	*
Royal Capital Management/Seneca Capital Managed Account(52)	7,900	7,900	*	0	*
Royal Capital Value Fund, Ltd.(52)	220,700	220,700	*	0	*
Royal Capital Value Fund, LP(52)	52,200	52,200	*	0	*
Royal Capital Value Fund (QP), LP(52)	504,200	504,200	1.3%	0	*
SAC Strategic Investments, LLC(18)	73,200	73,200	*	0	*
Sarah P. Fleischer Family Trust No. 1(53)	2,500	2,500	*	0	*
Satellite Fund I, L.P.(54)	1,770	1,770	*	0	*
Satellite Fund II, L.P.(54)	23,230	23,230	*	0	*
Savannah ILA(4)	14,375	14,375	*	0	*
SCCM Financial Inc.(55)	3,000	3,000	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

SEI Institutional Trust Small Cap Fund(9)	55,500	55,500	*	0	*
SEI Institutional Investments Trust Small Cap Fund(9)	128,000	128,000	*	0	*
SEI Institutional Managed Trust Real Estate Fund(9)	11,400	11,400	*	0	*
SEI Institutional Managed Trust Small Cap Growth Fund(9)	169,000	169,000	*	0	*
SEI Institutional Managed Trust Small Cap Value Fund(9)	39,400	39,400	*	0	*
SEI US Small Companies Fund(9)	14,700	14,700	*	0	*
Seligman Global Fund Series, Inc.-Global Smaller Companies Fund(9)	73,200	73,200	*	0	*
Sisters of St. Joseph Carondelet(4)	6,675	6,675	*	0	*
Small Capitalization Equity Fund(5)	9,000	9,000	*	0	*
Small Capitalization Equity Fund Collective Trust(5)	41,600	41,600	*	0	*
Steven H. Goldberg(15)	2,214	2,214	*	0	*
Steven Rothstein	5,000	5,000	*	0	*
Steven Vartan	500	500	*	0	*
SVS Asset Management, LLC(19)	1,275	1,275	*	0	*
TALVEST Global Small Cap Fund(9)	24,400	24,400	*	0	*
Telstra Super Pty LTD-Super Global Smaller Companies(9)	35,600	35,600	*	0	*
Terrebonne Investors (Bermuda) L.P. (9)	21,300	21,300	*	0	*
Terrebonne Partners, L.P.(9)	18,600	18,600	*	0	*
Texas County and District Retirement System-REIT(9)	182,300	182,300	*	0	*
The Church Pension Fund — Real Estate Securities Portfolio(9)	30,900	30,900	*	0	*
Third Point Partners, L.P.(41)	174,945	174,945	*	0	*
Third Point Ultra, Ltd.(41)	48,634	48,634	*	0	*
Third Point Offshore Fund Ltd.(41)	357,208	357,208	*	0	*
Third Point Resources Ltd.(41)	32,320	32,320	*	0	*
Third Point Resources L.P.(41)	27,765	27,765	*	0	*
Thomas B. Parsons	1,000	1,000	*	0	*
Timothy B. Matz and Jane F. Matz JTWROS(6)	5,000	5,000	*	0	*
Timothy P. O’Brien(15)	3,334	3,334	*	0	*
Thomas D. & Elizabeth G. Eckert	20,000	20,000	*	0	*
Tombstone Limited Partnership(56)	20,000	20,000	*	0	*
United Capital Management, Inc.(57)	20,000	20,000	*	0	*
University of Delaware(9)	18,600	18,600	*	0	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

University of Richmond Endowment(4)	14,725	14,725	*	0	*
University of Southern California Endowment(4)	32,375	32,375	*	0	*
Vantagepoint Aggressive Opportunities Fund(9)	176,000	176,000	*	0	*
Verizon Investment Management Corp. (4)	174,955	172,555	*	2,400	*
Vestal Venture Capital(58)	63,000	63,000	*	0	*
Wellington Management Portfolios (Dublin)-Global Smaller Companies Equity(9)	36,000	36,000	*	0	*
Wichita Retirement Systems(5)	9,900	9,900	*	0	*
Wildlife Conservation Society(4)	8,150	8,150	*	0	*
William A. Hazel Revocable Trust(59)	4,500	4,500	*	0	*
William & Flora Hewlette Foundation-Real Estate Securities Portfolio(9)	23,800	23,800	*	0	*
William S. McLeod BSSC Master Def. Contrib. P/ S Plan(55)	2,000	2,000	*	0	*
Wray & Todd Interests, Ltd.(13)	15,000	15,000	*	0	*
WTC-CIF Real Asset Portfolio(9)	49,200	49,200	*	0	*
WTC-CTF Real Asset Portfolio(9)	153,600	153,600	*	0	*
Y&H Soda Foundation(19)	5,475	5,475	*	0	*
Yaupon Fund LTD(61)	5,042	5,042	*	0	*
Yaupon Partners LP(61)	19,958	19,958	*	0	*
York Capital Management, L.P.(62)	24,452	24,452	*	0	*
York Credit Opportunities Fund, L.P. (62)	90,000	90,000	*	0	*
York Investment Limited(62)	195,548	195,548	*	0	*
Subtotal:	23,958,332	22,077,532	60%	1,880,800	4.7%
Affiliated Stockholders
Charles Carpenter and Laura L. Pitts	2,000	2,000	*	0	*
Edward K. Aldag, Jr.(63)	499,022	281,217	*	217,805	*
Emmett E. McLean(64)	199,022	105,207	*	93,815	*
G. Steven Dawson(65)	50,833	20,000	*	30,833	*
Keith T. Ghezzi	5,000	5,000	*	0	*
Michael G. Stewart(66)	50,000	30,000	*	20,000	*
Patricia W. Green	1,000	1,000	*	0	*
Richard S. Hamner — IRA Rollover (67)	2,000	2,000	*	0	*
R. Steven and Glenda R. Hamner JTWROS (67)	199,022	71,804	*	127,218	*

		Maximum		Beneficial Ownership
		Number of	Percentage of	After Resale of Shares
	Number of	Shares of	All Shares of	of Common Stock(1)
	Shares of	Common Stock	Common Stock
	Common Stock	Offered by This	Beneficially	Number of
	Beneficially	Prospectus for	Owned Before	Shares of
Selling Stockholder	Owned	Resale	Resale(2)	Common Stock	Percentage

Robert E. Holmes, PhD.(65)	31,833	1,000	*	30,833	*
William G. McKenzie(68)	150,022	97,680	*	52,342	*
Subtotal:	1,189,754	616,908	1.5%	572,846	1.43%
Other Selling Stockholders(69)	(69)	2,716,599	6.7%	0	*
Total:	25,148,086	25,411,039	63%	2,453,646	6.1%

    *      Holdings represent less than 1% of all shares of common stock outstanding.

(1)	Assumes that each named selling stockholder sells all of the shares of our common stock that it holds that are covered by this prospectus and neither acquires nor disposes of any other shares of common stock, or right to purchase other shares of common stock subsequent to the date as of which it provided information to us regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of our common stock that will be held by any selling stockholder upon completion of this offering.

(2)	Based on 39,969,065 shares of common stock outstanding as of December 31, 2005.

(3)	Except as otherwise indicated in Note 14, holders of our shares of common stock that are unaffiliated with us were subject to lock-up agreements that expired on September 6, 2005.

(4)	This selling stockholder represented to us that Boston Partners Asset Management, LLC serves as its investment adviser, and that Harry Rosenbluth and David Dabora exercise voting and investment power over these shares.

(5)	This selling stockholder represented to us that ING Investment Management Co. has sole voting power and sole investment power over the shares of common stock held by this stockholder, and that William E. Bartol is a Vice President of ING Investment Management Co., and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(6)	This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly, or indirectly, with any person to distribute the shares.

(7)	This selling stockholder represented to us that Angelo, Gordon & Co., L.P. serves as its investment manager, and that John M. Angelo and Michael L. Gordon, as Partners of Angelo, Gordon & Co., L.P. have voting and investment authority over these shares.

(8)	This selling stockholder represented to us that Atlas Capital Management, L.P. is the general partner of Atlas Capital (QP) L.P. Atlas Capital, LP. and Atlas Capital Offshore Fund, Ltd. are the general partners of Atlas Capital Master Fund, L.P. The shares of common stock held by Atlas Capital (QP) L.P. and Atlas Capital Master Fund, L.P. are being presented on a group basis. Robert Alpert exercises voting and investment power over these shares.

(9)	This selling stockholder represented to us that Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Wellington”), and that in its capacity as an investment adviser, Wellington is deemed to share beneficial ownership over the shares of common stock held by this stockholder.

(10)	This selling stockholder represented to us that Axia Capital Management serves as its investment manager, and that Raymond Garea, as Chief Executive Officer of Axia Capital Management, has voting and investment authority over these shares.

(11)	This selling stockholder represented to us that Bel Air Investment Advisors LLC has sole voting power and sole investment power with respect to the shares of common stock held by this stockholder, and that Michael Powers is a Portfolio Manager of Bel Air Investment Advisors LLC, and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(12)	This selling stockholder represented to us that Bert Fingerhut has voting and investment authority over these shares.

(13)	This selling stockholder represented to us that Roger E. King, President of King Investment Advisors, Inc. is the investment advisor for this stockholder and has voting power over the shares of common stock held by this stockholder.

(14)	This selling stockholder represented to us that Bonnie Paley Minzer has voting and investment authority over these shares.

(15)	This selling stockholder is an employee of Friedman, Billings, Ramsey & Co., Inc., a broker-dealer. The selling stockholder represented to us that it obtained the shares in the ordinary course of business and, at the time of purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly, or indirectly, with any person to distribute the shares. Friedman, Billings, Ramsey & Co., Inc. served as the initial purchaser and placement agent for our April 2004 private placement. In addition, Friedman, Billings, Ramsey & Co., Inc. served as the sole book-running manager of our initial public offering.

(16)	This selling stockholder represented to us that Caroline Hicks has voting and investment authority over these shares.

(17)	This selling stockholder represented to us that Damon Andres has investment discretion and voting authority over these shares.

(18)	This selling stockholder represented to us that Endeavour Capital Advisors has investment discretion over the shares of common stock held by this stockholder, and that Laurence Austin and Mitchell Katz exercise voting and investment power over the shares of common stock held by this stockholder.

(19)	This selling stockholder represented to us that Wasatch Advisors has sole voting power and sole investment power over the shares of common stock held by this stockholder, and that John Mazanec is a Portfolio Manager of Wasatch Advisors, and in that role exercises voting and investment power over the shares of commons stock held by this stockholder.

(20)	This selling stockholder represented to us that John Kramer has voting and investment authority over these shares.

(21)	This selling stockholder represented to us that Dennis Hemme has voting and investment authority over these shares.

(22)	This selling stockholder represented to us that Camille Cotran has voting and investment authority over these shares.

(23)	This selling stockholder represented to us that Oyvind Birkeland has voting authority over these shares, and that Espen Lundstrom and Kjell Morten Hamre have investment authority over these shares.

(24)	This selling stockholder represented to us that Francesca V. Ozdoba has voting and investment authority over these shares.

(25)	This selling stockholder is a registered broker-dealer, and received these shares as compensation for financial advisory services. Friedman, Billings, Ramsey & Co., Inc. served as the initial purchaser and placement agent for our April 2004 private placement. In addition, Friedman, Billings, Ramsey & Co., Inc. served as the sole book-running manager of our initial public offering. Eric Billings is the Chairman and Chief Executive Officer of Friedman, Billings, Ramsey & Co., and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(26)	This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented to us that it purchased the shares in the ordinary course of business and, at the time of purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. Eric Billings is the Chairman and Chief Executive Officer of Friedman Billings Ramsey Group, Inc., and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(27)	This selling stockholder represented to us that Peter Frorer is the general partner of Frorer Partners, L.P., and has sole voting power and sole investment power with respect to the shares of common stock held by Frorer Partners, L.P.

(28)	This selling stockholder represented to us that John Gisond has voting and investment authority over these shares.

(29)	This selling stockholder represented to us that Robert Murphy has voting and investment authority over these shares.

(30)	This selling stockholder represented to us that Greenlight Capital, Inc. serves as its investment manager, and that David Einhorn, as President of Greenlight Capital, Inc., has voting and investment authority over these shares.

(31)	This selling stockholder represented to us that Henry Ripp has voting and investment authority over these shares.

(32)	This selling stockholder represented to us that sole voting and investment power is held by Mangan & McColl Partners, LLC, and that John F. Mangan, Jr. role exercises voting and investment power over the shares of common stock held by this stockholder.

(33)	This selling stockholder represented to us that Ian Brady has voting and investment authority over these shares.

(34)	This selling stockholder represented to us that James Dierberg has voting and investment authority over these shares.

(35)	This selling stockholder represented to us that Jack Sear has voting and investment authority over these shares.

(36)	This selling stockholder represented to us that JLF Asset Management, L.L.C. serves as the management company and/or investment manager to JLF Partners I, L.P., JLF Partners II, L.P. JLF Offshore Deferred Account and JLF Offshore Fund, Ltd. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C., and has voting and investment authority over these shares.

(37)	This selling stockholder represented to us that Richard Kayne has voting and investment authority over these shares.

(38)	This selling stockholder represented to us that Kristen Junkin has voting and investment authority over these shares.

(39)	This selling stockholder represented to us that Ronald Liebowitz has voting and investment authority over these shares.

(40)	This selling stockholder represented to us that Blavin & Company, Inc. has sole voting power and sole investment power over the shares of common stock held by this stockholder. Paul Blavin is the Chief Executive Officer of Blavin & Company, Inc., and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(41)	This selling stockholder represented to us that Third Point LLC is the investment manager for Third Point Partners, L.P., Third Point Ultra, Ltd., Third Point Offshore Fund Ltd., Third Point Resources Ltd., Third Point Resources, L.P. and Lyxor/ Third Point Fund Limited. Daniel S. Loeb is the Managing Member of Third Point LLC, and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(42)	This selling stockholder represented to us that Marcy A. Newberger has voting and investment authority over these shares.

(43)	This selling stockholder represented to us that David R. Jarvis and Malcolm F. MacLean have voting and investment authority over these shares.

(44)	This selling stockholder represented to us that the 2,200,000 shares of common stock beneficially owned by this stockholder includes 700,000 shares of common stock held by its affiliate, Millenco, L.P. The general partner of this stockholder is Millennium Management, L.L.C., a Delaware limited liability company (“Millennium Management”). Millennium Management may be deemed to have voting control and investment discretion over securities owned by this stockholder. Israel A. Englander is the managing member of Millennium Management, and exercises voting and investment authority over these shares, and may be deemed to be the beneficial owner of any shares deemed to be owned by Millennium Management. This stockholder has advised us that the foregoing should not be construed as an admission by either Millennium Management or Mr. Englander as to beneficial ownership of the shares of common stock owned by this stockholder.

(45)	This selling stockholder represented to us that Munder Capital Management, an affiliate of Comerica Securities, Inc., is the investment adviser to Munder Real Estate Equity Investment Fund and Munder Micro-Cap Equity Fund. The Munder Capital Management Proxy Committee exercises voting and investment authority over these shares. The Munder Capital Management Proxy Committee consists of the following members: Mary Ann Shumaker (non-voting), Andrea Leistra, Debbie Leich, Thomas Mudie and Stephen Shenkenberg (non-voting).

(46)	This selling stockholder represented to us that Stephen Rich has voting and investment authority over these shares.

(47)	This selling stockholder represented to us that Pennant Capital Management, LLC serves as the management company to Pennant Onshore Partners, L.P., Pennant Offshore Partners, Ltd, and Pennant Onshore Qualified, L.P. Alan Fournier is the Managing Member of Pennant Capital Management, and in that role exercises voting and investment power over the shares of common stock held by this stockholder.

(48)	This selling stockholder represented to us that Guy Dove has voting and investment authority over these shares.

(49)	This selling stockholder represented to us that Michael Spalter has voting and investment authority over these shares.

(50)	This selling stockholder represented to us that Ralph Pasture has voting and investment authority over these shares.

(51)	This selling stockholder represented to us that John Wells has voting and investment authority over these shares.

(52)	This selling stockholder represented to us that Yale M. Fergang has voting and investment authority over these shares.

(53)	This selling stockholder represented to us that James S. Fleischer has voting and investment authority over these shares.

(54)	This selling stockholder represented to us that the General Partner of each of Satellite Fund I, L.P. and Satellite Fund II, L.P. is Satellite Advisors, L.L.C. (“Advisors”). The senior members of Advisors are Lief Rosenblatt, Gabriel Nechamkin and Mark Sonnino, each have voting and investment authority over the shares held by this selling stockholder. Each of Advisors and Messrs. Rosenblatt, Nechamkin and Sonnino disclaim beneficial ownership of these shares..

(55)	This selling stockholder represented to us that Robert Slayton has voting and investment authority over these shares.

(56)	This selling stockholder represented to us that Nathan Brand has voting and investment authority over these shares.

(57)	This selling stockholder represented to us that James A. Lustig has voting and investment authority over these shares.

(58)	This selling stockholder represented to us that Allan R. Lyons has voting and investment authority over these shares.

(59)	This selling stockholder represented to us that William A. Hazel has voting and investment authority over these shares.

(60)	This selling stockholder represented to us that William S. McLeod has voting and investment authority over these shares.

(61)	This selling stockholder represented to us that Robert Lietzow has voting and investment authority over these shares.

(62)	This selling stockholder represented to us that James G. Dinen has voting and investment authority over these shares.

(63)	Mr. Aldag is our Chairman, President and Chief Executive Officer.

(64)	Mr. McLean is our Executive Vice President, Chief Financial Officer and Treasurer.

(65)	Mr. Dawson and Mr. Holmes are members of our board of directors.

(66)	Mr. Stewart is our Executive Vice President, General Counsel and Secretary.

(67)	Mr. Hamner is our Executive Vice President and Chief Financial Officer and a member of our board of directors.

(68)	Mr. McKenzie is our Vice Chairman of the Board of Directors.

(69)	The number of shares of common stock included in these columns represents shares of common stock owned by stockholders who have not yet been specifically identified. Only those selling stockholders specifically identified above may sell their shares pursuant to this prospectus. Information concerning other stockholders who wish to become selling stockholders will be set forth in post-effective amendments to the registration statement of which this prospectus forms a part from time to time, if and when required.

REGISTRATION RIGHTS AGREEMENT
      At the time of our April 2004 private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. and various holders of our common stock. The summary of the registration rights agreement is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
      Piggy-Back Rights. Under the terms of the registration rights agreement, if we proposed to file a registration statement providing for the initial public offering of shares of our common stock, the holders of our common stock purchased in the April 2004 private placement had a right to include their shares in that registration statement and participate in the initial public offering, subject to certain limitations. Pursuant to the registration statement relating to our initial public offering, we registered, and purchasers in our April 2004 private placement sold, 701,823 shares of our common stock held by them.
      Demand Rights. Pursuant to the registration rights agreement, we also agreed for the benefit of the holders of shares of common stock sold in our April 2004 private placement or issued to Friedman, Billings, Ramsey & Co., Inc. in connection with our April 2004 private placement, that we would, at our expense, file with the SEC the resale registration statement of which this prospectus is a part registering 24,859,131 shares of our common stock issued in connection with our April 2004 private placement. Pursuant to the registration rights agreement, we are required to pay most expenses in connection with the registration of the shares of common stock purchased in the April 2004 private placement. In addition, we will reimburse selling stockholders in an aggregate amount of up to $50,000, for the fees and expenses of one counsel and one accounting firm, as selected by Friedman, Billings, Ramsey & Co., Inc. for the selling stockholders to review this registration statement. Each selling stockholder participating in this offering will bear a proportionate share based on the total number of shares of common stock sold in this offering of all discounts and commissions payable to the underwriters, all transfer taxes and transfer fees and any other expense of the selling stockholders not allocated to us in the registration rights agreement.
      In addition, we agreed to use our reasonable best efforts to cause this resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain this resale registration statement continuously effective under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by this resale registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 (or any successor or analogous rule)

under the Securities Act, (2) such time as all of the common stock not held by affiliates of us, and covered by this resale registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act, (3) such time as the shares of common stock have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such shares does not require registration, or (4) the second annual anniversary of the initial effective date of this resale registration statement.
      Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of this prospectus, and therefore suspend sales under the registration statement, for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and:

•	that the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or similar material transaction;

•	after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

•	disclosure would have a material adverse effect on us or on our ability to close the applicable transaction.
      In addition, we may effect a blackout if a majority of independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

•	including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act;

•	reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

•	including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.
      The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90 day period. We may not institute a blackout period more than three times in any 12 month period. Upon the occurrence of any blackout period, we are to use our reasonable best efforts to take all action necessary to promptly permit resumed use of the registration statement.
      If, among other matters, we fail to maintain the effectiveness of this resale registration statement, or, if our board of directors suspends the effectiveness of the resale registration statement in excess of the permitted blackout periods described above, the holders of registrable shares (other than our affiliates) will be entitled to receive liquidated damages from us for the period during which such failures or excess suspensions are continuing. The liquidated damages will accrue daily during the first 90 days of any such period at a rate of $0.25 per registrable share per year and will escalate by $0.25 per registrable share per year at the end of each 90 day period within any such period up to a maximum rate of $1.00 per registrable share per year. The liquidated damages will be payable quarterly, in arrears within ten days after the end of each applicable quarter.
      In connection with the registration of the shares sold in the April 2004 private placement, we agreed to use our reasonable best efforts to list our common stock on the NYSE or the Nasdaq National Market and thereafter to maintain the listing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Formation
      We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration and the membership interests of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed for nominal value and they now collectively hold 557,908 shares of our common stock, including shares purchased in our April 2004 private placement.
      James P. Bennett was formerly an owner, officer, director and consultant of the company’s predecessor, Medical Properties Trust, LLC, but has not been affiliated with us since August 2003. Our predecessor had a consulting agreement with Mr. Bennett pursuant to which he was to be paid a monthly consulting fee, certain fringe benefits and, under certain circumstances, a fee based upon the completion of specified acquisition transactions. We believe we owe Mr. Bennett $411,238. Mr. Bennett disputes this amount and has notified us that he believes he is entitled to be paid consulting fees of approximately $1.6 million. On August 26, 2005, Mr. Bennett filed a lawsuit against us, certain of our directors, Friedman, Billings, Ramsey & Co., Inc. and KPMG LLP in the Circuit Court of Jefferson County, Alabama, alleging, among other things, breach of contract and tortious interference with a contract or business relationship, and demanding compensatory and punitive damages in an unspecified amount. We intend to vigorously defend against this lawsuit.
      From time to time, we may acquire or develop facilities in transactions involving prospective tenants in which our directors or executive officers have an interest. In accordance with our written conflicts of interest policy, we do not intend to engage in these transactions without the approval of a majority of our disinterested directors.
Our Structure
      Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership requires us to resolve such conflicts in favor of our stockholders.
      Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof. However, such transaction will not be void or voidable only if:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.
      Furthermore, under Delaware law, where our operating partnership is formed, we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion, or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.
Relationship with One of the Underwriters of Our Initial Public Offering
      On November 13, 2003, we entered into an engagement letter agreement with Friedman, Billings, Ramsey & Co., Inc., one of the underwriters of our initial public offering. The engagement letter gives Friedman, Billings, Ramsey & Co., Inc. the right to serve in the following capacities until April 2006:

•	as our financial advisor with respect to any future mergers, acquisitions or other business combinations;

•	as the sole book running and lead underwriter or sole placement agent in connection with any public or private offering of equity or any public offering of debt securities; and

•	as our agent in connection with the exercise of our warrants or options, other than warrants or options held by management or by Friedman, Billings, Ramsey & Co., Inc.
      On March 31, 2004, we entered into a Purchase/Placement Agreement with Friedman, Billings, Ramsey & Co., Inc., pursuant to which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and sole placement agent for our April 2004 private placement and received aggregate initial purchaser discounts and placement fees of $17.7 million. In addition, we issued 260,954 shares of our common stock to Friedman, Billings, Ramsey & Co., Inc. as payment for financial advisory services. As of November 30, 2005, Friedman Billings Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., beneficially owned, directly or indirectly through affiliates, 1,897,959 shares of our common stock or approximately 4.75% of our outstanding common stock.
Other Relationships
      In December 2004 and January 2005, the law firm of Locke, Liddell & Sapp LLP, of which Mr. Goolsby is a partner, provided certain legal services to our Ethics, Nominating and Corporate Governance Committee and received legal fees of approximately $14,000. This amount is not material to Locke, Liddell & Sapp LLP, Mr. Goolsby or us.

INVESTMENT POLICIES AND POLICIES
WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.
Investments in Real Estate or Interests in Real Estate
      We conduct our investment activities through our operating partnership and other subsidiaries. Our policy is to acquire or develop assets primarily for current income generation. In general, our investment strategy consists of the following elements:

•	Integral Healthcare Real Estate: We acquire and develop net-leased healthcare facilities providing state-of-the-art healthcare services. In our experience, healthcare service providers, including physicians and hospital operating companies, choose to remain in an established location for relatively long periods since changing the location of their physical facilities does not assure that other critical components of the healthcare delivery system, such as laboratory support, access to specialized equipment, patient referral sources, nursing and other professional support, and patient convenience, will continue to be available at the same level of quality and efficiency. Consequently, we believe market conditions will remain favorable for long-term net-leased healthcare facilities, and we do not presently expect high levels of tenant turnover. Moreover, we believe that our partnering approach will afford us the opportunity to play an integral role in the strategic planning process for the financing of replacement facilities and the development of alternative uses for existing facilities.

•	Net-lease Strategy: Our healthcare facilities are leased to healthcare operators pursuant to long-term net-lease agreements under which our tenants are responsible for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. We believe an important investment consideration is that our leases to healthcare operators provide a means for us to participate in the anticipated growth of the healthcare sector of the United States economy. Our leases generally provide for either contractual annual rent increases ranging from 1.0% to 3.0% and, where feasible and in compliance with applicable healthcare laws and regulations, percentage rent. We expect that such rental rate adjustments will provide us with significant internal growth.

•	Diversified Investment Strategy: Our facilities and the Pending Acquisition Facility are diversified geographically, by service type within the healthcare industry and by types of operator. We have invested and intend to invest in a portfolio of net-leased healthcare facilities providing state-of-the-art healthcare services. Our facilities and Pending Acquisition Facility include new and established facilities, both small and large facilities, including rehabilitation hospitals, long-term acute care hospitals, ambulatory surgical centers, regional and community hospitals, medical office buildings, skilled nursing facilities and specialized single-discipline facilities. Our facilities are and we expect will continue to be located across the country. In addition, our tenants and prospective tenants are diversified across many healthcare service areas. Because of the expected diversity of our facilities in terms of facility type, geographic location and tenant, we believe that our financial performance is less likely to be materially affected by changes in reimbursement or payment rates by private or public insurers or by changes in local or regional economies.

•	Financing Strategy: We intend to employ leverage in our capital structure in amounts we determine from time to time. At present, we intend to limit our debt to approximately 50-60% of the aggregate costs of our facilities, although we may temporarily exceed that level from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.

      There are no limitations on the amount or percentage of our total assets that may be invested in any one facility. Additionally, no limits have been set on the concentration of investments in any one location or facility type or with any one tenant. Our current policy requires the approval of the investment committee of our board of directors for acquisitions or developments of facilities which exceed $10.0 million.
      We believe that adherence to the investment strategy outlined above will allow us to achieve the following objectives:

•	increase in our stock value through increases in the cash flows and values of our facilities;

•	achievement of long-term capital appreciation, and preservation and protection of the value of our interest in our facilities; and

•	providing regular cash distributions to our stockholders, a portion of which may constitute a nontaxable return of capital because it will exceed our current and accumulated earnings and profits, as well as providing growth in distributions over time.
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
      Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors or with healthcare service providers. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in facilities (normally general or limited partnership interests in special purpose partnerships owning facilities). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.
      We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.
Dispositions
      Although we have no current plans to dispose of any of our facilities, we will consider doing so, subject to REIT qualification rules and prohibited transaction tax, if our management determines that a sale of a facility would be in our best interests based on the price being offered for the facility, the operating performance of the facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. In addition, our tenants have, and we expect that some or all of our prospective tenants will have, the option to acquire the facilities at the end of or, in some cases, during the lease term.
Financing Policies
      We intend to employ leverage in our capital structure in amounts we determine from time to time. At present, we intend to limit our debt to approximately 50-60% of the aggregate costs of our facilities, although we may temporarily exceed those levels from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans. Our board of directors considers a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of facilities to be acquired, the estimated market value of our facilities and the ability of particular facilities, and our company as a whole, to generate cash flow to cover expected debt service.
      Any of this indebtedness may be unsecured or may be secured by mortgages or other interests in our facilities, and may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular facility to which the indebtedness relates. In addition, we may invest in facilities subject to existing loans secured by mortgages or similar liens on the facilities, or may refinance facilities acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing facilities or development of new facilities. We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.
Lending Policies
      We do not have a policy limiting our ability to make loans to persons other than our executive officers. We may consider offering purchase money financing in connection with the sale of facilities where the provision of that financing will increase the value to be received by us for the facility sold. We may make loans to joint ventures in which we may participate in the future. Although we do not intend to engage in significant lending activities in the future, we have and may in the future make acquisition and working capital loans to prospective tenants as well as mortgage loans to other facility owners and other parties. See “Summary — Loans and Fees Receivable.”
Equity Capital Policies
      Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional shares of authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue limited partnership units in our operating partnership or equity interests in other subsidiaries in connection with acquisitions of facilities or otherwise.
      Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, any shares of preferred stock could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common stock.
      We may, under certain circumstances, purchase our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.
      In the future we may institute a dividend reinvestment plan, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash distributions. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared and paid.
Code of Ethics and Conflict of Interest Policy
      We have adopted written policies that are intended to minimize actual or potential conflicts of interest. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. Our code of ethics and business conduct, or code of ethics, requires our directors, officers and employees to conduct themselves in a manner that avoids even the appearance of a conflict of interest, and to discuss any transaction or relationship that reasonably could be expected to give rise to a conflict of interest with our code of ethics contact person. Our code of ethics also addresses insider trading, company funds and property, corporate opportunities and fair dealing.
      In addition, we have adopted a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors.

DESCRIPTION OF CAPITAL STOCK
      The following summary of the material provisions of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See “Where You Can Find More Information.”
Authorized Stock
      Our charter authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, we have 39,969,065 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.
      Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.
      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.
      Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock
      Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
      We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.
Restrictions on Ownership and Transfer
      In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).
      Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of our initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (ii) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.” The ownership limitation in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code.
      The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

      Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).
      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.
      In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.
      Our charter generally prohibits:

•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.
      Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.
      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.
      All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.
      All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.
      These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer and Trust Co.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF
OUR CHARTER AND BYLAWS
      The following is a summary of certain provisions of Maryland law and of our charter and bylaws. For a complete description, we refer you to the applicable provisions of Maryland law and to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
The Board of Directors
      Our charter and bylaws provide that the number of our directors is to be established by our board of directors but may not be fewer than one nor more than 15. Currently, our board is comprised of eight directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of our directors must be filled by a majority of the entire board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.
      Pursuant to our charter, each member of our board of directors is elected until the next annual meeting of stockholders and until his successor is elected, with the current members’ terms expiring at the annual meeting of stockholders to be held in 2006. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of our board of directors will stand for election and our directors will be elected by a plurality of votes cast. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.
Business Combinations
      Maryland law prohibits “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.
      A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
      After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
      The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.
      As permitted by Maryland law, our charter includes a provision excluding our company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this exclusion provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute. There can be no assurance, however, that we will not opt into the business combination provisions of the MGCL at a future date.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the “dissenters” rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
      The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that we will not opt into the control share acquisition provisions of the MGCL in the future.
Maryland Unsolicited Takeovers Act
      Maryland law also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

•	provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.
      A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of these provisions. While certain of these provisions are already addressed by our charter and bylaws, the law would permit our board of directors to override further changes to the charter or bylaws. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.
Amendment to Our Charter
      Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter, except that our board of directors is able, without stockholder approval, to amend our charter to change our corporate name or the name or designation or par value of any class or series of stock.
Dissolution of Our Company
      A voluntary dissolution of our company must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

•	nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
      Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of common stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.
Indemnification and Limitation of Directors’ and Officers’ Liability
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
      The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any claim to which he or she is made a party by reason of his or her service in that capacity.
      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
      Our charter authorizes us to obligate ourselves to indemnify and our bylaws do obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.
      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above.
      Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.
      This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.
      In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that, with the approval of our board of directors, we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.
      We have entered into indemnification agreements with each of our directors and executive officers, and we maintain a directors and officers liability insurance policy. See “Management — Limited Liability and Indemnification.”
      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PARTNERSHIP AGREEMENT
      The following is a summary of the material terms of the first amended and restated agreement of limited partnership of our operating partnership. This summary is subject to and qualified in its entirety by reference to the first amended and restated agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Management of Our Operating Partnership
      MPT Operating Partnership, L.P., our operating partnership, was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and amended and restated on March 1, 2004. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, Medical Properties Trust, LLC, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. We have the power to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the operating partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.
Transferability of Interests
      We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by our company or its subsidiaries;

•	as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.
      We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.
      We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.
Capital Contribution
      We contributed to our operating partnership substantially all the net proceeds of our April 2004 private placement as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our company’s stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.
Redemption Rights
      Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Currently, we own 100% of the issued limited partnership units of our operating partnership. Under Section 8.04 of our partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

•	result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.
      We may, in our sole and absolute discretion, waive any of these restrictions.
      With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.
      We currently hold all the outstanding interests in our operating partnership and, accordingly, there are currently no units of our operating partnership subject to being redeemed in exchange for shares of our common stock. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.
      The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.
      In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.
Distributions
      The partnership agreement provides that the operating partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership, at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.
      Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.
Allocations
      Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.
Term
      The operating partnership will have perpetual existence, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

•	an election by us in our capacity as the owner of the sole general partner of the operating partnership.
Tax Matters
      Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-United States Stockholders”).
      The statements in this section and the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.
      This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.
Taxation of Our Company
      We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. Our counsel has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us.
      We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “— Failure to Qualify.”
      The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

      We generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (i) the amount by which we fail the 75% test, or (ii) the excess of 90% (95% for taxable years beginning on and after January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate.
Requirements for Qualification
      To continue to qualify as a REIT, we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests, and (iv) annual distribution requirements.

      Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
      We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We do not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”
      For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.
      A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.
      An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
      A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We have formed and made a taxable REIT subsidiary election with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See “Federal Income Tax Considerations — Income Taxation of the Partnerships and the Partners — Taxable REIT Subsidiaries.”
      Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.
      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.
      Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.
      First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.
      More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.
      Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We should not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date. MPT Development Services, Inc., our taxable REIT subsidiary, has made loans to Vibra Healthcare, LLC, the parent entity of our tenants, in an aggregate amount of approximately $41.4 million to acquire the operations at certain facilities. MPT Development Services, Inc. also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes which was repaid in February 2005. We believe that the loans to Vibra will be treated as debt rather than equity interests in Vibra, and that our rental income from Vibra will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat the loans to Vibra as equity interests in Vibra, Vibra would be a related party tenant with respect to our company, the rent that we receive from Vibra would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that the loans to Vibra will be treated as debt rather than equity interests in Vibra.
      As described above, we currently own 100% of the stock of MPT Development Services, Inc., a taxable REIT subsidiary, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (i) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (ii) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (iii) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.
      Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.
      Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.
      Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes. We believe that our lease of the Desert Valley Facility is a true lease; however, because of the nature of the lessee’s purchase option thereunder, there can be no assurance that the IRS would not consider this lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, our income from the lease of the Desert Valley Facility would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the Desert Valley Facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of the Desert Valley Facility lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.
      If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (i) the rent is considered based on the income or profits of the tenant; (ii) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (iii) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, or manage or operate the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.
      Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”
      Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.
      Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by MPT Development Services, Inc., our taxable REIT subsidiary, will not be included for proposes of the gross income tests. We anticipate that MPT Development Services, Inc. will receive most of the management fees, inspection fees, and construction fees in connection with our operations.
      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to hold and dispose of those facilities we conclude may not fall within the safe-harbor provisions.
      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (i) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (ii) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.
      Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified healthcare property” means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.
      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (i) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (ii) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.
      Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.
      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for our 2004 taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.
      For taxable years beginning on and after January 1, 2005, those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.
      We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.
      Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
      First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs;

•	stock in other REITs; and

•	investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through equity offerings or offerings of debt with at least a five year term.
With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer, or more than 10% of the value of all outstanding securities of such issuer.
      In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, but this requirement will necessarily be satisfied if the 75% asset class requirement is satisfied.
      For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government of any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Income Tests.”
For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.
      In connection with the acquisition of the facilities in our current portfolio, MPT Development Services, Inc., our taxable REIT subsidiary, has made loans to Vibra Healthcare, LLC, the parent entity of our tenants, in an aggregate amount of approximately $41.4 million to acquire the operations at those facilities. MPT Development Services, Inc. also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes which was repaid in February 2005. Those loans bear interest at an annual rate of 10.25%. Our operating partnership loaned the funds to MPT Development Services, Inc. to make these loans. The loans from our operating partnership to MPT Development Services, Inc. bear interest at an annual rate of 9.25%.
      Baker Donelson is of the opinion that the loans to Vibra will be treated as debt rather than equity interests in Vibra, and that our rental income from Vibra will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat the loans to Vibra as equity interests in Vibra, Vibra would be a “related party tenant” with respect to our company and the rent that we receive from Vibra would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat the loans to Vibra as interests held by our operating partnership rather than by MPT Development Services, Inc. and to treat the loans as other than straight debt, we would fail the 10% asset test with respect to such interests and, as a result, could lose our REIT status. Baker Donelson is of the opinion that the loans to Vibra will be treated as straight debt for federal income tax purposes.
      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non- qualifying assets.
      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
      In the event that, at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (2) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
      Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property,

•	minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.
      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.
      We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “ — Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.
      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.
      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.
      Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.
      Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.
      For taxable years beginning on and after January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of

$50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”
      Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	any trust if (i) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.
      Distributions paid to a United States stockholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiary, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.
      Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as either 15%, 20% or 25% rate distributions. A corporate United States stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
      A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.
      Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
      Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stocks for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.
      Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.
      The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.
      Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
      A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see “Taxation of Non-United States Stockholders.”
      Taxation of Tax-Exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of common stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of common stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our shares of common stock; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of common stock collectively owns more than 50% of the value of our shares of common stock.
      Taxation of Non-United States Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of common stock, including any reporting requirements.
      A non-United States stockholder that receives a distribution which (i) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (ii) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

•	a lower treaty rate applies and the non-United States stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
      A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.
      For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Code. The term “United States real property interests” includes interests in real property and stocks in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.
      For taxable years beginning on and after January 1, 2005, for non-U.S. stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of our stock on which the distributions are made during the taxable year. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.
      A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of the outstanding common stock. We cannot assure you that this test will be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.
      A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.
Other Tax Consequences
      Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.
      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).
      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
      Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.
      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Income Tests” and “ — Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and Their Partners
      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.
      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.
      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.
      Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.
      Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
      Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.
      For property placed in service prior to January 1, 2005, a first-year bonus depreciation of 50% may be available for certain tenant improvements. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention.
      Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.
      Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.
      Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT Development Services, Inc. as a taxable REIT subsidiary and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.
      We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.
      Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.
      A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.
      State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.
PLAN OF DISTRIBUTION
      We are registering the resale of the shares of common stock offered by this prospectus in accordance with the terms of a registration rights agreement that we entered into with the selling stockholders in connection with our April 2004 private placement. We are also registering the resale of 521,908 shares of common stock held by our founders, and 30,000 shares of restricted common stock held by one of our executive officers who is not one of our founders. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the common stock offered by this prospectus.
      The sale of the shares of common stock by any selling stockholder, including any donee, pledgee or other transferee who receives shares from a selling stockholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. These sales may be made on the NYSE or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.
      The shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	otherwise negotiated prices.
      The shares of common stock may be sold in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, Inc. or stock exchange rules;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.
      In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.
      The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
      The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, if available, rather than under this prospectus.
      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling stockholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling stockholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
      The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.
      We may be required to file a post-effective amendment to the registration statement of which this prospectus is a part in order to include the names of additional selling stockholders or make other required updates to this prospectus. During the time required for filing, notice will be delivered to the selling stockholders that sales of common stock covered by this prospectus will not be permitted.
      From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.
      In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.
      The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders.
LEGAL MATTERS
      The validity of the common stock and certain tax matters, including REIT qualification and debt characterization, will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. The summary of legal matters contained in the section of this prospectus under the heading “United States Federal Income Tax Considerations” is based on the opinion of Baker Donelson.

EXPERTS
      Our consolidated financial statements and the accompanying financial statement schedule as of December 31, 2004, and 2003, and for the year ended December 31, 2004 and for the period from inception (August 27, 2003) through December 31, 2003, included herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report included herein.
      The consolidated financial statements of Vibra as of December 31, 2004 and for the period from inception (May 14, 2004) through December 31, 2004 included herein have been audited by Parente Randolph, LLC, independent registered public accounting firm, as stated in their report included herein.
      The independent registered public accounting firms have not examined, compiled or otherwise applied procedures to any financial forecast, projection or anticipated results presented herein and, accordingly, do not express an opinion or any other form of assurance on such.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.
      We are subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year, and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Medical Properties Trust, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2005	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2005	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6

HISTORICAL FINANCIAL INFORMATION
Medical Properties Trust, Inc. and Subsidiaries
Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004	F-16
Consolidated Statements of Operations for the Three Months Ended September 30, 2005 and September 30, 2004 and the Nine Months Ended September 30, 2005 and 2004	F-17
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004	F-18
Notes to Consolidated Financial Statements	F-19
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003	F-25
Consolidated Statements of Operations for the Year Ended December 31, 2004 and for the Period from Inception (August 27, 2003) through December 31, 2003	F-26
Consolidated Statements of Cash Flows for the Year Ended December 31, 2004 and for the Period from Inception (August 27, 2003) through December 31, 2003	F-27
Consolidated Statements of Stockholders’ Equity (Deficit) for the Year Ended December 31, 2004 and for the Period from Inception (August 27, 2003) through December 31, 2003	F-28
Notes to Consolidated Financial Statements	F-29
Schedule III — Real Estate and Accumulated Depreciation	F-40
Vibra Healthcare, LLC
Consolidated Balance Sheet as of September 30, 2005 and December 31, 2004	F-41

 Consolidated Statements of Operations and Changes in Partners’ Deficit for the Three Months Ended September 30, 2005 and September 30, 2004, for the Nine Months Ended September 30, 2005 and for the Period May 14, 2004 (Date of Inception) to September 30, 2004
F-42
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2005 and for the Period May 14, 2004 (Date of Inception) to September 30, 2004	F-43
Notes to Consolidated Financial Statements	F-44
Report of Independent Registered Public Accounting Firm	F-54
Consolidated Balance Sheet as of December 31, 2004	F-55
Consolidated Statements of Operations and Changes in Partner’s Capital for the Period from Inception (May 14, 2004) through December 31, 2004	F-56
Consolidated Statement of Cash Flows for the Period from Inception (May 14, 2004) through December 31, 2004	F-57
Notes to Consolidated Financial Statements	F-58

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma consolidated financial information sets forth:

•	the historical financial information derived from our audited consolidated financial statements for the year ended December 31, 2004 and the nine months ended September 30, 2005 as adjusted to:

•	give effect to acquisition of our facilities acquired and leased to Vibra, Desert Valley, Gulf States and Veritas as if we owned them from the inception of each period presented;

•	give effect to our loans made to Vibra;

•	give effect to our probable acquisitions;

•	give effect to our initial public offering; and

•	our pro forma, unaudited consolidated balance sheet as of September 30, 2005 as adjusted for the effect of dividends, to give effect to our initial portfolio and our probable acquisition.
      This section contains forward-looking statements, which are projections of future performance and the assumptions upon which the forward-looking statements are based. Our actual results could differ materially from those expressed in our forward-looking statements as a result of various risks, including those set forth in “Risk Factors” and elsewhere in this prospectus. You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes.
      The unaudited pro forma consolidated financial information is presented for informational purposes only. We do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the above described transactions were completed as of June 30, 2005, for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statements of operations.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Balance Sheet
September 30, 2005

													Probable
		Dividends		Completed Acquisition Transactions								Pro Forma	Acquisition
		Declared in										Effect of	Transaction
		November		Gulf States-		Desert Valley-				Desert Valley-		Completed	Gulf States-		Company Pro
	Historical	2005		Denham		Chino		Alliance		Sherman Oaks		Transactions	Hammond		Forma

Assets
Real estate assets
Land	$13,491,429	$—		$428,571	(2)	$2,220,000	(3)	$—		$1,785,714	(5)	$17,925,714	$734,643	(6)	$18,660,357
Buildings and improvements	166,572,054	—		5,339,532	(2)	18,027,131	(3)	—		22,263,508	(5)	212,202,225	9,152,846	(6)	221,355,071
Construction in progress	78,484,104	—		(34,268	)(2)	(14,556	)(3)	—		—		78,435,280	—		78,435,280
Intangible lease assets	7,558,712	—		231,897	(2)	752,869	(3)	—		950,778	(5)	9,494,256	397,511	(6)	9,891,7 67

Gross investment in real estate assets	266,106,299	—		5,965,732		20,985,444		—		25,000,000		318,057,475	10,285,000		328,342,475
Accumulated depreciation and amortization	(4,465,260)	—		—		—		—		—		(4,465,260)	—		(4,465,260)

Net investment in real estate assets	261,641,039	—		5,965,732		20,985,444		—		25,000,000		313,592,215	10,285,000		323,877,215
Cash and cash equivalents	100,826,702	(7,194,432	) (1)	(465,732	) (2)	(20,985,444	) (3)	—		(25,000,000	) (5)	47,181,094	(10,285,000	) (6)	36,896,094
Interest and rent receivable	1,273,472	—		—		—		—		—		1,273,472	—		1,273,472
Unbilled rent receivable	9,979,241	—		—		—		—		—		9,979,241	—		9,979,241
Loans	52,895,611	—		(6,000,000	) (2)	—		40,000,000	(4)	—		86,895,611	—		86,895,611
Other assets	4,976,522	—		—		—		—		—		4,976,522	—		4,976,522

Total Assets	$431,592,587	$(7,194,432)		$(500,000)		$—		$40,000,000		$—		$463,898,155	$—		$463,898,155

Liabilities and Stockholders’ Equity
Liabilities
Debt	$40,366,667	$—		$—		$—		$40,000,000	(4)	$—		$80,366,667	$—		$80,366,667
Accounts payable and accrued expenses	11,537,838	—		—		—		—		—		11,537,838	—		11,537,838
Deferred revenue	8,465,676	—		—		—		—		—		8,465,676	—		8,465,676
Obligations to tenants	11,763,064	—		(500,000	) (2)	—		—		—		11,263,064	—		11,263,064

Total liabilities	72,133,245	—		(500,000)		—		40,000,000		—		111,633,245	—		111,633,245
Minority interest	2,137,500	—		—		—		—		—		2,137,500	—		2,137,500
Stockholders’ equity
Preferred stock,	—	—		—		—		—		—		—	—		—
Common stock,	39,293	—		—		—		—		—		39,293	—		39,293
Additional paid in capital	359,866,949	—		—		—		—		—		359,866,949	—		359,866,949
Accumulated deficit	(2,584,400)	(7,194,432	) (1)	—		—		—		—		(9,778,832)	—		(9,778,832)

Total stockholders’ equity	357,321,842	(7,194,432)		—		—		—		—		350,127,410	—		350,127,410

Total Liabilities and Stockholders’ Equity	$431,592,587	$(7,194,432)		$(500,000)		$—		$40,000,000		$—		$463,898,155	$—		$463,898,155

See accompanying notes to unaudited pro forma consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Nine Months Ended September 30, 2005

		Completed Acquisition Transactions															Probable
																	Acquisition
								Gulf						Desert		Pro Forma	Transaction
		Desert		Gulf				States-		Desert				Valley-		Effect of	Gulf States
		Valley-		States-		Vibra-		Denham		Valley-				Sherman		Completed	Health-		Company
	Historical	Victorville		Covington		Redding		Springs		Chino		Alliance		Oaks		Transactions	Hammond		Pro Forma

Revenues
Rent income	$18,364,389	$524,069	(7)	$643,278	(8)	$1,123,098	(9)	$564,856	(10)	$1,815,809	(11)	$—		$2,269,761	(13)	$25,305,260	$968,257	(14)	$26,273,517
Interest income from loans	3,562,857	—		—		—		(194,250	) (10)	—		3,000,000	(12)	—		6,368,607	—		6,368,607

Total revenues	21,927,246	524,069		643,278		1,123,098		370,606		1,815,809		3,000,000		2,269,761		31,673,867	968,257		32 ,642,124
Expenses
Depreciation and amortization	2,986,790	115,315	(7)	124,896	(8)	274,405	(9)	111,711	(10)	375,652	(11)	—		464,980	(13)	4,453,749	191,493	(14)	4,645,242
Property expenses	116,841	—		—		—		—		—		—		—		116,841	—		116,841
General and administrative	5,595,416	—		—		—		—		—		—		—		5,595,416	—		5,595,416

Total operating expenses	8,699,047	115,315		124,896		274,405		111,711		375,652		—		464,980		10,166,006	191,493		10,357,499

Operating income	13,228,199	408,754		518,382		848,693		258,895		1,440,157		3,000,000		1,804,781		21,507,861	776,764		22,284,625
Other income (expense)
Interest income	1,509,903	—		—		—		—		—		—		—		1,509,903	—		1,509,903
Interest expense	(1,542,266)	—		—		—		—		—		(2,100,000	) (12)	—		(3,642,266)	—		(3,642,266)

Net other expense	(32,363)	—		—		—		—		—		(2,100,000)		—		(2,132,363)	—		(2,132,363)

Net income	$13,195,836	$408,754		$518,382		$848,693		$258,895		$1,440,157		$900,000		$1,804,781		$19,375,498	$776,764		$20,152,262

Net income per share — basic	$0.44																		$0.67
Net income per share — diluted	$0.44																		$0.67
Weighted average shares outstanding — basic	29,975,971																		29,975,971
Weighted average shares outstanding — diluted	29,999,381																		29,999,381
See accompanying notes to unaudited pro forma consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2004

		Completed Acquisition Transactions

				Desert
		Vibra		Valley-		Gulf States-		Vibra-
	Historical	Facilities		Victorville		Covington		Redding

Revenues
Rent income	$8,611,344	$9,774,139	(15)	$3,228,104	(16)	$1,443,520	(17)	$2,259,422	(18)
Interest income from loans	2,282,115	2,754,934	(15)	—		—		—

Total revenues	10,893,459	12,529,073		3,228,104		1,443,520		2,259,422
Expenses
Depreciation and amortization	1,478,470	1,660,526	(15)	691,894	(16)	285,484	(17)	552,166	(18)
Property expenses	93,502	93,502	(15)	—		—		—
General and administrative	5,057,284	—		—		—		—
Costs of terminated acquisitions	585,345	—		—		—		—

Total operating expense	7,214,601	1,754,028		691,894		285,484		552,166

Operating income	3,678,858	10,775,045		2,536,210		1,158,036		1,707,256
Other income (expense)
Interest income	930,260	—		—		—		—
Interest expense	(32,769)	—		—		—		—

Net other income	897,491	—		—		—		—

Net income	$4,576,349	$10,775,045		$2,536,210		$1,158,036		$1,707,256

Net income per share — basic	$0.24
Net income per share — diluted	$0.24
Weighted average shares outstanding — basic	19,310,833
Weighted average shares outstanding — diluted	19,312,634

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Completed Acquisition Transactions									Probable
									Pro Forma	Acquisition
	Gulf States-		Desert				Desert		Effect of	Transaction
	Denham		Valley-				Valley-		Completed	Gulf States-		Company
	Springs		Chino		Alliance		Sherman Oaks		Transactions	Hammond		Pro Forma

Revenues
Rent income	$753,141	(19)	$2,421,079	(20)	$—		$3,026,348	(22)	$31,517,097	$1,291,009	(23)	$32,808,106
Interest income from loans	—		—		4,000,000	(21)	—		9,037,049	—		9,037,049

Total revenues	753,141		2,421,079		4,000,000		3,026,348		40,554,146	1,291,009		41,845,155
Expenses
Depreciation and amortization	148,948	(19)	500,869	(20)	—		619,973	(22)	5,938,330	255,323	(23)	6,193,653
Property expenses	—		—		—		—		187,004	—		187,004
General and administrative	—		—		—		—		5,057,284	—		5,057,284
Costs of terminated acquisitions	—		—		—		—		585,345	—		585,345

Total operating expense	148,948		500,869		—		619,973		11,767,963	255,323		12,023,286

Operating income	604,193		1,920,210		4,000,000		2,406,375		28,786,183	1,035,686		29,821,869
Other income (expense)
Interest income	—		—		—		—		930,260	—		930,260
Interest expense	—		—		(2,800,000	) (21)	—		(2,832,769)	—		(2,832,769)

Net other income	—		—		(2,800,000)		—		(1,902,509)	—		(1,902,509)

Net income	$604,193		$1,920,210		$1,200,000		$2,406,375		$26,883,674	$1,035,686		$27,919,360

Net income per share — basic												$1.45
Net income per share — diluted												$1.45
Weighted average shares outstanding — basic												19,310,833
Weighted average shares outstanding — diluted												19,312,634

See accompanying notes to unaudited pro forma consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Consolidated Financial Statements
Adjustments for Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2005
      (1) Record the $0.18 per share distribution declared in November 2005, payable in January 2006.

Shares of common stock outstanding at September 30, 2005	39,292,885
Restricted shares issued to employees in April 2005	676,180

Total shares	39,969,065
Cash distribution per share	$0.18

Total cash distribution	$7,194,432

      (2) Completed Acquisition: Records the acquisition of the Gulf States — Denham Springs facility as though we acquired it on January 1, 2005. This facility was actually acquired on November 1, 2005.

Cost

Land	$428,571
Building	5,339,532
Intangible lease assets	231,897

Total cost	$6,000,000

      At September 30, 2005, there was a mortgage loan on the Gulf States — Denham Springs facility in the amount of $6 million. We acquired the facility by exchanging the mortgage loan for the facility. Upon acquisition, we paid $500,000, less closing costs of $34,268, which had been withheld from the mortgage loan pending resolution of environmental issues at the facility.
      (3) Completed Acquisition: Records the acquisition of the Desert Valley — Chino facility as though we acquired it on September 30, 2005. This facility was actually acquired on November 30, 2005.

Cost

Land	$2,220,000
Building	18,027,131
Intangible lease assets	752,869

Total cost	$21,000,000

      (4) Completed Transaction: Records the mortgage loan to Alliance Hospital as though the loan was made on September 30, 2005. This loan was actually made on December 23, 2005. This loan was funded through the Company’s revolving credit facility which was entered into in October, 2005.

Mortgage loan amount	$40,000,000

      (5) Completed Acquisition: Records the acquisition of the Desert Valley — Sherman Oaks facility as though we acquired it on September 30, 2005. This facility was actually acquired on December 30, 2005.

Cost

Land	$1,785,714
Building	22,263,508
Intangible lease assets	950,778

Total cost	$25,000,000

The total cost of $25 million consists of $20 million paid at closing of the acquisition on December 30, 2005, plus the Company’s commitment of $5 million for expansion of the facility.

      (6) Probable Acquisition: Records the acquisition of the Gulf States — Hammond facility as though we acquired it on September 30, 2005. The Company has not closed on the acquisition of this facility, but the Company believes that the acquisition is probable.

Gulf States Health —
Hammond

Land	$734,643
Building	9,152,846
Intangible lease assets	397,511

Total cost	$10,285,000

Adjustments for Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended September 30, 2005:
      (7) Completed Acquisition: Records six months of rent income for the Desert Valley — Victorville facility as though we owned it from January 1, 2005, to September 30, 2005. This facility was acquired on February 28, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the Desert Valley — Victorville for the nine months ended September 30, 2005 consists of the following:

Rent

Annual rent income	$3,228,104
Rent income for nine months of the first year	2,421,078
Historical rent for the period February 28 - September 30, 2005	(1,897,009)

Pro forma rent income	$524,069

      Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the nine months ended September 30, 2005 as though the properties were occupied on January 1, 2005.

				Historical
				Depreciation and
		Annual	Depreciation and	Amortization for	Pro Forma
		Depreciation and	Amortization for	February 28 -	Depreciation and
	Cost	Amortization	Nine Months	September 30, 2005	Amortization

Land	$2,000,000	$—	$—	$—	$—
Buildings	24,994,553	624,864	468,648	364,504	104,144
Intangible lease assets	1,005,447	67,030	50,273	39,102	11,171

	$28,000,000	$691,894	$518,921	$403,606	$115,315

      (8) Completed Acquisition: Records nine months of rent income for the Gulf States — Covington facility as though we owned it from January 1, 2005, to September 30, 2005. This facility was acquired on June 9, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the nine months ended September 30, 2005 consists of the following:

Rent

Annual rent income	$1,443,520
Rent income for nine months of the first year	1,082,640
Historical rent from June 9 to September 30, 2005	(439,362)

Pro forma rent income	$643,278

      Depreciation of the building (straight line using a 40-year life) and amortization of the intangible lease assets (straight-line using a 15 year life) for the nine months ended September 30, 2005 as though the property was occupied on January 1, 2005.

				Historical
				Depreciation and
				Amortization for	Additional
		Annual	Depreciation and	June 9-	Pro Forma
		Depreciation and	Amortization for	September 30,	Depreciation and
	Cost	Amortization	Nine Months	2005	Amortization

Land	$821,429	$—	$—	$—	$—
Buildings	10,234,101	255,853	191,890	78,210	113,680
Intangible lease assets	444,470	29,631	22,223	11,007	11,216

	$11,500,000	$285,484	$214,113	$89,217	$124,896

      (9) Completed Acquisition: Records nine months of rent income for the Vibra — Redding facility as though we owned it from January 1, 2005, to September 30, 2005. This facility was acquired on June 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the nine months ended September 30, 2005 consists of the following:

Annual rent income	$2,259,422
Rent income for nine months of the first year	1,694,567
Historical rent from June 30 to September 30, 2005	(571,469)

Pro forma rent income	$1,123,098

      Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the nine months ended September 30, 2005 as though the property was occupied on January 1, 2005.

				Historical
				Depreciation and
				Amortization for
		Annual	Depreciation and	June 30, 2005-	Pro Forma
		Depreciation and	Amortization for	September 30,	Depreciation and
	Cost	Amortization	Nine Months	2005	Amortization

Land	$—	$—	$—	$—	$—
Buildings	19,948,022	498,701	374,026	126,087	247,939
Intangible lease assets	801,978	53,465	40,099	13,633	26,466

	$20,750,000	$552,166	$414,125	$139,720	$274,405

      (10) Completed Acquisition: Records nine months of rent income for the Gulf States — Denham Springs facility as though we owned it from January 1, 2005, to September 30, 2005. This facility was actually acquired on November 1, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the nine months ended September 30, 2005 consists of the following:

	Annual Rent	Nine Months Rent

Rent income	$753,141	$564,856
      Prior to its acquisition on November 1, 2005, the Company had a mortgage loan receivable on the Gulf States — Denham Spring facility. The loan was made on June 9, 2005, and was paid off by the borrower upon acquisition by the Company. The historical income statement for September 30, 2005, includes interest income from the date of the mortgage loan. Assuming the pro forma effect of owning the facility on January 1, 2005 the amount of interest income which would not have been recorded on the mortgage loan is as follows:

Historical interest income from June 9 — September 30, 2005	$194,250
      Depreciation of the building (straight line using a 40 year life) and amortization of the intangible (straight-line using a 15 year life) for the nine months ended September 30, 2005 as though the property was occupied on January 1, 2005.

		Annual	Depreciation and
		Depreciation and	Amortization for
	Cost	Amortization	Nine Months

Land	$428,571	$—	$—
Building	5,339,532	133,488	100,116
Intangible lease assets	231,897	15,460	11,595

	$6,000,000	$148,948	$111,711

      (11) Completed Acquisition: Records nine months of rent income for the Desert Valley — Chino facility as though we owned it from January 1, 2005, to September 30, 2005. The facility was actually acquired on November 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the nine months ended September 30, 2005 consists of the following:

	Annual Rent	Nine Months Rent

Rent income	$2,421,079	$1,815,809
      Depreciation of the building (straight line using 40 year life) and amortization of the intangible (straight-line using a 15 year life) for the nine months ended

		Annual	Depreciation and
		Depreciation and	Amortization for
	Cost	Amortization	Nine Months

Land	$2,220,000	$—	$—
Building	18,027,131	450,678	338,009
Intangible lease assets	752,869	50,191	37,643

	$21,000,000	$500,869	$375,652

      (12) Completed Transaction: Records nine months of interest income from the Alliance mortgage loan as though we made the loan on January 1, 2005, and it was outstanding at September 30, 2005. This loan was actually made on December 23, 2005. The loan carries a 10% interest rate in its first year. The loan was funded by borrowings on our revolving credit agreement entered into on October 27, 2005. For purposes of this pro forma presentation, we have assumed that we borrowed the funds on January 1, 2005 at an interest rate of 7% for the period presented:

Mortgage loan amount	$40,000,000
Annual interest rate	10.00%

Annual interest income	$4,000,000

Interest income for nine months	$3,000,000

Revolving credit line borrowing	$40,000,000
Annual interest rate	7.00%

Annual interest expense	$2,800,000

Interest expense for nine months	$2,100,000

      (13) Completed Acquisition: Records nine months of rent income for the Desert Valley — Sherman Oaks facility as though we owned it from January 1, 2005, to September 30, 2005. This facility was actually acquired on December 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the nine months ended September 30, 2005 consists of the following:

	Annual Rent	Nine Months Rent

Rent income	$3,026,348	$2,269,761
      Depreciation of the building (straight line using 40 year life) and amortization of the intangible (straight-line using a 15 year life) for the nine months ended

		Annual	Depreciation and
		Depreciation and	Amortization for
	Cost	Amortization	Nine Months

Land	$1,785,714	$—	$—
Building	22,263,508	556,588	417,441
Intangible lease assets	950,778	63,385	47,539

	$25,000,000	$619,973	$464,980

      (14) Probable Acquisition: Records nine months of rent income for the Gulf States Hammond facility as though we owned it from January 1, 2005, to September 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the two Gulf States Health facilities for the nine months ended September 30, 2005 consists of the following:

	Annual Rent	Nine Months Rent

Rent income	$1,291,009	$968,257
      Depreciation of buildings (straight line using a 40 year life) and amortization of intangibles (straight-line using a 15 year life) for the nine months ended September 30, 2005 as though the properties were occupied on January 1, 2005.

		Annual	Depreciation and
		Depreciation and	Amortization for
	Cost	Amortization	Nine Months

Land	$734,643	$—	$—
Buildings	9,152,846	228,822	171,617
Intangible lease assets	397,511	26,501	19,876

	$10,285,000	$255,323	$191,493

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Consolidated Financial Statements
Adjustments for Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004:
      (15) Completed Acquisition: Records year of rent income for the six Vibra initial property purchases as though we owned them from January 1, 2004, to December 31, 2004. These facilities were acquired in July and August, 2004. Rent income is based on the monthly straight-line rent (as required by SFAS No. 13) for each property. Rent income from the Vibra properties is as follows:

Annual Rent

Bowling Green	$5,471,964
Fresno	2,675,182
Kentfield	1,094,393
Marlton	4,752,598
New Bedford	3,171,528
Denver	1,219,818

TOTAL	18,385,483
Historical rent income for July 1 – December 31, 2004	(8,611,344)

Pro forma rent income	$9,774,139

      Records interest income from loans to Vibra entities as though the loans were made on January 1, 2004 and interest income was earned for the year ended December 31, 2004, at the stated rate of 10.25%.

		Annual Interest
	Loans	Income

Bowling Green	$11,771,389	$1,206,567
Fresno	6,561,308	672,534
Kentfield	5,422,387	555,795
Marlton	11,203,366	1,148,345
New Bedford	8,361,930	857,098
Denver	5,821,564	596,710

TOTAL	$49,141,944	5,037,049

Historical interest income for July 1 – December 31, 2004		(2,282,115)

Pro forma interest income		$2,754,934

      Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

			Total
	Annual	Annual	Depreciation and
	Depreciation	Amortization	Amortization

Bowling Green	$839,268	$104,736	$944,004
Fresno	409,080	51,204	460,284
Kentfield	119,124	23,808	142,932
Marlton	772,572	90,972	863,544
New Bedford	494,304	60,384	554,688
Denver	150,324	23,220	173,544

TOTAL	2,784,672	354,324	3,138,996
Historical depreciation and amortization for July 1 – December 31, 2004	1,311,757	166,713	1,478,470

Pro forma depreciation and amortization	$1,472,915	$187,611	$1,660,526

      Property expenses consist primarily of payments for the ground lease at Marlton for the year ended December 31, 2004.
      (16) Completed Acquisition: Records one year of rent income for the Desert Valley — Victorville facility as though we owned it from January 1, 2004, to December 31, 2004. This facility was acquired on February 28, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the Desert Valley — Victorville for the year ended December 31, 2004 consists of the following:

Annual Rent

Desert Valley — Victorville	$3,228,104
      Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were occupied on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Land	$2,000,000	$—
Buildings	24,994,553	624,864
Intangible lease assets	1,005,447	67,030

	$28,000,000	$691,894

      (17) Completed Acquisition: Records one year of rent income for the Gulf States — Covington facility as though we owned it from January 1, 2004, to December 31, 2004. This facility was acquired on June 9, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:

Annual Rent

Gulf States — Covington	$1,443,520

      Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight-line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Land	$821,429	$—
Buildings	10,234,101	255,853
Intangible lease assets	444,470	29,631

	$11,500,000	$285,484

      (18) Completed Acquisition: Records one year of rent income for the Vibra — Redding facility as though we owned it from January 1, 2004, to December 31, 2004. This facility was acquired on June 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:

Annual Rent

Vibra — Redding	$2,259,422
      Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight-line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Buildings	$19,948,022	$498,701
Intangible lease assets	801,978	53,465

	$20,750,000	$552,166

      (19) Completed Acquisition: Records one year of rent income for the Gulf States — Denham Springs facility as though we owned it from January 1, 2004, to December 31, 2004. This facility was acquired on November 1, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:

Annual Rent

Gulf States — Denham Springs	$753,141
      Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Land	$428,571	$—
Buildings	5,339,532	133,488
Intangible lease assets	231,897	15,460

	$6,000,000	$148,948

      (20) Completed Acquisition: Records one year of rent income for the Desert Valley — Chino facility as though we owned it from January 1, 2004, to December 31, 2004. This facility was acquired on November 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:

Annual Rent

Desert Valley — Chino	$2,421,079
      Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Land	$2,220,000	$—
Buildings	18,027,131	450,678
Intangible lease assets	752,869	50,191

	$21,000,000	$500,869

      (21) Completed Transaction: Records nine months of interest income from the Alliance mortgage loan as though we made the loan on January 1, 2004, and it was outstanding at December 31, 2004. This loan was actually made on December 23, 2005. The loan carries a 10% interest rate in its first year. The loan was funded by borrowings on our revolving credit agreement entered into on October 27, 2005. For purposes of this pro forma presentation, we have assumed that we borrowed the funds on January 1, 2004 at an interest rate of 7% for the period presented:

Mortgage loan amount	$40,000,000
Annual interest rate	10.00%

Annual interest income	$4,000,000

Revolving credit line borrowing	$40,000,000
Annual interest rate	7.00%

Annual interest expense	$2,800,000

      (22) Completed Acquisition: Records one year of rent income for the Desert Valley — Sherman Oaks facility as though we owned it from January 1, 2004, to December 31, 2004. This facility was actually acquired on December 30, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:

Annual Rent

Desert Valley — Sherman Oaks	$3,026,348
      Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Land	$1,785,714	$—
Buildings	22,263,508	556,588
Intangible lease assets	950,778	63,385

	$25,000,000	$619,973

      (23) PROBABLE ACQUISITION: Records one year of rent income for the Gulf States — Hammond facility as though we owned it from January 1, 2004, to December 31, 2004. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreement between the Company and the lessee. Pro forma rent income for the Gulf States Health facilities for the year ended December 31, 2004 consists of the following:

Annual Rent

Gulf States — Hammond	$1,291,009
      Depreciation of buildings (straight-line using a 40 year life) and amortization of intangible lease assets (straight-line using a fifteen year life) for the year ended December 31, 2004 as though the properties were occupied on January 1, 2004.

		Annual
		Depreciation and
	Cost	Amortization

Land	$734,643	$—
Buildings	9,152,846	228,822
Intangible lease assets	397,511	26,501

	$10,285,000	$255,323

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2005 and December 31, 2004

	September 30, 2005	December 31, 2004

	(Unaudited)
Assets
Real estate assets
Land	$13,491,429	$10,670,000
Buildings and improvements	166,572,054	111,387,232
Construction in progress	78,484,104	24,318,098
Intangible lease assets	7,558,712	5,314,963

Gross investment in real estate assets	266,106,299	151,690,293
Accumulated depreciation	(3,969,062)	(1,311,757)
Accumulated amortization	(496,198)	(166,713)

Net investment in real estate assets	261,641,039	150,211,823
Cash and cash equivalents	100,826,702	97,543,677
Interest and rent receivable	1,273,472	419,776
Straight-line rent receivable	9,979,241	3,206,853
Loans receivable	52,895,611	50,224,069
Other assets	4,976,522	4,899,865

Total Assets	$431,592,587	$306,506,063

Liabilities and Stockholders’ Equity
Liabilities
Debt	$40,366,667	$56,000,000
Accounts payable and accrued expenses	11,537,838	10,903,025
Deferred revenue	8,465,676	3,578,229
Obligations to tenants	11,763,064	3,296,365

Total liabilities	72,133,245	73,777,619
Minority interests	2,137,500	1,000,000
Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding — 39,292,885 shares at September 30, 2005, and 26,082,862 shares at December 31, 2004	39,293	26,083
Additional paid in capital	359,866,949	233,626,690
Accumulated deficit	(2,584,400)	(1,924,329)

Total stockholders’ equity	357,321,842	231,728,444

Total Liabilities and Stockholders’ Equity	$431,592,587	$306,506,063

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Revenues
Rent billed	$5,964,211	$2,874,033	$14,579,588	$2,874,033
Straight-line rent	1,007,062	1,142,186	3,784,801	1,142,186
Interest income from loans	1,233,668	1,022,853	3,562,857	1,022,853

Total revenues	8,204,941	5,039,072	21,927,246	5,039,072
Expenses
Real estate depreciation and amortization	1,170,387	928,356	2,986,790	928,356
General and administrative	1,990,971	1,631,600	5,109,854	3,329,559
Stock-based compensation	555,409	—	602,403	—
Costs of terminated acquisitions	—	14,199	—	350,923

Total operating expenses	3,716,767	2,574,155	8,699,047	4,608,838

Operating income	4,488,174	2,464,917	13,228,199	430,234
Other income (expense)
Interest income	767,917	188,568	1,509,903	667,857
Interest expense	—	(24,547)	(1,542,266)	(32,769)

Net other (expense) income	767,917	164,021	(32,363)	635,088

Net income	$5,256,091	$2,628,938	$13,195,836	$1,065,322

Net income per share, basic	$0.14	$0.10	$0.44	$0.06
Weighted average shares outstanding — basic	37,606,480	26,082,862	29,975,971	17,033,911
Net income per share, diluted	$0.14	$0.10	$0.44	$0.06
Weighted average shares outstanding — diluted	37,654,576	26,085,312	29,999,381	17,035,494
See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,

	2005	2004

Operating activities
Net income	$13,195,836	$1,065,322
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,104,131	934,548
Amortization of deferred financing costs	687,730	—
Straight-line rent revenue	(3,784,801)	(1,142,186)
Share-based payments	684,085	—
Other adjustments	(139,015)	24,500
Increase in:
Interest and rent receivable	(703,903)	(383,413)
Other assets	(1,279,962)	(164,648)
Increase in:
Accounts payable and accrued expenses	3,503,928	1,812,503
Deferred revenue	703,750	—
Obligations to tenants	122,226	—

Net cash provided by operating activities	16,094,005	2,146,626
Investing activities
Real estate acquired	(56,513,944)	(127,372,195)
Principal received on loans receivable	7,725,958	—
Investment in loans receivable	(4,934,772)	(42,317,079)
Construction in progress	(53,834,985)	(15,059,606)
Equipment acquired	(134,638)	(492,762)

Net cash used for investing activities	(107,692,381)	(185,241,642)
Financing activities
Addition to debt	19,000,000	—
Proceeds from loan payable	—	200,000
Payment of loan payable	—	(300,000)
Payments of debt	(34,633,333)	—
Deferred financing and offering costs	(47,103)	(190,245)
Repurchase of deferred stock units	(75,000)	—
Distributions paid	(16,725,022)	—
Proceeds from sale of common shares, net of offering costs	126,224,359	233,703,474
Sale of partnership units	1,137,500	—

Net cash provided by financing activities	94,881,401	233,413,229

Increase in cash and cash equivalents for period	3,283,025	50,318,213
Cash and cash equivalents at beginning of period	97,543,677	100,000

Cash and cash equivalents at end of period	$100,826,702	$50,418,213

Interest paid, including capitalized interest of $1,918,458 in 2005	$2,772,994	$—
Supplemental schedule of non-cash investing activities
Straight-line rent receivables recorded as deferred revenue	3,137,380	—
Real estate and loans receivable recorded as obligations to tenants	8,338,837	3,296,365
Real estate and loans receivable recorded as deferred revenue	1,110,280	2,610,441
Construction and acquisition costs charged to loans and real estate	209,259	—
Supplemental schedule of non-cash financing activities:
Deferred costs charged to proceeds from sale of common stock	$579,975	$—
Distributions declared, unpaid	—	2,608,286
Minority interest granted for contribution of land to development project	—	1,000,000
See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Nine Months Ended September 30, 2005 and 2004
(Unaudited)

1.	Organization
      Medical Properties Trust, Inc., a Maryland corporation (the Company), was formed on August 27, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. The Company’s operating partnership subsidiary, MPT Operating Partnership, L.P. (the Operating Partnership), was formed in September 2003. Through another wholly owned subsidiary, Medical Properties Trust, LLC, the Company is the sole general partner of the Operating Partnership. The Company presently owns directly all of the limited partnership interests in the Operating Partnership.
      The Company succeeded to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. On the day of formation, the Company issued 1,630,435 shares of common stock, and the membership interests of Medical Properties Trust, LLC were transferred to the Company. Medical Properties Trust, LLC had no assets, but had incurred liabilities for costs and expenses related to acquisition due diligence, a planned offering of common stock, consulting fees and office overhead in an aggregate amount of approximately $423,000, which was assumed by the Operating Partnership.
      The Company’s primary business strategy is to acquire and develop real estate and improvements, primarily for long term lease to providers of healthcare services such as operators of general acute care hospitals, inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. The Company considers this to be a single business segment as defined in Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.
      On April 7, 2004, the Company completed the sale of 25.6 million shares of common stock in a private placement to qualified institutional buyers and accredited investors. The Company received $233.5 million after deducting offering costs. On July 7, 2005, the Company completed the sale of 11,365,000 shares of common stock in an initial public offering (IPO) at a price of $10.50 per share. On August 5, 2005, the underwriters purchased an additional 1,810,023 shares at the same offering price, less an underwriting commission of seven percent and expenses, pursuant to their over-allotment option. The proceeds are being used to purchase properties, make mortgage loans, to pay debt and accrued expenses, for working capital, and general corporate purposes. (See Note 7).

2.	Summary of Significant Accounting Policies
      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Principles of Consolidation: Property holding entities and other subsidiaries of which the Company owns 100% of the equity or has a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the property if it has the direct or indirect ability to make decisions about the entities’ activities based upon the terms of the respective entities’ ownership agreements. For entities in which the Company owns less than 100% and

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Nine Months Ended September 30, 2005 and 2004 — (Continued)
does not have the direct or indirect ability to make decisions but does exert significant influence over the entities’ activities, the Company records its ownership in the entity using the equity method of accounting.
      The Company periodically evaluates all of its transactions and investments to determine if they represent variable interests in a variable interest entity as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003) (FIN 46-R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. If the Company determines that it has a variable interest in a variable interest entity, the Company determines if it is the primary beneficiary of the variable interest entity. The Company consolidates each variable interest entity in which the Company, by virtue of its transactions with or investments in the entity, is considered to be the primary beneficiary. The Company re-evaluates its status as primary beneficiary when a variable interest entity or potential variable interest entity has a material change in its variable interests.
      Unaudited Interim Consolidated Financial Statements: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, including rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month and nine month periods ended September 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Prospectus dated October 20, 2005, and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

3.	Real Estate and Lending Activities
      In 2004, the Company entered into six leases with Vibra Healthcare, LLC (Vibra) and made loans to Vibra totaling approximately $49.1 million. In February 2005, Vibra paid $7.8 million of principal and interest on two loans from the Company, leaving a $41.4 million loan payable to the Company by Vibra. The Company has no commitments to make additional loans to Vibra.
      In February 2005, the Company purchased a general acute care hospital (Victorville) for $28.0 million. The purchase price was paid from loan proceeds and from the proceeds of the Company’s private placement. Upon closing the purchase of the hospital, the Company and the seller entered into a 15-year lease of the hospital back to the seller, with renewal options for three additional five year terms.
      In June 2005, the Company completed two transactions with the owner of two long-term acute care hospitals. In one transaction, the Company purchased a long-term acute care hospital (Covington) for $11.5 million. The purchase price was paid from loan proceeds and from the proceeds of the Company’s private placement. Upon closing the purchase of Covington, the Company and the facility operator entered into a 15-year lease of the hospital, with renewal options for three additional five year terms. In a second transaction, in connection with our proposed acquisition of another long-term acute care hospital (Denham Springs) from an affiliate of the same owner, the Company made a 15-year, interest only mortgage loan of $6.0 million, $500,000 of which was held in escrow pending the resolution of certain environmental issues regarding the facility. In October 2005, these environmental issues were resolved to the Company’s satisfaction. In November 2005, the Company exchanged the mortgage loan for the Denham Springs facility, at which time the escrowed funds were also released. Upon completing the acquisition of Denham

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Nine Months Ended September 30, 2005 and 2004 — (Continued)
Springs, the Company and the facility operator entered into a 15-year lease of the hospital, with renewal options for three additional five year terms.
      In June, 2005, the Company purchased a rehabilitation hospital (Vibra-Redding) for $20.75 million from Vibra. The purchase price was paid from loan proceeds and from the proceeds of the Company’s private placement. Upon closing the purchase of Vibra-Redding, the Company and Vibra entered into a 15-year lease of the hospital back to Vibra, with renewal options for three additional five year terms. The lease is cross-defaulted with the Company’s other Vibra leases and the Vibra loan.
      In June 2005, the Company entered into a loan with a local operator to fund the construction and development of a community hospital (North Cypress) in Houston, Texas. The total loan commitment is approximately $64.0 million. The Company has the option to purchase North Cypress at the end of construction at which time the Company will enter into a 15-year lease with the operator, with renewal options for three additional five year terms. During the construction phase, the Company also plans to purchase the land, currently being subleased by the Company, on which North Cypress is being built. During the construction period, the Company is accruing interest based on the funded balance during the construction period. The Company will recognize the accrued construction period interest as income over the 15-year term of the lease. The Company has included this transaction in construction in progress in its consolidated balance sheet at September 30, 2005.
      In September 2005, the Company began development of a $38.0 million women’s hospital and medical office building in Bucks County, Pennsylvania (Bucks County). The Company has entered into a 15-year lease with the operator, which begins when construction of the hospital is completed, with renewal options for two additional five year terms and a third term ending August 15, 2035. During the construction period, the Company will accrue rent based on the funded balance during the construction period. The Company will recognize the accrued construction period rent as income over the 15-year term of the lease.
      In October 2005, the Company began development of a $35.5 million community hospital in Bloomington, Indiana (Monroe County). The Company has entered into a 15-year lease with a local operator, which begins when construction of the hospital is completed, with renewal options for three additional five year terms. During the construction period, the Company will accrue rent based on the funded balance during the construction period. The Company will recognize the accrued construction period rent as income over the 15-year term of the lease.
      The Company has recorded the following assets for acquisitions and development projects during the nine month period ending September 30, 2005:

Land	$2,821,429
Buildings	55,184,822
Intangible lease assets	2,243,749
Construction in progress	54,166,006

$114,416,006

4.	Debt
      At September 30, 2005, the Company had outstanding borrowings of approximately $40.4 million pursuant to a term loan agreement. The loan agreement requires monthly payments based on a 20-year amortization schedule and interest at the one month London Interbank Offered Rate (LIBOR) plus 300 basis points (6.88% at September 30, 2005). The loan is secured by six Vibra facilities, which have a

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Nine Months Ended September 30, 2005 and 2004 — (Continued)
book value of $123.5 million, and requires the Company to meet financial coverage, ratio and total debt covenants typical of such loans.
      Maturities of debt at September 30, 2005, for each successive twelve month period are as follows:

2006	$3,750,000
2007	3,750,000
2008	32,866,667

$40,366,667

      In October 2005, the Company entered into a Credit Agreement with the same lender that provides for up to $100.0 million in revolving loans to replace the term loan. Borrowings under the agreement are secured by certain of the Company’s real estate assets. The agreement has a four-year term and is payable interest only at a rate equivalent to one month LIBOR plus a spread ranging between 235 and 275 basis points, depending on the Company’s overall leverage ratio. The agreement also requires the Company to pay certain fees and meet financial covenants which are typical of this type of credit agreement. The present availability under the agreement is approximately $62.5 million. The Company may ask to increase the maximum availability under the agreement to $175.0 million, subject to adequate collateral valuation and payment of additional fees.

5.	Stock Awards
      In February 2005, the Company awarded 7,500 deferred stock units valued at $10.00 per unit to three independent directors. The total value of $75,000 was recorded as additional paid-in-capital in the consolidated balance sheet and as an expense in the consolidated income statement on the date of the awards. The Company also awarded 60,000 stock options to the same directors, of which one-third vested immediately, one-third vest one year from the date of grant, and one-third vest two years from the date of grant. In October 2005, the Company awarded 10,000 deferred stock units valued at $9.68 per unit to the five independent directors. The Company follows Accounting Principles Board (APB) Opinion No. 25 and related Interpretations to account for stock options. In accordance with APB No. 25, no compensation expense has been recorded for the stock options. Stock option expense that would be recorded based on the options’ fair value at the time of issuance would not be material to the consolidated income statements.
      In April 2005, the Company awarded to employees 82,000 shares of restricted common stock valued at $10.00 per share. Fifty-two thousand of these shares vest over a period of five years beginning one year from the date of the Company’s IPO (July 7, 2005). Thirty thousand of these shares vest quarterly over a three-year period beginning September 30, 2005. In August 2005, the Company awarded to officers and directors 490,680 shares of restricted common stock valued at $10.00 per share. These shares vest quarterly over a three-year period beginning September 30, 2005. In the three and nine month periods ended September 30, 2005, the Company recorded $555,000 and $604,000, respectively, of non-cash compensation expense for these restricted shares. The Company is recording the expense over the vesting periods using the straight-line method.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Nine Months Ended September 30, 2005 and 2004 — (Continued)

6.	Earnings Per Share
      The following is a reconciliation of the weighted average shares used in net income per common share to the weighted average shares used in net income per common share — assuming dilution for the three months and nine months ended September 2005 and 2004, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30

	2005	2004	2005	2004

Weighted average number of shares issued and outstanding	37,593,311	26,082,862	29,961,841	17,033,911
Vested deferred stock units	13,169	—	14,130	—

Weighted average shares — basic	37,606,480	26,082,862	29,975,971	17,033,911
Common stock warrants and options	48,096	2,450	23,410	1,583

Weighted average shares — diluted	37,654,576	26,085,312	29,999,381	17,035,494

7.	Initial Public Offering and Issuance of Common Stock
      On July 7, 2005, the Company completed the sale of 11,365,000 shares of common stock in its IPO at a price of $10.50 per share, less underwriters’ discount and expenses. On August 5, 2005, the underwriters exercised their option to purchase up to an additional 1,810,023 shares at the same offering price, less underwriters’ discount and expenses. Net proceeds from the IPO and exercise of the over-allotment option are as follows:

Gross proceeds	$138,337,742
Underwriters’ commission	(9,851,291)
Expenses	(3,167,567)

Net proceeds	$125,318,884

      In July 2005, a third party exercised a warrant for 35,000 shares of common stock from which the Company received proceeds of $325,500.

8.	Commitments and Contingencies
      In June 2005, the Company entered into ground leases on two tracts of land for its North Cypress development project. Under the ground lease covering the larger tract, the Company has the right to purchase the land during the construction phase, and currently intends to exercise its purchase rights. Under the ground lease covering the smaller tract, the Company may terminate the lease when certain specified improvements are made to the larger land tract. The Company currently intends to make such improvements during the construction phase of the project. The ground leases are for 99 years and require payments of approximately $502,000 during each of the first five years of the leases. The Company is subleasing the land to the tenant in an amount and for a term equal to the lease payments which the Company makes to the owners of the land.
      Upon the acquisition of the Vibra-Redding facility, the Company assumed a ground lease with a remaining term of approximately 70 years. The Company’s lease of the facility to Vibra requires that Vibra make all ground lease payments to the ground lessor. The ground lease payments are approximately $21,000 per year, escalating at four percent per year for the remaining term of the ground lease.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Medical Properties Trust, Inc.:
      We have audited the accompanying consolidated balance sheets of Medical Properties Trust, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004 and for the period from inception (August 27, 2003) to December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement Schedule III. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Properties Trust, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from inception (August 27, 2003) to December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ KPMG LLP
Birmingham, Alabama
March 16, 2005

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2004 and December 31, 2003

	December 31, 2004	December 31, 2003

Assets
Real estate assets
Land	$10,670,000	$—
Buildings and improvements	111,387,232	—
Construction in progress	24,318,098	166,301
Intangible lease assets	5,314,963	—

Gross investment in real estate assets	151,690,293	166,301
Accumulated depreciation	(1,311,757)	—
Accumulated amortization	(166,713)	—

Net investment in real estate assets	150,211,823	166,301
Cash and cash equivalents	97,543,677	100,000
Interest receivable	419,776	—
Unbilled rent receivable	3,206,853	—
Loans receivable	50,224,069	—
Other assets	4,899,865	201,832

Total Assets	$306,506,063	$468,133

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Long-term debt	$56,000,000	$—
Accounts payable and accrued expenses	10,903,025	1,389,779
Deferred revenue	3,578,229	—
Lease deposit	3,296,365	—
Loan payable	—	100,000

Total liabilities	73,777,619	1,489,779
Minority interest	1,000,000	—
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding — 26,082,862 shares at December 31, 2004 and 1,630,435 shares at December 31, 2003	26,083	1,630
Additional paid in capital	233,626,690	—
Accumulated deficit	(1,924,329)	(1,023,276)

Total stockholders’ equity (deficit)	231,728,444	(1,021,646)

Total Liabilities and Stockholders’ Equity (Deficit)	$306,506,063	$468,133

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For The Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003

	Year Ended	Period from Inception
	December 31,	(August 27, 2003)
	2004	through December 31, 2003

Revenues
Rent billed	$6,162,278	$—
Unbilled rent	2,449,066	—
Interest income from loans	2,282,115	—

Total revenues	10,893,459	—
Expenses
Real estate depreciation	1,311,757	—
Amortization of intangible lease assets	166,713	—
Other property expenses	93,502	—
General and administrative	5,057,284	992,418
Costs of terminated acquisitions	585,345	30,858

Total operating expenses	7,214,601	1,023,276

Operating income (loss)	3,678,858	(1,023,276)
Other income (expense)
Interest income	930,260	—
Interest expense	(32,769)	—

Net other income	897,491	—

Net income (loss)	$4,576,349	$(1,023,276)

Net income (loss) per share, basic	$0.24	$(0.63)
Weighted average shares outstanding, basic	19,310,833	1,630,435
Net income (loss) per share, diluted	$0.24	$(0.63)
Weighted average shares outstanding, diluted	19,312,634	1,630,435
See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For The Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003

		Period from Inception
	Year Ended	(August 27, 2003) through
	December 31, 2004	December 31, 2003

Operating activities
Net income (loss)	$4,576,349	$(1,023,276)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,517,530	—
Unbilled rent revenue	(2,449,066)	—
Warrant issued to lender	24,500	—
Deferred stock units issued to directors	125,000	—
Increase in:
Interest receivable	(419,776)	—
Other assets	(309,769)	—
Increase in:
Accounts payable and accrued expenses	6,644,130	1,391,409
Deferred revenue	210,000	—

Net cash provided by operating activities	9,918,898	368,133
Investing activities
Real estate acquired	(127,372,195)	—
Loans receivable	(44,317,263)	—
Construction in progress	(23,151,797)	(166,301)
Equipment acquired	(759,387)	—

Net cash used for investing activities	(195,600,642)	(166,301)
Financing activities
Addition to long-term debt	56,000,000	—
Proceeds from loan payable	200,000	100,000
Payment of loan payable	(300,000)	—
Deferred financing costs	(3,869,767)	(201,832)
Distributions paid	(2,608,286)	—
Sale of common stock, net of offering costs	233,703,474	—

Net cash provided by (used for) financing activities	283,125,421	(101,832)

Increase in cash and cash equivalents for period	97,443,677	100,000
Cash at beginning of period	100,000	—

Cash and cash equivalents at end of period	$97,543,677	$100,000

Supplemental schedule of non-cash investing activities:
Additions to unbilled rent receivables recorded as deferred revenue	$757,787	$—
Additions to loans receivable recorded as lease deposits and deferred revenue	5,906,807	—
Supplemental schedule of non-cash financing activities:
Minority interest granted for contribution of land to development project	1,000,000	—
Distributions declared, not paid	2,869,116	—
Deferred offering costs charged to proceeds from sale of common stock	201,832	—
Additional paid in capital from deferred stock units issued to directors	125,000	—
Conversion of accounts payable and accrued expenses to common stock	—	1,630
Interest expense paid	32,769	—
See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity (Deficit)
For the Year Ended December 31, 2004
and Period from Inception (August 27, 2003) through December 31, 2003

	Preferred		Common				Total
					Additional Paid	Accumulated	Stockholders’
	Shares	Par Value	Shares	Par Value	in Capital	Deficit	Equity

Balance at inception (August 27, 2003)	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	1,630,435	1,630	—	—	1,630
Net loss	—	—	—	—	—	(1,023,276)	(1,023,276)

Balance at December 31, 2003	—	—	1,630,435	1,630	—	(1,023,276)	(1,021,646)
Redemption of founders’ shares	—	—	(1,108,527)	(1,108)	1,108	—	—
Issuance of common stock in private placement (net of offering costs)	—	—	25,560,954	25,561	233,476,082	—	233,501,643
Value of warrants issued	—	—	—	—	24,500	—	24,500
Deferred stock units issued to directors	—	—	—	—	125,000	—	125,000
Distributions declared ($.21 per common share)	—	—	—	—	—	(5,477,402)	(5,477,402)
Net income	—	—	—	—	—	4,576,349	4,576,349

Balance at December 31, 2004	—	$—	26,082,862	$26,083	$233,626,690	$(1,924,329)	$231,728,444

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003

1.	Organization
      Medical Properties Trust, Inc., a Maryland corporation (the Company), was formed on August 27, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. The Company’s operating partnership subsidiary, MPT Operating Partnership, L.P. (the Operating Partnership), was formed in September 2003. Through another wholly owned subsidiary, Medical Properties Trust, LLC, the Company is the sole general partner of the Operating Partnership. The Company presently owns directly all of the limited partnership interests in the Operating Partnership.
      The Company succeeded to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. On the day of formation, the Company issued 1,630,435 shares of common stock, and the membership interests of Medical Properties Trust, LLC were transferred to the Company. Medical Properties Trust, LLC had no assets, but had incurred liabilities for costs and expenses related to acquisition due diligence, a planned offering of common stock, consulting fees and office overhead in an aggregate amount of approximately $423,000, which was assumed by the Operating Partnership and has been included in the accompanying consolidated statement of operations.
      The Company’s primary business strategy is to acquire and develop real estate and improvements, primarily for long term lease to providers of healthcare services such as operators of inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. The Company considers this to be a single business segment as defined in Statement of Financial Accounting Standard (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.
      On April 6, 2004, the Company completed the sale of 25.6 million shares of common stock in a private placement to qualified institutional buyers and accredited investors. The Company received $233.5 million after deducting offering costs. The proceeds are being used to purchase properties, to pay debt and accrued expenses and for working capital and general corporate purposes.
      The Company has filed with the Securities and Exchange Commission (SEC) a Form S-11 registration statement for an Initial Public Offering (IPO) of common stock. The Company has not determined the number of shares nor price per share to be offered in the IPO.

2.	Summary of Significant Accounting Policies
      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Principles of Consolidation: Property holding entities and other subsidiaries of which the Company owns 100% of the equity or has a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the property if it has the direct or indirect ability to make decisions about the entities’ activities based upon the terms of the respective entities’ ownership agreements. For entities in which the Company owns less than 100% and does not have the direct or indirect ability to make decisions but does exert significant influence over the entities’ activities, the Company records its ownership in the entity using the equity method of accounting.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
      The Company periodically evaluates all of its transactions and investments to determine if they represent variable interests in a variable interest entity as defined by FASB Interpretation No. 46 (revised December 2003) (FIN 46-R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. If the Company determines that it has a variable interest in a variable interest entity, the Company determines if it is the primary beneficiary of the variable interest entity. The Company consolidates each variable interest entity in which the Company, by virtue of its transactions with or investments in the entity, is considered to be the primary beneficiary. The Company re-evaluates its status as primary beneficiary when a variable interest entity or potential variable interest entity has a material change in its variable interests.
      Cash and Cash Equivalents: Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired and money-market mutual funds are considered cash equivalents.
      Deferred Costs: Costs incurred prior to the completion of offerings of stock or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. Costs incurred in connection with anticipated financings and refinancing of debt are capitalized as deferred financing costs in other assets and amortized over the lives of the related loans as an addition to interest expense to produce a constant effective yield on the loan (interest method). Costs that are specifically identifiable with, and incurred prior to the completion of, probable acquisitions are deferred and capitalized upon closing. The Company begins deferring costs when the Company and the seller have executed a letter of intent (LOI), commitment letter or similar document for the purchase of the property by the Company. Deferred acquisition costs are expensed when management determines that the acquisition is no longer probable. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and amortized on the straight-line method over the terms of the related lease agreements. Costs identifiable with loans made to lessees are recognized as a reduction in interest income over the life of the loan by the interest method.
      Revenue Recognition: The Company receives income from operating leases based on the fixed, minimum required rents (base rent) and from additional rent based on a percentage of tenant revenues once the tenant’s revenue has exceeded an annual threshold (percentage rent). Rent revenue is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. The straight-line method records the periodic average amount of rent earned over the term of a lease, taking into account contractual rent increases over the lease term. The straight-line method has the effect of recording more rent revenue from a lease than a tenant is required to pay during the first half of the lease term. During the last half of a lease term, this effect reverses with less rent revenue recorded than a tenant is required to pay. Rent revenue as recorded on the straight-line method in the consolidated statement of operations is shown as two amounts. Billed rent revenue is the amount of rent actually billed to the customer each period as required by the lease. Unbilled rent revenue is the difference between rent revenue earned based on the straight-line method and the amount recorded as billed rent revenue. These differences between rental revenues earned and amounts due per the respective lease agreements are charged, as applicable, to unbilled rent receivable. Percentage rents are recognized in the period in which revenue thresholds are met. Rental payments received prior to their recognition as income are classified as rent received in advance.
      Fees received from development and leasing services for lessees are initially recorded as deferred revenue and recognized as income over the initial term of an operating lease to produce a constant effective yield on the lease (interest method). Fees from lending services are recorded as deferred revenue and recognized as income over the life of the loan using the interest method.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
      Acquired Real Estate Purchase Price Allocation: The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of SFAS No. 141, Business Combinations. In making estimates of fair values for purposes of allocating purchase prices, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.
      The Company records above-market and below-market in-place lease values, if any, for its facilities which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The Company amortizes any resulting capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Because the Company’s strategy largely involves the origination of long term lease arrangements at market rates, management does not expect the above-market and below-market in-place lease values to be significant for many anticipated transactions.
      The Company measures the aggregate value of other intangible assets to be acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. Management also considers information obtained about each targeted facility as a result of pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which are expected to range primarily from three to eighteen months, depending on specific local market conditions. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.
      The total amount of other intangible assets to be acquired, if any, is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each prospective tenant’s lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, including those existing under the terms of the lease agreement, among other factors.
      The Company amortizes the value of in-place leases, if any, to expense over the initial term of the respective leases, which range primarily from 10 to 15 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.
      Real Estate and Depreciation: Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	40 years
Tenant origination costs	Remaining terms of the related leases
Tenant improvements	Term of related leases
Furniture and equipment	3-7 years
      Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives. In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets, including an estimated liquidation amount, during the expected holding periods are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value of assets. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less cost of disposal. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest.
      Construction in progress includes the cost of land, the cost of construction of buildings, improvements and equipment and costs for design and engineering. Other costs, such as interest, legal, property taxes and corporate project supervision, which can be directly associated with the project during construction, are also included in construction in progress.
      Loans Receivable: Real estate related loans consist of working capital loans and long-term loans. Interest income on loans is recognized as earned based upon the principal amount outstanding. The working capital and long-term loans are generally secured by interests in receivables and corporate and individual guaranties.
      Losses from Rent Receivables and Loans Receivable: A provision for losses on rent receivables and loans receivable is recorded when it becomes probable that the loan will not be collected in full. The provision is an amount which reduces the rent or loan to its estimated net realizable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any. At that time, the Company discontinues recording interest income on the loan or rent receivable from the tenant.
      Net Income (Loss) Per Share: The Company reports earnings per share pursuant to SFAS No. 128, Earnings Per Share. Basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders by the weighted average number of common shares and potential common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the assumed conversion of all potentially dilutive outstanding share options.
      Income Taxes: For the period from January 1, 2004 through April 5, 2004, the Company has elected Sub-chapter S status for income tax purposes, at which time the Company filed its final tax returns as a Sub-chapter S company. Since April 6, 2004, the Company has conducted its business as a real estate investment trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
amended (the Code). The Company will file its initial tax return as a REIT for the period from April 6, 2004, through December 31, 2004, at which time it must formally make an election to be taxed as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to currently distribute to shareholders at least 90% of its ordinary taxable income. As a REIT, the Company generally will not be subject to federal income tax on taxable income that it distributes to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to shareholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner so that the Company will remain qualified as a REIT for federal income tax purposes.
      The Company’s financial statements include the operations of a taxable REIT subsidiary, MPT Development Services, Inc. (MDS) that is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. MDS is authorized to provide property development, leasing and management services for third-party owned properties and makes loans to lessees and operators.
      Stock-Based Compensation: The Company currently sponsors a stock option and restricted stock award plan that was established in 2004. The Company accounts for its stock option plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. Under APB No. 25, no expense is recorded for options which are exercisable at the price of the Company’s stock at the date the options are granted. Deferred compensation on restricted stock relates to the issuance of restricted stock to employees and directors of the Company. Deferred compensation is amortized to compensation expense based on the passage of time and certain performance criteria.
      Fair Value of Financial Instruments: The Company has various assets and liabilities that are considered financial instruments. The Company estimates that the carrying value of cash and cash equivalents, interest receivable and accounts payable and accrued expenses approximates their fair values. The fair value of unbilled rent receivable has been estimated based on expected payment dates and discounted at a rate which the Company considers appropriate for such assets considering their credit quality and maturity. The fair value of loans receivable is estimated based on the present value of future payments, discounted at a rate which the Company considers appropriate for such assets considering their credit quality and maturity. The Company estimates that the carrying value of the Company’s long term debt should approximate fair value because the debt is variable rate and adjusts daily with changes in the underlying interest rate index.
      Reclassifications: Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 consolidated financial statement presentation. These reclassifications have no impact on shareholders’ equity or net income.
      New Accounting Pronouncements: The following is a summary of recently issued accounting pronouncements which have been issued but not yet adopted by the Company and which could have a material effect on the Company’s financial position and results of operations.
      In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123(R), Accounting for Stock Based

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
Compensation. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro-forma disclosures of fair value were required. SFAS No. 123(R) becomes effective for public companies with their first annual reporting period that begins after June 15, 2005. For non-public companies, the standard becomes effective for their first fiscal year beginning after December 15, 2005. The Company does not expect SFAS No. 123(R) to have a material effect on its financial position or the results of its operations.
3.     Property Acquisitions and Loans
      On July 1, 2004, the Company purchased four rehabilitation facilities at a price of $96.8 million, which were then leased to a new operator of the facilities, Vibra Healthcare, LLC and its operating subsidiaries (collectively, Vibra). The Company also made loans of $33.3 million to Vibra. On August 18, 2004, the Company purchased two additional rehabilitation facilities for $30.6 million, which were then leased to Vibra, and made additional loans to Vibra of $13.8 million. The Company made an additional $2 million loan to Vibra on October 1, 2004. Loans totaling $42.9 million accrue interest at the rate of 10.25% per year and are to be paid over 15 years with interest only for the first three years and the principal balance amortizing over the remaining 12 year period. Loans totaling $6.2 million accrue interest at the rate of 10.25% per year. Vibra will pay fees of $1.5 million to the Company for transacting the leases and loans. The Company has determined that Vibra is a variable interest entity as defined by FIN 46-R. The Company has also determined that it is not the primary beneficiary of Vibra and, therefore, has not consolidated Vibra in the Company’s consolidated financial statements. For the year ended December 31, 2004, Vibra has been the only tenant which is required to make payments under operating leases and loans from the Company.
      The Company recorded intangible lease assets of $5,314,963 representing the estimated value of the Vibra leases which were entered into at the date the Company acquired the facilities. The Company recorded amortization expense of $166,713 and expects to recognize amortization expense of $354,324 in each of the next five years.
      As security for the loans, each of the Vibra tenants and Vibra have granted the Company a security interest in their respective rights to receive payments, directly or indirectly, for any goods or services provided to any persons or entities; any records or data related to those rights; and all cash and non-cash proceeds resulting from those rights. As additional security, Vibra has pledged to the Company all of its interests in each of the tenants. One individual is the majority owner of Vibra, The Hollinger Group and Vibra Management, LLC. The owner of Vibra has pledged his interest in Vibra to secure the loans. In addition, The Hollinger Group and Vibra Management have guaranteed the loans. The owner of Vibra has also provided a $5 million personal guarantee.
4.     Long-term Debt and Loan Payable
      In 2003, the Company entered into a loan agreement which provided for maximum borrowings of $300,000 if certain conditions were met by the Company. Borrowings under the agreement ($100,000 at December 31, 2003) accrued interest at 20% per annum and were due upon the earlier of (i) the third business day following the funding of the Company’s private placement or (ii) March 29, 2004. During the first three months of 2004, the Company increased its borrowings on the loan to $300,000, which was paid

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
in full in April 2004. Contemporaneous with the private placement, the Company issued to the lender a warrant to purchase up to 35,000 shares of the Company’s common stock at a price per share equal to 93% of the price at which the Company’s shares were offered to investors in the private placement. The warrant has been recorded in the consolidated balance sheet using the intrinsic value method as an addition to Additional Paid-in Capital and as additional interest expense at a value of $.70 per warrant ($10.00 per share private placement price less $9.30 exercise price per warrant) or a total of $24,500. The Company considers any differences which would result between the intrinsic method and another fair value method to not be material to the Company’s financial position, results of its operations or changes in its cash flows.
      In December 2004, the Company received $56 million as part of a $75 million, three year term loan. In February 2005, the Company received the remaining $19 million of this loan. The loan requires monthly payments based on a 20 year amortization schedule and interest at the one month London Interbank Offered Rate (LIBOR) plus 300 basis points, which results in an interest rate of 5.42% at December 31, 2004. The loan is secured by the six Vibra facilities, which have a book value of $125.9 million, and requires the Company to meet financial coverage, ratio and total debt covenants typical of such loans.
      In December 2004, the Company closed a $43 million loan with a bank to finance the construction of the Company’s medical office building and community hospital development project in Houston, Texas. The loan carries a construction period term of eighteen months, with the option to convert the loan into a thirty month term loan thereafter with a twenty-five year amortization. The loan requires interest payments only during the initial eighteen month term, and principal and interest payments during the optional thirty month term. The loan is secured by mortgages on the development property. The loan bears interest at a rate of one month LIBOR plus 225 basis points (4.67% at December 31, 2004) during the construction period and one month LIBOR plus 250 basis points (4.92% at December 31, 2004) during the thirty month optional period. The Company has paid a commitment fee of one per-cent for the construction loan with an additional .25% per-cent fee due if the Company exercises the term loan option. Proceeds may be drawn down by periodically presenting to the lender documentation of construction and development costs incurred. The Company has not drawn down any proceeds from this loan as of December 31, 2004.
      Maturities of long-term debt at December 31, 2004, are as follows:

2005	$2,566,663
2006	2,799,996
2007	50,633,341

$56,000,000

5.     Commitments and Contingencies
      In June 2004, the Company began construction of a hospital and medical office building with an expected total cost of $63.4 million. The Company plans to fund this project with a combination of its own and borrowed funds. At December 31, 2004, the Company has funded $24.2 million of the cost which has been financed with funds from the April 6, 2004 private placement. The remaining commitment for construction and development contracts at December 31, 2004, totals $32.1 million.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
      Fixed minimum payments due under operating leases with non-cancellable terms of more than one year at December 31, 2004 are as follows:

2005	$275,106
2006	339,570
2007	346,158
2008	352,746
2009	359,334
Thereafter	2,133,005

$3,805,919

      A former consultant to the Company has made a claim for 2003 and 2004 consulting compensation under the terms of a now terminated consulting agreement with the Company. The Company disputes this claim and has made an offer of settlement based on the terms of the consulting agreement. The Company has made provision for the amount (which the Company has determined is not material to the consolidated financial statements) that it estimates is owed to the former consultant.
6.     Equity Incentive Plan and Other Stock Awards
      The Company has adopted the Medical Properties Trust, Inc. 2004 Amended and Restated Equity Incentive Plan (the Equity Incentive Plan) which authorizes the issuance of options to purchase shares of common stock, restricted stock awards, restricted stock units, deferred stock units, stock appreciation rights and performance units. The Company has reserved 791,180 shares of common stock for awards under the Equity Incentive Plan. The Equity Incentive Plan contains a limit of 300,000 shares as the maximum number of shares of common stock that may be awarded to an individual in any fiscal year.
      Upon their election to the board in April, 2004, each of our original independent directors was awarded options to acquire 20,000 shares of our common stock. These options have an exercise price of $10 per option, vested one-third upon grant and the remainder will vest one-half on each of the first and second anniversaries of the date of grant, and expire ten years from the date of grant. The Company has determined that the exercise price of these options is equal to the fair value of the common stock because the options were granted immediately following the private placement of its common stock in April, 2004. Accordingly, the options have no intrinsic value as that term is used in SFAS No. 123, Accounting for Stock-Based Compensation. No other options have been granted.

	Shares	Exercise Price

Outstanding at January 1, 2004	—	—
Granted	100,000	$10.00
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2004	100,000	$10.00

Options exercisable at December 31, 2004	33,333	$10.00
Weighted-average grant-date fair value of options granted	$1.21

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
      Options exercisable at December 31, 2004, are as follows:

	Options	Options	Average Remaining
Exercise Price	Outstanding	Exercisable	Contractual Life (years)

$10.00	100,000	33,333	9.6
      The Company follows APB No. 25 and related Interpretations in accounting for the Plan. In accordance with APB 25, no compensation expense has been recognized for stock options. Had compensation expense for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods prescribed in SFAS No. 123, the Company’s net income and income per share for the year ended December 31, 2004, would have been decreased by $67,000 and would have had no per share effect, respectively.
      In addition to these options to purchase common stock, each independent director was awarded 2,500 deferred stock units in October, 2004, valued by the Company at $10 per unit, which represent the right to receive 2,500 shares of common stock in October, 2007. Beginning in 2005, each independent director will receive 2,000 shares of restricted common stock annually, which will be restricted as to transfer for three years. The Company has recognized expense in the amount of $125,000 for the deferred stock units awarded to its’ independent directors in 2004. The Company has also allocated 114,500 shares of restricted stock to be awarded to employees upon completion of its IPO.
      The Company uses the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma amounts above. The following assumptions were used to derive the fair values: an option term of four to six years; no estimated volatility; a weighted average risk-free rate of return of 3.63%; and a dividend yield of 1.00% for 2004.
7.     Leasing Operations
      For the properties purchased in July and August, 2004 (see Note 3), minimum rental payments due in future periods under operating leases which have non-cancelable terms extending beyond one year at December 31, 2004, are as follows:

2005	$14,343,635
2006	16,082,461
2007	16,484,523
2008	16,896,636
2009	17,319,052
Thereafter	188,238,038

$269,364,345

      The leases are with tenants engaged in medical operations in California (two facilities), Colorado, Kentucky, Massachusetts, and New Jersey. Each of the six lease agreements are for an initial term of 15 years with options for the tenant to renew for three periods of five years each. Lease payments are calculated based on the total acquisition cost (aggregating approximately $127,000,000) and an initial lease rate of 10.25%; the rate increases to 12.23% on the first anniversary of lease commencement and upon each January 1 thereafter escalates at a rate of 2.5%. At such time that the tenants’ aggregate net revenue exceeds a certain level, the leases further provide that the tenants will pay additional rent of between 1% and 2% of total net revenue. All of the leases are cross-defaulted.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
      In addition, the Company is funding the acquisition and development costs for a community hospital and adjacent medical office building in Houston, Texas on land that is leased to the operator/tenant. During the development and construction period, the tenant is charged rent (construction period rent) based on the lease rates (which average 10.4%) and the amount funded, which aggregated $16,225,907 at December 31, 2004. The Company has recorded $757,787 of construction period rent as unbilled rent receivable and as deferred revenue as of December 31, 2004. Upon completion of development and occupancy by the tenant, the fixed lease term (15 and 10 years for the hospital and medical office building, respectively) will commence and any accrued construction period rent will be paid, with interest calculated at the lease rate, over the term of the respective lease. Upon occupancy, the Company will begin recognizing as rent revenue, using the straight-line method, all construction period rent recorded during the construction period. The Company expects to complete the construction of the hospital and the medical office building in October 2005 and August 2005, respectively.
8.     Fair Value of Financial Instruments

	December 31, 2004		December 31, 2003

	Book Value	Fair Value	Book Value	Fair Value

Cash and cash equivalents	$97,543,677	$97,543,677	$100,000	$100,000
Interest receivable	419,776	419,776	—	—
Unbilled rent receivable	3,206,853	1,679,450	—	—
Loans	50,224,069	50,646,695	100,000	100,000
Long-term debt	56,000,000	56,000,000	—	—
Accounts payable and accrued expenses	10,903,025	10,903,025	1,389,779	1,389,779
9.     Income Taxes
      The following table reconciles the Company’s net income as reported in its consolidated statement of operations prepared in accordance with generally accepted accounting principles with its taxable income under the REIT income tax regulations for the year ended December 31, 2004:

Net income as reported	$4,576,349
Less: Net income of the taxable REIT subsidiary	(63,905)

Net income from REIT operations	4,512,444
Unbilled rent receivable	(2,449,066)
GAAP depreciation and amortization in excess of tax depreciation	198,266
Expenses deductible in future tax periods	2,434,535
Other	289,759

Taxable income subject to REIT distribution requirements	$4,985,938

      The Company paid distributions of $2,608,286 ($.10 per share) on October 10, 2004, and $2,869,115 ($.11 per share) on January 11, 2005. All of the October distribution and $755,546 of the January 2005, distribution will be subject to federal incomes taxes by the Company’s stockholders in 2004. The remainder of the January, 2005, distribution will be subject to federal income taxes by the Company’s stockholders in 2005. All of the distributions are taxable to the Company’s shareholders at ordinary income federal tax rates.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004 and
Period from Inception (August 27, 2003) through December 31, 2003 — (Continued)
10.     Subsequent Events
      On February 9, 2005, Vibra made a $7.8 million payment of principal and interest on its transaction fee and working capital loans from the Company. The payments left a $41.4 million loan payable to the Company by Vibra. The Company has no commitments to make additional loans to Vibra.
      In February, 2005, the Company purchased a community hospital for $28 million. The purchase price was paid from loan proceeds and from the proceeds of the Company’s private placement. Upon closing the purchase of the hospital, the Company and the seller entered into a fifteen year lease of the hospital back to the seller, with renewal options for three additional five year terms.
11.     Earnings Per Share
      The following is a reconciliation of the weighted average shares used in net income (loss) per common share to the weighted average shares used in net income (loss) per common share — assuming dilution for the year ended December 31, 2004, and for the period from Inception (August 27, 2003) through December 31, 2003, respectively:

	2004	2003

Weighted average number of shares issued and outstanding	19,308,511	1,630,435
Vested deferred stock units	2,322	—

Weighted average shares — basic	19,310,833	1,630,435
Common stock warrants	1,801	—

Weighted average shares — diluted	19,312,634	1,630,435

12.     Related Parties
      The Company’s lead underwriter for its IPO and private placement is the largest stockholder, including shares owned directly and indirectly through funds it manages. In connection with services provided for its managing and underwriting of the private placement, the underwriter received approximately 261,000 shares of the Company’s common stock. The Company also manages its cash and cash equivalents (approximately $96.1 million at December 31, 2004) through the underwriter.
13.     Pro Forma Earnings Per Share (Unaudited)
      Staff Accounting Bulletin (SAB) Topic 1.B.3 requires that basic and diluted earnings per share must be calculated based on the pro forma effect of shares assumed to be issued in an initial public offering when dividends are paid in excess of earnings. As of June 30, 2005, cumulative net income for 2004 and the six months ended June 30, 2005, totaled $12,516,094. Cumulative distributions, including the distributions declared May 20, 2005, and August 18, 2005 totaled $19,327,636, resulting in excess distributions during this period of $6,811,542. The pro forma weighted average shares in the table below assumes the issuance of 648,718 shares at an offering price of $10.50 per share, or proceeds of $6,811,542 to pay these distributions in excess of net income.

	Basic	Diluted

Pro forma weighted average shares for the year ended December 31, 2004:
Historical from above	19,310,833	19,312,634
Pro forma effect of assumed additional shares	648,718	648,718

Pro forma weighted average shares	19,959,551	19,961,352

Pro forma earnings per share	$0.23	$0.23

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2004 and December 31, 2003

				Additions Subsequent to
		Initial Costs		Acquisition

Location	Type of Property	Land	Buildings	Improvements	Carrying Costs

Bowling Green, KY	Rehabilitation hospital	$3,070,000	$33,570,541	$—	$—
Thornton, CO	Rehabilitation hospital	2,130,000	6,013,142	—	—
Fresno, CA	Rehabilitation hospital	1,550,000	16,363,153	—	—
Kentfield, CA	Long term acute care hospital	2,520,000	4,765,176	—	—
Marlton, NJ	Rehabilitation hospital	—	30,903,051	—	—
New Bedford, NJ	Long term acute care hospital	1,400,000	19,772,169	—	—

	TOTAL	$10,670,000	$111,387,232	$—	$—

	Cost at December 31, 2004
				Accumulated	Date of	Date	Depreciable
Location	Land	Buildings(1)	Total	Depreciation	Construction	Acquired	Life (Years)

Bowling Green, KY	$3,070,000	$33,570,541	$36,640,541	$419,634	1992	July 1, 2004	40
Thornton, CO	2,130,000	6,013,142	8,143,142	56,371	1962, 1975	August 17, 2004	40
Fresno, CA	1,550,000	16,363,153	17,913,153	204,540	1990	July 1, 2004	40
Kentfield, CA	2,520,000	4,765,176	7,285,176	59,562	1963	July 1, 2004	40
Marlton, NJ	—	30,903,051	30,903,051	386,286	1994	July 1, 2004	40
New Bedford, NJ	1,400,000	19,772,169	21,172,169	185,364	1962, 1975, 1992	August 17, 2004	40

TOTAL	$10,670,000	$111,387,232	$122,057,232	$1,311,757

	December 31, 2004	December 31, 2003

COST
Balance at beginning of period	$—	$—
Additions during the period
Acquisitions	122,057,232	—

Balance at end of period	$122,057,232	$—

	December 31, 2004	December 31, 2003

ACCUMULATED DEPRECIATION
Balance at beginning of period	$—	$—
Additions during the period
Depreciation	1,311,757	—

Balance at end of period	$1,311,757	$—

(1)	The gross cost for Federal income tax purposes is $116,702,195.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Consolidated Balance Sheet
September 30, 2005 (Unaudited) and December 31, 2004*

	September 30, 2005	December 31, 2004*

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,266,306	$2,280,772
Patient accounts receivable, net of allowance for doubtful collections of $1,499,000 at September 30, 2005 and $303,000 at December 31, 2004	25,606,710	17,319,154
Third party settlements receivable	400,000	346,141
Prepaid insurance	1,550,765	719,480
Deposit for workers’ compensation claims	—	1,375,000
Other current assets	846,422	518,650

Total current assets	30,670,203	22,559,197
Restricted investment	100,000	—
Property and equipment, net	17,682,999	2,662,546
Goodwill	24,650,801	24,510,296
Intangible assets	5,140,000	4,260,000
Deposits	4,252,756	3,485,387
Deferred financing and lease costs	1,926,899	1,543,424

Total assets	$84,423,658	$59,020,850

Liabilities and Partners’ Deficit
Current liabilities:
Current maturities of long-term debt	$57,410	$—
Current maturities of obligations under capital leases	443,212	—
Accounts payable	5,720,881	5,142,345
Accounts payable — related parties	478,651	262,144
Accrued liabilities	5,094,372	4,387,292
Accrued insurance claims	2,785,610	1,441,516

Total current liabilities	14,580,136	11,233,297
Deferred rent	5,827,972	2,460,308
Long-term debt	54,319,257	49,141,945
Long-term obligations under capital leases	17,919,203	—

Total liabilities	92,646,568	62,835,550
Partners’ deficit	(8,222,910)	(3,814,700)

Total liabilities and partners’ deficit	$84,423,658	$59,020,850

*	Derived from December 31, 2004 audited financial statements.
The accompanying notes are an integral part of these consolidated financial statements.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Consolidated Statement of Operations and Changes in Partners’ Deficit

			For the	For the Period
	For the Three Months Ended		Nine Months	May 14, 2004
			Ended	(Date of Inception)
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	to Sept. 30, 2004

	(Unaudited)
Revenue:
Net patient service revenue	$35,253,794	$20,845,836	$95,170,217	$20,845,836

Expenses:
Cost of services	24,882,413	14,738,667	66,440,648	14,738,667
General and administrative	4,140,760	2,487,925	11,165,130	2,487,925
Rent expense	5,322,799	4,175,678	15,786,936	4,175,678
Interest expense	1,724,801	1,025,177	4,283,100	1,025,177
Management fee — Vibra Management, LLC	721,188	444,933	1,965,247	444,933
Depreciation and amortization	458,244	155,703	873,219	155,703
Bad debt expense	376,787	123,185	722,451	123,185

Total expenses	37,626,992	23,151,268	101,236,731	23,151,268

Loss from operations	(2,373,198)	(2,305,432)	(6,066,514)	(2,305,432)
Non-operating revenue	610,551	584,426	1,658,304	584,426

Net loss	(1,762,647)	(1,721,006)	(4,408,210)	(1,721,006)
Partners’ deficit — beginning	(6,460,263)	—	(3,814,700)	—

Partners’ deficit — ending	$(8,222,910)	$(1,721,006)	$(8,222,910)	$(1,721,006)

The accompanying notes are an integral part of these consolidated financial statements.

VIBRA HEALTHCARE LLC AND SUBSIDIARIES
Consolidated Statement of Cash Flows

	For the	For the Period
	Nine Months	May 14, 2004
	Ended	(Date of Inception)
	Sept. 30, 2005	to Sept. 30, 2004

	(Unaudited)
Operating activities:
Net loss	$(4,408,210)	$(1,721,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	873,219	155,703
Provision for bad debts	722,451	123,185
Changes in operating assets and liabilities, net of effects from acquisition of business:
Patient accounts receivable including third party settlements	(9,204,371)	(2,713,071)
Prepaids and other current assets	(1,059,681)	(1,061,467)
Deposits	1,080,131	55,353
Accounts payable	794,643	1,191,780
Accrued liabilities	2,051,174	43,367
Deferred rent	3,367,664	1,151,559

Net cash used in operating activities	(5,782,980)	(2,774,597)

Investing activities:
Purchase of restricted investment	(100,000)	—
Purchases of property and equipment	(841,860)	(52,095)
Assets acquired in business acquisition	(284,292)	—
Cash acquired in business acquisition	—	201,280

Net cash (used in) provided by investing activities	(1,226,152)	149,185

Financing activities:
Borrowings under revolving credit facility	82,610,497	—
Repayments of revolving credit facility	(69,929,295)	—
Borrowings under capital leases	2,181,898	—
Repayment of capital leases	(56,389)	—
Borrowings under other long-term debt	99,000	4,050,458
Repayment of long-term debt	(7,741,082)	—
Payment of deferred financing costs	(169,963)	—

Net cash provided by financing activities	6,994,666	4,050,458

Net increase (decrease) in cash and cash equivalents	(14,466)	1,425,046
Cash and cash equivalents — beginning	2,280,772	—

Cash and cash equivalents — ending	$2,266,306	$1,425,046

Supplemental cash flow information:
Cash paid for interest	$4,283,100	$629,028

Non-cash transactions:
Deferred financing costs funded by MPT notes payable revolving credit facility and MPT capital lease	$352,627	$1,500,000

Business acquisition adjustment of goodwill	$140,505	$—

Building and equipment acquisition funded by MPT capital lease	$14,270,000	$—

License acquisition funded by MPT capital lease	$880,000	$—

Lease deposit funded by MPT capital lease	$472,500	$3,296,365

Equipment purchases funded by capital leases	$457,381	$—

Notes issued relating to acquisition	$—	$38,093,842

The accompanying notes are an integral part of these consolidated financial statements.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004

1.	Basis of Presentation
      The unaudited consolidated financial statements of Vibra Healthcare, LLC and Subsidiaries (“Vibra” and the “Company”) as of September 30, 2005, for the three and nine months ended September 30, 2005, the three months ended September 30, 2004, and the period May 14, 2004, (date of inception) to September 30, 2004, have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All significant intercompany transactions and balances have been eliminated. The results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2005.
      Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2004, previously included in filings of Medical Properties Trust, Inc. with the Securities and Exchange Commission.

2.	Organization and Summary of Significant Accounting Policies

Organization
      Vibra was formed May 14, 2004, and commenced operations with the acquisition of its subsidiaries consisting of four inpatient rehabilitation hospitals (“IRF”) and two long-term acute care hospitals (“LTACH”) located throughout the United States on July 1, 2004 and August 17, 2004, respectively. On June 30, 2005, Vibra acquired an IRF with the intention of converting the beds to LTACH by January 1, 2006. Vibra, a Delaware limited liability company, has an infinite life. The members’ liability is limited to the capital contribution. Vibra was previously named Highmark Healthcare LLC until a name change in December 2004. Vibra’s wholly-owned subsidiaries consist of:

Subsidiaries	Location

92 Brick Road Operating Company LLC	Marlton, NJ
4499 Acushnet Avenue Operating Company LLC	New Bedford, MA
1300 Campbell Lane Operating Company LLC	Bowling Green, KY
8451 Pearl Street Operating Company LLC	Denver, CO
7173 North Sharon Avenue Operating Company LLC	Fresno, CA
1125 Sir Francis Drake Boulevard Operating Company LLC	Kentfield, CA
Northern California Rehabilitation Hospital, LLC	Redding, CA
      The Company provides long-term acute care hospital services and inpatient acute rehabilitative hospital care at its hospitals. Patients in the Company’s LTACHs typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in the Company’s IRFs typically suffer from debilitating injuries including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical, psychological, social and vocational rehabilitation services. The Company also operates eleven outpatient clinics affiliated with six of its seven hospitals.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment
      Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Building under capital lease	Lesser of 15 years or remaining lease term
Leasehold improvements	Lesser of 15 years or remaining lease term
Furniture and equipment	2-7 years
      In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

Intangible Assets
      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units.
      Management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets, other than goodwill, consist of values assigned to certificates of need (“CONs”) and licenses. The useful life of each class of intangible assets is as follows:

Goodwill	Indefinite
Certificates of Need/ Licenses	Indefinite

3.	Acquisitions

Year Ended December 31, 2004
      In July and August 2004, Vibra entered into agreements with Medical Properties Trust, Inc. (MPT) to acquire the operations of six specialty hospitals. MPT, a healthcare real estate investment trust based in Birmingham, Alabama, acquired the real estate for approximately $127.4 million and assigned to Vibra its rights to acquire the operations of the hospitals from Care One Realty of Hackensack, New Jersey for approximately $38.1 million net of cash acquired and $7.5 million of liabilities assumed which was financed by MPT. The assignment of the LLC interests to Vibra transferred the operations,

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004 assets and liabilities of each LLC. The purchase price of the operations may be adjusted either upward or downward pursuant to a post-closing working capital adjustment with the seller. The purchase price of the operations has been allocated to net assets acquired, and liabilities assumed based on valuation studies subject to purchase price adjustments. The excess of the amount of purchase price over the net asset value, including identifiable intangible assets, was allocated to goodwill. The purchase price was negotiated based on management’s evaluation of future operational performance of the hospitals as a group under Vibra. The results of operations of the hospitals acquired have been included in the Company’s consolidated financial statements since the date of acquisition. The following table summarizes the acquisition date and other relevant information regarding each hospital:

Location	Type	Beds		Acquisition Date

Marlton, NJ	IRF	46	(1)	July 1, 2004
Bowling Green, KY	IRF	60		July 1, 2004
Fresno, CA	IRF	62		July 1, 2004
Kentfield, CA	LTACH	60		July 1, 2004
New Bedford, MA	LTACH	90		August 17, 2004
Thornton, CO	IRF	117	(2)	August 17, 2004

(1)	Vibra subleases a floor of the Marlton building to an unaffiliated provider which operates 30 pediatric rehabilitation beds which are in addition to the 46 beds operated by Vibra.

(2)	Includes beds licensed as skilled nursing and beds licensed as psychiatric.
     Information with respect to the businesses acquired in these transactions is as follows:

Notes issued, net of cash acquired	$38,093,842
Liabilities assumed	7,477,988

45,571,830
Fair value of assets acquired:
Accounts receivable	(13,640,825)
Property and equipment	(2,749,840)
CONs/ Licenses	(4,260,000)
Other	(410,869)

Cost in excess of fair value of net assets acquired (goodwill) at December 31, 2004	$24,510,296

      Based on an analysis of pre-acquisition accounts receivable at June 30, 2005, the Company estimated the fair value of the acquired accounts receivable required a downward adjustment of $140,505. This adjustment increased the goodwill recorded at June 30, 2005 to $24,650,801.

Nine Months Ended September 30, 2005
      On June 30, 2005, under the terms of a purchase agreement, Vibra acquired the building, equipment, inventory and license of an 88 bed specialty hospital in Redding, California, for $15.43 million. The hospital currently operates with 24 IRF beds and 54 skilled nursing beds. The hospital is also licensed for 14 acute care beds that are currently not in service. Vibra is in the process of converting approximately 26 of the skilled nursing beds and all of the IRF beds to LTACH beds. Under the purchase agreement, Vibra subleased the operations and the right to occupy the Redding facility back to the seller during a

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004 transition term, until Vibra obtains certain healthcare licenses necessary to operate the hospital. In the interim, Vibra is managing the hospital on behalf of the seller during this transition term. The terms of the management agreement provide that revenues and expenses during the transition term accrue to Vibra. Management expects the transition term to last approximately 180 days. Simultaneously with the closing of the acquisition, Vibra entered into an agreement with MPT for the sale of the building associated with this hospital to MPT and leased it back from MPT under an $18 million capital lease. An additional $2.75 million can be drawn under the lease agreement upon the completion of certain building renovations and the LTACH conversion. The purchase price of the operations has been allocated to net assets acquired, and liabilities assumed based on valuation studies. The land on which the hospital is built is subject to a land lease, which Vibra assumed from the seller. Vibra is in the process of obtaining a third party appraisal of the land lease to determine if any value should be assigned to the lease in the purchase accounting. Therefore, the allocation of the purchase price is subject to refinement. The purchase price was negotiated based on management’s evaluation of future operational performance of the hospital under Vibra. The results of operations of the hospital acquired have been included in the Company’s consolidated financial statements since the date of acquisition.
      Information with respect to the business acquired in this transaction is as follows:

Capital lease	$18,000,000
Cash paid by Vibra for the building	185,316
Cash paid by Vibra for the inventory	98,976

$18,284,292
Less other assets arising from transaction:
Cash to Vibra	(2,181,898)
Lease deposit funded	(472,500)
Deferred financing costs	(195,602)

Fair value of assets acquired	$15,434,292

Fair value of assets acquired:
Building	$14,087,816
Furniture and equipment	367,500
Licenses	880,000
Inventory	98,976

$15,434.292

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004

4.	Property and Equipment
      Property and equipment consists of the following:

	September 30, 2005

	Direct Ownership	Under Capital Leases	Total

Building	$40,584	$14,087,816	$14,128,400
Leasehold improvements	351,379	—	351,379
Furniture and equipment	3,727,314	465,209	4,192,523

Less: accumulated depreciation and amortization	(737,627)	(251,676)	(989,303)

Total	$3,381,650	$14,301,349	$17,682,999

      Depreciation expense was $415,352 for the three months ended September 30, 2005, $734,104 for the nine months ended September 30, 2005, and $133,703 for the three months ended September 30, 2004, and the period May 14, 2004 (date of inception) to September 30, 2004.

5.	Intangible Assets
      The Company adopted SFAS No. 142, Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not subject to periodic amortization but are instead reviewed annually as of June 30, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units. The following table summarizes intangible assets:

September 30, 2005

Goodwill	$24,650,800

CONs/ Licenses	$5,140,000

      The CONs/ Licenses have not been amortized as they have indefinite lives.

6.	Deposits
      The facility lease agreements with MPT require deposits equal to three months rent. The funds are on deposit with MPT in non-interest bearing accounts. Deposits consist of the following:

September 30, 2005

MPT lease deposits	$3,768,865
Other deposits	483,891

Total	$4,252,756

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004

7.	Long-Term Debt
      The components of long-term debt are shown in the following table:

September 30, 2005

MPT 10.25% hospital acquisition note	$41,415,988
Merrill Lynch $17 million revolving credit facility	12,876,804
Other	83,875

$54,376,667
Less: current maturities	(57,410)

$54,319,257

      At December 31, 2004, MPT had advanced $49,141,945 to Vibra under four notes for the hospital acquisition and working capital. Three notes for working capital and transaction fees totaling $7,725,957 were interest only, with a balloon payment due on March 31, 2005. Vibra may prepay the notes at any time without penalty.
      The hospital acquisition note is interest only through June 2007, and then amortized over the next 12 years with a final maturity in 2019. Substantially all of the assets of Vibra and its subsidiaries, as well as Vibra’s membership interests in its subsidiaries, secure the MPT note. In addition the majority member of Vibra, an affiliated company owned by the majority member and Vibra Management, LLC have jointly and severally guaranteed the notes payable to MPT, although the obligation of the majority member is limited to $5 million and his membership interest in Vibra. A default in any of the MPT lease terms will also constitute a default under the notes.
      The revolving credit facility has a balloon maturity on February 8, 2008. Interest is payable monthly at the rate of 30 day LIBOR plus 3% (6.84% as of September 30, 2005). The loan is secured by a first position in the Company’s accounts receivable through an intercreditor agreement with MPT. Up to $17 million can be borrowed based on a formula of qualifying accounts receivable. A portion of the proceeds were used to pay off $7,725,957 in working capital and transaction fee notes to MPT which had a maturity of March 31, 2005. The Company is subject to various financial and non-financial covenants under the credit facility. A default in any of the MPT note and lease terms will also constitute a default under the credit facility. At March 31, 2005, Vibra was not in compliance with a facility rent coverage covenant. The Merrill Lynch credit facility documents were amended for no consideration in June 2005 to retroactively change the rent coverage covenant from a by facility rent coverage to a consolidated rent coverage calculation. At September 30, 2005, the Company met the amended covenant. The maximum facility was increased from $14 million to $17 million in the June 2005 amendment. The agreement was also amended for no consideration in September 2005 to exclude the Redding capital lease from the definition of leased assets.
      Other long-term debt consists of a bank loan for equipment, furniture and fixtures. The equipment purchased is pledged as collateral for the loan. The loan is payable in monthly installments of $5,000 plus interest at a fixed rate of 6.7%.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004
      Maturities of long-term debt for the next five years are as follows:

September 30
(In thousands)
2006	$57,410
2007	471,823
2008	14,776,352
2009	2,103,662
2010	2,329,711
Thereafter	34,637,709

$54,376,667

8.	Obligations Under Capital Leases
      On June 30, 2005, Vibra entered into a triple-net real estate lease with MPT on the Redding, California property. The lease is for an initial term of 15 years and contains renewal options at Vibra’s option for three additional five year terms. The initial lease base rate is 10.5% of MPT’s APP. Beginning January 1, 2006, and each January 1 thereafter, the base rate increases by the greater of 2.5% (to 10.76%) or by the increase in the consumer price index from the previous adjustment date. An additional $2.75 million can be drawn under the lease agreement upon the completion of certain building renovations and the conversion of the operations to a LTACH.
      The Redding lease does not contain a purchase option or percentage rent provisions. Commencing January 1, 2006, Vibra must make quarterly deposits to a capital improvement reserve at the rate of $375 per bed per quarter, or $132,000 on an annual basis. Since Vibra’s capital expenditures incurred exceeded the reserve requirement at July 1, 2005, and October 1, 2005, no funding was required.
      Beginning with the quarter ending September 30, 2006, the Redding lease is subject to a covenant limiting total debt to 100% of the total capitalization of the guarantors (as defined) or 4.5 times the 12 month total EBITDAR (as defined) of the guarantors whichever is greater. Redding is also subject to the following financial covenants relating to EBITDAR coverage:

	Fixed Charge	Lease Payment
12 Month Period Ending	Coverage Required	Coverage Required

June 30, 2006	40%	50%
September 30, 2006	40%	50%
December 31, 2006	40%	50%
March 31, 2007	60%	75%
June 30, 2007	100%	120%
September 30, 2007 and thereafter	125%	150%
      Other capital leases consist of equipment financing. The equipment is pledged as collateral for the lease.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004
      The following schedule summarizes the future minimum lease payments under capital leases together with the net minimum lease payments:

	MPT
Sept. 30	Redding Lease	Other	Total

2006	$1,925,438	$152,598	$2,078,036
2007	1,973,573	143,883	2,117,456
2008	2,022,913	116,175	2,139,088
2009	2,073,486	97,185	2,170,671
2010	2,125,323	20,680	2,146,003
Thereafter	23,486,041	—	23,486,041

Total minimum lease payments	33,606,774	530,521	34,137,295
Less amount representing interest (imputed rate 9%)	(15,676,218)	(98,662)	(15,774,880)

Present value of net minimum lease payments	$17,930,556	$431,859	$18,362,415

      Substantially, all of the assets of Vibra and its subsidiaries, as well as Vibra’s membership interests in its subsidiaries, secure the MPT leases. In addition the majority member of Vibra, an affiliated Company owned by the majority member, and Vibra Management, LLC have jointly and severally guaranteed the leases to MPT, although the obligation of the majority member is limited to $5 million and his membership interest in Vibra.

9.	Related Party Transactions
      The Company has entered into agreements with Vibra Management, LLC (a company affiliated through common ownership) to provide management services to each hospital. The services include information system support, legal counsel, accounting/tax, human resources, program development, quality management and marketing oversight. The agreements call for management fees equal to 2-3% of net patient service revenue, and are for an initial term of five years with automatic one-year renewals. Management fee expense amounted to $721,188 and $1,965,247 for the three and nine months ended September 30, 2005, respectively, and $444,933 for the three months ended September 30, 2004, and the period May 14, 2004 (date of inception) to September 30, 2004. At September 30, 2005, $478,651 was payable to Vibra Management, LLC and is included in accounts payable-related party in the accompanying consolidated balance sheet.
      The spouse of the majority member of the Company provided legal consulting services to the Company on the hospital acquisition and on various operational licensing and financing matters. During the period from inception through December 31, 2004, legal consulting services from this person totaled $176,187, of which $98,137 was payable at December 31, 2004. The balance was paid during the nine months ended September 30, 2005, and no additional services were provided.

10.	Commitments and Contingencies

Litigation
      The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated (including claims against the hospitals under prior ownership). In the opinion of management, the outcome of these actions will not have a material effect on consolidated financial position or results of operations of the Company.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004

California Medicaid
      The Company has recently fulfilled change of ownership requirements imposed by Medi-Cal, the California Medicaid administrator that date back to the prior owners’ acquisition of the California hospitals. Accounts receivable at September 30, 2005, include $1,972,585 due from Medi-Cal, including $657,000 prior to the acquisition. The Company is in the process of submitting bills for services provided from July 2003 to present and expects payment within six months.

California Seismic Upgrade
      For earthquake protection California requires hospitals to receive an approved Structural Performance Category 2 (SPC-2) by January 1, 2008, to maintain its license. Hospitals may request a five year implementation extension. The Fresno and Redding, CA hospitals are expected to meet the SPC-2 standard by January 1, 2008, with capital outlays that are not material to the consolidated financial statements. The Kentfield, CA hospital has received a five year extension to meet the requirement. Management is in preliminary consultations with consulting architects and engineers to develop a plan for Kentfield to meet the requirements. The capital outlay required to meet the standards at Kentfield cannot be determined at this time.

11.	Segment Information
      SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.
      The Company’s segments consist of (i) IRFs and (ii) LTACHs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on loss from operations.
      The following table summarizes selected financial data for the Company’s reportable segments:

	For the Nine Months Ended Sept. 30, 2005

	IRF	LTACH	Other	Total

Net patient service revenue	$45,508,866	$49,661,351	$—	$95,170,217
Net loss from operations	(5,408,996)	(239,049)	(418,469)	(6,066,514)
Interest expense	2,600,746	1,682,354	—	4,283,100
Depreciation and amortization	542,011	271,249	59,959	873,219
Deferred rent	4,137,137	1,690,835	—	5,827,972
Total assets	52,290,934	30,900,543	832,181	84,023,658
Purchases of property and equipment	300,813	536,046	5,001	841,860
Goodwill	16,409,877	8,240,924	—	24,650,801

	For the Three Months Ended Sept. 30, 2005

	IRF	LTACH	Other	Total

Net patient service revenue	$17,544,000	$17,709,794	$—	$35,253,794
Net income (loss) from operations	(2,527,458)	334,340	(180,080)	(2,373,198)
Interest expense	1,103,319	621,482	—	1,724,801
Depreciation and amortization	348,443	96,427	13,374	458,244

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005 (Unaudited), the Three Months Ended
September 30, 2004, and the Period May 14, 2004 (date of inception) to September 30, 2004

	For the Three Months Ended September 30, 2004, and the
	Period May 14, 2004 (Date of Inception) to September 30, 2004

	IRF	LTACH	Other	Total

Net patient service revenue	$12,074,611	$8,771,224	$—	$20,845,835
Net loss from operations	(1,519,116)	(747,580)	(38,736)	(2,305,432)
Interest expense	724,882	300,295	—	1,025,177
Depreciation and amortization	97,048	58,655	—	155,703

12.	Subsequent Event
      In October 2005 Vibra amended its revolving credit facility with Merrill Lynch to include the accounts receivable of the Redding hospital and to increase the maximum facility to $20 million. Vibra will pay Merrill a financing fee of $30,000 plus legal costs of the amendment.
      In December 2005 Vibra amended its revolving credit facility with Merrill Lynch for no consideration to change various definitions.
      In December 2005 Vibra received a payment of $2.75 million from Care One Realty as full settlement of the post closing working capital adjustment discussed in Note 2.

Report of Independent Registered Public Accounting Firm
The Member
Vibra Healthcare, LLC
      We have audited the accompanying consolidated balance sheet of Vibra Healthcare, LLC and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, changes in partner’s capital, and cash flows for the period from inception (May 14, 2004) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vibra Healthcare, LLC and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from inception (May 14, 2004) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Parente Randolph, LLC
Harrisburg, Pennsylvania
March 8, 2005, except Note 11,
as to which the date is March 31, 2005

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$2,280,772
Patient accounts receivable, net of allowance for doubtful collections of $302,988	17,319,154
Third party settlements receivable	346,141
Prepaid insurance	719,480
Deposit for workers’ compensation claims	1,375,000
Other current assets	518,650

Total current assets	22,559,197
Property and equipment, net	2,662,546
Goodwill	24,510,296
Intangible assets	4,260,000
Deposits	3,485,387
Deferred financing and lease costs	1,543,424

Total assets	$59,020,850

Liabilities and Partner’s Capital
Current liabilities:
Accounts payable	$5,142,345
Accounts payable — related parties	262,144
Accrued liabilities	4,387,292
Accrued insurance claims	1,441,516

Total current liabilities	11,233,297
Deferred rent	2,460,308
Long-term debt, net of current maturities	49,141,945

Total liabilities	62,835,550

Partner’s capital	(3,814,700)

Total liabilities and partner’s capital	$59,020,850

The accompanying notes are an integral part of these consolidated financial statements.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Consolidated Statements of Operations and Changes in Partner’s Capital
For the Period from Inception (May 14, 2004) through December 31, 2004

Revenue:
Net patient service revenue	$48,266,019

Expenses:
Cost of services	34,528,924
General and administrative	5,631,229
Rent expense	8,859,233
Interest expense	2,293,402
Management fee — Vibra Management, LLC	982,668
Depreciation and amortization	302,194
Bad debt expense	776,780

Total expenses	53,374,430

Loss from operations	(5,108,411)
Non-operating revenue	1,293,711

Net loss	(3,814,700)
Partner’s capital — beginning	—

Partner’s capital — ending	($3,814,700)

The accompanying notes are an integral part of these consolidated financial statements.

VIBRA HEALTHCARE LLC AND SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Period from Inception (May 14, 2004) through December 31, 2004

Operating activities:
Net loss	$(3,814,700)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	302,194
Provision for bad debts	776,780
Changes in operating assets and liabilities, net of effects from acquisition of business:
Accounts receivable including third party settlements	(4,801,250)
Prepaids and other current assets	(2,257,611)
Deposits	(133,671)
Accounts payable	1,884,531
Accounts payable — related party	262,144
Accrued liabilities	1,608,634
Deferred rent	2,460,308

Net cash used in operating activities	(3,712,641)

Investing activities:
Purchases of property and equipment	(167,900)
Cash acquired in business acquisition	201,280

Net cash provided by investing activities	33,380

Financing activities:
Proceeds of notes payable	6,050,458
Payment of deferred financing costs	(90,425)

Net cash provided by financing activities	5,960,033

Net increase in cash and cash equivalents	2,280,772
Cash and cash equivalents — beginning	—

Cash and cash equivalents — ending	$2,280,772

Supplemental cash flow information:
Cash paid for interest	$2,293,402

Non-cash transactions:
Notes issued relating to acquisition	$38,093,842

Lease deposits funded by notes payable	$3,296,365

Deferred financing costs funded by notes payable	$1,500,000

The accompanying notes are an integral part of these consolidated financial statements.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004
1.     Organization and Summary of Significant Accounting Policies
      Organization: Vibra Healthcare LLC (“Vibra” and the “Company”) was formed May 14, 2004, and commenced operations with the acquisition of its subsidiaries consisting of four independent rehabilitation hospitals (“IRF”) and two long-term acute care hospitals (“LTACH”) located throughout the United States on July 1, 2004, and August 17, 2004. Vibra, a Delaware limited liability company (“LLC”), is a single member LLC with an infinite life. The members liability is limited to the capital contribution. Vibra was previously named Highmark Healthcare LLC until a name change in December 2004. Vibra’s wholly-owned subsidiaries consist of:

Subsidiaries	Location

92 Brick Road Operating Company LLC	Marlton, NJ
4499 Acushnet Avenue Operating Company LLC	New Bedford, MA
1300 Campbell Lane Operating Company LLC	Bowling Green, KY
8451 Pearl Street Operating Company LLC	Denver, CO
7173 North Sharon Avenue Operating Company LLC	Fresno, CA
1125 Sir Francis Drake Boulevard Operating Company LLC	Kentfield, CA
      The Company provides long-term acute care hospital services and inpatient acute rehabilitative hospital care at its hospitals. Patients in the Company’s LTACHs typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in the Company’s IRFs typically suffer from debilitating injuries including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical, psychological, social and vocational rehabilitation services. The Company also operates ten outpatient clinics affiliated with five of its six hospitals.
      Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries controlled through sole membership interests in limited liability companies. All significant intercompany balances and transactions are eliminated in consolidation.
      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Cash and Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market.
      Patient Accounts Receivable: Patient accounts receivable are reported at net realizable value. Accounts are written off when they are determined to be uncollectible based upon management’s assessment of individual accounts. The allowance for doubtful collections is estimated based upon a periodic review of the accounts receivable aging, payor classifications and application of historical write-off percentages.
      Inventories: Inventories of pharmaceuticals and pharmaceutical supplies are stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis. These inventories totaled $363,720 at December 31, 2004, and are included in other current assets in the accompanying consolidated balance sheet.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004
      Property and Equipment: Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements	15 years
Furniture and equipment	2-7 years
      In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.
      Intangible Assets: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units.
      Management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets, other than goodwill, consist of values assigned to certificates of need (“CONs”) and licenses. The useful life of each class of intangible assets is as follows:

Goodwill	Indefinite
Certificates of Need/Licenses	Indefinite
      Deferred Financing and Lease Costs: Costs and fees incurred in connection with the MPT loans and leases have been deferred and are being amortized over the 15 year term of the loans and leases using the straight-line method, which approximates the effective interest method. Amortization expense was $47,000 for the period from inception through December 31, 2004.
      Insurance Risk Programs: Under the Company’s insurance programs, the Company is liable for a portion of its losses. The Company estimates its liability for losses based on historical trends that will be incurred in a respective accounting period and accrues that estimated liability. These programs are monitored quarterly and estimates are revised as necessary to take into account additional information. At December 31, 2004, the Company has accrued $1,441,516 related to these programs. Deposits for workers’ compensation claims consist of cash provided to Vibra’s insurance carrier to fund workers’ compensation claims. In February 2005, Vibra used $1,375,000 of its borrowing base on the Merrill Lynch loan (see Note 11) to collateralize a letter of credit for the claims and the cash deposit was refunded.
      Deferred Rent: The excess of straight line rent expense over each rent paid is credited to deferred rent on a monthly basis. For the period from inception through December 31, 2004, rent expense exceeded the rent paid in cash by $2,460,308.
      Revenue Recognition: Net patient service revenue consists primarily of charges to patients and are recognized as services are rendered. Net patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. The differences between the estimated program reimbursement rates and the standard billing rates are

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004 accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net patient service revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Patient accounts receivable resulting from such payment arrangements are recorded net of contractual allowances.
      A significant portion of the Company’s net patient service revenues are generated directly from the Medicare and Medicaid programs. Net patient service revenues generated directly from the Medicare and Medicaid programs represented approximately 63% and 13%, respectively, of the Company’s consolidated net patient service revenues for the period from inception through December 31, 2004. Approximately 46% and 21% of the Company’s gross patient accounts receivable at December 31, 2004, are from Medicare and Medicaid, respectively. As a provider of services to these programs, the Company is subject to extensive regulations. The inability of a hospital to comply with regulations can result in changes in that hospital’s net patient service revenues generated from these programs.
      Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and patient accounts receivables. The Company deposits its cash with large banks. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company’s facilities and non-governmental third-party payors, Medicare and Medicaid represent the Company’s primary concentration of credit risk.
      Fair Value of Financial Instruments: The Company has various assets and liabilities that are considered financial instruments. The Company estimates that the carrying value of its current assets, current liabilities and long-term debt approximates their fair value.
      Income Taxes: Vibra and its subsidiaries have elected to be a LLC for federal and state income tax purposes. In lieu of corporate income taxes, the member of a LLC is taxed on their proportionate share of the Company’s taxable income or loss. Therefore, no provision or liability for federal or state income taxes has been provided for in the consolidated balance sheet or consolidated statement of operations.
2.     Acquisitions
      In July and August 2004, Vibra entered into agreements with Medical Properties Trust, Inc. (MPT) to acquire the operations of six specialty hospitals. MPT, a healthcare real estate investment trust based in Birmingham, Alabama, acquired the real estate for approximately $127.4 million and assigned to Vibra its rights to acquire the operations of the hospitals from Care One Realty of Hackensack, New Jersey for approximately $38.1 million net of cash acquired and $7.5 million of liabilities assumed which was financed by MPT. The assignment of the LLC interests to Vibra transferred the operations, assets and liabilities of each LLC. The purchase price of the operations may be adjusted either upward or downward pursuant to a post-closing working capital adjustment with the seller. The purchase price of the operations has been allocated to net assets acquired, and liabilities assumed based on valuation studies subject to purchase price adjustments. The excess of the amount of purchase price over the net asset value, including identifiable intangible assets, was allocated to goodwill. The purchase price was negotiated based on management’s evaluation of future operational performance of the hospitals as a group under Vibra. The results of operations of the hospitals acquired have been included in the Company’s consolidated financial

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004 statements since the date of acquisition. The following table summarizes the acquisition date and other relevant information regarding each hospital:

Location	Type	Beds		Acquisition Date

Marlton, NJ	IRF	46	(1)	July 1, 2004
Bowling Green, KY	IRF	60		July 1, 2004
Fresno, CA	IRF	62		July 1, 2004
Kentfield, CA	LTACH	60		July 1, 2004
New Bedford, MA	LTACH	90		August 17, 2004
Thornton, CO	IRF	117	(2)	August 17, 2004

(1)	Vibra subleases a floor of the Marlton building to an unaffiliated provider which operates 30 pediatric rehabilitation beds which are in addition to the 46 beds operated by Vibra.

(2)	Includes beds licensed as skilled nursing and beds licensed as psychiatric.
     Information with respect to the businesses acquired in purchase transactions is as follows:

Notes issued, net of cash acquired	$38,093,842
Liabilities assumed	7,477,988

45,571,830
Fair value of assets acquired:
Accounts receivable	(13,640,825)
Property and equipment	(2,749,840)
CONs/ Licenses	(4,260,000)
Other	(410,869)

Cost in excess of fair value of net assets acquired (goodwill)	$24,510,296

3.     Property and Equipment
      Property and equipment at December 31, 2004, consists of the following:

Leasehold improvements	$48,055
Furniture and equipment	2,869,685

2,917,740
Less: accumulated depreciation and amortization	255,194

Total	$2,662,546

      Depreciation expense was $255,194 for the period from inception through December 31, 2004.

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004
4.     Deposits
      The facility lease agreements with MPT require deposits equal to three months rent. The funds are on deposit with MPT in non-interest bearing accounts. Deposits at December 31, 2004, consist of the following:

MPT lease deposits	$3,296,365
Other deposits	189,022

Total	$3,485,387

5.     Intangible Assets
      The Company adopted SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not subject to periodic amortization but are instead reviewed annually as of April 30, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units.
      Goodwill in the amount of $24,510,296 and CONs/Licenses of $4,260,000 have been recorded in connection with the acquisition of the six hospitals, and have not been amortized as both have indefinite lives.
6.     Notes Payable
      As of December 31, 2004, MPT had advanced $49,141,945 to Vibra under four notes for the hospital acquisition and working capital. The notes bear interest at 10.25%. Three notes totaling $7,725,958 are interest only, with a balloon payment due on March 31, 2005. The remaining note for $41,415,988 is payable interest only for the first 36 months and then amortized over the next 12 years with a final maturity in 2019. Vibra may prepay the notes at any time without penalty. Maturities for the next five years are:

(In thousands)

December 31, 2005	$—
2006	—
2007	902
2008	9,675
2009	2,158
Thereafter	36,407

$49,142

      Substantially all of the assets of Vibra and its subsidiaries, as well as Vibra’s membership interests in its subsidiaries, secure the loans. In addition the sole member of Vibra, an affiliated company owned by the sole member and Vibra Management, LLC have jointly and severally guaranteed the notes payable to MPT, although the obligation of the sole member is limited to $5 million and his membership interest in Vibra. A default in any of the MPT lease terms will also constitute a default under the notes.
      As discussed in Note 11, Vibra used a portion of the proceeds of a long-term revolving credit facility from Merrill Lynch Capital to repay the MPT notes due March 31, 2005. As a result of this refinancing,

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004 the notes due MPT have been classified as long-term at December 31, 2004 in the accompanying consolidated balance sheet.
7.     Related Party Transactions
      The Company has entered into agreements with Vibra Management, LLC (a company affiliated through common ownership) to provide management services to each hospital. The services include information system support, legal counsel, accounting/tax, human resources, program development, quality management and marketing oversight. The agreements call for a management fee equal to 2% of net patient service revenue, and are for an initial term of five years with automatic one-year renewals. Management fee expense amounted to $982,668 for the period from inception through December 31, 2004. At December 31, 2004, $164,007 was payable to Vibra Management, LLC and is included accounts payable — related party in the accompanying consolidated balance sheet.
      The spouse of the sole member of the Company provided legal consulting services to the Company on the hospital acquisition and on various operational licensing and financing matters. During the period from inception through December 31, 2004, legal consulting services from this person totaled $176,187, of which $98,137 was payable at December 31, 2004.
8.     Commitments and Contingencies

Leases
      Vibra entered into triple-net long-term real estate operating leases with MPT at each hospital. Each lease is for an initial term of 15 years and contains renewal options at Vibra’s option for three additional five-year terms. Vibra has the option to purchase the leased property at the end of the lease term, including any extension periods, for the greater of the fair market value of the leased property, or the purchase price increased by 2.5% per annum from the commencement date.
      The base rate at commencement is calculated at 10.25% of MPT’s adjusted purchase price of the real estate (“APP”). The base rate increases to 12.23% of APP effective July 1, 2005. Beginning January 1, 2006, and each January 1, thereafter, the base rate increases by an inflator of 2.5% (i.e. base rate becomes 12.54% of APP on January 1, 2006).
      Each lease also contains a percentage rent provision (“Percentage Rent”). Beginning January 1, 2005, if the aggregate monthly net patient service revenues of the six hospitals exceed an annualized net patient service revenue run rate of $110,000,000, additional rent equal to 2% of monthly net patient service revenue is triggered. The percentage rent is payable within ten days after the end of the applicable quarter. The percentage rent declines from 2% to 1% on a pro rata basis as Vibra repays the $49.142 million in notes to MPT.
      Commencing on July 1, 2005, Vibra must make quarterly deposits to a capital improvement reserve at the rate of $375 per quarter per bed or $652,500 on an annual basis for all hospitals leased from MPT. The reserve may be used to fund capital improvements and repairs as agreed to by the parties.
      The MPT leases are subject to various financial covenants including limitations on total debt to 100% of the total capitalization of the guarantors (as defined) or 4.5 times the 12 month total EBITDAR of the guarantors, whichever is greater, coverage ratios of 125% of debt service and 150% of rent (as defined), and maintenance of average daily patient census. As of December 31, 2004, Vibra was not in compliance with the debt service and rent coverage covenants. The MPT lease agreements were subsequently amended to delay the initial measurement date with respect to these financial covenants (Note 11). A default in

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004 any of the loan terms will also constitute a default under the leases. All of the MPT leases are cross defaulted.
      Vibra has entered into operating leases for six outpatient clinics which expire on various dates through 2008.
      Minimum future lease obligations on the leases are as follows (in thousands):

	MPT Rent	Outpatient
	Obligation	Clinics	Total

December 31, 2005	$14,344	$205	$14,549
2006	16,082	122	16,204
2007	16,485	84	16,569
2008	16,897	55	16,952
2009	17,319	—	17,319
Thereafter	188,465	—	188,465

	$269,592	$466	$270,058

      Substantially, all of the assets of Vibra and its subsidiaries, as well as Vibra’s membership interests in its subsidiaries, secure the MPT leases. In addition the sole member of Vibra, an affiliated Company owned by the sole member, and Vibra Management LLC have joint and severally guaranteed the leases to MPT, although the obligation of the sole member is limited to $5 million and his membership interest in Vibra.
      The Company has sublet a floor of its Marlton, NJ, hospital to an independent pediatric rehabilitation provider. Three other hospitals have entered into numerous sublease arrangements. These subleases generated rental income of $884,913 for the period from inception through December 31, 2004 and is included in non-operating revenue in the accompanying consolidated statement of operations. The following table summarizes amounts due under sub leases (in thousands):

December 31, 2005	$1,119
2006	1,144
2007	1,170
2008	1,197
2009	1,223
Thereafter	4,614

$10,467

Litigation
      The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated (including claims against the hospitals under prior ownership). In the opinion of management, the outcome of these actions will not have a material effect on the financial position or results of operations of the Company.

California Medicaid
      The Company is in the process of fulfilling change of ownership requirements imposed by Medi-Cal, the California Medicaid administrator that date back to the prior owners’ acquisition of the California

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004 hospitals. Amounts receivable at December 31, 2004, include $1,015,959 due from Medi-Cal, including $657,000 prior to the acquisition. Management is continuing to negotiate with Medi-Cal. The amount that will ultimately be received cannot be determined at this time.

California Seismic Upgrade
      For earthquake protection California requires hospitals to receive an approved Structural Performance Category 2 (SPC-2) by January 1, 2008, to maintain its license. Hospitals may request a five year implementation extension. The Fresno, CA, hospital is expected to meet the SPC-2 standard by January 1, 2008, with capital outlays that are not material to the consolidated financial statements. The Kentfield, CA, hospital has applied for a three year extension to meet the requirement. Management is in preliminary consultations with consulting architects and engineers to develop a plan for Kentfield to meet the requirements. The capital outlay required to meet the standards at Kentfield cannot be determined at this time.

9.	Retirement Savings Plan
      In November 2004, the Company began sponsorship of a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company matches 25% of the first 3% of compensation employees contribute to the plan. The employees vest in the employer contributions over a five-year period beginning on the employee’s hire date. The expense incurred by the Company related to this plan was $21,310 for the period from inception through December 31, 2004.

10.	Segment Information
      SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.
      The Company’s segments consist of (i) IRFs and (ii) LTACHs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on loss from operations.
      The following table summarizes selected financial data for the Company’s reportable segments:

	For the Period from Inception (May 14, 2004) through
	December 31, 2004

	IRF	LTACH	Other	Total

Net patient service revenue	$24,741,573	$23,524,446	$—	$48,266,019
Net operating loss	(3,649,867)	(1,395,339)	(63,205)	(5,108,411)
Interest expense	1,493,279	800,123	—	2,293,402
Depreciation and amortization	185,746	116,448	—	302,194
Deferred rent	1,833,216	627,092	—	2,460,308
Total assets	32,175,207	26,702,535	143,108	59,020,850
Purchases of property and equipment	75,582	92,318	—	167,900
Goodwill	16,664,491	7,845,805	—	24,510,296

VIBRA HEALTHCARE, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Period From Inception (May 14, 2004) through December 31, 2004

11.	Subsequent Event
      On February 9, 2005, Vibra closed on a revolving credit facility (the “Revolver”) with Merrill Lynch Capital secured by a first position in the Company’s accounts receivable through an intercreditor agreement with MPT. Up to $14 million can be borrowed based on a formula of qualifying accounts receivable. The terms of the Revolver are interest only for three years at 30 day LIBOR plus 3% with a balloon maturity on February 8, 2008. The proceeds were used to repay $7,725,958 of notes payable to MPT and for general corporate purposes.
      On March 31, 2005, MPT and Vibra amended the hospital leases for no consideration. The amendments included delaying the initial measurement date with respect to limitations on total debt and coverage ratios until the quarter ending September 30, 2006, aggregating the six hospitals financial results in calculating the financial covenants, establishing an escrow for property taxes and insurance, and certain other terms.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made such information or representation must not be relied upon as having been authorized by us or the underwriters. The statements in this prospectus are made as of the date hereof, unless another date is specified, and neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date hereof. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

25,411,039 Shares
Common Stock

PROSPECTUS

February 8, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts are estimates.

Amount To Be Paid

SEC registration fee	$28,832
Transfer agent and registrar fees	100,000
Legal fees and expenses	500,000
Accounting fees and expenses	165,000
Printing and mailing fees	115,000
Miscellaneous	10,000

Total	918,832

Item 32.	Sales to Special Parties.
      Not applicable.

Item 33.	Recent Sales of Unregistered Securities.
      On April 6, 2004 and April 7, 2004, we sold in a private placement 21,857,329 shares of common stock to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser, pursuant to the exemptions from registration provided in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, and Rule 506 of Regulation D thereunder. Friedman, Billings, Ramsey & Co., Inc. promptly resold 20,244,426 of these shares to qualified institutional buyers in accordance the resale exemption provided in Rule 144A under the Securities Act and to non-U.S. persons in accordance with the exemption provided in Regulation S under the Securities Act. Friedman, Billings, Ramsey & Co., Inc. paid us a purchase price of $9.30 per share for the shares it purchased and resold the shares that it resold for a price of $10.00 per share.
      Also on April 7, 2004, the Company sold in a concurrent private placement 3,442,671 shares of common stock directly to institutional and individual accredited investors pursuant to the exemptions from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. These shares were sold for $10.00 per share; however, Friedman, Billings, Ramsey & Co., Inc., which acted as placement agent, received a placement agent fee of $0.70 per share. In addition, we issued 260,954 shares of our common stock on April 7, 2004, to Friedman, Billings, Ramsey & Co., Inc. in a private placement under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder as payment for financial advisory services.
      Each of the private placements that we made in reliance on the exemptions from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, as described in the two proceeding paragraphs, did not involve any public offering of the common stock. In addition, each purchaser of privately placed shares provided us with written representations that it was an accredited investor within the meaning of Rule 501(e) of Regulation D, that it was a sophisticated investor and that it had the knowledge and experience necessary to evaluate the risks and merits of the investment in our common stock. In addition, each purchaser of our common stock in the private placements and resales that occurred on April 6 and April 7, 2004 was solicited on a private and confidential basis in a manner not involving any general solicitation or advertising in compliance with Regulation D.
      Pursuant to our Amended and Restated 2004 Equity Incentive Plan, we have granted options to purchase a total of 160,000 shares of common stock, and awarded 30,000 deferred stock units, to our current or former independent directors. In addition, we have awarded 676,180 shares of restricted common stock to our employees, officers, and independent directors. In granting these options to purchase common stock and deferred stock units and in making these restricted stock awards, we relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 701 under the Securities Act.
      In August and September 2003, Mr. Aldag, Mr. McLean, Mr. McKenzie and Mr. Hamner, or our founders, were collectively issued 1,630,435 shares of our common stock in exchange for nominal cash consideration. Upon completion of our private placement in April 2004, 1,108,527 shares of common stock held by our senior management were redeemed for nominal value and they now collectively hold 557,908 shares of our common stock, including shares purchased in our April 2004 private placement. We relied upon Section 4(2) of the Securities Act in issuing these shares of common stock to our founders.

Item 34.	Indemnification of Directors and Officers.
      We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

      Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.
      This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.
      In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.
      We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee’s written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

      The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.

Item 35.	Treatment of Proceeds from Stock Being Registered.
      We will not receive any proceeds from the sale of the securities covered by this registration statement.

Item 36.	Financial Statements and Exhibits.
      (a) See Page F-1 for an index of the financial statements included in this registration statement.
      (b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11.

Exhibit
Number		Exhibit Title

3	.1*	Registrant’s Second Articles of Amendment and Restatement
3	.2**	Registrant’s Amended and Restated Bylaws
3	.3****	Articles of Amendment to Second Amended and Restated Articles of Incorporation
4	.1*	Form of Common Stock Certificate
4	.2*	Registration Rights Agreement among Registrant, Friedman, Billings, Ramsey & Co., Inc. and certain holders of the Registrant’s common stock, dated April 7, 2004
5	.1***	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to the legality of the shares being registered
8	.1***	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to certain tax matters
10	.1*	First Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P.
10	.2*	Amended and Restated 2004 Equity Incentive Plan
10	.3*	Employment Agreement between the Registrant and Edward K. Aldag, Jr., dated September 10, 2003
10	.4*	First Amendment to Employment Agreement between the Registrant and Edward K. Aldag, Jr., dated March 8, 2004
10	.5*	Employment Agreement between the Registrant and Emmett E. McLean, dated September 10, 2003
10	.6*	Employment Agreement between the Registrant and R. Steven Hamner, dated September 10, 2003
10	.7*	Amended and Restated Employment Agreement between the Registrant and William G. McKenzie, dated September 10, 2003
10	.8*	Lease Agreement between MPT West Houston MOB, L.P. and Stealth L.P., dated June 17, 2004
10	.9*	Lease Agreement between MPT West Houston Hospital, L.P. and Stealth L.P., dated June 17, 2004
10	.10*	Third Amended and Restated Lease Agreement between 1300 Campbell Lane, LLC and 1300 Campbell Lane Operating Company, LLC, dated December 20, 2004
10	.11*	First Amendment to Third Amended and Restated Lease Agreement between 1300 Campbell Lane, LLC and 1300 Campbell Lane Operating Company, LLC, dated December 31, 2004
10	.12*	Second Amended and Restated Lease Agreement between 92 Brick Road, LLC and 92 Brick Road, Operating Company, LLC, dated December 20, 2004
10	.13*	First Amendment to Second Amended and Restated Lease Agreement between 92 Brick Road, LLC and 92 Brick Road, Operating Company, LLC, dated December 31, 2004

Exhibit
Number		Exhibit Title

10	.14*	Third Amended and Restated Lease Agreement between San Joaquin Health Care Associates Limited Partnership and 7173 North Sharon Avenue Operating Company, LLC, dated December 20, 2004
10	.15*	First Amendment to Third Amended and Restated Lease Agreement between San Joaquin Health Care Associates Limited Partnership and 7173 North Sharon Avenue Operating Company, LLC, dated December 31, 2004
10	.16*	Second Amended and Restated Lease Agreement between 8451 Pearl Street, LLC and 8451 Pearl Street Operating Company, LLC, dated December 20, 2004
10	.17*	First Amendment Second Amended and Restated Lease Agreement between 8451 Pearl Street, LLC and 8451 Pearl Street Operating Company, LLC, dated December 31, 2004
10	.18*	Second Amended and Restated Lease Agreement between 4499 Acushnet Avenue, LLC and 4499 Acushnet Avenue Operating Company, LLC, dated December 20, 2004
10	.19*	First Amendment to Second Amended and Restated Lease Agreement between 4499 Acushnet Avenue, LLC and 4499 Acushnet Avenue Operating Company, LLC, dated December 31, 2004
10	.20*	Third Amended and Restated Lease Agreement between Kentfield THCI Holding Company, LLC and 1125 Sir Francis Drake Boulevard Operating Company, LLC, dated December 20, 2004
10	.21*	First Amendment to Third Amended and Restated Lease Agreement between Kentfield THCI Holding Company, LLC and 1125 Sir Francis Drake Boulevard Operating Company, LLC, dated December 31, 2004
10	.22*	Loan Agreement between Colonial Bank, N.A., and MPT West Houston MOB, L.P., dated December 17, 2004
10	.23*	Loan Agreement between Colonial Bank, N.A., and MPT West Houston Hospital, L.P., dated December 17, 2004
10	.24*	Loan Agreement between Merrill Lynch Capital and 4499 Acushnet Avenue, LLC, 8451 Pearl Street, LLC, 92 Brick Road, LLC, 1300 Campbell Lane, LLC, Kentfield THCI Holding Company, LLC and San Joaquin Health Care Associates, LP, dated December 31, 2004
10	.25*	Payment Guaranty made by the Registrant and MPT Operating Partnership, L.P. in favor of Merrill Lynch Capital, dated December 31, 2004
10	.26*	Purchase Agreement among THCI Company, LLC, THCI of California, LLC, THCI of Massachusetts, LLC, THCI Mortgage Holding Company, LLC and MPT Operating Partnership, L.P., dated May 20, 2004
10	.27*	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Victorville, LLC, Prime A Investments, L.L.C., Desert Valley Health System, Inc., Desert Valley Hospital, Inc. and Desert Valley Medical Group, Inc., dated February 28, 2005
10	.28*	Lease Agreement between MPT of Victorville, LLC and Desert Valley Hospital, Inc., dated February 28, 2005
10	.29*	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Bucks County Hospital, L.P., Bucks County Oncoplastic Institute, LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and DSI Facility Development, LLC, dated March 3, 2005
10	.30*	Employment Agreement between the Registrant and Michael G. Stewart, dated April 28, 2005
10	.31*	Letter of Commitment between MPT Operating Partnership, L.P. and Monroe Hospital Operating Hospital, dated February 28, 2005
10	.32*	Letter of Commitment between MPT Operating Partnership, L.P., Covington Healthcare Properties, LLC and Denham Springs Healthcare Properties, LLC, dated March 14, 2005
10	.33*	Letter of Commitment between MPT Operating Partnership, L.P. and North Cypress Medical Center Operating Partnership, Ltd., dated March 16, 2005
10	.34*	Letter of Commitment between MPT Operating Partnership, L.P., Hammond Healthcare Properties, LLC and Hammond Rehabilitation Hospital, LLC, dated April 1, 2005
10	.35*	Letter of Commitment between MPT Operating Partnership, L.P. and Diversified Specialty Institutes, Inc., dated March 3, 2005

Exhibit
Number		Exhibit Title

10	.36*	Amendment to Letter of Commitment between MPT Operating Partnership, L.P. and Diversified Specialty Institutes, Inc., dated March 31, 2005
10	.37*	Letter of Commitment between MPT Operating Partnership, L.P., MPT of Victorville, LLC and Desert Valley Hospital, Inc., dated February 28, 2005
10	.38*	Amendment to Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Bucks County Hospital, L.P., Bucks County Oncoplastic Institute, LLC, DSI Facility Development, LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and G. Patrick Maxwell, M.D., dated April 29, 2005
10	.39*	Sublease Agreement between MPT of North Cypress, L.P. and North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005
10	.40*	Net Ground Lease between North Cypress Property Holdings, Ltd. and MPT of North Cypress, L.P., dated as of June 1, 2005
10	.41*	Purchase and Sale Agreement between MPT of North Cypress, L.P. and North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005
10	.42*	Contract for Purchase and Sale of Real Property between North Cypress Property Holdings, Ltd. and MPT of North Cypress, L.P., dated as of June 1, 2005
10	.43*	Lease Agreement between MPT of North Cypress, L.P. and North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005
10	.44*	Net Ground Lease between Northern Healthcare Land Ventures, Ltd. and MPT of North Cypress, L.P., dated as of June 1, 2005
10	.45*	Amendment to the First Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P.
10	.46*	Construction Loan Agreement between North Cypress Medical Center Operating Company, Ltd. and MPT Finance Company, LLC, dated June 1, 2005
10	.47*	Purchase, Sale and Loan Agreement among MPT Operating Partnership, L.P., MPT of Covington, LLC, MPT of Denham Springs, LLC, Covington Healthcare Properties, L.L.C., Denham Springs Healthcare Properties, L.L.C., Gulf States Long Term Acute Care of Covington, L.L.C. and Gulf States Long Term Acute Care of Denham Springs, L.L.C., dated June 9, 2005
10	.48*	Lease Agreement between MPT of Covington, LLC and Gulf States Long Term Acute Care of Covington, L.L.C., dated June 9, 2005
10	.49*	Promissory Note made by Denham Springs Healthcare Properties, L.L.C. in favor of MPT of Denham Springs, LLC, dated June 9, 2005
10	.50*	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Redding, LLC, Vibra Healthcare, LLC and Northern California Rehabilitation Hospital, LLC, dated June 30, 2005
10	.51*	Lease Agreement between Northern California Rehabilitation Hospital, LLC and MPT of Redding, LLC, dated June 30, 2005
10	.52*	Ground Lease Agreement between National Medical Specialty Hospital of Redding, Inc. and Guardian Postacute Services, Inc., dated November 14, 1997
10	.53*	Ground Lease Agreement between West Jersey Health System and West Jersey/Mediplex Rehabilitation Limited Partnership, dated July 15, 1993
10	.54*	Amendment No. 1 to Ground Lease Agreement between National Medical Specialty Hospital of Redding, Inc. and Ocadian Care Centers, Inc., dated November 29, 2001
10	.55*	Form of Indemnification Agreement between the Registrant and executive officers and directors
10	.56***	Lease Agreement between Bucks County Oncoplastic Institute, LLC and MPT of Bucks County, L.P., dated September 16, 2005, as corrected.
10	.57***	Development Agreement among DSI Facility Development, LLC, Bucks County Oncoplastic Institute, LLC and MPT of Bucks County, L.P., dated September 16, 2005.
10	.58***	Funding Agreement among DSI Facility Development, LLC, Bucks County Oncoplastic Institute, LLC and MPT of Bucks County, L.P., dated September 16, 2005.

Exhibit
Number		Exhibit Title

10	.59***	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Bloomington, LLC, Southern Indiana Medical Park II, LLC and Monroe Hospital, LLC, dated October 7, 2005.
10	.60***	Lease Agreement between Monroe Hospital, LLC and MPT of Bloomington, LLC, dated October 7, 2005.
10	.61***	Development Agreement among Monroe Hospital, LLC, Monroe Hospital Development, LLC and MPT of Bloomington, LLC, dated October 7, 2005.
10	.62***	Funding Agreement between Monroe Hospital, LLC and MPT of Bloomington, LLC, dated October 7, 2005.
10	.63***	First Amendment to Lease Agreement between MPT West Houston Hospital, L.P. and Stealth, L.P., dated September 2, 2005.
10	.64*****	Credit Agreement dated October 27, 2005, among MPT Operating Partnership, L.P., the borrower, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent and Lender, and Additional Lenders from Time to Time a Party thereto.
10	.65***	Lease Agreement among Veritas Health Services, Inc., Prime Healthcare Services, LLC and MPT of Chino, LLC, dated November 30, 2005.
10	.66***	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Chino, LLC, Prime Healthcare Services, LLC, Veritas Health Services, Inc., Prime Healthcare Services, Inc., Desert Valley Hospital, Inc. and Desert Valley Medical Group, Inc., dated November 30, 2005.
10	.67***	Loan Agreement among MPT Operating Partnership, L.P., MPT of Odessa Hospital, L.P., Alliance Hospital, Ltd. and SRI-SAI Enterprises, Inc., dated December 23, 2005.
10	.68***	Promissory Note by Alliance Hospital, Ltd. In favor of MPT of Odessa Hospital, L.P., dated December 23, 2005.
10	.69***	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Sherman Oaks, LLC, Prime A Investments, L.L.C., Prime Healthcare Services II, LLC, Prime Healthcare Services, Inc., Desert Valley Medical Group, Inc. and Desert Valley Hospital, Inc., dated December 30, 2005, as corrected.
10	.70***	Lease Agreement between MPT of Sherman Oaks, LLC and Prime Healthcare Services II, LLC, dated December 30, 2005, as corrected.
21	.1*	Subsidiaries of the Registrant
23.1		Consent of KPMG LLP
23.2		Consent of Parente Randolph, LLC
23	.3***	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibits 5.1 and 8.1)
24	.1***	Power of Attorney, included on signature page of the Registrant’s Form S-11 filed with the Commission on January 6, 2005
24	.2***	Power of Attorney, included on signature page of the Registrant’s Amendment No. 1 to the Registrant’s Form S-11 filed with the Commission on July 26, 2005

* Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Commission on October 26, 2004, as amended (File No. 333-119957).
** Incorporated by reference to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 22, 2005.
*** Previously filed.
**** Incorporated by reference to the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the Commission on November 10, 2005.
***** Incorporated by reference to the Registrant’s current report on Form 8-K, filed with the Commission on November 2, 2005.

Item 37.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the Registrant is relying on Rule 430B:

(A) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii) if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama on February 8, 2006.

Medical Properties Trust, Inc.

By:	/s/ R. Steven Hamner

R. Steven Hamner
Executive Vice President,
Chief Financial Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Edward K. Aldag, Jr.		Chairman of the Board, President and Chief Executive Officer	February 8, 2006

* Virginia A. Clarke		Director	February 8, 2006

* Bryan L. Goolsby		Director	February 8, 2006

/s/ R. Steven Hamner R. Steven Hamner		Executive Vice President, Chief Financial Officer and Director	February 8, 2006

* G. Steven Dawson		Director	February 8, 2006

* Robert E. Holmes, Ph.D.		Director	February 8, 2006

* William G. McKenzie		Vice Chairman of the Board	February 8, 2006

* L. Glenn Orr, Jr.		Director	February 8, 2006

*By:	/s/ R. Steven Hamner R. Steven Hamner Attorney-in-Fact		February 8, 2006

Exhibit
Number		Exhibit Title

3	.1*	Registrant’s Second Articles of Amendment and Restatement
3	.2**	Registrant’s Amended and Restated Bylaws
3	.3****	Articles of Amendment to Second Amended and Restated Articles of Incorporation
4	.1*	Form of Common Stock Certificate
4	.2*	Registration Rights Agreement among Registrant, Friedman, Billings, Ramsey & Co., Inc. and certain holders of the Registrant’s common stock, dated April 7, 2004
5	.1***	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to the legality of the shares being registered
8	.1***	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to certain tax matters
10	.1*	First Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P.
10	.2*	Amended and Restated 2004 Equity Incentive Plan
10	.3*	Employment Agreement between the Registrant and Edward K. Aldag, Jr., dated September 10, 2003
10	.4*	First Amendment to Employment Agreement between the Registrant and Edward K. Aldag, Jr., dated March 8, 2004
10	.5*	Employment Agreement between the Registrant and Emmett E. McLean, dated September 10, 2003
10	.6*	Employment Agreement between the Registrant and R. Steven Hamner, dated September 10, 2003
10	.7*	Amended and Restated Employment Agreement between the Registrant and William G. McKenzie, dated September 10, 2003
10	.8*	Lease Agreement between MPT West Houston MOB, L.P. and Stealth L.P., dated June 17, 2004
10	.9*	Lease Agreement between MPT West Houston Hospital, L.P. and Stealth L.P., dated June 17, 2004
10	.10*	Third Amended and Restated Lease Agreement between 1300 Campbell Lane, LLC and 1300 Campbell Lane Operating Company, LLC, dated December 20, 2004
10	.11*	First Amendment to Third Amended and Restated Lease Agreement between 1300 Campbell Lane, LLC and 1300 Campbell Lane Operating Company, LLC, dated December 31, 2004
10	.12*	Second Amended and Restated Lease Agreement between 92 Brick Road, LLC and 92 Brick Road, Operating Company, LLC, dated December 20, 2004
10	.13*	First Amendment to Second Amended and Restated Lease Agreement between 92 Brick Road, LLC and 92 Brick Road, Operating Company, LLC, dated December 31, 2004
10	.14*	Third Amended and Restated Lease Agreement between San Joaquin Health Care Associates Limited Partnership and 7173 North Sharon Avenue Operating Company, LLC, dated December 20, 2004
10	.15*	First Amendment to Third Amended and Restated Lease Agreement between San Joaquin Health Care Associates Limited Partnership and 7173 North Sharon Avenue Operating Company, LLC, dated December 31, 2004
10	.16*	Second Amended and Restated Lease Agreement between 8451 Pearl Street, LLC and 8451 Pearl Street Operating Company, LLC, dated December 20, 2004
10	.17*	First Amendment to Second Amended and Restated Lease Agreement between 8451 Pearl Street, LLC and 8451 Pearl Street Operating Company, LLC, dated December 31, 2004
10	.18*	Second Amended and Restated Lease Agreement between 4499 Acushnet Avenue, LLC and 4499 Acushnet Avenue Operating Company, LLC, dated December 20, 2004
10	.19*	First Amendment to Second Amended and Restated Lease Agreement between 4499 Acushnet Avenue, LLC and 4499 Acushnet Avenue Operating Company, LLC, dated December 31, 2004

Exhibit
Number		Exhibit Title

10	.20*	Third Amended and Restated Lease Agreement between Kentfield THCI Holding Company, LLC and 1125 Sir Francis Drake Boulevard Operating Company, LLC, dated December 20, 2004
10	.21*	First Amendment to Third Amended and Restated Lease Agreement between Kentfield THCI Holding Company, LLC and 1125 Sir Francis Drake Boulevard Operating Company, LLC, dated December 31, 2004
10	.22*	Loan Agreement between Colonial Bank, N.A., and MPT West Houston MOB, L.P., dated December 17, 2004
10	.23*	Loan Agreement between Colonial Bank, N.A., and MPT West Houston Hospital, L.P., dated December 17, 2004
10	.24*	Loan Agreement between Merrill Lynch Capital and 4499 Acushnet Avenue, LLC, 8451 Pearl Street, LLC, 92 Brick Road, LLC, 1300 Campbell Lane, LLC, Kentfield THCI Holding Company, LLC and San Joaquin Health Care Associates, LP, dated December 31, 2004
10	.25*	Payment Guaranty made by the Registrant and MPT Operating Partnership, L.P. in favor of Merrill Lynch Capital, dated December 31, 2004
10	.26*	Purchase Agreement among THCI Company, LLC, THCI of California, LLC, THCI of Massachusetts, LLC, THCI Mortgage Holding Company, LLC and MPT Operating Partnership, L.P., dated May 20, 2004
10	.27*	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Victorville, LLC, Prime A Investments, L.L.C., Desert Valley Health System, Inc., Desert Valley Hospital, Inc. and Desert Valley Medical Group, Inc., dated February 28, 2005
10	.28*	Lease Agreement between MPT of Victorville, LLC and Desert Valley Hospital, Inc., dated February 28, 2005
10	.29*	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Bucks County Hospital, L.P., Bucks County Oncoplastic Institute, LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and DSI Facility Development, LLC, dated March 3, 2005
10	.30*	Employment Agreement between the Registrant and Michael G. Stewart, dated April 28, 2005
10	.31*	Letter of Commitment between MPT Operating Partnership, L.P. and Monroe Hospital Operating Hospital, dated February 28, 2005
10	.32*	Letter of Commitment between MPT Operating Partnership, L.P., Covington Healthcare Properties, LLC and Denham Springs Healthcare Properties, LLC, dated March 14, 2005
10	.33*	Letter of Commitment between MPT Operating Partnership, L.P. and North Cypress Medical Center Operating Partnership, Ltd., dated March 16, 2005
10	.34*	Letter of Commitment between MPT Operating Partnership, L.P., Hammond Healthcare Properties, LLC and Hammond Rehabilitation Hospital, LLC, dated April 1, 2005
10	.35*	Letter of Commitment between MPT Operating Partnership, L.P. and Diversified Specialty Institutes, Inc., dated March 3, 2005
10	.36*	Amendment to Letter of Commitment between MPT Operating Partnership, L.P. and Diversified Specialty Institutes, Inc., dated March 31, 2005
10	.37*	Letter of Commitment between MPT Operating Partnership, L.P., MPT of Victorville, LLC and Desert Valley Hospital, Inc., dated February 28, 2005
10	.38*	Amendment to Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Bucks County Hospital, L.P., Bucks County Oncoplastic Institute, LLC, DSI Facility Development, LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and G. Patrick Maxwell, M.D., dated April 29, 2005
10	.39*	Sublease Agreement between MPT of North Cypress, L.P. and North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005
10	.40*	Net Ground Lease between North Cypress Property Holdings, Ltd. and MPT of North Cypress, L.P., dated as of June 1, 2005

Exhibit
Number		Exhibit Title

10	.41*	Purchase and Sale Agreement between MPT of North Cypress, L.P. and North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005
10	.42*	Contract for Purchase and Sale of Real Property between North Cypress Property Holdings, Ltd. and MPT of North Cypress, L.P., dated as of June 1, 2005
10	.43*	Lease Agreement between MPT of North Cypress, L.P. and North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005
10	.44*	Net Ground Lease between Northern Healthcare Land Ventures, Ltd. and MPT of North Cypress, L.P., dated as of June 1, 2005
10	.45*	Amendment to the First Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P.
10	.46*	Construction Loan Agreement between North Cypress Medical Center Operating Company, Ltd. and MPT Finance Company, LLC, dated June 1, 2005
10	.47*	Purchase, Sale and Loan Agreement among MPT Operating Partnership, L.P., MPT of Covington, LLC, MPT of Denham Springs, LLC, Covington Healthcare Properties, L.L.C., Denham Springs Healthcare Properties, L.L.C., Gulf States Long Term Acute Care of Covington, L.L.C. and Gulf States Long Term Acute Care of Denham Springs, L.L.C., dated June 9, 2005
10	.48*	Lease Agreement between MPT of Covington, LLC and Gulf States Long Term Acute Care of Covington, L.L.C., dated June 9, 2005
10	.49*	Promissory Note made by Denham Springs Healthcare Properties, L.L.C. in favor of MPT of Denham Springs, LLC, dated June 9, 2005
10	.50*	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Redding, LLC, Vibra Healthcare, LLC and Northern California Rehabilitation Hospital, LLC, dated June 30, 2005
10	.51*	Lease Agreement between Northern California Rehabilitation Hospital, LLC and MPT of Redding, LLC, dated June 30, 2005
10	.52*	Ground Lease Agreement between National Medical Specialty Hospital of Redding, Inc. and Guardian Postacute Services, Inc., dated November 14, 1997
10	.53*	Ground Lease Agreement between West Jersey Health System and West Jersey/Mediplex Rehabilitation Limited Partnership, dated July 15, 1993
10	.54*	Amendment No. 1 to Ground Lease Agreement between National Medical Specialty Hospital of Redding, Inc. and Ocadian Care Centers, Inc., dated November 29, 2001
10	.55*	Form of Indemnification Agreement between the Registrant and executive officers and directors
10	.56***	Lease Agreement between Bucks County Oncoplastic Institute, LLC and MPT of Bucks County, L.P., dated September 16, 2005, as corrected.
10	.57***	Development Agreement among DSI Facility Development, LLC, Bucks County Oncoplastic Institute, LLC and MPT of Bucks County, L.P., dated September 16, 2005.
10	.58***	Funding Agreement among DSI Facility Development, LLC, Bucks County Oncoplastic Institute, LLC and MPT of Bucks County, L.P., dated September 16, 2005.
10	.59***	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Bloomington, LLC, Southern Indiana Medical Park II, LLC and Monroe Hospital, LLC, dated October 7, 2005.
10	.60***	Lease Agreement between Monroe Hospital, LLC and MPT of Bloomington, LLC, dated October 7, 2005.
10	.61***	Development Agreement among Monroe Hospital, LLC, Monroe Hospital Development, LLC and MPT of Bloomington, LLC, dated October 7, 2005.
10	.62***	Funding Agreement between Monroe Hospital, LLC and MPT of Bloomington, LLC, dated October 7, 2005.

Exhibit
Number		Exhibit Title

10	.63***	First Amendment to Lease Agreement between MPT West Houston Hospital, L.P. and Stealth, L.P., dated September 2, 2005.
10	.64*****	Credit Agreement dated October 27, 2005, among MPT Operating Partnership, L.P., the borrower, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent and Lender, and Additional Lenders from Time to Time a Party thereto.
10	.65***	Lease Agreement among Veritas Health Services, Inc., Prime Healthcare Services, LLC and MPT of Chino, LLC, dated November 30, 2005.
10	.66***	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Chino, LLC, Prime Healthcare Services, LLC, Veritas Health Services, Inc., Prime Healthcare Services, Inc., Desert Valley Hospital, Inc. and Desert Valley Medical Group, Inc., dated November 30, 2005.
10	.67***	Loan Agreement among MPT Operating Partnership, L.P., MPT of Odessa Hospital, L.P., Alliance Hospital, Ltd. and SRI-SAI Enterprises, Inc., dated December 23, 2005.
10	.68***	Promissory Note by Alliance Hospital, Ltd. In favor of MPT of Odessa Hospital, L.P., dated December 23, 2005.
10	.69***	Purchase and Sale Agreement among MPT Operating Partnership, L.P., MPT of Sherman Oaks, LLC, Prime A Investments, L.L.C., Prime Healthcare Services II, LLC, Prime Healthcare Services, Inc., Desert Valley Medical Group, Inc. and Desert Valley Hospital, Inc., dated December 30, 2005, as corrected.
10	.70***	Lease Agreement between MPT of Sherman Oaks, LLC and Prime Healthcare Services II, LLC, dated December 30, 2005, as corrected.
21	.1*	Subsidiaries of the Registrant
23.1		Consent of KPMG LLP
23.2		Consent of Parente Randolph, LLC
23	.3***	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibits 5.1 and 8.1)
24	.1***	Power of Attorney, included on signature page of the Registrant’s Form S-11 filed with the Commission on January 6, 2005
24	.2***	Power of Attorney included on signature page of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-11 filed with the Commission on July 26, 2005.

* Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Commission on October 26, 2004, as amended (File No. 333-119957).
** Incorporated by reference to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on July 26, 2005.
*** Previously filed.
**** Incorporated by reference to the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the Commission on November 10, 2005.
***** Incorporated by reference to the Registrant’s current report on Form 8-K, filed with the Commission on November 2, 2005.